As filed with the Securities and Exchange Commission on December 18, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REALOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6531	20-4381990
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(973) 407-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Seth Truwit, Esq.

Realogy Corporation

One Campus Drive

Parsippany, NJ 07054

(973) 407-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Telephone: (212) 872-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
10.50% Senior Notes due 2014	$1,700,000,000	100%(1)	$1,700,000,000(2)	$52,190.00
Guarantees of 10.50% Senior Notes due 2014				(3)
11.00%/11.75% Senior Toggle Notes due 2014(4)	$ 650,000,000	100%(1)	$ 650,000,000(2)	$19,955.00
Guarantees of 11.00%/11.75% Senior Toggle Notes due 2014				(3)
12.375% Senior Subordinated Notes due 2015	$ 875,000,000	100%(1)	$ 875,000,000(2)	$26,862.50
Guarantees of 12.375% Senior Subordinated Notes due 2015				(3)

(1)	The proposed maximum offering price per note is based on the book value of the notes as of December 18, 2007, in the absence of a public market for the notes, in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

(4)	Represents $550,000,000 principal amount at original issuance plus $100,000,000 principal amount of the 11.00%/11.75% Senior Toggle Notes due 2014 which may be issued, at the option of Realogy Corporation, in lieu of cash interest payments thereon. Such additional principal amount constitutes Realogy Corporation’s reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash. Determined in accordance with Section 6(b) of the Securities Act of 1933 at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

The address for each of the guarantors listed below is One Campus Drive, Parsippany, NJ. The primary standard industrial classification code number for each of the guarantors listed below is 6531. The guarantors, the states or jurisdictions of incorporation or organization for each guarantor and the I.R.S. employer identification number for each guarantor is listed below.

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.
Associates Investments	California	33-0872539

Associates Realty Network	California	33-0623648

Associates Realty, Inc.	California	33-0872539

Burrow Escrow Services, Inc.	California	33-0876967

C21 TM LLC	California	20-5791224

CB TM LLC	California	94-1629734

Coldwell Banker Real Estate LLC	California	95-3656885

Coldwell Banker Residential Brokerage Company	California	95-3140237

Coldwell Banker Residential Real Estate LLC	California	95-3522685

Coldwell Banker Residential Referral Network	California	33-0196250

Equity Title Company	California	95-3415676

ERA TM LLC	California	77-0385159

Fred Sands School of Real Estate	California	95-4505682

Guardian Title Company	California	95-2951502

Mid-Exchange LLC	California	95-3559451

National Coordination Alliance LLC	California	33-0477770

Realogy Operations LLC	California	95-2699378

Summit Escrow	California	33-0627936

Valley of California, Inc.	California	94-1615655

West Coast Escrow Closing Co.	California	20-1291098

West Coast Escrow Company	California	95-4037858

Colorado Commercial, LLC	Colorado	84-1539312

Guardian Title Agency, LLC	Colorado	84-1300104

NRT Colorado LLC	Colorado	84-1474328

Referral Network, LLC	Colorado	84-1541495

Bob Tendler Real Estate, Inc.	Connecticut	06-1093804

Hillshire House, Incorporated	Connecticut	06-1003316

Real Estate Referral, Inc.	Connecticut	06-1324555

The Four Star Corp.	Connecticut	06-1372496

William Orange Realty, Inc.	Connecticut	06-1370720

Advantage Title & Insurance, LLC	Delaware	20-3392747

Associated Client Referral LLC	Delaware	26-0376602

2

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.
Better Homes and Gardens Real Estate LLC	Delaware	26-1439164

Better Homes and Gardens Real Estate Licensee LLC	Delaware	26-1483161

Burgdorff LLC	Delaware	26-0376660

Burgdorff Referral Associates LLC	Delaware	26-0376767

Career Development Center, LLC	Delaware	20-5782611

Cartus Corporation	Delaware	94-1717274

Cartus Partner Corporation	Delaware	26-1545145

CDRE TM LLC	Delaware	20-5122543

Century 21 Real Estate LLC	Delaware	95-3414846

CGRN, Inc.	Delaware	22-3652986

Coldwell Banker LLC	Delaware	33-0320545

Coldwell Banker Real Estate Services LLC	Delaware	26-0376845

Equity Title Messenger Service Holding LLC	Delaware	14-1871488

ERA Franchise Systems LLC	Delaware	22-3419810

FedState Strategic Consulting, Incorporated	Delaware	20-4789547

First California Escrow Corporation	Delaware	20-2923040

Franchise Settlement Services LLC	Delaware	20-0922030

FSA Membership Services, LLC	Delaware	20-1003239

Grand Title, LLC	Delaware	20-4789492

Guardian Holding Company	Delaware	20-0597637

Gulf South Settlement Services, LLC	Delaware	20-2668391

Hickory Title, LLC	Delaware	20-3916961

Jack Gaughen LLC	Delaware	26-0376973

Keystone Closing Services LLC	Delaware	23-2930568

Legend Title LLC	Delaware	20-3458751

Lincoln Settlement Services, LLC	Delaware	20-3458710

Mid-State Escrow Corporation	Delaware	20-4455380

NRT Arizona Commercial LLC	Delaware	20-3697457

NRT Arizona Exito LLC	Delaware	20-4206916

NRT Arizona LLC	Delaware	20-3392792

NRT Arizona Referral LLC	Delaware	20-3697479

NRT Columbus LLC	Delaware	31-1794070

NRT Commercial LLC	Delaware	52-2173782

NRT Commercial Utah LLC	Delaware	87-0679989

NRT Hawaii Referral, LLC	Delaware	20-3574360

NRT LLC	Delaware	33-0769705

NRT Mid-Atlantic LLC	Delaware	26-0393458

3

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.
NRT Missouri LLC	Delaware	64-0965388

NRT Missouri Referral Network LLC	Delaware	26-0393293

NRT New York LLC	Delaware	13-4199334

NRT Pittsburgh LLC	Delaware	26-0393427

NRT Relocation LLC	Delaware	20-0011685

NRT Settlement Services of Missouri LLC	Delaware	26-0006000

NRT Settlement Services of Texas LLC	Delaware	52-2299482

NRT Sunshine Inc.	Delaware	51-0455827

NRT The Condo Store LLC	Delaware	20-0442165

NRT Utah LLC	Delaware	87-0679991

Oncor International LLC	Delaware	20-5470167

Pacific Access Holding Company, LLC	Delaware	20-4960602

Patriot Settlement Services, LLC	Delaware	20-0890440

Real Estate Referral LLC	Delaware	26-0393629

Real Estate Referrals LLC	Delaware	26-0393668

Real Estate Services LLC	Delaware	22-3770721

Real Estate Services of Pennsylvania LLC	Delaware	26-0393574

Realogy Franchise Group LLC	Delaware	20-4206821

Realogy Global Services LLC	Delaware	22-3528294

Realogy Licensing LLC	Delaware	22-3544606

Realogy Services Group LLC	Delaware	20-1572338

Realogy Services Venture Partner LLC	Delaware	20-2054650

Rocky Mountain Settlement Services, LLC	Delaware	20-3392708

Scranton Abstract, LLC	Delaware	20-3093094

Secured Land Transfers LLC	Delaware	26-0184940

Shelter Title LLC	Delaware	20-4046806

Sotheby’s International Realty Referral Company, LLC	Delaware	20-4568253

Sotheby’s International Realty Affiliates LLC	Delaware	20-1077136

Sotheby’s International Realty Licensee LLC	Delaware	20-1077287

TBR Settlement Services, LLC	Delaware	20-3917025

Texas American Dissolution, Inc.	Delaware	20-5255880

Title Resource Group Affiliates Holdings LLC	Delaware	20-0597595

Title Resource Group Holdings LLC	Delaware	22-3868607

Title Resource Group LLC	Delaware	22-3680144

Title Resource Group Services LLC	Delaware	22-3788990

Title Resources Incorporated	Delaware	76-0594000

TRG Services, Escrow, Inc.	Delaware	26-1512603

4

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.
Florida’s Preferred School of Real Estate, Inc.	Florida	59-3533697

Referral Associates of Florida LLC	Florida	13-3084484

Referral Network LLC	Florida	59-2541359

St. Joe Real Estate Services, Inc.	Florida	59-3517835

St. Joe Title Services LLC	Florida	59-3508965

Coldwell Banker Commercial Pacific Properties LLC	Hawaii	99-0335507

Coldwell Banker Pacific Properties LLC	Hawaii	99-0323981

Pacific Properties Referrals, Inc.	Hawaii	68-0547844

Dewolfe Realty Affiliates	Maine	01-0527530

NRT Mid-Atlantic Title Services, LLC	Maryland	52-1851057

The Miller Group, Inc.	Maryland	52-1712893

Cotton Real Estate, Inc.	Massachusetts	04-3031581

DeWolfe Relocation Services, Inc.	Massachusetts	04-2860192

NRT Insurance Agency, Inc.	Massachusetts	04-3332208

Referral Associates of New England LLC	Massachusetts	04-3079542

The DeWolfe Companies, Inc.	Massachusetts	04-2895334

The DeWolfe Company, Inc.	Massachusetts	04-2531532

Trust of New England, Inc.	Massachusetts	04-2844593

Sotheby’s International Realty, Inc.	Michigan	38-2556952

Burnet Realty LLC	Minnesota	41-1660781

Burnet Title LLC	Minnesota	41-1926464

Burnet Title Holding LLC	Minnesota	41-1840763

Home Referral Network LLC	Minnesota	41-1685091

ERA General Agency Corporation	Missouri	48-0824690

NRT Missouri Referral Network, Inc.	Missouri	43-1250765

NRT Missouri, Inc.	Missouri	43-0963580

Pacesetter Nevada, Inc.	Nevada	91-1764224

Market Street Settlement Group LLC	New Hampshire	02-0505642

Burgdorff Referral Associates, Inc.	New Jersey	22-2708373

Coldwell Banker Real Estate Services, Inc.	New Jersey	95-4302860

Douglas and Jean Burgdorff, Inc.	New Jersey	22-1685738

ERA General Agency of New Jersey, Inc.	New Jersey	22-3549853

Batjac Real Estate Corp.	New York	13-3099108

Cook-Pony Farm Real Estate, Inc.	New York	11-2638015

Corcoran Group - Brooklyn Landmark, LLC	New York	11-3431404

The Corcoran Group Eastside, Inc.	New York	13-3055291

The Sunshine Group, Ltd.	New York	13-3329821

5

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.

Burnet Title of Ohio, LLC	Ohio	41-1700407

NRT Commercial Ohio Incorporated	Ohio	20-1574589

APEX Real Estate Information Services, LLC	Pennsylvania	25-1848377

APEX Real Estate Information Services, LLP	Pennsylvania	25-1810204

Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	25-1485174

J.W. Riker - Northern R.I., Inc.	Rhode Island	05-0402949

Alpha Referral Network LLC	Texas	33-0443969

American Title Company of Houston	Texas	75-2477592

ATCOH Holding Company	Texas	76-0452401

NRT Texas LLC	Texas	75-2412614

NRT Texas Real Estate Services LLC	Texas	75-2705077

Processing Solutions LLC	Texas	76-0006215

Referral Network Inc.	Texas	33-0443969

South Land Title Co., Inc.	Texas	76-0443701

South-Land Title of Montgomery County, Inc.	Texas	76-0674528

TAW Holding Inc.	Texas	76-0593996

Texas American Title Company	Texas	74-1909700

Texas American Title Company of Austin	Texas	74-2771227

Burnet Realty, Inc.	Wisconsin	33-0938368

Coldwell Banker Residential Real Estate Services of Wisconsin, Inc.	Wisconsin	39-1499016

6

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated December 18, 2007

PROSPECTUS

Realogy Corporation

Offer to Exchange

$1,700,000,000 aggregate principal amount of 10.50% Senior Notes due 2014, which have been registered under the Securities Act of 1933,

for $1,700,000,000 aggregate principal amount of outstanding 10.50% Senior Notes due 2014.

$550,000,000 aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014, which have been registered under the Securities Act of 1933,

for $550,000,000 aggregate principal amount of outstanding 11.00%/11.75% Senior Toggle Notes.

$875,000,000 aggregate principal amount of 12.375% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933,

for $875,000,000 aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2008, unless we extend the offer.

The Exchange Notes:

•

The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•

The exchange notes, like the old notes, will be guaranteed on a senior basis, in the case of the exchange senior notes and the exchange senior toggle notes, and on a senior subordinated basis, in the case of the exchange senior subordinated notes, by each of our existing and future U.S. subsidiaries that is a guarantor under our senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

•

The exchange notes, like the old notes, will be effectively subordinated to all of our secured debt, to the extent of the value of the assets securing such debt, and to all liabilities of our non-guarantor subsidiaries. The exchange senior notes and exchange senior toggle notes, like the old senior notes and old senior toggle notes, will rank equally with all of our existing and future unsecured senior debt and will rank senior to all of our existing and future senior subordinated and subordinated debt. The exchange senior subordinated notes, like the old senior subordinated notes, will be subordinated to all of our existing and future senior debt, will rank equally with all of our future senior subordinated debt and will rank senior to all of our future subordinated debt.

•	Like the old notes, if we fail to make payments on the exchange notes, our subsidiary guarantors must make them instead.

•	Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•

If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 23 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2008.

You should rely only on the information contained in this document. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                      , 2008 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes and guarantees thereof to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

TRADEMARKS AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own, we have rights to use or we have prospective rights to use that appear in this prospectus include the BETTER HOMES AND GARDENS®, CENTURY 21®, COLDWELL BANKER®, ERA®, THE CORCORAN GROUP®, COLDWELL BANKER COMMERCIAL® and SOTHEBY’S INTERNATIONAL REALTY® marks, which are registered in the United States and/or registered or pending registration in other jurisdictions, as appropriate to the needs of our relevant business. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. As noted in this prospectus, the National Association of Realtors (“NAR”), the Federal National Mortgage Association (“FNMA”) and Freddie Mac were the primary sources for third-party industry data and forecasts. Forecasts regarding rates of home ownership, median sales price, volume of homesales, and other metrics included in this prospectus to describe the housing industry are inherently speculative in nature and actual results for any period may materially differ. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

ii

SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read this prospectus in its entirety, including the “Risk Factors” section, and the documents we have referred you to, before participating in the exchange offer.

Except as otherwise indicated or unless the context otherwise requires, the terms “Realogy Corporation,” “Realogy,” “we,” “us,” “our,” “our company” and the “Company” refer to Realogy Corporation and its consolidated subsidiaries. “Cendant Corporation” and “Cendant” refer to Cendant Corporation, which changed its name to Avis Budget Group, Inc. in August 2006, and its consolidated subsidiaries, particularly in the context of its business and operations prior to, and in connection with, our separation from Cendant and “Avis Budget” and “Avis Budget Group, Inc.” refer to the business and operations of Cendant following our separation from Cendant.

On April 10, 2007, we completed the private offering of the old notes. In this prospectus, the term “old notes” refers to the 10.50% Senior Notes due 2014, the 11.00%/11.75% Senior Toggle Notes due 2014 and the 12.375% Senior Subordinated Notes due 2015, all issued in the private offering. The term “exchange notes” refers to the 10.50% Senior Notes due 2014, the 11.00%/11.75% Senior Toggle Notes due 2014 and the 12.375% Senior Subordinated Notes due 2015, all as registered under the Securities Act of 1933, as amended (the “Securities Act”). The term “notes” refers to both the old notes and the exchange notes.

Financial information and other data identified in this prospectus as “pro forma” give effect to the Separation (as defined in “Unaudited Pro Forma Condensed Consolidated Financial Statements”), the offering of the 2006 Senior Notes, and the Transactions (as defined in “Summary—The Transactions”), as if they had occurred on January 1, 2006. Financial information in this prospectus for the nine months ended September 30, 2007 is presented on a pro forma combined basis and represents the addition of the period January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through September 30, 2007 (the “Successor Period” or “Successor,” as context requires). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

OUR COMPANY

We are one of the preeminent and most integrated providers of real estate and relocation services. We operate in four segments: Real Estate Franchise Services, Company-Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. For the nine months ended September 30, 2007, on a pro forma combined basis, we had revenues, net income (loss) and Adjusted EBITDA (as defined in note (7) in “—Summary Historical Unaudited and Pro Forma Financial Data”) of $4,785 million, $(34) million and $702 million, respectively. For the year ended December 31, 2006 on a historical basis, we had revenues and net income of $6,492 million and $365 million, respectively. For the year ended December 31, 2006 on a pro forma combined basis, we had revenues, net income (loss) and Adjusted EBITDA of $6,484 million, $(46) million and $931 million, respectively.

SEGMENT OVERVIEW

Real Estate Franchise Services: We are a franchisor of five of the most recognized brands in the real estate industry. As of September 30, 2007, we had approximately 16,000 offices (which included approximately 1,000 of our company-owned and operated brokerage offices) and 314,000 sales associates operating under our franchise brands in the U.S. and 86 other countries and territories around the world (internationally, generally through master franchise agreements). During 2006, we estimate that brokers operating under one of our franchised brands (including those of our company-owned brokerage operations) represented the buyer and/or the seller in approximately one out of every four single family domestic homesale transactions that involved a broker and we believe our franchisees and company-owned brokerage operations received approximately 23% of all brokerage commissions paid in such transactions. We believe that the geographic diversity of our franchisees reduces our risk of exposure to local or regional changes in the real estate market. In addition, as of December 31, 2006 we had approximately 5,000 franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT, which operates our company-owned brokerage operations). We believe this reduces our exposure to any one franchisee. Our franchise revenues in 2006 and for the nine months ended September 30, 2007 included $327 million and $239 million, respectively, of royalties paid by our company-owned brokerage operations, or approximately 37% and 36%, respectively, of total franchise revenues, which eliminate in consolidation. As of September 30, 2007, our real estate franchise brands were:

•

Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 8,400 franchise offices and approximately 143,000 sales associates located in the U.S. and 56 other countries and territories;

•

Coldwell Banker®—One of the world’s leading brands for the sale of million dollar-plus homes and one of the largest residential real estate brokerage franchisors, with approximately 3,800 franchise and company-owned offices and approximately 120,000 sales associates located in the U.S. and 44 other countries and territories;

•

ERA®—A leading residential real estate brokerage franchisor, with approximately 2,950 franchise and company-owned offices and approximately 38,000 sales associates located in the U.S. and 47 other countries and territories;

•

Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired from Sotheby’s Holdings, Inc. its company-owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company-owned offices to 455 franchise and company-owned offices and approximately 8,600 sales associates located in the U.S. and 27 other countries and territories; and

•

Coldwell Banker Commercial®—A leading commercial real estate brokerage franchisor. Our commercial franchise system has approximately 200 franchise offices and approximately 2,200 sales associates worldwide. The number of offices and sales associates in our commercial franchise system does not include our residential franchise and company-owned brokerage offices and the sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

In addition, on October 8, 2007, we announced that we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith Corporation (“Meredith”). We intend to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between us and Meredith becomes fully operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. Meredith will receive ongoing license fees, subject to minimum payment requirements, based upon the royalties we earn from franchising the Better Homes and Gardens Real Estate brand.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to enjoy the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to enjoy recurring revenue streams and high operating margins. In exchange, we provide our franchisees with world-class branding service and support that is designed to facilitate our franchisees in growing their business, attracting new sales associates and increasing their revenue and profitability. We support our franchisees with dedicated branding-related national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our 98% retention rate of franchisees over the last four years. Our retention rate represents the annual gross commission income generated by our franchisees that is kept in the franchise system on an annual basis, measured against the annual gross commission income as of December 31 of the previous year.

Company-Owned Real Estate Brokerage Services: Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company-owned real estate brokerage business operates principally under our Coldwell Banker® brand as well as under the ERA® and Sotheby’s International Realty® franchised brands, and proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. At September 30, 2007, we had approximately 1,000 company-owned brokerage offices, approximately 8,000 employees and approximately 58,000 independent contractor sales associates working with these company-owned offices. Acquisitions have been, and will continue to be, part of our strategy and a contributor to the growth of our company-owned brokerage business. We believe that the geographic diversity of our company-owned brokerage business could mitigate some of the impact of local or regional changes in the real estate market.

Our company-owned real estate brokerage business derives revenues primarily from gross commission income received at the closing of real estate transactions. Sales commissions usually range from 5% to 6% of the home’s sale price. In transactions in which we act as a broker for solely the buyer or the seller, the seller’s broker typically instructs the closing agent to pay a portion of the sales commission to the broker for the buyer. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, including RESPA, we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, LLC (“PHH Home Loans”), our home mortgage venture with PHH Corporation that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH Corporation or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH Corporation owns the remaining 50.1%. As a result, our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services: Through our subsidiary, Cartus Corporation (“Cartus”), we offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer. In 2006, we assisted in over 130,000 relocations in over 150 countries for over 1,100 active clients, including nearly two-thirds of the Fortune 50, as well as government agencies and affinity organizations, such as the United Services Automobile Association (USAA). Our relocation services business operates through five global service centers on three continents. Our relocation services business is a leading global provider of outsourced employee relocation services with the number one market share in the U.S. In addition to general residential housing trends, key drivers of our relocation services business are corporate and government spending and employment trends.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and reimburse all costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of September 30, 2007, our top 25 relocation clients had an average tenure of 16 years with us. In addition, our relocation services business generates revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company-owned brokerage offices as well as our title and settlement services.

Title and Settlement Services: In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly. Our title and settlement services business, which we refer to as Title Resource Group (“TRG”), assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. Our title and settlement services business was formed in 2002 in conjunction with Cendant’s acquisition of 100% of NRT to take advantage of the nationwide geographic presence of our company-owned brokerage and relocation services businesses.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide many of these services in connection with transactions in which our company-owned real estate brokerage and relocation services businesses are participating. The majority of our title and settlement service operations are conveniently located in or around our company-owned brokerage locations, and during 2006, approximately 47% of the customers of our company-owned brokerage offices where we offer title coverage also utilized our title and settlement services. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. In some situations we serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

THE TRANSACTIONS

On April 10, 2007, Domus Holdings Corp., a Delaware corporation (“Holdings”) and an affiliate of Apollo Management, L.P. (“Apollo”), completed the acquisition of all of the outstanding equity of Realogy in a merger transaction for approximately $8,750 million (the “Merger”). In connection with the Merger, Holdings established a direct, wholly owned subsidiary, Domus Intermediate Holdings Corp. (“Intermediate”) to own all of the outstanding shares of Realogy.

The Merger was financed by borrowings under our senior secured credit facility, the issuance of the old notes, an Equity Investment (which is defined below) and cash on hand. See “—Use of Proceeds.” Two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, contributed $2,001 million (the “Equity Investment”) to Realogy to complete the Merger. In addition, we refinanced the credit facilities governing our relocation securitization programs (the “Securitization Facilities Refinancings,” and the credit facilities as refinanced, the “Securitization Facilities”).

As used in this prospectus, the term “Transactions” refers to, collectively, (1) the Merger, (2) the offering of the old notes, (3) the initial borrowings under our senior secured credit facility, including our synthetic letter of credit facility, (4) the Equity Investment, and (5) the Securitization Facilities Refinancing. For a more complete description of the Transactions, see “The Merger,” “Certain Relationships and Related Party Transactions” and “Description of Other Indebtedness.”

* * * *

Our headquarters are located at One Campus Drive, Parsippany, New Jersey 07054 and our general telephone number is (973) 407-2000. We maintain an Internet site at http://www.realogy.com. Our website address is provided as an inactive textual reference. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

OUR OWNERSHIP AND DEBT STRUCTURE

The following diagram sets forth our ownership and debt structure as of September 30, 2007. The diagram does not display all of our subsidiaries.

(1)

Consists of two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo that invested an aggregate of $1,978 million of equity in Holdings upon consummation of the Merger.

(2)

Certain members of management also contributed rollover equity of $23 million to finance a portion of the Merger. In addition, in conjunction with the closing of the Transactions on April 10, 2007, Holdings granted approximately 11.2 million of stock options in three separate tranches to officers and key employees and approximately 0.4 million of restricted shares to senior officers.

(3)

Consists of a $1,950 million term loan facility, a $750 million revolving credit facility and a $525 million synthetic letter of credit facility. In addition, at the closing date of the Transactions, we had a $1,220 million delayed draw term loan facility, which could only be used, and has been subsequently used, to refinance the 2006 Senior Notes.

(4)

At issuance in October 2006, consisted of (a) $250 million aggregate principal amount of the Floating Rate Senior Notes due 2009, (b) $450 million aggregate principal amount of the 6.15% Senior Notes due 2011 and (c) $500 million aggregate principal amount of the 6.50% Senior Notes due 2016 (collectively, the “2006 Senior Notes”). At September 30, 2007, there was outstanding $43 million aggregate principal amount of 2006 Senior Notes. Subsequent to September 30, 2007, we repurchased the remainder of the 2006 Senior Notes in privately negotiated transactions and there are no 2006 Senior Notes outstanding.

(5)

Guarantors included each wholly-owned subsidiary of Realogy Corporation other than subsidiaries that are (a) foreign subsidiaries, (b) securitization entities that are subsidiaries of Cartus Corporation, (c) insurance underwriters that are subsidiaries of Title Resource Group LLC and (d) qualified foreign corporation holding companies.

(6)

The borrowers under the Securitization Facilities consist of certain special purpose entities created by Cartus Corporation for financing relocation receivables and advances, relocation properties held for sale and other related assets and issuing notes secured by such receivables and other assets. Two separate special purpose entities in the U.S. issued revolving notes in the maximum amount of $850 million and $175 million, respectively, and one special purpose entity in the UK may borrow up to approximately $205 million (based on current exchange rates).

OUR EQUITY SPONSOR

Apollo Investment Fund VI, L.P., our principal equity sponsor, is an affiliate of Apollo Management, L.P. Apollo Management, L.P., founded in 1990, is a leader in private equity, debt and capital markets investing and has more than 16 years of experience investing across the capital structure of leveraged companies. Apollo Management, L.P. employs more than 175 professionals and has offices in New York, Los Angeles, London, Frankfort, Paris and Singapore. Since its inception, Apollo Management, L.P. and affiliates have managed more than $41 billion of capital, across a wide variety of industries, both domestically and internationally. Apollo Investment Fund VI, L.P., an investment fund, has, along with related co-investing partnerships, total committed capital of approximately $12 billion. Companies owned or controlled by Apollo Management, L.P. and affiliates or in which Apollo Management, L.P. and affiliates have a significant equity investment include, among others, Affinion Group, Inc., Berry Plastics Group, CEVA Group Plc, Countrywide plc, Hexion Specialty Chemicals, Inc., Hughes Communications, Inc., Intelsat, Metals USA Holdings Corp., Momentive Performance Materials Inc., Noranda Aluminum, Rexnord Corporation and Verso Paper Company.

Our subsidiary, NRT, was formed by our former parent Cendant and Apollo Management, L.P. in 1997 in order to acquire National Realty Trust, the largest residential real estate brokerage operator in the U.S. Following an acquisition growth strategy which drove revenue growth from approximately $1 billion in 1997 to approximately $3 billion in 2001, Cendant exercised its option to purchase Apollo’s equity investment in April 2002.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

The following table presents our summary historical consolidated and combined financial data and our summary unaudited pro forma condensed consolidated financial data and operating statistics. The consolidated and combined statement of operations data for each of the years in the three-year period ended December 31, 2006 and the consolidated and combined balance sheet data as of December 31, 2006 and 2005 have been derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The consolidated and combined statement of operations data for the years ended December 31, 2003 and 2002 and the combined balance sheet data as of December 31, 2004, 2003 and 2002 have been derived from our combined financial statements not included elsewhere in this prospectus.

Although Realogy continued as the same legal entity after the Merger, the condensed consolidated and combined financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through September 30, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The condensed consolidated statements of operations data for the nine months ended September 30, 2006 and the period January 1, 2007 to April 9, 2007 are derived from the unaudited financial statements of the Predecessor included elsewhere in this prospectus, and the condensed consolidated balance sheet as of September 30, 2006 are derived from the unaudited financial statements of the Predecessor not included elsewhere in this prospectus, and, in each case, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The summary historical consolidated statements of operations data for the period April 10 to September 30, 2007 and the condensed consolidated balance sheet as of September 30, 2007 are derived from the unaudited financial statements of the Successor included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The following unaudited pro forma condensed consolidated and combined statement of operations data for the year ended December 31, 2006 has been derived from our historical consolidated and combined financial statements included elsewhere in this prospectus, has been prepared to give effect to (i) the Separation, (ii) the offering of the 2006 Senior Notes and (iii) the Transactions, and assumes that these events occurred on January 1, 2006. The following unaudited pro forma combined condensed consolidated and combined statement of operations data for the nine months ended September 30, 2007 has been derived from our historical consolidated and combined financial statements included elsewhere in this prospectus, has been prepared to give effect to the Transactions, and assumes that the Transactions occurred on January 1, 2006.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, these adjustments are subject to change. The unaudited pro forma condensed consolidated and combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position would have been if the Separation, the offering of the 2006 Senior Notes and the Transactions had occurred as of the date indicated or what such results will be for future periods. Because the data in this table are only summary and do not provide all of the data contained in our unaudited pro forma condensed consolidated financial statements, the information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements.” The summary historical consolidated and combined financial data and summary unaudited pro forma condensed consolidated and combined financial data should also be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated and Combined Financial Statement,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated and combined financial statements included elsewhere in this prospectus.

(In millions, except ratios and operating statistics)	Pro Forma		Historical
			Successor	Predecessor
	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006	As of or for the Period from April 10, 2007 through September 30, 2007	For the Period from January 1, 2007 through April 9, 2007	As of or for the Nine Months Ended September 30, 2006		As of or For the Year Ended December 31
							2006		2005		2004		2003		2002
Statement of operations data:
Revenues:
Gross commission income	$3,637	$4,965	$2,533	$1,104	$3,899		$4,965		$5,666		$5,197
Service revenue	653	854	426	216	643		854		764		707
Franchise fees	336	472	230	106	365		472		538		477
Other	159	193	94	67	151		201		171		168

Net revenues	4,785	6,484	3,283	1,493	5,058		6,492		7,139		6,549		$5,532		$4,117

Expenses:
Commission and other agent-related costs	2,410	3,335	1,684	726	2,615		3,335		3,838		3,494
Operating	1,352	1,799	869	489	1,359		1,799		1,642		1,498
Marketing	209	291	125	84	222		291		282		265
General and administrative	209	253	128	123	152		218		204		177
Former parent legacy costs (benefit), net(1)	(17)	(38)	2	(19)	3		(38)		—		—
Separation costs(2)	—	—	2	2	65		66		—		—
Restructuring costs(3)	7	46	6	1	26		46		6		—
Merger costs	—	—	22	80	—		—		—		—
Depreciation and amortization(4)	166	230	448	37	107		142		136		120
Interest expense(5)	506	654	326	43	27		57		5		4
Interest income	(12)	(16)	(6)	(6)	(22)		(28)		(12)		(10)

Total expenses	4,830	6,554	3,606	1,560	4,554		5,888		6,101		5,548		4,672		3,574

Income (loss) before income taxes and minority interest	(45)	(70)	(323)	(67)	504		604		1,038		1,001		860		543
Provision for income taxes	(12)	(26)	(120)	(23)	205		237		408		379		285		186
Minority interest, net of tax(6)	1	2	1	—	1		2		3		4		6		9

Net income (loss)	$(34)	$(46)	$(204)	$(44)	$298		$365		$627		$618		$569		$348

Other financial data:
Cash flow provided by operating activities			$207	$107	$201		$245		$617		$703
Cash flow used in investing activities			(6,798)	(40)	(260)		(310)		(423)		(271)
Cash flow provided by (used in) financing activities			$6,338	$62	$1,302		$427		$(216)		$(405)
EBITDA(7)	$615	$798	445	7	616		775		1,167		1,115
Adjusted EBITDA(7)	$702	$931
Capital expenditures			$41	$31	$88		$130		$131		$87
Ratio of earnings to fixed charges(8)	—	—	—	—	5.4	x	4.4	x	11.9	x	14.7	x	15.5	x	13.9	x
Balance sheet data:
Total assets(9)			$12,346		$7,478		$6,668		$5,439		$5,015		$4,769		$4,051
Long-term debt (including current portion)(10)			6,256		1,825		1,800		—		—		—		—
Stockholders’ equity(11)			1,798		3,210		2,483		3,567		3,552		2,973		2,405

	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006	As of or For the Year Ended December 31
			2006	2005	2004	2003	2002
Segment operating statistics:
Real estate franchise services
Closed homesale sides-franchisees(12)(13)	966,390	1,176,920	1,515,542	1,848,000	1,814,165	1,686,434	1,571,535
Average homesale price (13)(14)	$232,340	$231,127	$231,664	$224,486	$197,547	$175,347	$169,727
Average homesale brokerage commission rate(13)(15)	2.49%	2.47%	2.47%	2.51%	2.56%	2.62%	2.65%
Net effective royalty rate(13)(16)	5.03%	4.86%	4.87%	4.69%	4.69%	4.77%	5.04%
Royalty per side(17)	$300	$284	$286	$271	$247	$228	$216
Company owned real estate brokerage services(18)
Closed homesale sides(12)	261,204	307,476	390,222	468,248	488,658	476,627	347,896
Average homesale price(14)	$538,538	$491,256	$492,669	$470,538	$407,757	$341,050	$314,704
Average homesale brokerage commission rate(15)	2.47%	2.48%	2.48%	2.49%	2.53%	2.58%	2.63%
Gross commission income per side(19)	$13,870	$12,647	$12,691	$12,100	$10,635	$9,036	$8,535
Relocation Services
Initiations(20)	106,462	103,608	130,764	121,717	115,516	111,184	112,140
Referrals(21)	63,586	67,237	84,893	91,787	89,416	82,942	83,317
Title and Settlement Services
Purchasing title and closing units(22)	111,173	125,385	161,031	148,316	144,699	143,827	101,252
Refinance title and closing units(23)	28,555	30,557	40,996	51,903	55,909	117,674	60,450
Average price per closing unit(24)	$1,476	$1,406	$1,405	$1,384	$1,262	$1,033	$1,096

(1)	Represents benefits of $38 million for the year ended December 31, 2006 related to (i) the realization of certain Cendant contingent assets ($3 million) and (ii) the adjustment of certain Cendant contingent liabilities ($47 million), offset by (iii) legal and other professional expenses ($12 million) primarily related to the administration of the Cendant contingent assets and liabilities. For the nine months ended September 30, 2007, the benefit of $17 million is primarily due to the sale of certain former parent legacy assets.

(2)	Represents costs incurred during 2006 in connection with our separation from Cendant relating to the non-cash charges for the accelerated vesting of certain Cendant equity awards and the conversion of Cendant equity awards into Realogy equity awards and legal, accounting and other advisory fees.

(3)	Represents charges recorded in 2006 to implement strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The 2006 charges represented facility consolidation expenses, employee separation costs and asset impairment charges. In 2005, restructuring costs represented restructuring activities initiated as a result of the PHH spin-off.

(4)	Each of 2006, 2005 and 2004 includes $14 million, $23 million and $16 million, respectively, of amortization of pendings and listings intangible assets of acquired brokerages, which are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which is generally four to five months. The periods April 10 through September 30, 2007, January 1 through April 9, 2007 and the nine months ended September 30, 2006 include $342 million, less than $1 million and $12 million, respectively, of amortization of pendings and listings.

(5)	Interest expense does not include interest relating to our relocation securitization programs, which is recorded as a reduction of other revenues, as related borrowings are utilized to fund relocation receivables and advances and properties held for sale within our relocation business where interest is generally earned on such assets.

(6)	Represents the portion of consolidated entities not owned by Realogy in our title and settlement services segment.

(7)	EBITDA is defined as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes and minority interest, each of which is presented in our audited consolidated and combined statements of operations included elsewhere in this prospectus. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. We believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. EBITDA and Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with U.S. generally accepted accounting principles. Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income is included in the table below.

We believe EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Adjusted EBITDA as presented in this table corresponds to the definition of EBITDA used in the senior secured credit facility and the indentures governing the notes to test the permissibility of certain types of transactions, including debt incurrence. For a description of the senior secured credit facility and the indentures governing the notes, see “Description of Other Indebtedness” and “Description of Notes.”

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirement for, our working capital needs;

•

EBITDA and Adjusted EBITDA do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently so they may not be comparable.

A reconciliation of pro forma net income to EBITDA and Adjusted EBITDA is set forth in the following table:

(In millions)	Pro Forma		Historical
	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006	For the Period from April 10, 2007 through September 30, 2007	For the Period from January 1, 2007 through April 9, 2007	For the Year Ended December 31,
					2006	2005	2004
Net income (loss)	$(34)	$(46)	$(204)	$(44)	$365	$627	$618
Minority interest, net of tax	1	2	1	—	2	3	4
Provision for income taxes	(12)	(26)	(120)	(23)	237	408	379

Income (loss) before income taxes and minority interest	(45)	(70)	(323)	(67)	604	1,038	1,001
Interest expense (income), net	494	638	320	37	29	(7)	(6)
Depreciation and amortization	166	230	448	37	142	136	120

EBITDA	615	798	$445	$7	$775	$1,167	$1,115

Former parent legacy costs (benefit), net, separation costs, restructuring costs and merger costs(a)	(10)	8
Integration and conversion costs(b)	1	3
Non-cash charges(c)	19	27
Pro forma proceeds from contingent assets(d)	10	13
Pro forma cost savings(e)	47	46
Non-cash rent expense(f)	—	4
Sponsor fees(g)	11	15
Purchase accounting impacts to EBITDA(h)	—	(1)
Pro forma effect of NRT acquisitions and RFG acquisitions/new franchisees(i)	9	18

Adjusted EBITDA	$702	$931

(a)

On a pro forma basis for the nine months ended September 30, 2007, consists of $7 million of restructuring costs offset by a benefit of $17 million for former parent legacy matters. On a historical basis for the nine months ended September 30, 2007, consists of $102 million of merger costs, $45 million of separation benefits, $7 million of restructuring costs, and $4 million of separation costs offset by a benefit of $17 million of former parent legacy costs. On a pro forma basis for the year ended December 31, 2006, consists of $46 million of restructuring costs offset by a benefit of $38 million for former parent legacy matters. On a historical basis for the year ended December 31, 2006, consists of $66 million of separation costs and $46 million of restructuring costs offset by a benefit of $38 million for former parent legacy matters.

(b)	Represents the elimination of integration and conversion costs related to NRT acquisitions.

(c)	Represents the elimination of non-cash stock based compensation expense and the non-cash charge in the allowance for doubtful accounts. Such amount excludes accelerated stock compensation costs incurred in connection with the Separation and the Merger and related costs of converting certain Cendant awards to those of Realogy. These costs are included in separation costs and merger costs and are eliminated in the unaudited pro forma condensed consolidated statement of operations.

(d)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us. The 2006 adjustment represents the full year effect of these projected tax savings payments that we expect to receive under this arrangement and the adjustment for the nine months ended September 30, 2007 represents nine months of the annualized net projected tax savings.

(e)	For the year ended December 31, 2006, represents actual costs incurred during 2006 that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2006. From this and other restructuring, we expect to reduce our operating costs by approximately $81 million annually on a run-rate basis and estimate that $42 million of such savings were realized in 2006. In addition the 2006 adjustment reflects a reduction of $7 million of certain costs associated with having listed publicly-traded equity. See “Note 12—Separation and Restructuring Costs” in the audited consolidated and combined financial statement included elsewhere in this prospectus. Additional restructuring activities were initiated in 2007 primarily late in the third quarter and early fourth quarter. From these 2007 restructuring activities, we expect to reduce our operating costs by approximately $60 million annually on a run-rate basis. The adjustment for the nine months ended September 30, 2007 represents nine months of the annualized projected cost savings and a $2 million reduction in certain costs associated with having listed publicly-traded equity.

(f)	Represents the elimination of estimated non-cash rent expense.

(g)	Represents the elimination of annual management fees to Apollo.

(h)	Represents the elimination of lower pension expense due to the effects of purchase accounting.

(i)	Represents the 2006 full year estimated impact of acquisitions made by NRT ($6 million) and RFG new franchise contracts ($12 million) as if they have been acquired or signed, respectively, on January 1, 2006. Represents the nine month 2007 estimated impact of acquisitions made by RFG acquisitions/new franchisees as if they had been acquired or signed, respectively, on January 1, 2007. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts on January 1.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interests plus fixed charges and distributed income of equity investees. Fixed charges consist of interest expense on all indebtedness, including amortization of deferred financing costs, and the portion of rental expense that management believes is representative of the interest factor. In addition, interest expense includes interest incurred related to our securitization obligations. Interest related to these securitization obligations are recorded within net revenues on the consolidated and combined statements of operations as the related borrowings are utilized to fund advances within our relocation business where interest is earned on such advances. The interest related to these securitization obligations was $29 million for the period from April 10 through September 30, 2007, $13 million for the period from January 1 through April 9, 2007 and $42 million, $25 million, $9 million, $3 million and $3 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively. Our earnings were insufficient to cover fixed charges by approximately $325 million for the period from April 10 to September 30, 2007, and $67 million for the period from January 1 to April 9, 2007. Additionally, on a pro forma basis after giving effect to the Transactions, earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $47 million for the nine months ended September 30, 2007 and $79 million for the year ended December 31, 2006.

(9)	Total assets includes relocation receivables and advances, relocation properties held for sale and other related assets that collateralize (or are available to collateralize) our relocation securitization programs. The assets collateralizing (or available to collateralize) our relocation securitization programs are reflected on our balance sheet as relocation receivables and advances and relocation properties held for sale, net, which we refer to collectively as “securitization assets.” Obligations under our relocation receivables programs are reflected in our balance sheet as current liabilities under the line item “securitization obligations.” See “Note 9—Long and Short Term Debt” in our audited consolidated and combined financial statements included elsewhere in this prospectus.

(10)	Long-term debt does not include obligations under our relocation receivable programs, which are reflected in our balance sheet as liabilities under the line item “securitization obligations.” Our securitization obligations arise under three programs in which a bankruptcy remote special purpose entity borrows from one or more commercial paper conduits and uses the proceeds to purchase relocation receivables and related assets originated by Cartus Corporation and certain of its subsidiaries. A performance guaranty is provided by Realogy. As of December 31, 2006, our balance sheet reflected $1,190 million of securitization assets collateralizing the smaller $893 million of securitization obligations. See “Note 9—Long and Short Term Debt” in our audited consolidated and combined financial statements included elsewhere in this prospectus. Pro forma total debt does include an additional $8 million over the principal amount outstanding due to the estimated step up in the fair value of the 2006 Senior Notes. Securitization obligations and the write up to fair value of the 2006 Senior Notes will each be excluded from the definition of Indebtedness in the indentures relating to the notes.

(11)	For the periods January 1, 2004 through December 31, 2005, this represents Cendant’s net investment (capital contributions and earnings from operations less dividends) in us and accumulated other comprehensive income. In 2006, stockholders’ equity decreased $1,084 million driven by $2,183 million of net distribution payments made to Cendant related to our separation from Cendant and our repurchase of $884 million (approximately 38 million shares) of our common stock offset by $1,454 million of distributions from Cendant’s sale of Travelport and net income earned during the year ended December 31, 2006.

(12)	A closed homesale side represents either the “buy” side or the “sell” side of a homesale transaction.

(13)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the company-owned real estate brokerage services segment.

(14)	Represents the average selling price of closed homesale transactions.

(15)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.

(16)	Represents the average percentage of our franchisees’ commission revenues (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty.

(17)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.

(18)	Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.

(19)	Represents gross commission income divided by closed homesale sides.

(20)	Represents the total number of transferees served by the relocation services business.

(21)	Represents the number of referrals from which we earned revenue from real estate brokers.

(22)	Represents the number of title and closing units processed as a result of a home purchase.

(23)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.

(24)	Represents the average fee we earn on purchase title and refinancing title units.

Between January 1, 2004 and December 31, 2006, we completed a number of acquisitions, the results of operations and financial position of which have been included from their acquisition dates forward. See “Note 4—Acquisitions” to our audited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of the acquisitions made in the annual periods ended 2006, 2005 and 2004.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

In connection with the private offering of the old notes, we and the guarantors of the old notes entered into registration rights agreements with respect to each series of notes with the initial purchasers of the old notes. Under those agreements, we agreed to use commercially reasonable efforts to file a registration statement relating to the old notes and cause it to become effective by April 9, 2008.

The registration statement of which this prospectus forms a part was filed to comply with our obligations under these registration rights agreements.

You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay liquidated damages on the old notes as described in the registration rights agreement does not apply to the exchange notes.

Senior Fixed Rate Notes

We are offering to exchange up to $1,700,000,000 aggregate principal amount of our 10.50% Senior Notes due 2014, which have been registered under the Securities Act, for up to $1,700,000,000 aggregate principal amount of our old senior fixed rate notes which were issued on April 10, 2007. Old senior fixed rate notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Senior Toggle Notes

We are offering to exchange up to $550,000,000 aggregate principal amount of our 11.00%/11.75% Senior Toggle Notes due 2014, which have been registered under the Securities Act, for up to $550,000,000 aggregate principal amount of our old senior toggle notes which were issued on April 10, 2007. Old senior toggle notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Senior Subordinated Notes

We are offering to exchange up to $875,000,000 aggregate principal amount of our 12.375% Senior Notes due 2015, which have been registered under the Securities Act, for up to $875,000,000 aggregate principal amount of our old senior subordinated notes which were issued on April 10 2007. Old senior subordinated notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resales

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration; Withdrawal of Tenders

The exchange offer will expire at 5:00 p.m., New York City time,                     , 2008, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Delivery of the Exchange Notes	The exchange notes issued pursuant to the exchange offer will be delivered to the holders who tender old notes promptly following the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate” as defined in Rule 144 under the Securities Act.

Shelf Registration Statement

In certain circumstances, we are obligated to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective up to two years after the effective date of the shelf registration statement (or shorter period that will terminate when all old notes covered by such shelf registration statement have been sold). These circumstances include:

•	if the exchange offer is not permitted by applicable law or SEC policy;

•	if the exchange offer is not consummated within 30 business days after notice of the exchange offer is required to be mailed to holders of notes; and

•

prior to the 20th day following consummation of the exchange offer, upon the request of any holder of old notes that (A) is prohibited by applicable law or SEC policy from participating in the exchange offer, or (B) may not resell the exchange notes acquired in the exchange offer without delivering a prospectus, and this prospectus is not appropriate or available for such resales by such holder, or (C) is a broker-dealer that holds old notes acquired directly from the Company or one of its affiliates.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreements and, accordingly, liquidated damages on the old notes, if any, shall no longer accrue and we will no longer be obligated to pay liquidated damages as described in the applicable registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the applicable indenture, except for any rights under the applicable registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the applicable indenture governing the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain United States Federal Income Tax Considerations

The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for United States Federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent

We are currently in the process of seeking a successor to Wells Fargo Bank, National Association, our current trustee. We expect that our successor trustee will serve as the exchange agent for the exchange offer.

is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section entitled “Description of Notes.”

Issuer	Realogy Corporation, a Delaware corporation.

Securities	$1,700,000,000 of 10.50% Senior Notes due 2014.

$550,000,000 of 11.00%/11.75% Senior Toggle Notes due 2014.

$875,000,000 aggregate principal amount of 12.375% Senior Subordinated Notes due 2015.

Maturity	The exchange senior fixed rate notes and exchange senior toggle notes will mature on April 15, 2014. The exchange senior subordinated notes will mature on April 15, 2015.

Interest payment dates

Interest on the exchange senior fixed rate notes, exchange senior toggle notes and exchange senior subordinated notes will be payable on April 15 and October 15, and will accrue from the most recent date to which interest has been paid or provided for.

Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from October 15, 2007 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on April 15, 2008 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Interest on the senior toggle notes

Cash interest on the exchange senior toggle notes will accrue at a rate of 11.00% per annum, and PIK interest, if any, will accrue at the cash interest rate per annum plus 0.75%. For any interest period through October 15, 2011, we may elect to pay interest on the exchange senior toggle notes (a) entirely in cash, (b) entirely by increasing the principal amount of the senior toggle notes or issuing new senior toggle notes (“PIK interest”) or (c) 50% in cash and 50% in PIK interest.

After October 15, 2011, all interest on the exchange senior toggle notes will be payable in cash. If we elect to pay all or 50% of accrued interest in PIK interest, we will increase the principal amount of the exchange senior toggle notes or issue new exchange senior toggle notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1.00) to holders of the senior toggle notes on the relevant record date.

Optional redemption	We may redeem some or all of the senior fixed rate notes, the senior toggle notes and the senior subordinated notes at any time on or after

April 15, 2011, in each case, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest and additional interest, if any, to the date of redemption.

We may also redeem some or all of the senior fixed rate notes, the senior toggle notes and the senior subordinated notes at any time prior to April 15, 2011, in each case, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest and additional interest, if any, plus a “make-whole” premium.

We may also redeem up to 35% of the original principal amount of the senior fixed rate notes, the senior toggle notes and the senior subordinated notes at any time on or prior to April 15, 2010, in each case, at the redemption prices set forth in this prospectus using the net cash proceeds of certain equity offerings.

The redemption of the senior subordinated notes will be subject, in all instances, to the restrictions contained in the indentures relating to the senior fixed rate notes and the senior toggle notes.

Mandatory offers to purchase

If we experience a change of control, we will be required to make an offer to purchase your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase if such proceeds are not otherwise used within 450 days:

•

to repay secured indebtedness, including indebtedness under our senior secured credit facility (with a corresponding permanent reduction in commitment, if applicable), and certain other indebtedness; or

•

to invest or commit to invest in one or more businesses, assets, property or capital expenditures used or useful in a similar business or that replace the properties and assets that are the subject of the asset sale.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control or in connection with an asset sale offer.

Mandatory principal redemption

If the senior toggle notes would otherwise constitute “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the senior toggle notes’ issuance (each, an “AHYDO redemption date”), we will be required to redeem for cash a portion of each senior toggle note then outstanding equal to the “mandatory principal redemption amount” (each such redemption, a “mandatory principal redemption”). The redemption price for the portion of each senior toggle note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “mandatory principal redemption amount” means the portion of a senior toggle note required to be redeemed to prevent such senior toggle note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the senior toggle notes prior to an AHYDO redemption date pursuant to any other provision of the senior toggle note indenture will alter our obligation to make the mandatory principal redemption with respect to any senior toggle notes that remain outstanding on each AHYDO redemption date.

Guarantees

The exchange senior fixed rate notes and the exchange senior toggle notes, like the old senior fixed rate notes and the old senior toggle notes, will be guaranteed on an unsecured senior basis, and the exchange senior subordinated notes, like the old senior subordinated notes, will be guaranteed on an unsecured senior subordinated basis, in each case, by each of our U.S. direct or indirect restricted subsidiaries that is a guarantor under our senior secured credit facility. Subject to certain exceptions, any U.S. restricted subsidiary that in the future guarantees our indebtedness, including indebtedness under our senior secured credit facility, or indebtedness of any other guarantor will also guarantee the notes. The guarantees are full and unconditional and joint and several obligations of each of the guarantors. The obligations of each guarantor under its guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. Each guarantee will be released upon the release of the guarantor from its guarantee under our senior secured credit facility and/or the repayment of the indebtedness that resulted in the obligation to guarantee the notes. If we fail to make payments on the notes, our guarantors must make them instead. Each person that guarantees our obligations under the notes and the indentures will be referred to as a “Note Guarantor.”

As of and for the nine months ended September 30, 2007, our non-guarantor subsidiaries represented 12.8% of our total assets (2.3% of our total assets excluding assets of our non-guarantor securitization entities), 12.9% of our total liabilities, including trade payables (4.1% of our total liabilities, including trade payables but excluding liabilities of our non-guarantor securitization entities), 3.2% of our net revenue (2.6% of our net revenue but excluding net revenue of our non-guarantor securitization entities) and 8.2% of our EBITDA (7.4% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), respectively, in each case after intercompany eliminations.

Ranking	The exchange senior fixed rate notes and the exchange senior toggle notes and the guarantees thereof will be our and the Note Guarantors’ unsecured senior obligations and will:

•

be effectively subordinated to all of our and the Note Guarantors’ existing and future senior secured debt, including our senior secured credit facility, to the extent of the value of the assets securing such debt;

•	rank equally in right of payment with all of our and the Note Guarantors’ existing and future unsecured senior debt; and

•	be senior in right of payment to all of our and the Note Guarantors’ existing and future subordinated debt, including the senior subordinated notes and the related guarantees.

The exchange senior subordinated notes and the guarantees thereof will be our and the Note Guarantors’ unsecured senior subordinated obligations and will:

•	be subordinated in right of payment to all of our and the Note Guarantors’ existing and future senior debt, including our senior secured credit facility, the senior notes and the related guarantees;

•	rank equally in right of payment with all of our and the Note Guarantors’ future senior subordinated debt; and

•	rank senior in right of payment to all of our and the Note Guarantors’ future debt that is by its terms subordinated to the senior subordinated notes.

In addition, the exchange notes and the guarantees of the exchange notes will be structurally subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of our non-guarantor subsidiaries.

As of September 30, 2007:

•

we and the Note Guarantors had approximately $3,236 million of senior secured indebtedness, including $43 million of indebtedness under the 2006 Senior Notes, $3,129 million of indebtedness under our senior credit facility (excluding $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility), and $64 million of capital lease obligations, all of which is effectively senior to the notes;

•

we and the Note Guarantors had approximately $6,256 million of senior indebtedness, including our senior secured indebtedness and the senior notes, all of which is senior to the senior subordinated notes; and

•

our non-guarantor subsidiaries had approximately $1,359 million of total liabilities (approximately $968 million of which consisted of obligations under our Securitization Facilities that are collateralized by relocation assets), all of which are structurally senior to the notes. In addition, our securitization subsidiaries have been permitted to incur approximately $262 million of additional securitization obligations under our Securitization Facilities, subject to having the requisite relocation asset base, all of which is structurally senior to the notes.

Covenants

We will issue the exchange senior fixed rate notes, the exchange senior toggle notes and the exchange senior subordinated notes under the indenture under which the applicable series of old notes were issued. The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

These covenants are subject to a number of important exceptions and qualifications. In addition, if and for so long as the notes have an investment grade rating from both Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the applicable indenture, we will not be subject to certain of the covenants listed above. For more details, see “Description of Notes.”

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before making any investment decision. The risk factors generally have been separated into three groups: (1) risks relating to our business, (2) risks relating to our separation from Cendant, and (3) risks relating to the exchange offer. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company and the exchange offer. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to exchange any old notes.

Risks relating to our business

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are significantly leveraged. As of September 30, 2007, our total long-term debt (including current portion) was approximately $6,256 million (which does not reflect $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility). In addition, as of September 30, 2007, our current liabilities included $968 million of securitization obligations which were collateralized by $1,324 million of securitization assets that are not available to pay our general obligations. Moreover, under the senior toggle notes, we have the option to elect to pay interest in the form of PIK interest through October 15, 2011. In addition, a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. In the event we make a PIK interest election or short-term prevailing interest rates increase, our debt will increase.

Our substantial degree of leverage could have important consequences for you, including the following:

•

it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes;

•

a substantial portion of our cash flows from operations is dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may cause a further downgrade of our debt and long-term corporate ratings; and

•	we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. The recent tightening of the credit markets generally could be indicative of a contraction in the U.S. economy.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our financial condition and our results of operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the U.S. The Federal Reserve Board’s policies affect the real estate market through their effect on interest rates as well as the pricing on our interest-earning assets and the cost of our interest-bearing liabilities. We are affected by any rising interest rate environment. As mortgage rates rise, the number of homesale transactions may decrease as potential home sellers choose to stay with their lower cost mortgage rather than sell their home and pay a higher cost mortgage and potential home buyers choose to rent rather than pay higher mortgage rates. As a consequence, the growth in home prices may slow as the demand for homes decreases and homes become less affordable. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

We are negatively impacted by a downturn in the residential real estate market.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. The U.S. residential real estate market is currently in a significant downturn due to various factors including downward pressure on housing prices, credit constraints inhibiting new buyers and an exceptionally large inventory of unsold homes at the same time that sales volumes are decreasing. As a result, our operating results in 2007 have been adversely affected compared to our operating results in 2006. We cannot predict whether the downturn will worsen or when the market and related economic forces will return the U.S. residential real estate industry to a growth period.

Any of the following could continue to have a material adverse effect on our business by causing a more significant general decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	periods of economic slowdown or recession;

•	rising interest rates;

•	the general availability of mortgage financing, including:

•	the impact of the recent contraction in the subprime and mortgage markets generally; and

•	the effect of more stringent lending standards for home mortgages;

•	adverse changes in local or regional economic conditions;

•	a decrease in the affordability of homes;

•	local, state and federal government regulation;

•	shifts in populations away from the markets that we or our franchisees serve;

•

tax law changes, including potential limits or elimination of the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses;

•	decreasing home ownership rates;

•	declining demand for real estate;

•	a negative perception of the market for residential real estate;

•	commission pressure from brokers who discount their commissions;

•	acts of God, such as hurricanes, earthquakes and other natural disasters; and/or

•	an increase in the cost of homeowners insurance.

We could incur an impairment upon completion of our SFAS No. 142 analysis.

We evaluate the impairment of goodwill under the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires the performance of an annual goodwill impairment test as of the same date each year, or more frequently if events or circumstances occur that would indicate the probability of impairment. We perform our annual impairment testing of goodwill in the fourth quarter. If as part of the first test required under SFAS No. 142, we determine that an impairment has occurred, we would perform a second test to determine the amount of impairment loss. We are currently in the early stages of completing the first test. Given the current state of the real estate industry as described under “Business—Industry Overview” and the fact that we have $3,747 million of goodwill as of September 30, 2007, upon completion of our SFAS No. 142 analysis we could incur an impairment, which could have a material adverse affect on our results of operations for the fourth quarter of 2007.

A decline in the number of homesales and/or prices could adversely affect our revenues and profitability.

During the first half of this decade, based on information published by NAR, existing homesales volumes rose to their highest levels in history. That growth rate reversed in 2006 and FNMA and NAR both reported an 8% decrease in the number of existing homesale sides during 2006 compared to 2005. FNMA, as of November 2007, and NAR, as of December 2007, forecast a decline of 13% and 13%, respectively, in existing homesales for 2007 compared to 2006. Our recent financial results confirm this trend as evidenced by homesale side declines in our Real Estate Franchise Services and Company Owned Real Estate Brokerage Services businesses. For the nine months ended September 30, 2007, our Real Estate Franchise Services and Company Owned Real Estate Brokerage Services segments experienced closed homesale side decreases of 18% and 15%, respectively, compared to the nine months ended September 30, 2006.

Based upon information published by NAR, from 2000 to 2005, the national median price of existing homes increased at a compound annual growth rate, or CAGR, of 10.1% compared to a CAGR of 6.4% from 1972 to 2006, and in 2004 and 2005, the annual increases were 9.3% and 12.4%, respectively. This rate of increase slowed significantly in 2006 as FNMA and NAR both reported a 1% increase in the median home sale price of existing homes for 2006 as compared to 2005. Moreover, FNMA, as of November 2007 expects a decline in year over year median home prices of 2% and NAR, as of December 2007, expects a decline in year over year median home prices of 2%, which would be the first such decline in more than 50 years.

The depth and length of the current downturn in the real estate industry has proved exceedingly difficult to predict. FNMA, as of November 2007 and NAR, as of December 2007, forecast a decline of 13% in existing homesales for 2007 compared to 2006 and a decline of 12% and no change, respectively, in existing homesales during 2008 compared to 2007. By contrast to the current forecasts of FNMA and NAR, in March 2007, FNMA and NAR had forecast an 8% decrease and 1% decrease, respectively, in existing homesales for 2007 compared to 2006 and a 1% and 4% increase, respectively, in existing homesales for 2008 compared to 2007.

A sustained decline in existing homesales, any resulting sustained decline in home prices or a sustained or accelerated decline in commission rates charged by brokers, could further adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services, reducing the referral fees earned by our relocation services business and increasing the risk that our relocation services business will suffer losses in the sale of homes relating to its “at risk” homesale service contracts (i.e., where we purchase the transferring employee’s home and assume the risk of loss in the resale of such home). For example, for the nine months ended September 30, 2007, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $3 million for our Real Estate Franchise Services segment and $11 million for our Company Owned Real Estate Brokerage Services segment. The $11 million represents the total Company impact including $2 million of intercompany royalties paid by our Company Owned Real Estate Brokerage Services segment to our Real Estate Franchise Services segment.

Competition in the residential real estate and relocation business is intense and may adversely affect our financial performance.

Competition in the residential real estate services business is intense. As a real estate brokerage franchisor, our products are our brand names and the support services we provide to our franchisees. Competition among national brand franchisors in the real estate brokerage industry to grow their franchise systems is intense. Upon the expiration of a franchise agreement, a franchisee may choose to franchise with one of our competitors or operate as an independent broker. Competitors may offer franchisees whose franchise agreements are expiring similar products and services at rates that are lower than we charge. Our largest national competitors in this industry include Prudential, GMAC Real Estate and RE/MAX real estate brokerage brands. Some of these companies may have greater financial resources than we do, including greater marketing and technology budgets. Regional and local franchisors provide additional competitive pressure in certain areas. We believe that competition for the sale of franchises is based principally upon the perceived value and quality of the brand and services, the nature of those services offered to franchisees and the fees the franchisees must pay. To remain competitive in the sale of franchises and to retain our existing franchisees, we may have to reduce the fees we charge our franchisees to be competitive with those charged by competitors, which may accelerate if market conditions deteriorate. Our franchisees are generally in intense competition with franchisees of other systems and independent real estate brokers. Our revenue will vary directly with our franchisees’ revenue, but is not directly dependent upon our franchisees’ profitability. If competition results in lower average brokerage commission rates or lower sales volume by our franchisees, our revenues will be affected adversely. For example, our franchisees’ average homesale commission rate was 2.65% in 2002 and this rate has declined to 2.47% in 2006, and 2.49% for the nine months ended September 30, 2007.

Our company-owned brokerage business, like that of our franchisees, is generally in intense competition with franchisees of other systems, independent real estate brokerages, including discount brokers, owner-operated chains and, in certain markets, our franchisees. We face competition from large regional brokerage firms as well as local brokerage firms, but such competition is limited to the markets in which such competitors operate. Competition is particularly severe in the densely populated metropolitan areas in which we compete. In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions below the industry norms. Discount brokers have significantly increased their market share in recent years and they may increase their market share in the future. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and brokerage commission. As with our real estate franchise business, a decrease in the average brokerage commission rate may adversely affect our revenues. We also compete for the services of qualified licensed sales associates. Such competition could reduce the commission amounts retained by our company after giving effect to the split with sales associates and possibly increase the amounts that we spend on marketing. Our average homesale commission rate in our company-owned real estate segment has declined from 2.63% in 2002 to 2.48% in 2006 and 2.47% for the nine months ended September 30, 2007.

In our relocation services business, we compete with global and regional outsourced relocation service providers, human resource outsourcing companies and international accounting firms. These human resource outsourcing companies may own or have relationships with other relocation companies. For example, Hewitt

Associates, a large human resource outsourcing company, owns its own relocation company. Other human resource outsourcing companies may be seeking to acquire relocation companies or develop preferred relationships with one of our competitors. The larger outsourced relocation service providers that we compete with include Prudential Real Estate and Relocation Services, Inc., Sirva, Inc. and Weichert Relocation Resources, Inc.

The title and settlement services industry is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete directly with title insurers, title agents and other vendor management companies. While we are an agent for some of the large title insurers, we also compete with the owned agency operations of these insurers. Competition among underwriters of title insurance policies is much less fragmented, although also very intense.

Several of our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Several of our businesses are highly regulated. The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While we believe that our franchising operations are in compliance with such existing regulations, we cannot predict the effect any existing or future legislation or regulation may have on our business operation or financial condition.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business. These laws and regulations contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage business.

Several of the litigation matters described in this prospectus allege claims based upon breaches of fiduciary duties by our licensed brokers and violations of unlawful state laws relating to business practices or consumer disclosures (e.g. the Grady and Berger matters). We cannot predict with certainty the cost of defense or the ultimate outcome of these or other litigation matters filed by or against us, including remedies or awards, and adverse results in any such litigation may harm our business and financial condition.

Our company-owned real estate brokerage business, our relocation business, our title and settlement service business and the businesses of our franchisees (excluding commercial brokerage transactions) must comply with the Real Estate Settlement Procedures Act (“RESPA”). RESPA and comparable state statutes, among other things, restrict payments which real estate brokers, agents and other settlement service providers may receive for the referral of business to other settlement service providers in connection with the closing of real estate transactions. Such laws may to some extent restrict preferred vendor arrangements involving our franchisees and our company-owned brokerage business. Additionally, as noted above, our title and settlement services and relocation businesses must comply with RESPA and similar state insurance and other laws. RESPA and similar state laws require timely disclosure of certain relationships or financial interests that a broker has with providers of real estate settlement services.

There is a risk that we could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. There is also a risk that a change in current laws could adversely affect our business. In September 2005, the Justice Department filed a lawsuit against NAR, of which sales associates associated with our company-owned brokerage companies and franchisees are members, asserting that certain adopted rules regarding the sharing of online property listings between real estate brokers in the marketplace are anticompetitive. The Justice Department contends that the rules discriminate against Internet-based brokers. If NAR is forced to change its rules regarding the sharing and display of online property listings, various changes in the marketplace could occur, including a loss of control over the distribution of our listings data, an increase in referral fees, and/or other changes.

In April 2007, the FTC and Justice Department issued a report on competition in the real estate brokerage industry and concluded that while the industry has undergone substantial changes in recent years, particularly with the increasing use of the Internet, competition has been hindered as a result of actions taken by some real estate brokers, acting through multiple listing services and NAR, state legislatures, and real estate commissions, and recommend, among other things, that the agencies should continue to monitor the cooperative conduct of private associations of real estate brokers, and bring enforcement actions in appropriate circumstances.

In 2002, Senator Charles Grassley (R-Iowa) began an inquiry into government agency spending on employee relocation programs. His concerns were prompted by several high profile, high cost government employee relocations. The Senator’s focus has been on relocation data management, relocation oversight, policy design and cost containment by the U.S. General Services Administration and the U.S. Office of Management and Budget. As one of the seven larger relocation service providers to the U.S. government, Cartus, our relocation services subsidiary, has been active in providing Senator Grassley’s staff with information and data on government relocation spending and meeting with the Senator and his staff. Cartus has been actively represented on the Government-wide Relocation Advisory Board (the “Advisory Board”), which was established to provide constructive solutions to the U.S. General Services Administration. The Advisory Board recently issued its recommendations which are currently under consideration by the U.S. General Services Administration, the Office of Management and Budget and the U.S. Office of Personnel Management. Any possible financial impact on Cartus of Senator Grassley’s inquiry is not yet clear. Further, it is not clear whether some or all of the Advisory Board recommendations will be adopted, and what, if any, financial impact they will have on Cartus.

In addition, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations.

Our title and settlement services and relocation businesses are also subject to various federal, state and local governmental statutes and regulations, including RESPA. In particular, our title insurance business is subject to regulation by insurance and other regulatory authorities in each state in which we provide title insurance. State regulations may impede or impose burdensome conditions on our ability to take actions that we may want to take to enhance our operating results. In addition, RESPA and comparable state statutes restrict payments which title and settlement services companies and relocation services companies may receive in connection with their services. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

We are also, to a lesser extent, subject to various other rules and regulations such as:

•	the Gramm-Leach-Bliley Act which governs the disclosure and safeguarding of consumer financial information;

•	various state and federal privacy laws;

•	the USA PATRIOT Act;

•	restrictions on transactions with persons on the Specially Designated Nationals and Blocked Persons list promulgated by the Office of Foreign Assets Control of the Department of the Treasury;

•	federal and state “Do Not Call” and “Do Not Fax” laws;

•

“controlled business” statutes, which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate providers, on the other hand;

•	the Fair Housing Act; and

•	laws and regulations in jurisdictions outside the United States in which we do business.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Seasonal fluctuations in the residential real estate brokerage and relocation businesses could adversely affect our business.

The residential real estate brokerage business is subject to seasonal fluctuations. Historically, real estate brokerage revenues and relocation revenues have been strongest in the second and third quarters of the calendar year. However, many of our expenses, such as rent and personnel, are fixed and cannot be reduced during a seasonal slowdown. As a result, we may be required to borrow in order to fund operations during seasonal slowdowns or at other times. Since the terms of our indebtedness may restrict our ability to incur additional debt, we cannot assure you that we would be able to borrow sufficient amounts. Our inability to finance our funding needs during a seasonal slowdown or at other times would have a material adverse effect on us.

Our brokerage operations are concentrated in metropolitan areas which could subject us to local and regional economic conditions that could differ materially from prevailing conditions in other parts of the country.

Our subsidiary, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. Local and regional economic conditions in these locations could differ materially from prevailing conditions in other parts of the country. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions of the country. In 2006, NRT realized approximately 58% of its revenues, including revenues related to Sotheby’s International Realty®, from California (27%), Florida (10%) and the New York metropolitan area (21%). Including acquisitions, NRT experienced a 17% decline in the number of homesale transactions during 2006, which we believe is reflective of industry trends, especially in California and Florida where NRT experienced homesale transaction declines of 41%, and 26%, respectively, during that period. A continued downturn in residential real estate demand or economic conditions in these regions could result in a further decline in NRT’s total gross commission income and have a material adverse effect on us. In addition, given the significant geographic overlap of our title and settlement services business with our company- owned brokerage offices, such regional declines affecting our company-owned brokerage operations could have an adverse effect on our title and settlement services business as well.

During 2006, 2005, and 2004 we generated 24%, 27% and 27% of our consolidated revenues from transactions in California. A continued downturn in residential real estate demand or economic conditions in California could result in a decline in our overall revenues and have a material adverse effect on us.

The pro forma financial information in this prospectus may not be reflective of our operating results and financial condition following the Transactions and we may be unable to achieve anticipated cost savings and other benefits.

The pro forma financial information included in this prospectus is derived from our historical consolidated and combined financial statements. The preparation of this pro forma information is based on certain assumptions and estimates. This pro forma information may not necessarily reflect what our results of operations, financial position and cash flows would have been had the Separation, the offering of the 2006 Senior Notes and the Transactions occurred during the periods presented or what our results of operations, financial position and cash flows will be in the future. The Adjusted EBITDA information contained in this prospectus is based on an anticipated cost structure and projected cost savings and other benefits that our management believes are reasonable. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We cannot assure you that the anticipated cost savings or other benefits will be achieved. If our cost savings or the impact of other benefits are less than our estimates or our cost savings initiatives adversely affect our operations or cost more or take longer to implement than we project, our results will be less than we anticipate and the savings or other benefits we projected in computing Adjusted EBITDA may not be fully realized.

We may not have the ability to complete future acquisitions; we may not be successful in developing the Better Homes and Gardens® Real Estate brand.

We have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. Our company-owned brokerage business has completed more than 343 acquisitions since its formation in 1997 and, in 2004, we acquired the Sotheby’s International Realty® residential brokerage business and entered into an exclusive license agreement for the rights to the Sotheby’s International Realty® trademarks with which we are in the process of building the Sotheby’s International Realty® franchise system. In January 2006, we acquired our title insurance underwriter and certain title agencies. As a result of these and other acquisitions, we have derived a substantial portion of our growth in revenues and net income from acquired businesses. The success of our future acquisition strategy will continue to depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions.

On October 8, 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith Corporation. We intend to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between us and Meredith becomes fully operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. There can be no assurance that we will be able to successfully develop the brand in a timely matter or at all. Our inability to complete acquisitions or to successfully develop the Better Homes and Gardens® Real Estate brand would have a material adverse effect on our growth strategy.

We may not realize anticipated benefits from future acquisitions.

Integrating acquired companies may involve complex operational and personnel-related challenges. Future acquisitions may present similar challenges and difficulties, including:

•	the possible defection of a significant number of employees and sales associates;

•	increased amortization of intangibles;

•	the disruption of our respective ongoing businesses;

•	possible inconsistencies in standards, controls, procedures and policies;

•	failure to maintain important business relationships;

•	unanticipated costs of terminating or relocating facilities and operations;

•	unanticipated expenses related to such integration; and

•	the potential unknown liabilities associated with acquired businesses.

We are also in the process of integrating the operations of our acquired businesses and expect to incur costs relating to such integrations. These costs may result from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

Our franchisees and sales associates could take actions that could harm our business.

Our franchisees are independent business operators and the sales associates that work with our company-owned brokerage operations are independent contractors, and, as such, neither are our employees, and we do not exercise control over their day-to-day operations. Our franchisees may not successfully operate a real estate brokerage business in a manner consistent with our standards, or may not hire and train qualified sales associates and other employees. If our franchisees and sales associates were to provide diminished quality of service to customers, our image and reputation may suffer materially and adversely affect our results of operations.

Additionally, franchisees and sales associates may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our and our brands’ image, reputation and goodwill.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our relocation business is subject to risks related to acquiring, carrying and reselling real estate.

In a limited number of transactions (approximately 17% of our relocation business homesale transactions for the nine months ended September 30, 2007), our relocation business enters into “at-risk” homesale transactions whereby we acquire the home being sold by relocating employees and bear the risk of all expenses associated with acquiring, carrying and selling the home, including potential loss on sale. In approximately 40% of these “at-risk” homesale transactions, the ultimate third party buyer is under contract at the time we become the owner of the home. For the remaining 60% of these “at-risk” homesale transactions, adverse economic conditions have reduced the value of some of such homes, and could further reduce the value of those and other such homes, and increase our carrying costs, both of which would increase the losses that we may incur on reselling the homes. A significant increase in the number of “at-risk” home sale transactions could have a material adverse effect on our relocation business, financial condition, results of operations or cash flows.

Clients of our relocation business may terminate their contracts at any time.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred up to the time of termination. If a significant number of our relocation clients terminate their contracts with us, our results of operations would be materially adversely affected.

We may experience significant claims relating to our operations and losses resulting from fraud, defalcation or misconduct.

We issue title insurance policies which provide coverage for real property mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is limited to the first $5,000 of claims on any one policy. The title underwriter we acquired in January 2006 generally underwrites title insurance policies on properties up to $1.5 million. For properties valued in excess of this amount, we obtain a reinsurance policy from a national underwriter. We may also be subject to legal claims arising from the handling of escrow transactions and closings. Our subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. We carry additional errors and omissions insurance coverage for errors made during the real estate settlement process of up to $35 million per occurrence, $35 million in the aggregate in excess of the NRT policy, subject to a deductible of $2.5 million per occurrence. The occurrence of a significant title or escrow claim in any given period could have a material adverse effect on our financial condition and results of operations during the period.

Fraud, defalcation and misconduct by employees are also risks inherent in our business. At any point in time, we are the custodians of approximately $500 million of cash deposited by customers with specific instructions as to its disbursement from escrow, trust and account servicing files. We carry insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.

We would be subject to severe losses if banks do not honor our escrow deposits.

Our company-owned brokerage business and our title and settlement services business act as escrow agents for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. Upon the satisfaction of those conditions, we release the money to the appropriate party. We deposit this money with various banks including Comerica Bank National Association, Wells Fargo Bank, National Association and SunTrust Bank National Association, which hold a significant amount of such deposits in excess of the federal deposit insurance limit. If Comerica, Wells Fargo, SunTrust or any of our other depository banks were to become unable to honor our deposits, we could be responsible for these deposits. These escrow and trust deposits totaled $412 million and $456 million at September 30, 2007 and December 31, 2006, respectively.

Title insurance regulations limit the ability of our insurance underwriters to pay cash dividends to us.

Our title insurance underwriters are subject to regulations that limit their ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to a certain percentage of the insurance subsidiary’s surplus, or 100% of statutory operating income for the previous calendar year. These restrictions could limit our ability to pay dividends to our stockholders, repay our indebtedness, make acquisitions or otherwise grow our business.

We may be unable to continue to securitize certain of our relocation assets which may adversely impact our liquidity.

At September 30, 2007, $968 million of liabilities was outstanding through various bankruptcy remote special purpose entities (“SPEs”) monetizing certain assets of our relocation services business. We have provided a performance guaranty which guarantees the obligations of our subsidiary, Cartus Corporation, as originator and servicer under these securitization programs with the SPEs. Through these SPEs, we securitize relocation receivables and related assets, and the proceeds from the securitization of such assets are used to fund our current working capital needs. Our ability to securitize these assets or receivables depends upon the amount of such receivables and other assets that we hold, the performances of these assets, the interest of banks and other financial institutions in financing the securitized assets and other factors. Interest incurred in connection with borrowings under these facilities is recorded within net revenues in our consolidated and combined financial statements as related borrowings are utilized to fund relocation receivables and advances and properties held for sale within our relocation business where interest is generally earned on such assets. If we are unable to continue to securitize these assets, we may be required to find additional sources of funding which may be on less favorable terms.

Each of the Securitization Facilities contains terms which if triggered may result in a termination or limitation of new or existing funding under the facility and/or may result in a requirement that all collections on the assets be used to pay down the amounts outstanding under such facility. The loss of funding or reduction in available funding under one or more of the Securitization Facilities could restrict our ability to fund the operation of our relocation business. Some of the trigger events which could affect the availability of funds under the Securitization Facilities include defaults or losses on the securitized receivables and related assets resulting in insufficient collateral for the notes or advances, increases in default rates on the securitized receivables, increases in noncash reductions of the securitized receivables, losses on sales of relocation properties or increases in the average length of time we hold relocation properties in inventory. The facilities also have or will have trigger events based on change in control, cross-defaults to material indebtedness and, in one instance, a trigger event based on a breach of financial covenants. If an event of default is continuing under our notes, our credit agreement or other material indebtedness, such event could cause a termination of our ability to obtain future advances under and amortization of one or more of the Securitization Facilities. Each of the Securitization Facilities also contains provisions limiting the availability of funding based on the concentration levels of receivables due from any one client or, in some instances, groups of the largest clients and certain of the Securitization Facilities have other concentration levels relating to the due dates of the receivables, the period certain receivables are outstanding and the type or location of the relocation properties. If such concentration levels are exceeded, we may be required to retire a portion of the amount outstanding under the affected facility or may be limited in the amount we are able to draw under the facility.

The asset-backed securities market in the United States and Europe has been experiencing unprecedented disruptions. Current conditions in this market include reduced liquidity, credit risk premiums for certain market participants and reduced investor demand for asset-backed securities, particularly those backed by sub-prime collateral. These conditions, which may increase our cost of funding and reduce our access to the asset-backed securities market, may continue or worsen in the future.

Since we are highly dependent on the availability of the asset-backed securities market to finance the operations of our relocation business, disruptions in this market or any adverse change or delay in our ability to access the market could have a material adverse effect on our financial position, liquidity and results of operations. Continued reduced investor demand for asset-backed securities could result in our having to hold our relocation assets until investor demand improves, but our capacity to hold our relocation assets is not unlimited. If we confront a reduction in the borrowing capacity under our Securitization Facilities due to a reduced demand for asset-backed securities, it could require us to reduce the amount of relocation assets that we will purchase and to find alternative sources of funding for our working capital needs. Continued adverse market conditions could also result in increased costs and reduced margins earned in connection with our securitization transactions.

We will continue to rely on borrowings under the Securitization Facilities in order to fund the future liquidity needs of our relocation business. If we need to increase the funding available under our Securitization Facilities, there can be no assurance that such funding will be available to us or, if available, that it will be on terms acceptable to us. In addition, if market conditions do not improve prior to the maturity of our Securitization Facilities, we may encounter difficulties in refinancing them. If these sources of funding are not available to us for any reason, including the occurrence of events of default, breach of restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, disruption of the asset-backed market or otherwise, or upon maturity of our Securitization Facilities, we could be required to borrow under our revolving credit facility or incur other indebtedness to finance our working capital needs or we could be required to revise the scale of our business, which could have a material adverse effect on our ability to achieve our business and financial objectives.

We are dependent on our senior management and a loss of any of our senior managers may adversely affect our business and results of operations.

We believe that our future growth depends, in part, on the continued services of our senior management team. Losing the services of any members of our senior management team could adversely affect our strategic and customer relationships and impede our ability to execute our growth strategies. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post employment non-competition provisions. However, these arrangements permit the employees to terminate their employment without notice.

The cost of compliance or failure to comply with the Sarbanes-Oxley Act of 2002 may adversely affect our business.

Following the filing of the exchange offer registration statement of which this prospectus is a part, we will be subject to certain provisions of the Sarbanes-Oxley Act of 2002. This may result in higher compliance costs and may adversely affect our financial results and our ability to retain qualified executive officers. The Sarbanes-Oxley Act affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures, and financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act, for example, requires companies subject to the reporting requirements of the U.S. federal securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal controls over financial reporting. We will be required to provide management’s Section 404 evaluation beginning with our annual report on Form 10-K for the year in which our exchange offer registration statement is declared effective. The failure to comply with Section 404, when we are required to comply, may result in investors losing confidence in the reliability of our financial statements (which may result in a decrease in the trading price of our securities), prevent us from providing the required financial information in a timely manner (which could materially and adversely impact our business, our financial condition and the trading price of our securities), prevent us from otherwise complying with the standards applicable to us as a public company and subject us to adverse regulatory consequences.

Our international operations are subject to risks not generally experienced by our U.S. operations.

Our relocation services business operates worldwide, and to a lesser extent, our real estate franchise services and company-owned real estate brokerage businesses have international operations. Our international operations are subject to risks not generally experienced by our U.S. operations, and if such risks materialize our profitability may be adversely affected. The risks involved in our international operations that could result in losses against which we are not insured and therefore affect our profitability include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the U.S.;

•	hostility from local populations;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	restrictions on the ability to obtain or retain licenses required for operation;

•	foreign exchange restrictions;

•	fluctuations in foreign currency exchange rates;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, employment law or other harm resulting from negligence or fraud by individuals or entities outside of our control, including franchisees and independent contractors, such as sales associates. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties. We are generally not liable for the actions of our franchisees; however, there is no assurance that we would be insulated from liability in all cases.

We are reliant upon information technology to operate our business and maintain our competitiveness, and any disruption or reduction in our information technology capabilities could harm our business.

Our business depends upon the use of sophisticated information technologies and systems, including technology and systems utilized for communications, procurement, call center operations and administrative systems. The operation of these technologies and systems is dependent upon third party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third party vendors on commercially reasonable terms. We also cannot assure you that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. There can be no assurances that we will be able to obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, there can be no assurances that we will achieve the benefits anticipated or required from any new technology or system, or that we will be able to devote financial resources to new technologies and systems in the future.

In addition, our information technologies and systems are vulnerable to damage or interruption from various causes, including (i) natural disasters, war and acts of terrorism, (ii) power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (iii) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. We maintain certain disaster recovery capabilities for critical functions in most of our businesses, including certain disaster recovery services from International Business Machines Corporation. However, there can be no assurances that these capabilities will successfully prevent a disruption to or material adverse effect on our businesses or operations in the event of a disaster or other business interruption. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue. Additionally, our business interruption insurance may be insufficient to compensate us for losses that may occur.

The weakening or unavailability of our intellectual property rights could adversely impact our business.

Our trademarks, domain names, trade dress and other intellectual property rights are fundamental to our brands and our franchising business. We generate, maintain, utilize and enforce a substantial portfolio of trademarks, domain name registrations, trade dress and other intellectual property rights. We use our intellectual property rights to protect the goodwill of our brand names, to promote our brand name recognition, to protect our proprietary technology and development activities, to enhance our competitiveness and to otherwise support our business goals and objectives. However, there can be no assurances that the steps we take to obtain, maintain and protect our intellectual property rights will be adequate and, in particular, there can be no assurance that we own all necessary registrations for our intellectual property or that any applications we have filed to register our intellectual property will be approved by the appropriate regulatory authorities. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. We may be unable to prevent third parties from using our intellectual property rights without our authorization or independently developing technology that is similar to ours. Our intellectual property rights, including our trademarks, may fail to provide us with significant competitive advantages, particularly in foreign jurisdictions that do not have or do not enforce strong intellectual property rights. In addition, our license agreement with Sotheby’s Holdings, Inc. for the use of the Sotheby’s International Realty® brand is terminable by Sotheby’s Holdings, Inc. prior to the end of the license term if certain conditions occur, including but not limited to the following: (i) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (ii) we become bankrupt or insolvent, (iii) a court issues non-appealable, final judgment that we have committed certain breaches of the license agreement and we fail to cure such breaches within 60 days of the issuance of such judgment or (iv) we discontinue the use of all of the trademarks licensed under the license agreement for a period of twelve consecutive months.

Risks relating to our separation from Cendant

We have a short operating history as a separate independent company and our historical financial information is not necessarily representative of the results we would have achieved as a separate independent company and may not be a reliable indicator of our future results.

The historical financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate independent company for such periods presented or those that we will achieve in the future primarily as a result of the following factors:

•

Prior to our separation from Cendant, our business was operated by Cendant as part of its broader corporate organization, rather than as an independent company. Cendant or one of its affiliates performed various corporate functions for us, including, but not limited to, cash management, tax administration, certain governance functions (including compliance with the Sarbanes-Oxley Act of 2002 and internal audit) and external reporting. Our historical financial results for such periods reflect allocations of corporate expenses from Cendant for these and similar functions. These allocations are less than the comparable expenses we believe we would have incurred had we operated as a separate independent company.

•

Prior to our separation from Cendant, our business was integrated with the other businesses of Cendant. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships.

•

The cost of capital for our business is higher than Cendant’s cost of capital prior to our separation from Cendant because Cendant’s credit ratings were higher than our credit ratings as of December 31, 2006.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a separate independent company.

We are responsible for certain of Cendant’s contingent and other corporate liabilities.

Under the Separation and Distribution Agreement dated July 27, 2006 (the “Separation and Distribution Agreement”) among Realogy, Cendant, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport Inc. (“Travelport”), and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement dated as of July 28, 2006 among Realogy, Wyndham Worldwide and Travelport, we and Wyndham Worldwide have each assumed and are responsible for 62.5% and 37.5%, respectively, of certain of Cendant’s contingent and other corporate liabilities including those relating to unresolved tax and legal matters and associated costs and expenses. More specifically, we generally have assumed and are responsible for the payment of our share of: (i) liabilities for certain litigation relating to, arising out of or resulting from certain lawsuits in which Cendant is named as the defendant, (ii) certain contingent tax liabilities and taxes allocated pursuant to the Tax Sharing Agreement for the payment of certain taxes, (iii) Cendant corporate liabilities relating to Cendant’s terminated or divested businesses and liabilities relating to the Travelport sale, if any, (iv) generally any actions with respect to the separation plan or the distributions brought by any third party and (v) payments under certain identified contracts (or portions thereof) that were not allocated to any specific party in connection with our separation from Cendant. In almost all cases, we are not responsible for liabilities that were specifically related to Avis Budget, Wyndham Worldwide and/or Travelport, which were allocated 100% to the applicable company in the separation. In addition, we agreed with Wyndham Worldwide to guarantee each other’s obligations (as well as Avis Budget’s) under our respective deferred compensation plans for amounts deferred in respect of 2005 and earlier years. At our separation from Cendant, we recorded $843 million relating to this assumption and guarantee. The majority of the $843 million of liabilities have been classified as due to former parent in the consolidated and combined balance sheet included elsewhere in this prospectus as the Company is indemnifying Cendant for these contingent liabilities and therefore any payments are typically made to the third party through the former parent. At September 30, 2007, the due to former parent balance had been reduced to $576 million, primarily as a result of the settlement of certain Cendant legacy legal matters and the favorable resolution of certain Cendant federal income tax matters.

If any party responsible for such liabilities were to default in its payment, when due, of any such assumed obligations related to any such contingent and other corporate liability, each non-defaulting party (including Cendant) would be required to pay an equal portion of the amounts in default. Accordingly, we may, under certain circumstances, be obligated to pay amounts in excess of our share of the assumed obligations related to such contingent and other corporate liabilities including associated costs and expenses. On April 26, 2007, in accordance with the Separation and Distribution Agreement, we used the new synthetic letter of credit facility to satisfy our obligations to post a letter of credit in respect of our assumed portion of Cendant’s contingent and other corporate liabilities.

Approximately 70 lawsuits claiming to be class actions and other proceedings were commenced against Cendant and other defendants relating to accounting irregularities arising from some of the CUC International, Inc. business units acquired when HFS Incorporated merged with CUC to form Cendant. All of those lawsuits have been resolved, other than two lawsuits that were settled subject to court approval in November 2007, under which Cendant has agreed to pay an aggregate of approximately $28 million to the plaintiffs ($13 million of which was paid to the plaintiffs in November 2007), as well as two other unresolved lawsuits. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. Although we will share any costs and expenses arising out of this litigation with Wyndham Worldwide, an adverse outcome from such unresolved proceedings or liabilities or other proceedings for which we have assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings in any given reporting period.

If the distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), then our stockholders and/or we and Avis Budget might be required to pay U.S. federal income taxes.

The distribution of Realogy shares in connection with our separation from Cendant was conditioned upon Cendant’s receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), substantially to the effect that the distribution, together with certain related transactions, should qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. The opinion of Skadden Arps was based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and Cendant made to Skadden Arps. In rendering its opinion, Skadden

Arps also relied on certain covenants that we and Cendant entered into, including the adherence by Cendant and us to certain restrictions on our future actions. If any of the representations or statements that we or Cendant made were, or become, inaccurate or incomplete, or if we or Cendant breach any of our covenants, the distribution and such related transactions might not qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. You should note that Cendant did not and does not intend to seek a ruling from the Internal Revenue Service (“IRS”), as to the U.S. federal income tax treatment of the distribution and such related transactions. The opinion of Skadden Arps is not binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the validity of the distribution and such related transactions as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or that any such challenge ultimately will not prevail.

If the distribution of Realogy shares together with the related transactions referred to above, or together with the Merger (the tax consequences of which are discussed below under “The Merger might be characterized as part of a plan.”), were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, then Cendant would recognize gain in an amount equal to the excess of (i) the fair market value of our common stock distributed to the Cendant stockholders over (ii) Cendant’s tax basis in such common stock. Under the terms of the Tax Sharing Agreement, in the event the distribution of the stock of Realogy or Wyndham Worldwide were to fail to qualify as a reorganization and (x) such failure was not the result of actions taken after the distribution by Cendant, us or Wyndham Worldwide, we and Wyndham Worldwide would be responsible for the payment of 62.5% and 37.5%, respectively, of any taxes imposed on Cendant as a result thereof or (y) such failure was the result of actions taken after the distribution by Cendant, us or Wyndham Worldwide, the party responsible for such failure would be responsible for all taxes imposed on Cendant as a result thereof. In addition, in certain circumstances, Cendant shareholders who received Realogy stock in the distribution would be treated as having received a taxable dividend equal to the fair market value of Realogy stock received. If the Merger were to cause the distribution to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, the resulting taxes would be significant and would have a clear material adverse effect.

We might not be able to engage in desirable strategic transactions and equity issuances.

Our ability to engage in significant stock transactions could be limited or restricted in order to preserve the tax-free nature of the distribution of our common stock to Cendant stockholders on July 31, 2006. Even if the distribution, together with the related transactions referred to above, or together with the Merger (the tax consequences of which are discussed below under “The Merger might be characterized as part of a plan.”), otherwise qualifies as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, the distribution would be taxable to Avis Budget (but generally not to Avis Budget stockholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly stock representing a 50% or greater interest, by vote or value, in the stock of either Avis Budget or Realogy.

Current U.S. federal income tax law creates a presumption that the distribution would be taxable to Avis Budget, but not to its stockholders, if either Realogy or Avis Budget were to engage in, or enter into an agreement to engage in, a transaction that would result in a 50% or greater change, by vote or value, in Realogy or Avis Budget’s stock ownership during the four-year period that began two years before the date of the distribution, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the distribution. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a distribution are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide that a distribution and subsequent acquisition can be part of a plan only if there was an agreement, understanding, arrangement, or substantial negotiations regarding the acquisition or a similar acquisition at some time during the two-year period ending on the date of the distribution, and also provide a series of “safe harbors” for acquisition transactions that are not considered to be part of a plan. These rules may prevent Realogy and Avis Budget from entering into transactions which might be advantageous to their respective stockholders, such as issuing equity securities to satisfy financing needs or acquiring businesses or assets with equity securities.

We believe that neither the share repurchase program that we engaged in during 2006 nor the Merger with affiliates of Apollo will affect the tax-free nature of our separation from Cendant. However, both determinations are based upon a facts and circumstances analysis and facts and circumstances are inherently difficult to assess.

The Merger might be characterized as part of a plan.

Under the Tax Sharing Agreement, Realogy agreed not to take certain actions during the period beginning the day after the distribution date and ending on the two-year anniversary thereof. These actions include Realogy selling or otherwise transferring 50% or more of its gross or net assets of its active trade or business or 50% or more of the consolidated gross or net assets of its business, or entering into a merger agreement or any Proposed Acquisition Transaction, as defined in the Tax Sharing Agreement (generally, a transaction where Realogy would merge or consolidate with any other person or where any person would acquire an amount of stock that comprises thirty-five percent or more of the value or the total combined voting power of all of the outstanding stock of Realogy), without the receipt of a private letter ruling from the IRS, or an opinion of tax counsel in form and substance reasonably satisfactory to at least two of Cendant, Realogy and Wyndham Worldwide that states that such action will not result in Distribution Taxes, as defined in the Tax Sharing Agreement (generally, taxes resulting from the failure of the distribution to qualify under Section 355(a) or (c) of the Code or Section 361(c) of the Code, or the application of Sections 355(d) or (e) of the Code to the distribution).

The Merger is a Proposed Acquisition Transaction as defined in the Tax Sharing Agreement. In connection with the Merger, Skadden Arps issued an opinion (the “Opinion”) to us, Cendant and Wyndham Worldwide, stating that, based on certain facts and information submitted and statements, representations and warranties made by Realogy and Apollo, and subject to the limitations and qualifications set forth in such Opinion, the Merger with affiliates of Apollo will not result in Distribution Taxes. Each of Cendant and Wyndham Worldwide confirmed that the Opinion is reasonably satisfactory. The Opinion is not binding on the IRS or a court. Accordingly, the IRS may assert a position contrary to the Opinion, and a court may agree with the IRS’s position. Additionally, a change in the tax law or the inaccuracy or failure to be complete of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations, or assumptions upon which the Opinion is based could affect its conclusions. Pursuant to the Tax Sharing Agreement, Realogy is required to indemnify Cendant against any and all tax-related liabilities incurred by it relating to the distribution to the extent caused by Realogy’s actions, even if Cendant has permitted us to take such actions. Cendant did not and does not intend to seek a private letter ruling from the IRS.

If the Merger causes the distribution to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, the resulting taxes would be significant and would have a clear material adverse effect. Cendant would recognize gain in an amount equal to the excess of (i) the fair market value of our common stock distributed to the Cendant stockholders over (ii) Cendant’s tax basis in such common stock. Under the terms of the Tax Sharing Agreement, in the event the distribution of the stock of Realogy or Wyndham Worldwide were to fail to qualify as a reorganization and (x) such failure was not the result of actions taken after the distribution by Cendant, us or Wyndham Worldwide, we and Wyndham Worldwide would be responsible for 62.5% and 37.5%, respectively, of any taxes imposed on Cendant as a result thereof or (y) such failure was the result of actions taken after the distribution by Cendant, us or Wyndham Worldwide, the party responsible for such failure would be responsible for all taxes imposed on Cendant as a result thereof. In addition, in certain circumstances, the Cendant shareholders who received Realogy stock in the distribution would be treated as having received a taxable dividend equal to the fair market value of Realogy stock received. If the distribution were to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, but acquisitions of Cendant stock or Realogy stock after the distribution were to cause Section 355(e) of the Code to apply, Cendant would recognize taxable gain as described above, but the distribution would be tax free to stockholders (except for cash received in lieu of a fractional share of Realogy common stock).

Risks related to the notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. In addition, we cannot assure that if there is a drawdown on our synthetic letter of credit facility, we will be able to pay the reimbursement obligations owed to the lenders thereunder within the required periods, See “Forward-Looking Statements”. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Other Indebtedness.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the senior secured credit facility, the securitization facilities or the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the senior secured credit facility and the indentures governing the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facility and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

If we cannot make scheduled payments on our debt (or reimbursement obligations, if any, when due under the synthetic letter of credit facility), we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and our senior secured credit facility will not fully prohibit us or our subsidiaries from doing so. Under the indentures governing the notes, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness so long as on a pro forma basis our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1.0. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. As of September 30, 2007, we had $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million available for additional borrowing under our senior secured credit facility, all of which have been secured. In addition, as of September 30, 2007, we had $262 million of additional availability under our Securitization Facilities, subject to having the requisite relocation asset base. See “Description of Other Indebtedness.”

Moreover, our obligations under the Securitization Facilities are not considered “indebtedness” under the senior secured credit facility and the indentures governing the notes. The senior secured credit facility and the indentures governing the notes contain various covenants, including, in the case of the senior secured credit facility, the maintenance of a specified senior secured leverage ratio. Because obligations under the Securitization Facilities are not considered “indebtedness” under the senior secured credit facility and the indentures governing the notes, our ability to take certain actions, including the issuance of additional indebtedness, will be determined without regard to our indebtedness under these facilities. In addition, our ability to maintain the financial ratios set forth in the senior secured credit facility covenants (e.g. senior secured leverage ratio) or the incurrence ratios in the indentures governing the notes (e.g. fixed charge coverage ratio) will be determined without regard to our obligations under the Securitization Facilities.

Restrictive covenants under our indentures and the senior secured credit facility may adversely affect our operations.

Our senior secured credit facility and the indentures governing the notes contain, and any future indebtedness we incur may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the restrictive covenants in our senior secured credit facility will require us to maintain a specified senior secured leverage ratio. A breach of any of this covenant or any of the other restrictive covenants would result in a default under our senior secured credit facility. Upon the occurrence of an event of default under our senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the senior subordinated notes;

any of which could result in an event of default under the notes and our Securitization Facilities.

If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Other Indebtedness.”

If a material event of default is continuing under our senior secured credit facility, such event could cause a termination of our ability to obtain future advances under and amortization of one or more of the Securitization Facilities.

In addition to the covenants listed above, if we fail to register the old notes within specified time periods, we will be required to pay additional interest on the notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior secured credit facility and our securitization obligations under our Securitization Facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility for a portion of our floating interest rate debt facilities, we cannot assure you such interest rate swaps will eliminate interest rate volatility in its entirety.

The notes and the guarantees are effectively subordinated to all of our secured debt and secured debt of the note guarantors and if a default occurs, we and the guarantors may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes and the related guarantees will be general unsecured obligations but our obligations under our senior secured credit facility and each guarantor’s obligations under its guarantee of the senior secured credit facility are secured by a security interest in substantially all of our assets and the assets of our guarantors. The notes will be effectively subordinated to all of our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of September 30, 2007 we and the guarantors had approximately $3,236 million of senior secured indebtedness, including $43 million of indebtedness under the 2006 Senior Notes, $3,129 million of indebtedness under our senior secured credit facility (excluding $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility) and $64 million of capital lease obligations, all of which is effectively senior to the notes. In addition, subject to some limitations, the indentures governing the notes permit us to incur additional secured indebtedness and your notes and any related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness and, in the case of the senior subordinated notes, all senior indebtedness, together with accrued interest, has been repaid in full from those assets. Because the borrowings under our senior secured credit facility are secured obligations, if we fail to comply with the terms of the senior secured credit facility and those creditors accelerated the payment of all the funds borrowed thereunder and we were unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our guarantors which serve as collateral. In this event, our secured creditors would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and any related guarantees then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured indebtedness of the guarantors as the notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. As of September 30, 2007, our non-guarantor subsidiaries had approximately $1,359 million of total liabilities (approximately $968 million of which consisted of secured indebtedness under our Securitization Facilities), all of which is structurally senior to the notes. In addition, our securitization subsidiaries have been permitted to incur approximately $262 million of additional secured indebtedness under our Securitization Facilities, all of which is structurally senior to the notes.

The notes are not guaranteed by any of our foreign subsidiaries, our securitization subsidiaries, our insurance subsidiaries and our qualified foreign corporation holding companies. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the nine months ended September 30, 2007, our non-guarantor subsidiaries represented 12.8% of our total assets (2.3% of our total assets excluding assets of our non-guarantor securitization entities), 12.9% of our total liabilities, including trade payables (4.1% of our total liabilities, including trade payables but excluding liabilities of our non-guarantor securitization entities), 3.2% of our net revenue (2.6% of our net revenue but excluding net revenue of our non-guarantor securitization entities) and 8.2% of our EBITDA (7.4% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), respectively, in each case after intercompany eliminations.

In addition, the indentures governing the notes, subject to some limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Your right to receive payments on the senior subordinated notes will be junior to all of our and the guarantors’ senior indebtedness, including our and the guarantors’ obligations under the senior secured credit facility, the senior notes and other existing and future senior debt.

The senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness, including the senior secured credit facility and the senior notes.

The senior subordinated guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness, including its guarantee of the senior secured credit facility and the senior notes. We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our senior secured credit facility and the senior notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the senior subordinated notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any guarantor, our or the applicable guarantor’s assets will not be available to pay obligations under the senior subordinated notes or the applicable senior subordinated guarantee until we or the applicable guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the senior subordinated notes or the applicable senior subordinated guarantees, including payments of principal or interest when due.

As of September 30, 2007, we and the guarantors had approximately $6,256 million of senior indebtedness, (excluding $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility), including the senior notes, all of which is senior to the senior subordinated notes.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Although there can be no assurances, we believe that the level of borrowings available to us, combined with cash provided by our operations, will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	restructure our operations;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our senior secured credit facility and the indentures governing the notes. In addition, our senior secured credit facility and the indentures governing the notes will restrict our ability to sell assets and to use the proceeds from the sales. Moreover, borrowings under our senior secured credit facility are secured by substantially all of our assets and those of most of our subsidiaries. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, Apollo, its co-investors and their respective affiliates have no continuing obligation to provide us with debt or equity financing following the Transactions. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

Realogy is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the indentures governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures governing the notes and our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facility and our indentures governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, we could be forced into bankruptcy or liquidation and the subordination provisions in the senior subordinated notes may prevent us from paying any obligation with respect to such notes. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

We may be unable to purchase the notes upon a change of control.

Upon a change of control, as defined in the indentures governing the notes, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any. If a change of control occurs under the indentures governing the notes, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our senior secured credit facility and, in the case of the senior subordinated notes, the terms of our other senior indebtedness, from repurchasing all of the notes tendered by holders upon a change of control. In addition, a change of control could give rise to additional payment obligations under the terms of the employment agreements with certain members of our management and our management fee agreement with Apollo, which we may not have sufficient financial resources to pay and could impede our ability to engage in a change of control transaction. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross-default under the senior secured credit facility. Our senior secured credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Our Securitization Facilities contain, and any of our future debt agreements may contain, similar provisions.

The change of control provisions in the indentures governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indentures to trigger our obligation to repurchase the notes. Except as otherwise described above, the indentures do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the indentures, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Other Indebtedness” and “Description of Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

You may be adversely affected if you fail to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed, that for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

There is no public market for the notes, and we do not know if an active trading market will ever develop or, if a market does develop, whether it will be sustained.

Each series of exchange notes will constitute a new issue of securities of the same class as the applicable series of old notes, and there is no existing trading market for any series of notes. Although the initial purchasers have informed us that they intend to make a market in each series of notes and the exchange notes, they have no obligation to do so and may discontinue making a market in any series of notes at any time without notice. In addition, such market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes.

We do not intend to apply for listing or quotation of any series of exchange notes on any securities exchange or stock market. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes. The liquidity of any market for each series of notes will depend on a number of factors, including:

•	the number of holders of such series of notes;

•	our ability to complete the exchange offer;

•	our operating performance, financial condition or prospects;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the applicable series of notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes or exchange notes. You may not be able to sell your exchange notes at a particular time, and the price that you receive when you sell may not be favorable.

You will be required to pay U.S. federal income tax on the exchange senior toggle notes even if we do not pay cash interest.

Because the exchange senior toggle notes will provide, like the old senior toggle notes currently provide, us with the option to pay PIK interest for any interest payment period after the initial interest payment and prior to October 15, 2011, none of the interest payments on the senior toggle notes will be “qualified stated interest” for U.S. federal income tax purposes even if we never exercise such option. Consequently, the exchange senior toggle notes, like the old senior toggle notes, will be treated as issued with original issue document (“OID”) for U.S. federal income tax purposes, and U.S. holders will be required to include the OID in gross income regardless of whether interest is paid currently in cash.

We are controlled by Apollo who will be able to make important decisions about our business and capital structure; their interests may differ from your interests as a noteholder.

Substantially all of the common stock of Holdings is held by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management, L.P., including Apollo Investment Fund VI, L.P. As a result, Apollo controls us and has the power to elect all of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Holdings’ stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of our equity holders may not in all cases be aligned with yours as a holder of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us or that may be our customers or suppliers. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as Apollo continues to own a significant amount of the equity of Holdings, even if such amount is less than 50%, Apollo will continue to be able to strongly influence or effectively control our decisions. Because our equity securities are not registered under the Exchange Act and are not listed on any U.S. securities exchange, we are not be subject to any of the corporate governance requirements of any U.S. securities exchanges.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements. Forward-looking statements in this prospectus or in our public filings or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements were based on various facts and were derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “hope,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•

our substantial leverage as a result of the Transactions; At September 30, 2007 our total long-term debt (including current portion) was $6,256 million. In addition, at September 30, 2007, our current liabilities included $968 million of securitization relocation obligations which were collateralized by $1,324 million of securitization relocation assets that are not available to pay our general obligations;

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continuing adverse developments in the residential real estate markets, either regionally or nationally, due to lower sales, downward pressure on price, reduced availability of financing or availability only at higher rates and a withdrawal of real estate investors from these markets, including but not limited to:

•	a decline in the number of homesales and/or prices and in broker commission rates and a deterioration in other economic factors that particularly impact the residential real estate market;

•	a similar decline in homesales and/or prices affecting our franchisees;

•	a negative perception of the market for residential real estate;

•	competition in our existing and future lines of business and the financial resources of competitors;

•	our failure (inadvertent or otherwise) to comply with laws and regulations and any changes in laws and regulations;

•	seasonal fluctuation in the residential real estate brokerage business; and

•	local and regional conditions in the areas where our franchisees and brokerage operations are located;

•	limitations on flexibility in operating our business due to restrictions contained in our debt agreements;

•

adverse developments in general business, economic and political conditions, including changes in short-term or long-term interest rates or mortgage-lending practices, and any outbreak or escalation of hostilities on a national, regional and international basis;

•	our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions;

•	our failure to maintain or acquire franchisees and brands in future acquisitions or the inability of franchisees to survive the current real estate downturn;

•	actions by our franchisees that could harm our business;

•	our inability to access capital and/or securitization markets on favorable commercial terms;

•	the loss of any of our senior management;

•

the final resolutions or outcomes with respect to Cendant’s contingent and other corporate assets or contingent litigation liabilities, contingent tax liabilities and other corporate liabilities and any related actions for indemnification made pursuant to the Separation and Distribution Agreement and the Tax Sharing Agreement regarding the principal transactions relating to our separation from Cendant and the other agreements that govern certain aspects of our relationship with Cendant, Wyndham Worldwide and Travelport, including any adverse impact on our future cash flows or future results of operations;

•	our inability to securitize certain assets of our relocation business, which would require us to find alternative sources of liquidity, which if available, may be on less favorable terms;

•	our inability to achieve cost savings and other benefits anticipated as a result of the Merger and our restructuring initiatives;

•

the possibility that the distribution of our stock to holders of Cendant’s common stock in connection with the Separation (as defined within), together with certain related transactions and our sale to Apollo, were to fail to qualify as a reorganization for U.S. federal income tax purposes;

•	changes in our ownership structure; and

•	the cumulative effect of adverse litigation or arbitration awards against us and the adverse effect of new regulatory interpretations, rules or laws.

Other factors not identified above, including the risk factors described in the “Risk Factors” section of this prospectus, may also cause actual results to differ materially from those projected by our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors”, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

THE MERGER

The following is a summary of certain provisions of the Merger Agreement. The description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the Merger Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus form a part.

On December 15, 2006, Domus Holdings Corp., a Delaware corporation (“Holdings”), Domus Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Holdings (“Merger Sub”) and Realogy entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions therein, Holdings acquired Realogy by merging Merger Sub with and into Realogy, with Realogy continuing as the surviving corporation of the Merger (the “Merger”). As a result of the Merger, Realogy became an indirect wholly-owned subsidiary of Holdings and the separate corporate existence of Merger Sub ceased.

At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by Holdings, Merger Sub or any of our or their respective subsidiaries, shares as to which a stockholder has properly exercised appraisal rights, and any shares which are rolled over by management) was cancelled and converted into the right to receive $30.00 in cash. The Merger was subject to approval by the holders of not less than a majority of our common stock outstanding, which stockholder approval was obtained on March 30, 2007. Two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, contributed $2,001 million (the “Equity Investment”) to Realogy to complete the Merger.

The Merger was financed by borrowings under the senior secured credit facility, the issuance of the old notes, the Equity Investment and cash on hand. The offering of the old notes, the initial borrowings under our senior secured credit facility, including our synthetic letter of credit facility, the Equity Investment and participation described above and the Merger are collectively referred to in this prospectus as the “Transactions.”

The Merger Agreement contains various covenants and customary representations and warranties of the parties thereto that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. In addition to customary covenants for an agreement of this nature, Realogy has provided certain non-solicitation covenants in favor of Merger Sub and Holdings whereby Realogy agreed not to take certain actions with respect to a competing acquisition proposal, subject to certain exceptions stated in the Merger Agreement.

Holdings, Merger Sub and Realogy agreed to use (and to cause their respective subsidiaries to use) reasonable best efforts to take all actions and to do all things necessary to consummate and make effective as soon as reasonably practicable, the Merger, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Realogy and its subsidiaries.

In connection with the Merger, pursuant to the existing terms of our share based awards, all outstanding options to acquire our common stock and stock appreciation rights (“SARs”) became fully vested and immediately exercisable. All such options and SARs not exercised (other than certain options and SARs which may be rolled over by management) were, immediately following such conversion, cancelled in exchange for the excess of $30.00 over the exercise price per share of common stock subject to such option or SAR multiplied by the number of shares subject to such option or SAR. At the effective time of the Merger, all of the outstanding restricted stock units (“RSUs”) (other than certain RSUs as to which the treatment in the Merger was separately agreed to by Holdings and the holder thereof) became fully vested and represented the right to receive a cash payment equal to the number of shares of common stock previously subject to such RSU multiplied by $30.00 for each share, less any required withholding taxes. At the effective time of the Merger, all of the deferred amounts held in the unit account denominated in shares (the “DUAs”) (other than certain DUAs as to which the treatment in the Merger is separately agreed to by Holdings and the holder thereof) represented the right to receive cash with a value equal to the number of shares deemed held in such DUA multiplied by $30.00.

Pursuant to the Merger Agreement, Holdings and Merger Sub agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of Realogy or any of its subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of Realogy’s subsidiaries, as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the consummation of the Merger, would survive the Merger and continue in full force and effect for a period of not less than six years after the consummation of the Merger unless otherwise required by law. In addition, we agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Holdings) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the consummation of the Merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Realogy), subject to certain exceptions. In the event of any such Action, we will reasonably cooperate with the Indemnified Person in the defense of any such Action. We will have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation, subject to certain exceptions. We will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations as described in the Merger Agreement.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the offering of the old notes, we and the guarantors of the old notes entered into three separate registration rights agreements with respect to each series of old notes with the initial purchasers of the old notes. Under those that agreements, we agreed to use commercially reasonable efforts to cause to become effective a registration statement relating to the exchange of old notes for exchange notes by April 9, 2008.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under those registration rights agreements. The exchange notes will have terms substantially identical to the old notes except the exchange notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay liquidated damages as described in the registration rights agreement.

In certain circumstances, we are obligated to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if the exchange offer is not permitted by applicable law or SEC policy;

•	if the exchange offer is not consummated within 30 business days after notice of the exchange offer is required to be mailed to holders of notes; and

•

prior to the 20th day following consummation of the exchange offer, upon the request of any holder of old notes that (A) is prohibited by applicable law or SEC policy from participating in the exchange offer, or (B) may not resell the exchange notes acquired in the exchange offer without delivering a prospectus, if this prospectus is not appropriate or available for such resales by such holder, or (C) is a broker-dealer that holds old notes acquired directly from the Company or one of its affiliates.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer; and

•	that it is acquiring the exchange notes in its ordinary course of business.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the applicable registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay liquidated damages as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the applicable series of old notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $1,700 million aggregate principal amount of the old senior fixed rate notes, $550 million aggregate principal amount of senior toggle notes, and $875 million aggregate principal amount of senior subordinated notes, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the applicable series of old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on                    , 2008, unless in our sole discretion, we extend it. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting for exchange any old notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend the exchange offer to the extent required by law, if necessary. Generally we must keep the exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend the exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of the exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to the exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of the exchange offer. There are no dissenters’ rights of appraisal under Delaware law applicable to the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old notes and withdrawal of tendered Old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer; and

•	that it is acquiring the exchange notes in its ordinary course of business.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

Exchange Agent

BY MAIL:	BY HAND DELIVERY:	BY COURIER:
By Facsimile:

Confirm By Telephone:

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the applicable offering circular distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as, set forth under “—Purpose and Effect of the Exchange Offer” we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 144 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to a distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

The net proceeds from the offering of the old notes was approximately $3,100 million, after deducting discounts to the initial purchasers and other offering expenses. The net proceeds from the offering of the old notes, together with the other sources referred to below, was used to consummate the Merger.

The following table sets forth the sources and uses of the funds for the Transactions that occurred on April 10, 2007.

(In millions) Sources of funds		Uses of funds
Cash on hand(1)	$518	Purchase price(2)	$6,761
Revolving credit facility	—	Refinancing existing term loans(7)	600
Term loan facility(3)	1,950	2006 senior notes(4)	1,200
2006 senior notes(4)	1,200	Fees and expenses(8)	189
Senior notes(5)	1,679
Senior toggle notes(5)	543
Senior subordinated notes(5)	859
Contributed equity(6)	2,001

Total sources of funds	$8,750	Total uses of funds	$8,750

(1)	We used $518 million of cash on hand to complete the Transactions.

(2)	The purchase price included the purchase of 217.8 million shares of common stock outstanding as of April 10, 2007, the settlement of stock-based awards outstanding and $68 million in direct acquisition costs.

(3)	We used $1,950 million of our new $3,170 million term loan facility to finance the Transactions. The remaining $1,220 million were available under a delayed draw subfacility of our new term loan facility. The borrowings under the delayed draw subfacility were only available, and were subsequently used, to refinance the 2006 Senior Notes (as defined in note (4) below).

(4)	At issuance in October 2006, consisted of (a) $250 million aggregate principal amount of the Floating Rate Senior Notes due 2009, (b) $450 million aggregate principal amount of the 6.15% Senior Notes due 2011 and (c) $500 million aggregate principal amount of the 6.50% Senior Notes due 2016 (collectively, the “2006 Senior Notes”). At September 30, 2007, there was outstanding $43 million aggregate principal amount of 2006 Senior Notes. Subsequently, we repurchased the remainder of the 2006 Senior Notes in privately negotiated transactions and there are no 2006 Senior Notes outstanding.

(5)	Represents the old notes, consisting of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $21 million, $550 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $7 million and $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $16 million.

(6)	Represents the issuance of $2,001 million of Holdings’ common stock to two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, which was contributed by Holdings to us and treated as a contribution to our equity.

(7)	Upon closing of the Transactions, we used proceeds to repay $600 million of borrowings under the existing term loan facility.

(8)

Reflects discounts, fees and expenses payable by us in connection with the Transactions, including the initial purchasers’ discount, financing fees, advisory fees, transaction fees paid to affiliates of Apollo, employee retention, supplemental bonus, post-retirement benefits and other transaction costs and professional fees.

As part of the Transactions, our senior secured credit facility also provided for a six-and-a-half-year $525 million synthetic letter of credit facility. On April 26, 2007, the synthetic letter of credit facility was used to post a $500 million standby irrevocable letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and the remaining $25 million was utilized for general corporate purposes. Up to $100 million of the synthetic letter of credit facility is available for general corporate purposes. For a description of these obligations, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Separation Related Agreements.”

In addition, as part of the Transactions, we refinanced our relocation securitization programs. As of September 30, 2007, we had borrowing capacity of $188 million under our Apple Ridge Funding LLC securitization program, $22 million under our Kenosia Funding LLC securitization program and approximately $52 million under our UK Relocation Receivables Funding Limited securitization program subject to maintaining sufficient relocation assets to collateralize these securitization obligations (with $968 million outstanding under such programs).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2007. You should read this table in conjunction with the audited consolidated and combined financial statements and the related notes included elsewhere in this prospectus and “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated and Combined Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of September 30, 2007
Cash and cash equivalents(1)	$276

Revolving credit facility(2)	$—
Term loan facility(3)(4)	3,129
2006 senior notes(5)	43
Senior fixed rate notes(6)	1,680
Senior toggle notes(7)	544
Senior subordinated notes(8)	860

Long-term debt, including current portion(9)	6,256
Total stockholders’ equity(10)	1,798

Total capitalization	$8,054

(1)	Cash and cash equivalents includes approximately $60 million of cash held by our title and settlement services business that is not available for general corporate purposes.

(2)	Our borrowing availability under our $750 million revolving credit facility is reduced by outstanding letters of credit. As of September 30, 2007, we had $707 million of borrowing availability under our revolving credit facility (after giving effect to the issuance of $43 million letters of credit).

(3)	Our senior secured credit facility provides for a six-and-a-half-year $525 million synthetic letter of credit facility for which we pay 300 basis points in interest on the amount of the letter of credit. On April 26, 2007, the synthetic letter of credit facility was used to post a $500 million letter of credit to secure the fair value of the Company’s obligations in respect of Cendant’s contingent and other liabilities that were assumed under the Separation and Distribution Agreement and the remaining $25 million was utilized for general corporate purposes. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. For a description of these obligations, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Separation Related Agreements—Separation and Distribution Agreement.”

(4)	Total capacity on our term loan facility has been reduced by the quarterly payment of 0.25% of the loan balance as required under the term loan facility agreement. At September 30, 2007, our borrowing availability under the delayed draw subfacility of our term loan facility was $33 million. Subsequent to September 30, 2007, the remaining outstanding 2006 Senior Notes were purchased utilizing the remaining available term loan capacity and cash on hand.

(5)	At issuance in October 2006, consisted of (a) $250 million aggregate principal amount of the Floating Rate Senior Notes due 2009, (b) $450 million aggregate principal amount of the 6.15% Senior Notes due 2011 and (c) $500 million aggregate principal amount of the 6.50% Senior Notes due 2016 (collectively, the “2006 Senior Notes”). At September 30, 2007, there was outstanding $43 million aggregate principal amount of 2006 Senior Notes. Subsequently, we repurchased the remainder of the 2006 Senior Notes in privately negotiated transactions and there are no 2006 Senior Notes outstanding.

(6)	Consists of $1,700 million face amount of 10.50% Senior Notes due 2014, less a discount of $20 million.

(7)	Consists of $550 million face amount of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $6 million.

(8)	Consists of $875 million face amount of 12.375% Senior Subordinated Notes due 2015, less a discount of $15 million.

(9)	Long-term debt does not include obligations under our relocation receivables programs which are reflected in our balance sheet as liabilities under the line item “securitization obligations.” See “Note 7—Long and Short Term Debt” in our unaudited consolidated and combined financial statements included elsewhere in this prospectus. As of September 30, 2007, we had outstanding borrowings of $968 million under these programs, and had borrowing availability of approximately $262 million, subject to having the requisite relocation asset base. In addition, long-term debt does not include $64 million of capitalized lease obligations at September 30, 2007 which are reflected in our balance sheet as liabilities under the line item “other non-current liabilities.”

(10)	Represents the issuance of $2,001 million of Holdings’ common stock to two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, which was contributed by Holdings to us and treated as a contribution to our equity less a net loss of $204 million for the period ended September 30, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated and combined statement of operations data for the year ended December 31, 2006 has been derived from our historical consolidated and combined financial statements included elsewhere in this prospectus, has been prepared to give effect to (i) the separation from Cendant (the “Separation”), (ii) the offering of the 2006 Senior Notes and (iii) the Transactions, and assumes that these events occurred on January 1, 2006. The following unaudited pro forma condensed consolidated and combined statement of operations data for the nine months ended September 30, 2007 has been derived from our historical condensed consolidated and combined financial statements included elsewhere in this prospectus, and has been prepared to give effect to the Transactions, assuming that the Transactions occurred on January 1, 2006.

The unaudited pro forma condensed consolidated and combined statement of operations for the year ended December 31, 2006 have been adjusted with respect to certain aspects of our Separation and the offering of the 2006 Senior Notes to reflect:

•	the estimated incremental costs associated with operating as a separate independent company in excess of amounts previously recorded for the period prior to spin-off;

•	the elimination of certain costs and interest income relating to the Separation; and

•

the estimated incremental interest expense associated with the $600 million of borrowings under the predecessor term loan facility and $1,200 million principal amount of the 2006 Senior Notes, which is calculated based upon current interest rates being utilized for each of the facilities.

The unaudited pro forma condensed consolidated and combined statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 have been adjusted with respect to the Transactions to reflect:

•	the consummation of the Merger on January 1, 2006;

•

changes in assets and liabilities (as discussed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Merger and changes in certain revenue and expenses resulting therefrom;

•	additional indebtedness incurred in connection with the Transactions;

•	the transaction fees and debt issuance costs incurred as a result of the Merger and related financings;

•	the increase in interest expense resulting from additional indebtedness incurred in connection with the Transactions; and

•	the increase in borrowing costs as a result of the relocation securitization refinancings.

The acquisition of Realogy was accounted for, and is presented in the unaudited pro forma condensed consolidated and combined financial information, as a business combination using the purchase method of accounting prescribed in SFAS No. 141 “Business Combinations.” The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair value of certain of the assets acquired (principally trademarks, franchise agreements, pending and listing assets and customer relationships) and liabilities assumed, available information and management assumptions, and will be revised based upon final calculations. Revisions to the preliminary purchase price allocation may have a significant impact on the pro forma condensed consolidated financial information, including total assets, total liabilities, stockholder’s equity, revenues, operating expenses and the income tax provision, and such revisions may be material to our results of operations.

The unaudited pro forma condensed consolidated and combined statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 does not give effect to the following non-recurring items that will be realized in connection with the Transactions: (i) the amortization of a pendings and listings intangible asset that will be recognized in the opening balance sheet and will be amortized over the estimated closing period of the underlying contract (in most cases approximately 5 months), (ii) merger costs of $102 million which is comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus costs incurred in connection with the Transactions and $15 million of professional costs incurred by the Company in connection with the Merger, (iii) the expense of certain executive Separation benefits in the amount of $45 million and (iv) the elimination of $17 million of non-recurring fair value adjustments for purchase accounting. In addition, the unaudited pro forma condensed consolidated and combined statement of operations do not give effect to certain of the adjustments reflected in our Adjusted EBITDA, as presented under Note 7 to the table set forth in “Summary—Summary Historical and Unaudited Pro Forma Financial Data.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated and combined financial information.

Management believes that the assumptions used to derive the unaudited pro forma condensed consolidated financial statements are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated financial statements have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual financial condition or results that would have been achieved had the Transactions occurred on the dates indicated. These unaudited pro forma condensed consolidated financial statements (together with the footnotes thereto) should be read in conjunction with the information provided under the sections entitled “Summary—Summary Historical and Unaudited Pro Forma Financial Data,” “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included elsewhere in this prospectus and our audited consolidated and combined financial statements and accompanying notes thereto, included elsewhere in this prospectus.

Realogy Corporation

Unaudited Pro Forma Consolidated and Combined Statement of Operations

for the year ended December 31, 2006

(In millions)	Historical	2006 Separation and 2006 Senior Note Offering		Subtotal	Transactions		Pro Forma
Revenues
Gross commission income	$4,965	$—		$4,965	$—		$4,965
Service revenue	854	—		854	—		854
Franchise fees	472	—		472	—		472
Other	201	—		201	(8	)(f)	193

Net revenues	6,492	—		6,492	(8)		6,484

Expenses
Commission and other agent-related costs	3,335	—		3,335	—		3,335
Operating	1,799	—		1,799	—		1,799
Marketing	291	—		291	—		291
General and administrative	218	26	(a)	244	9	(g)	253
Former parent legacy costs (benefit) net	(38)	—		(38)	—		(38)
Separation costs	66	(66	)(b)	—	—		—
Restructuring costs	46	—		46	—		46
Depreciation and amortization	142	3	(c)	145	85	(h)	230
Interest expense	57	63	(d)	120	534	(i)	654
Interest income	(28)	12	(e)	(16)	—		(16)

Total expenses	5,888	38		5,926	628		6,554

Income (loss) before income taxes and minority interest	604	(38)		566	(636)		(70)
Provision for income taxes	237	(15	)(j)	222	(248	)(j)	(26)
Minority interest, net of tax	2	—		2	—		2

Net income (loss)	$365	$(23)		$342	$(388)		$(46)

See Notes to Unaudited Pro Forma Consolidated and Combined Statement of Operations.

Notes to Unaudited Pro Forma Consolidated and Combined Statement of Operations

(in millions)

(a)	Reflects the incremental costs to operate as a separate public company for the period from January 1, 2006 through July 31, 2006 in excess of actual costs incurred. The adjustment is based on estimated annual costs of $127 million to operate as a separate public company offset by historical costs reflected in our financial statements as follows: $51 million of costs and allocations for the period prior to the Separation and $50 million of costs incurred following the Separation.

The estimated annual costs associated with operating as a separate company of $127 million for the year ended December 31, 2006 includes: (i) $21 million related to executive compensation, (ii) $41 million related to finance and accounting costs, (iii) $11 million related to legal fees, (iv) $24 million related to information technology, (v) $19 million related to facilities, (vi) $6 million related to human resources and (vii) $5 million of other miscellaneous costs.

See “Risk Factors—Risks Relating to our Separation from Cendant” and “Certain Relationships and Related Party Transactions—Related Party Transactions with Cendant Prior to our Separation from Cendant.”

(b)	Reflects the elimination of non-recurring costs incurred in connection with the Separation, comprised of (i) $51 million of non-cash charges for the accelerated vesting of certain Cendant equity awards ($40 million) and the conversion of Cendant equity awards into Realogy equity awards ($11 million) and (ii) $15 million of legal, accounting and other advisory fees incurred in connection with the Separation.

(c)	Represents incremental depreciation and amortization we would have incurred as a separate public company for the period prior to the Separation based upon Cendant corporate assets allocated to the Company upon the Separation.

(d)	Represents incremental annual cash interest in the amount of $61 million on the (i) $600 million of existing term loan borrowings in connection with the Separation on July 31, 2006 for the period from January 1, 2006 to July 27, 2006 and (ii) $1,200 million of borrowings in connection with the offering of the 2006 Senior Notes on October 20, 2006 for the period from January 1, 2006 to October 19, 2006. The adjustment also reflects $2 million in incremental amortization of deferred financing fees associated with the financings for the period from January 1, 2006 to July 27, 2006 or from January 1, 2006 to October 19, 2006, as applicable. The interest on the $250 million under the variable rate portion of the 2006 Senior Notes is calculated assuming the interest rate in effect for such period.

(e)	Represents the elimination of interest income that will no longer be earned from Cendant on intercompany cash balances held by Cendant prior to the Separation.

(f)	Reflects (i) the incremental borrowing costs of $7 million as a result of the Securitization Facilities Refinancings and (ii) incremental amortization of deferred financing costs in the amount of $1 million. The borrowings under the Securitization Facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.

(g)	Reflects (i) incremental expenses in the amount of $15 million representing the estimated annual management fee to be paid by Realogy to Apollo (as described in “Certain Relationships and Related Party Transactions—Apollo Management Agreement and Transaction Fee”), (ii) the reduction in pension expense in the amount of $1 million related to the impact of purchase accounting due to the elimination of amortization of the unrealized pension loss and (iii) the reduction of $5 million of non-recurring bonus costs incurred and expensed by Realogy prior to the Merger.

(h)	Reflects an increase in amortization expenses resulting from the values allocated on a preliminary basis to our identifiable intangible assets. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,355	30 years	$79
Customer relationships—Cartus	445	20 years	22
Customer relationships—Title	46	20 years	2

			103
Less: Historical amortization expense			(18)

Pro forma adjustment			$85

(i)	Reflects (i) incremental interest expense in the amount of $532 million related to the indebtedness incurred in connection with the Merger assuming that such amount is paid in cash (including $22 million of fronting and commitment fees payable with respect to the synthetic letter of credit facility and the new revolving credit facility), (ii) incremental interest expense of $15 million reflecting a 1.25% increase in interest rates on the 2006 Senior Notes as a result of a change in debt rating, (iii) the incremental amortization of deferred financing costs in the amount of $17 million, (iv) the amortization of $6 million of issue discount relating to the senior notes, senior toggle notes and senior subordinated notes, less (v) $35 million of interest related to the $600 million term loan which was repaid with the proceeds of the offering of the old notes less (vi) $1 million related to the amortization of the fair value premium on the 2006 Senior Notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.35% for borrowings under the term loan facility and the revolving credit facility, based on the LIBOR rate as of September 30, 2007. A 0.125% change in the interest rate assumptions would change pro forma interest expense by approximately $3 million. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(j)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 39%. We expect our tax payments in future years, however, to vary from this amount.

Realogy Corporation

Unaudited Pro Forma Condensed Consolidated

Statement of Operations

for the Nine Months ended September 30, 2007

	Predecessor	Successor

(In millions)	Period from January 1 Through April 9, 2007	Period From April 10 Through September 30, 2007	Transactions		Pro Forma
Revenues
Gross commission income	$1,104	$2,533	$—		$3,637
Service revenue	216	426	11	(l)	653
Franchise fees	106	230	—		336
Other	67	94	(2	)(k)	159

Net revenues	1,493	3,283	9		4,785

Expenses
Commission and other agent-related costs	726	1,684	—		2,410
Operating	489	869	(6	)(l)	1,352
Marketing	84	125	—		209
General and administrative	123	128	(42	)(m)	209
Former parent legacy costs (benefit), net	(19)	2	—		(17)
Separation costs	2	2	(4	)(n)	—
Restructuring costs	1	6	—		7
Merger costs	80	22	(102	)(o)	—
Depreciation and amortization	37	448	(319	)(p)	166
Interest expense	43	326	137	(q)	506
Interest income	(6)	(6)	—		(12)

Total expenses	1,560	3,606	(336)		4,830

Income (loss) before income taxes and minority interest	(67)	(323)	345		(45)
Provision for income taxes	(23)	(120)	131	(r)	(12)
Minority interest, net of tax	—	1	—		1

Net income (loss)	$(44)	$(204)	$214		$(34)

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in millions)

(k)	Reflects (i) the incremental borrowing costs for the period from January 1, 2007 to April 9, 2007 of $2 million as a result of the Securitization Facilities Refinancings. The borrowings under the Securitization Facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.

(l)	Reflects the elimination of the negative impact of $17 million of non-recurring fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees and fair value adjustments on at-risk homes.

(m)	Reflects (i) incremental expenses for the period from January 1, 2007 to April 9, 2007 in the amount of $3 million representing the estimated annual management fee to be paid by Realogy to Apollo (as described in “Certain Relationships and Related Party Transactions—Apollo Management Agreement and Transaction Fee”), and (ii) the elimination of $45 million of separation benefits payable to our CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.

(n)	Reflects the elimination of $4 million of non-recurring costs incurred in connection with the Separation.

(o)	Reflects the elimination of $102 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $15 million of professional costs incurred by the Company associated with the Merger.

(p)	Reflects an increase in amortization expenses for the period from January 1, 2007 to April 9, 2007 resulting from the values allocated on a preliminary basis to our identifiable intangible assets, less the amortization of pendings and listings. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,355	30 years	$59
Customer relationships—Cartus	445	20 years	17
Customer relationships—Title	46	20 years	2

			78

Less: Historical amortization expense			(55)
Amortization of pendings and listings			(342)

Pro forma adjustment			$(319)

(q)	Reflects (i) incremental interest expense for the period from January 1, 2007 to April 9, 2007 in the amount of $136 million related to the indebtedness incurred in connection with the Merger assuming that such amount is paid in cash (including $7 million of commitment fees payable with respect to the synthetic letter of credit facility and the new revolving credit facility), (ii) incremental interest expense of $4 million reflecting a 1.25% increase in interest rates on the 2006 Senior Notes as a result of a change in debt rating, (iii) the incremental amortization of deferred financing costs in the amount of $5 million, (iv) the amortization of $2 million of issue discount relating to the senior notes, senior toggle notes and senior subordinated notes, less (v) $10 million of interest incurred for the period January 1, 2007 through April 9, 2007 on the $600 million term loan which was repaid with the proceeds of the offering of the old notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.35% for borrowings under the term loan facility and the revolving credit facility, based on the LIBOR rate as of September 30, 2007. A 0.125% change in the interest rate assumptions would change pro forma interest expense by approximately $3 million. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(r)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, to vary from this amount.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table presents our selected historical consolidated and combined financial data and operating statistics. The consolidated and combined statement of operations data for each of the years in the three-year period ended December 31, 2006 and the consolidated and combined balance sheet data as of December 31, 2006 and 2005 have been derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The consolidated and combined combined statement of operations data for the years ended December 31, 2003 and 2002 and the combined balance sheet data as of December 31, 2004, 2003 and 2002 have been derived from our combined financial statements not included elsewhere in this prospectus.

Although Realogy continued as the same legal entity after the Merger, the condensed consolidated and combined financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through September 30, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

The condensed consolidated statements of operations data for the nine months ended September 30, 2006 and the period January 1, 2007 to April 9, 2007 are derived from the unaudited financial statements of the Predecessor included elsewhere in this prospectus, and the condensed consolidated balance sheet as of September 30, 2006 are derived from the unaudited financial statements of the Predecessor not included elsewhere in this prospectus, and, in each case, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The selected historical consolidated statements of operations data for the period April 10 to September 30, 2007 and the condensed consolidated balance sheet as of September 30, 2007 are derived from the unaudited financial statements of the Successor included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The selected historical consolidated and combined financial data and operating statistics presented below should be read in conjunction with our audited consolidated and combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that occurred in our operations and capitalization as a result of the Separation, the offering of the 2006 Senior Notes and the Transactions. Refer to “Unaudited Pro Forma Condensed Consolidated Financial Statements” for a further description of the anticipated changes.

	Successor	Predecessor
	As of or for the Period from April 10 through September 30, 2007	For the Period from January 1, 2007 through April 9, 2007			As of or For the Year Ended December 31,
			As of or for the Nine Months ended September 30, 2006		2006		2005		2004		2003		2002
		(in millions, except per share data and operating statistics)
Statement of Operations Data:
Net revenue	$3,283	$1,493	$5,058		$6,492		$7,139		$6,549		$5,532		$4,117
Total expenses	3,606	1,560	4,554		5,888		6,101		5,548		4,672		3,574

Income (loss) before income taxes	(323)	(67)	504		604		1,038		1,001		860		543
Provision for income taxes	(120)	(23)	205		237		408		379		285		186
Minority interest, net of tax	1	—	1		2		3		4		6		9

Net income (loss)	$(204)	$(44)	$298		$365		$627		$618		$569		$348

Balance Sheet Data (at period end):
Securitization assets(a)	$1,324		$1,082		$1,190		856		$497		$485		$101
Total assets	12,346		7,478		6,668		5,439		5,015		4,769		4,051
Securitization obligations	968		903		893		757		400		400		80
Long-term debt	6,256		1,825		1,800		—		—		—		—
Mandatorily redeemable preferred interest	—		—		—		—		—		—		375
Stockholders’ equity(b)	1,798		3,210		2,483		3,567		3,552		2,973		2,405

Other Financial Data:

Ratio of earnings to fixed charges(c)	—	—	5.4	x	4.4	x	11.9	x	14.7	x	15.5	x	13.9	x

	Nine Months ended September 30, 2007
Operating Statistics:

Real Estate Franchise Services
Closed homesale sides- franchisees(d),(e)	966,390		1,176,920		1,515,542		1,848,000		1,814,165		1,686,434		1,571,535
Closed homesale sides—NRT pre-acquisition(d),(f)													111,363
Average homesale price(g),(h)	$232,340		$231,127		$231,664		$224,486		$197,547		$175,347		$169,727
Average homesale brokerage commission rate(g),(i)	2.49%		2.47%		2.47%		2.51%		2.56%		2.62%		2.65%
Net effective royalty rate(g),(j)	5.03%		4.86%		4.87%		4.69%		4.69%		4.77%		5.04%
Royalty per side(k)	$300		$284		$286		$271		$247		$228		$216

Company Owned Real Estate Brokerage Services(l)
Closed homesale sides(d)	261,204		307,476		390,222		468,248		488,658		476,627		347,896
Average homesale price(h)	$538,538		$491,256		$492,669		$470,538		$407,757		$341,050		$314,704
Average homesale brokerage commission rate(i)	2.47%		2.48%		2.48%		2.49%		2.53%		2.58%		2.63%
Gross commission income per side(m)	$13,870		$12,647		$12,691		$12,100		$10,635		$9,036		$8,535

Relocation Services
Initiations(n)	106,462		103,608		130,764		121,717		115,516		111,184		112,140
Referrals(o)	63,586		67,237		84,893		91,787		89,416		82,942		83,317

Title and Settlement Services(p)
Purchasing title and closing units(q)	111,173		125,385		161,031		148,316		144,699		143,827		101,252
Refinance title and closing units(r)	28,555		30,557		40,996		51,903		55,909		117,674		60,450
Average price per closing unit(s)	$1,476		$1,406		$1,405		$1,384		$1,262		$1,033		1,096

(a)	Represents the portion of relocation receivables and advances, relocation properties held for sale and other related assets that collateralized (or are available to collateralize) our relocation securitization programs. See “Note 9—Long and Short Term Debt” in the audited consolidated and combined financial statements included elsewhere in this prospectus for further information and “Note 7—Long and Short Term Debt” in the unaudited consolidated financial statements.

(b)	For the periods January 1, 2002 through December 31, 2005, this represents Cendant’s net investment (capital contributions and earnings from operations less dividends) in Realogy and accumulated other comprehensive income. In 2006, stockholders’ equity decreased $1,084 million driven by $2,183 million of net distribution payments made to Cendant related to the separation from Cendant and our repurchase of $884 million (approximately 38 million shares) of Realogy common stock offset by $1,454 million of distributions from Cendant’s sale of Travelport and net income earned during the year ended December 31, 2006. As of September 30, 2007, this represents the capital contribution of $2,001 million from affiliates of Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, offset by a net loss of $204 million for the period April 10, 2007 to September 30, 2007.

(c)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all indebtedness, including amortization of deferred financing costs, and the portion of rental expense that management believes is representative of the interest factor. In addition, interest expense includes interest incurred related to our securitization obligations. Interest related to these securitization obligations are recorded within net revenues on the consolidated and combined statements of operations as the related borrowings are utilized to fund advances within our relocation business where interest is earned on such advances. The interest related to these securitization obligations was $29 million for the period from April 10 through September 30, 2007, $13 million for the period from January 1 through April 9, 2007 and $42 million, $25 million, $9 million, $3 million and $3 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively. Our earnings were insufficient to cover fixed charges by approximately $325 million for the period from April 10 to September 30, 2007, and by $67 million for the period from January 1 to April 9, 2007. Additionally, on a pro forma basis after giving effect to the Transactions, earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $47 million for the nine months ended September 30, 2007 and $79 million for the year ended December 31, 2006.

(d)	A closed homesale side represents either the “buy” side or the “sell” side of a homesale transaction.

(e)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the company-owned real estate brokerage services segment with the exception of amounts relating to the period January 1, 2002 through April 16, 2002 which represents the period prior to our acquisition of NRT on April 17, 2002.

(f)	This amount relates to the company-owned real estate brokerage services segment for the period prior to our acquisition of NRT on April 17, 2002.

(g)	Amounts for the Real Estate Franchise Services segment include only those amounts related to third-party franchisees and do not include amounts related to the Company Owned Real Estate Brokerage Services segment with the exception of amounts relating to the period January 1, 2002 through April 16, 2002 which represents the period prior to our acquisition of NRT on April 17, 2002.

(h)	Represents the average selling price of closed homesale transactions.

(i)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.

(j)	Represents the average percentage of our franchisees’ commission revenues (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty.

(k)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.

(l)	NRT was acquired on April 17, 2002. Its results of operations have been included from the acquisition date forward. Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.

(m)	Represents gross commission income divided by closed homesale sides.

(n)	Represents the total number of transferees served by the relocation services business.

(o)	Represents the number of referrals from which we earned revenue from real estate brokers.

(p)	This business was acquired on April 17, 2002. Its results of operations have been included from the acquisition date forward.

(q)	Represents the number of title and closing units processed as a result of a home purchases.

(r)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.

(s)	Represents the average fee we earn on purchase title and refinancing title units.

In presenting the financial data above in conformity with general accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported. See “Critical Accounting Policies” included elsewhere herein for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Between January 1, 2002 and December 31, 2006, we completed a number of acquisitions, the results of operations and financial position of which have been included from their acquisition dates forward. See “Note 4—Acquisitions” to our audited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of the acquisitions made in the annual periods ended 2006, 2005 and 2004, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of Realogy and its subsidiaries. This discussion should be read in conjunction with our consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus. Unless otherwise noted, all dollar amounts are in millions and those relating to our results of operations are presented before taxes. This Management’s discussion and analysis of financial condition and results of operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward looking statements. For a discussion of the impact of the Transactions on our future results of operations, see “Impact of the Transactions.”

Although Realogy continues as the same legal entity after the Merger, the unaudited Condensed Consolidated and Combined Statements of Operations and Cash Flows included elsewhere in this prospectus are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10, 2007 through September 30, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The combined results for the period ended September 30, 2007 represent the addition of the Predecessor and Successor Periods (“combined”). This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. The condensed consolidated financial statements for the Successor Period reflect the acquisition of Realogy under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (‘SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. The pro forma combined results do not reflect the actual results we would have achieved had the Merger been completed as of the beginning of the year and are not indicative of our future results of operations.

The aggregate consideration paid in the Merger has been allocated to state the acquired assets and liabilities at fair value as of the acquisition date. The preliminary fair value adjustments (i) increased the carrying value of certain of our assets and liabilities, (ii) established or increased the carrying value of intangible assets for our tradenames, customer relationships, franchise agreements and pendings and listings and (iii) revalued our long-term benefit plan obligations and insurance obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased. Finalization of the adjustments to state the assets and liabilities at fair value will be completed within 12 months of the merger date. We expect additional changes to the preliminary allocation and such changes could be material.

As discussed under the heading “Industry Trends”, the domestic residential real estate market is in a significant downturn. As a result, our results of operations in 2007 have been adversely affected compared to our operating results in 2006. Although cyclical patterns are not atypical in the housing industry the depth and length of the current downturn has proved exceedingly difficult to predict. Despite the current downturn, we believe that the housing market will continue to benefit from expected positive long-term demographic trends, such as population growth and increasing home ownership rates, and economic fundamentals including rising gross domestic product and historically moderate interest rates. We believe that our size and scale will enable us to withstand the current downward trends and enable us to benefit from the developments above and position us favorably for anticipated future improvement in the U.S. existing housing market.

We evaluate the impairment of goodwill under the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires the performance of an annual goodwill impairment test as of the same date each year, or more frequently if events or circumstances occur that would indicate the probability of impairment. We perform our annual impairment testing of goodwill in the fourth quarter. If as part of the first test required under SFAS No. 142, we determine that an impairment has occurred, we would perform a second test to determine the amount of impairment loss. We are currently in the early stages of completing the first test. Given the current state of the real estate industry as described under the heading “Industry Trends” and the fact that we have $3,747 million of goodwill, upon completion of our SFAS No. 142 analysis we could incur an impairment, which could have a material adverse affect on our results of operations for the fourth quarter of 2007.

Overview

We are a global provider of real estate and relocation services and operate our business in the following four segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG) franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty® and Coldwell Banker Commercial® brand names. See “Note 15—Subsequent Events” in our unaudited consolidated financial statements included elsewhere in this prospectus for information related to the addition of the Better Homes and Gardens® Real Estate Brand.

•

Company-Owned Real Estate Brokerage Services (known as NRT) operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names.

•

Relocation Services (known as Cartus) primarily offers clients employee relocation services such as home sale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with our real estate brokerage and relocation services business.

Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (“Cendant”) to separate Cendant into four independent companies—one for each of Cendant’s real estate services, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”) and vehicle rental businesses (“Avis Budget Group”). Prior to July 31, 2006, the assets of the real estate services businesses of Cendant were transferred to Realogy and on July 31, 2006, Cendant distributed all of the shares of our common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was July 21, 2006 (the “Separation”). The Separation was effective on July 31, 2006. The sale of Travelport occurred on August 23, 2006 and the separation of Wyndham Worldwide from Cendant occurred simultaneously with Realogy’s Separation from Cendant.

Before our separation from Cendant, we entered into a Separation and Distribution Agreement, a Tax Sharing Agreement and several other agreements with Cendant and Cendant’s other businesses to effect the separation and distribution and provide a framework for our relationships with Cendant and Cendant’s other businesses after the separation. These agreements govern the relationships among us, Cendant, Wyndham Worldwide and Travelport subsequent to the completion of the separation plan and provide for the allocation among us, Cendant, Wyndham Worldwide and Travelport of Cendant’s assets, liabilities and obligations attributable to periods prior to our separation from Cendant.

Pursuant to the Separation and Distribution Agreement, , the Company entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with each of Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is responsible for 62.5%. At separation, the amount of liabilities which were assumed by the Company approximated $843 million. This amount was comprised of certain Cendant Corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. The Company also provided a default guarantee related to certain deferred compensation arrangements related to certain current and former senior officers and directors of Cendant, Wyndham Worldwide and Travelport. These arrangements were valued upon the Company’s separation from Cendant with the assistance of a third-party in accordance with FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) and recorded as liabilities on the balance sheet. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The $843 million of liabilities recorded at Separation was comprised of $215 million for contingent litigation settlement liabilities, $390 million for contingent tax liabilities and $238 million for other contingent and corporate liabilities. The majority of the $843 million of liabilities noted above are classified as due to former parent in the Condensed Consolidated Balance Sheet as the Company is indemnifying Cendant for these contingent liabilities and therefore any payments are typically made to the third party through the former parent. At December 31, 2006, the due to former parent balance was $648 million and the balance was $576 million at September 30, 2007.

In connection with the separation from Cendant, on May 26, 2006, the Company entered into a $1,650 million credit facility, which consisted of a $1,050 million five-year revolving credit facility and a $600 million five-year term loan facility, and a $1,325 million interim loan facility. On July 27, 2006, the Company drew down $2,225 million of the facilities and the proceeds were immediately transferred to Cendant.

In late 2006, the Company repaid the $300 million then outstanding under the revolving credit facility and the $1,325 outstanding under the interim loan facility utilizing a portion of the proceeds received from Cendant’s sale of Travelport and $1,200 million of proceeds from the 2006 Senior Notes bond offering.

On April 10, 2007, in connection with the Transactions, the revolving credit and loan facilities were refinanced with the new facilities described in the section Financial Condition, Liquidity, and Capital Resources under the caption “Credit Facility and Senior Notes”.

The audited and unaudited consolidated and combined financial statements of the Company and Predecessor included elsewhere in this prospectus reflect the consolidated operations of Realogy Corporation and its subsidiaries as a separate, stand-alone entity subsequent to July 31, 2006, combined with the historical operations of the real estate services businesses which were operated as part of Cendant prior to July 31, 2006. These financial statements include the entities in which Realogy directly or indirectly has a controlling financial interest and various entities in which Realogy has investments recorded under the equity method of accounting. The audited and unaudited consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated.

Our combined results of operations, financial position and cash flows for periods prior to July 31, 2006, may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the Separation from Cendant.

Certain corporate and general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal and treasury services and certain employee benefits have been allocated for periods prior to the date of Separation by Cendant to the Company based on forecasted revenues or usage. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying Condensed Consolidated and Combined Statements of Operations of the Company and Predecessor may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for all periods presented.

Merger Agreement with Affiliates of Apollo

On December 15, 2006, we entered into an agreement and plan of merger (the “Merger Agreement”) with Domus Holdings Corp. (“Holdings”) and Domus Acquisition Corp. which are affiliates of Apollo Management VI, L.P., a fund affiliated with Apollo Management, L.P. (“Apollo”). The merger called for Holdings to acquire the outstanding shares of Realogy pursuant to the merger of Domus Acquisition Corp. with and into Realogy with Realogy being the surviving entity (the “Merger”). The Merger was consummated on April 10, 2007. All of Realogy’s issued and outstanding common stock is currently owned by a direct wholly owned subsidiary of Holdings, Domus Intermediate Holdings Corp. (“Intermediate”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (other than shares held by Holdings, Domus Acquisition Corp., any subsidiary of Holdings, or held in treasury by the Company, any shares held by any subsidiary of the Company, and shares subject to dissenters’ rights and any shares as to which separate treatment in the Merger was separately agreed by Holdings and the holder thereof) was cancelled and automatically converted into the right to receive $30.00 in cash, without interest. In addition, at the effective date of the Merger, all outstanding equity awards became fully vested and cancelled and, except as otherwise agreed by a holder and Holdings, converted into the right to receive a cash payment. For restricted stock units, except as otherwise agreed by a holder and Holdings, the cash payment equaled the number of units multiplied by $30.00. For stock options and stock appreciation rights, except as otherwise agreed by a holder and Holdings, the cash payment equaled the number of shares or rights underlying the award multiplied by the amount, if any, by which $30.00 exceeds the exercise price.

The Company incurred indebtedness in connection with the transaction, the aggregate proceeds of which were sufficient to pay the aggregate merger consideration, repay the then outstanding indebtedness and pay all related fees and expenses. Specifically, the Company entered into a senior secured credit facility, issued the notes and refinanced the credit facilities governing the Company’s relocation securitization programs (collectively, the “Transactions”). See “—Liquidity and Capital Resources” for additional information on the Transactions. In addition, two investment funds affiliated with Apollo and an investment fund of co-investors managed by Apollo, as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity, contributed $2,001 million to the Company to complete the Transactions, which was contributed by Holdings to us and treated as a contribution to our equity.

Industry Trends

Our businesses compete primarily in the domestic residential real estate market which currently is in a significant downturn due to various factors including downward pressure on housing prices, credit constraints inhibiting new buyers, an exceptionally large inventory of unsold homes at the same time that sales volumes are decreasing and a decrease in consumer confidence which accelerated in the third quarter of 2007. Although cyclical patterns are not atypical in the housing industry the depth and length of the current downturn has proved exceedingly difficult to predict. Residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold. As a result, the real estate industry generally benefits from rising home prices (and conversely is harmed by falling prices) and increased volume of homesales. We believe that long-term demand for housing and the growth of our industry is primarily driven by the economic health of the domestic economy, positive demographic trends such as population growth and increasing home ownership rates, interest rates and locally based dynamics such as demand relative to supply. We cannot predict when the market and related economic forces will return the residential real estate industry to a growth period.

During the first half of this decade, based on information published by National Association of Realtors (“NAR”), existing homesales volumes have risen to their highest levels in history. That growth rate reversed in 2006 and Federal National Mortgage Association (“FNMA”) and NAR both reported an 8% decrease in the number of existing homesale sides during 2006 compared to 2005. FNMA, as of November 2007 and NAR, as of December 2007, forecast a decline of 13% in existing homesales for 2007 compared to 2006. As a result of these declines in 2006 and 2007 existing homesale volume is projected by FNMA to be approximately 5.6 million homes for 2007, and by NAR to be approximately 5.7 million homes for 2007, down from the high of 7.1 million homes in 2005. Our recent financial results confirm this trend as evidenced by homesale side declines in our Real Estate Franchise Services and Company Owned Real Estate Brokerage Services businesses. For the nine months ended September 30, 2007 and the year ended December 31, 2006, our Real Estate Franchise Services experienced closed homesale side decreases of 18% and 18%, respectively, compared to the nine months ended September 30, 2006 and the year ended December 31, 2005, and our Company Owned Real Estate Brokerage Services businesses experienced closed homesale side decreases of 15% and 17%, respectively, compared to the nine months ended September 30, 2006 and the year ended December 31, 2005. FNMA, as of November 2007 and NAR, as of December 2007, are forecasting a decrease of 12% and no change, respectively, in existing homesales during 2008 compared to 2007.

For the nine months ended September 30, 2007, our Company Owned Real Estate Brokerage Services businesses realized approximately 60% of its revenues from California (27%), the New York metropolitan area (24%) and Florida (9%), and in 2006, our Company Owned Real Estate Brokerage Services businesses realized approximately 58% of its revenues from California (27%), the New York metropolitan area (21%) and Florida (10%). We believe that the declines of 15% and 17% in the number of homesale sides for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, is generally reflective of industry trends, especially in Florida and California where our Company Owned Real Estate Brokerage Services segment experienced homesale side declines of 23% and 12%, respectively, during the nine months ended September 30, 2007 compared to the same period in 2006, and declines of 41% and 26%, respectively, during 2006 compared to the same period in 2005.

Based upon information published by NAR, the national median price of existing homes increased from 2000 to 2005 at a compound annual growth rate, or CAGR, of 10.1% compared to a CAGR of 6.4% from 1972 to 2006. This rate of increase slowed significantly in 2006 as FNMA and NAR both reported a 1% increase in the median home sale price of existing homes for 2006 as compared to 2005. FNMA, as of November 2007 and NAR, as of December 2007, expect a decline in year over year median home prices of 2% which would be the first such decline in more than 50 years. FNMA and NAR, as of November 2007, are forecasting a decrease of 5% and no change, respectively, in the median price of existing homes during 2008 compared to 2007.

According to NAR, the number of existing homes for sale increased from 3.45 million homes at December 31, 2006 to 4.5 million homes at October 31, 2007. This increase in homes represents an increase of 4.2 months of supply from 6.6 months at December 31, 2006 to 10.8 months at October 31, 2007. The 10.8 months of supply represents the highest level since record keeping began by NAR in 1999 and could add downward pressure to the price of existing homesales.

While NAR is a good barometer of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us and NAR mainly due to differences in calculation methodologies and the geographical differences and concentrations in the markets we operate in versus the market nationally. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes. Also, NAR uses survey data but we use actual results. Further, differences in weighting by state may contribute to significant statistical variations.

During the current downturn in the residential real estate market, certain of our franchisees have experienced operating difficulties. As a result, for the third quarter of 2007 we have had to increase our franchisee bad debt reserve incrementally by $1 million and have had to terminate franchisees more frequently due to their performance and non-payment. We are actively monitoring the collectability of receivables from our franchisees due to the current state of the housing market and this assessment could result in an increase in our bad debts reserves in the future.

The business is affected by interest rate volatility. As mortgage rates rise, the number of homesale transactions may decrease as potential home sellers choose to stay with their lower cost mortgage rather than sell their home and pay a higher cost mortgage and potential home buyers choose to rent rather than pay higher mortgage rates. In addition, the recent contraction in the subprime mortgage market, the increase in default rates on mortgages and the introduction of more stringent lending standards for home mortgages generally is adversely affecting the general mortgage market as evidenced by actions taken recently by certain banks to raise rates for jumbo rate loans. The number of homesale transactions executed by our franchisees and company owned brokerages may continue to decrease in the near term if there is a continued contraction in the general mortgage market. A continued decline in homesale transactions would adversely affect our revenue and profitability.

Despite the near term decline in the number of existing home sales and decrease in median existing homesale prices, we believe that the housing market will continue to benefit from expected positive long-term demographic trends, such as population growth and increasing home ownership rates, and economic fundamentals including rising gross domestic product and historically moderate interest rates.

Key Drivers of Our Businesses

Within our Real Estate Franchise Services segment and our Company Owned Real Estate Brokerage Services segment, we measure operating performance using the following key operating statistics: (i) closed homesale sides, which represents either the “buy” side or the “sell” side of a homesale transaction, (ii) average homesale price, which represents the average selling price of closed homesale transactions, (iii) average homesale broker commission rate, which represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction and (iv) in our Company Owned Real Estate Brokerage Services segment, gross commission per side which represents the average commission we earn before expenses. Prior to 2006, the average homesale broker commission rate had been declining several basis points per year, the effect of which was, prior to 2006, more than offset by increases in homesale prices. During 2006 and the nine months ended September 30, 2007, the average broker commission rate remained relatively stable (within two basis points); however, we expect that, over the long term, the modestly declining trend in average brokerage commission rates will continue. In addition, in our Real Estate Franchise Services segment, we also use the net effective royalty rate, which represents the average percentage of our franchisees’ commission revenues paid to our Real Estate Franchise Services segment as a royalty and royalty per side. Our Company Owned Real Estate Brokerage Services segment has a significant concentration of real estate brokerage offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts, while our Real Estate Franchise Services segment has franchised offices that are more widely dispersed across the United States. Accordingly, operating results and homesale statistics may differ between our Company Owned Real Estate Brokerage Services segment and our Real Estate Franchise Services segment based upon geographic presence and the corresponding homesale activity in each geographic region.

Within our Relocation Services segment, we measure operating performance using the following key operating statistics: (i) initiations, which represents the total number of transferees we serve and (ii) referrals, which represents the number of referrals from which we earned revenue from real estate brokers. In our Title and Settlement Services segment, operating performance is evaluated using the following key metrics: (i) purchase title and closing units, which represents the number of title and closing units processed as a result of home purchases, (ii) refinance title and closing units, which represents the number of title and closing units processed as a result of homeowners refinancing their home loans, and (iii) average price per closing unit, which represents the average fee we earn on purchase title and refinancing title sides.

Of these measures, closed homesale sides, average homesale price and average broker commission rate are the most critical to our business and therefore have the greatest impact on our net income (loss) and segment “EBITDA,” which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income tax provision and minority interest, each of which is presented on our Condensed Consolidated and Combined Statements of Operations.

A sustained decline in existing homesales, any resulting sustained decline in home prices or a sustained or accelerated decline in commission rates charged by brokers, could adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services, reducing the referral fees earned by our relocation services business and increasing the risk that our relocation services business will suffer losses in the sale of homes relating to its “at risk” homesale service contracts (i.e., where we purchase the transferring employee’s home and assume the risk of loss in the resale of such home). For example, for the first nine months of 2007, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $3 million for our Real Estate Franchise Services segment and $11 million for our Company Owned Real Estate Brokerage Services segment. The $11 million represents the total Company impact including $2 million of intercompany royalties paid by our Company Owned Real Estate Brokerage Services segment to our Real Estate Franchise Services segment.

The following table presents our drivers for the nine months ended September 30, 2007 and 2006. See “Results of Operations” below for a discussion as to how the material drivers affected our business for the periods presented.

	Nine Months Ended September 30,
	2007	2006	% Change
Real Estate Franchise Services(a)
Closed homesale sides	966,390	1,176,920	(18)%
Average homesale price	$232,340	$231,127	1%
Average homesale broker commission rate	2.49%	2.47%	2	bps
Net effective royalty rate	5.03%	4.86%	17	bps
Royalty per side	$300	$284	6%

Company-Owned Real Estate Brokerage Services
Closed homesale sides	261,204	307,476	(15)%
Average homesale price	$538,538	$491,256	10%
Average homesale broker commission rate	2.47%	2.48%	(1	bps)
Gross commission income per side	$13,870	$12,647	10%

Relocation Services
Initiations	106,462	103,608	3%
Referrals	63,586	67,237	(5)%

Title and Settlement Services
Purchase Title and Closing Units	111,173	125,385	(11)%
Refinance Title and Closing Units	28,555	30,557	(7)%
Average price per closing unit	$1,476	$1,406	5%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

The following table presents our drivers for the years ended December 31, 2006 and 2005. See “Results of Operations” below for a discussion as to how the drivers affected our business for the periods presented. The following table reflects our actual driver changes, however, it is adjusted in the footnotes to reflect organic changes.

	Year Ended December 31,
	2006	2005	% Change
Real Estate Franchise Services
Closed homesale sides(a)	1,515,542	1,848,000	(18)%
Average homesale price	$231,664	$224,486	3%
Average homesale broker commission rate	2.47%	2.51%	(4	bps)
Net effective royalty rate	4.87%	4.69%	18	bps
Royalty per side	$286	$271	6%

Company-Owned Real Estate Brokerage Services
Closed homesale sides(b)	390,222	468,248	(17)%
Average homesale price	$492,669	$470,538	5%
Average homesale broker commission rate	2.48%	2.49%	(1	bps)
Gross commission income per side	$12,691	$12,100	5%

Relocation Services
Initiations	130,764	121,717	7%
Referrals	84,893	91,787	(8)%

Title and Settlement Services
Purchase Title and Closing Units(c)	161,031	148,316	9%
Refinance Title and Closing Units(c)	40,996	51,903	(21)%
Average price per closing unit	$1,405	$1,384	2%

(a)	These amounts include only those relating to our third party franchise affiliates and do not include amounts relating to the company-owned real estate brokerage services segment. In addition, the amounts presented for the year ended December 31, 2005 include 24,049 sides related to acquisitions of our previously franchised affiliates made by NRT subsequent to January 1, 2005. Excluding this amount, closed homesale sides would have decreased 17% for the year ended December 31, 2006.

(b)	The amounts presented for the year ended December 31, 2006 include 16,298 sides as a result of certain larger acquisitions made by NRT subsequent to January 1, 2005. Excluding this amount, closed homesale sides would have decreased 20% for the year ended December 31, 2006.

(c)	The amounts presented for the year ended December 31, 2006 include 31,018 purchase units and 1,255 refinance units, as a result of the acquisition of Texas American Title Company, which was acquired on January 6, 2006. Excluding these amounts, purchase title and closing units and refinance title and closing units would have decreased 12% and 23%, respectively, for the year ended December 31, 2006.

The following table sets forth the impact on segment EBITDA for the year ended December 31, 2006 assuming actual homesale sides and average selling price of closed homesale transactions increased or decreased by 1%, 3% and 5%.

	Segment EBITDA	Homesale Sides/Average Price(1)	Decline of			Increase of
			5%	3%	1%	1%	3%	5%
	($ millions)	($ thousands)	($ millions)
Homesale Sides change impact on:
Real Estate Franchise Services(2)	$613	1,516 sides	(22)	(13)	(4)	4	13	22
Company-Owned Real Estate Brokerage Services(3)	25	390 sides	(73)	(44)	(15)	15	44	73

Homesale Average Price change impact on:
Real Estate Franchise Services(2)	$613	$232	(22)	(13)	(4)	4	13	22
Company-Owned Real Estate Brokerage Services(3)	25	$493	(73)	(44)	(15)	15	44	73

(1)	Average price represents the average selling price of closed homesale transactions.

(2)	Increase/(decrease) relates to impact on non-company-owned real estate brokerage operations only.

(3)	Increase/(decrease) represents impact on company-owned real estate brokerage operations and related intercompany royalties to our real estate franchise services operations.

Results of Operations

Discussed below are our consolidated and combined results of operations and the results of operations for each of our reportable segments. The reportable segments presented below represent our operating segments for which separate financial information is available and which is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon revenue and EBITDA. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

For periods prior to our separation from Cendant, EBITDA includes cost allocations from Cendant representing our portion of general corporate overhead. For the nine months ended September 30, 2006, and the years ended December 31, 2006, 2005 and 2004, Cendant allocated costs of $24 million, $24 million, $38 million and $33 million, respectively. Cendant allocated such costs to us based on a percentage of our forecasted revenues or, in the case of our Company Owned Real Estate Brokerage Services segment, based on a percentage of revenues after agent commission expense. General corporate expense allocations include costs related to Cendant’s executive management, tax, accounting, legal and treasury services, certain employee benefits and real estate usage for common space. The allocations are not necessarily indicative of the actual expenses that would have been incurred had we been operating as a separate, stand-alone public company for the periods presented.

The reportable segments information below for 2007 is presented on a pro forma combined basis and is utilized in our discussion below of the nine month operating results. The pro forma combined financial information is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates and for the period presented, and should not be taken as representative of our consolidated results of operation or financial condition for future periods.

	Revenues(a)
	Pro Forma Combined	Transactions	Successor	Predecessor
	Nine Months Ended September 30, 2007		Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Real Estate Franchise Services	$656	$—	$439	$217	$681
Company Owned Real Estate Brokerage Services	3,682	—	2,566	1,116	3,940
Relocation Services	407	9	261	137	379
Title and Settlement Services	291	—	194	97	313
Corporate and Other(b)	(251)	—	(177)	(74)	(255)

Total Company	$4,785	$9	$3,283	$1,493	$5,058

(a)

Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $251 million and $255 million for the nine months ended September 30, 2007 and 2006, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $43 million and $43 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the nine months ended September 30, 2007 and 2006, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.

(b)	Includes the elimination of transactions between segments.

	EBITDA(a)
	Pro Forma Combined	Transactions	Successor	Predecessor
	Nine Months Ended September 30, 2007		Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Real Estate Franchise Services	$432	$14	$296	$122	$478
Company Owned Real Estate Brokerage Services	88	25	110	(47)	55
Relocation Services	95	23	60	12	82
Title and Settlement Services	23	7	20	(4)	37
Corporate and Other(b)	(23)	94	(41)	(76)	(36)

Total Company	615	163	445	7	616
Less:
Depreciation and amortization	166	(319)	448	37	107
Interest expense, net	494	137	320	37	5

Income (loss) before income taxes and minority interest	$(45)	$345	$(323)	$(67)	$504

(a)	Includes $7 million of restructuring costs, offset by a benefit of $17 million of former parent legacy costs for the nine months ended September 30, 2007 compared to $65 million, $26 million and $3 million of separation costs, restructuring costs and former parent legacy costs, respectively, for the nine months ended September 30, 2006.

(b)	Includes the elimination of transactions between segments.

Pro Forma Combined Nine Months Ended September 30, 2007 vs. Nine Months Ended September 30, 2006

Our combined results comprised the following:

	Nine Months Ended September 30,
	Pro Forma Combined 2007	2006	Change
Net revenues	$4,785	$5,058	$(273)
Total expenses(1)	4,830	4,554	276

Income (loss) before income taxes and minority interest	(45)	504	(549)
Provision for income taxes	(12)	205	217
Minority interest, net of tax	1	1	—

Net income (loss)	$(34)	$298	$(332)

(1)	Total expenses for the nine months ended September 30, 2007 include $7 million of restructuring costs offset by a benefit of $17 million due primarily to the sale of certain former parent legacy assets. Total expenses for the nine months ended September 30, 2006 include $65 million, $26 million and $3 million of separation costs, restructuring costs and former parent legacy costs, respectively.

Net revenues decreased $273 million (5%) for the nine months ended September 30, 2007 compared with the nine months ended September 30, 2006 principally due to a decrease in revenues for our Company Owned Real Estate Brokerage segment, reflecting decreases in transaction sides volume across the real estate industry, partially offset by growth in the average prices of homes sold.

Total expenses increased $276 million (6%) primarily due to the following:

•	incremental depreciation and amortization expense of $59 million from the amortization of the intangible assets established from the merger with Apollo;

•	incremental interest expense of $479 million from the increased level of debt;

offset by:

•	a decrease of $205 million of commission expenses paid to real estate agents;

•	a benefit of $17 million primarily due to the sale of certain former parent legacy assets compared to $3 million of expense in the comparable period of 2006; and

•	lower restructuring and separation costs of $84 million in 2007 compared to 2006.

Our effective tax rate for the nine months ended September 30, 2007 was 27% compared to 41% for the nine months ended September 30, 2006. The lower current period rate of 27% was due to $4 million of discrete tax items that reduced the current tax benefit. The higher prior period rate of 41% was due to $4 million of discrete tax items and $5 million of incremental tax expense due to the implementation of FASB Staff Position 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”. The Company’s 2007 annual effective tax rate is expected to be approximately 38% compared to 39% for 2006.

Following is a more detailed discussion of the results of each of our reportable segments during the nine months ended September 30:

	Revenues			EBITDA			Margin
	Pro Forma Combined 2007	2006	% Change	Pro Forma Combined 2007	2006	% Change	Pro Forma Combined 2007	2006	Change
Real Estate Franchise Services	$656	$681	(4)	$432	$478	(10)	66%	70%	(4)
Company Owned Real Estate Brokerage Services	3,682	3,940	(7)	88	55	60	2	1	1
Relocation Services	407	379	7	95	82	16	23	22	1
Title and Settlement Services	291	313	(7)	23	37	(38)	8	12	(4)
Corporate and Other(a)	(251)	(255)	*	(23)	(36)	*

Total Company(b)	$4,785	$5,058	(5)	615	616	—	13%	12%	1

Less: Depreciation and amortization				166	107
Interest expense (income), net				494	5

Income (loss) before income taxes and minority interest				$(45)	$504

(*)	not meaningful

(a)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $251 million and $255 million during the nine months ended September 30, 2007 and 2006, respectively.

(b)	Includes $7 million of restructuring costs offset by a benefit of $17 million due primarily to the sale of certain former parent legacy assets, for the nine months ended September 30, 2007 compared to $65 million, $26 million and $3 million of separation costs, restructuring costs and former parent legacy costs, respectively, for the nine months ended September 30, 2006.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage to revenues increased one percentage point for the nine months ended September 30, 2007 compared to the same period in 2006. EBITDA for the nine months ended September 30, 2007 includes $7 million of restructuring costs offset by a benefit of $17 million due primarily to the sale of certain former parent legacy assets. EBITDA for the nine months ended September 30, 2006 includes $65 million, $26 million and $3 million of separation costs, restructuring costs and former parent legacy costs, respectively. Certain of these costs were specific to the business segments and therefore contributed to the change in EBITDA for each of the segments discussed below.

On a segment basis, the Real Estate Franchise Services segment margin decreased four percentage points to 66% versus the rate of 70% in the comparable prior period. The nine months ended September 30, 2007 reflected a decrease in the number of homesale transactions partially offset by an increase in the net effective royalty rate and the average homesale broker commission rate. The Company Owned Real Estate Brokerage Services segment margin increased one percentage point to 2% from 1% in the comparable prior period. The nine months ended September 30, 2007 reflected a decrease in the number of homesale transactions partially offset by an increase in the average homesale price and reduced restructuring costs and separation costs incurred in 2007. The Relocation Services segment margin increased one percentage point to 23% from 22% in the comparable period primarily driven by a reduction in separation costs of $12 million recognized in 2006 partially offset by increased costs related to “at-risk” homesale transactions. The Title and Settlement Services segment margin decreased four percentage points to 8% from 12% in the comparable prior period. The decrease in margin profitability was mainly attributable to reduced homesale and refinancing volume.

The Corporate and other EBITDA for the nine months ended September 30, 2007 was ($23) million compared to ($36) million in the same period in 2006. The reduction in EBITDA was due to incremental stand-alone corporate company expenses and $11 million of management fees payable to Apollo, partially offset by a reduction of $24 million of corporate separation costs recognized in 2007 compared to 2006.

Real Estate Franchise Services

Revenues decreased $25 million to $656 million and EBITDA decreased $46 million to $432 million for the nine months ended September 30, 2007 compared with the same period in 2006.

The decrease in revenue is primarily driven by a $42 million decrease in third-party franchisees royalty revenue due to an 18% decrease in the number of homesale transactions from our third-party franchisees. This decrease was partially offset by a 1% increase in the average price of homes sold and an increase in the average broker commission rate earned by our franchises to 2.49% from 2.47% for the nine months ended September 30, 2006. In addition international revenues increased $11 million to $25 million in connection with the licensing of our brand names in certain countries or international regions and an increase in revenue from foreign franchisees of $6 million, of which $2 million is incremental revenue related to the acquisition of the Coldwell Banker Canada master franchise. Revenue also increased by $15 million of marketing revenue earned from our franchisees offset by a comparable increase in related marketing expenses due to the timing of certain expenditures.

The decrease in revenue is also attributable to a decrease in royalties received from our Company Owned Real Estate Brokerage Services segment which pays royalties to our real estate franchise business. These intercompany royalties, which approximated $239 million and $255 million during the nine months ended September 30, 2007 and 2006, respectively, are eliminated in consolidation. See “Company Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue decrease for Real Estate Franchise Services.

The decrease in EBITDA was principally due to the reduction in revenues noted above, an increase in bad debt expense of $2 million and an increase of $11 million for sales related expenses, personnel related costs and costs for customer service activities. This was partially offset by a reduction in separation costs of $11 million recognized in 2006.

Company Owned Real Estate Brokerage Services

Revenues decreased $258 million to $3,682 million and EBITDA increased $33 million to $88 million for the nine months ended September 30, 2007 compared with the same period in 2006.

The decrease in revenues from our Company Owned Real Estate Brokerage Services segment was partially offset by incremental revenues attributable to larger acquisitions made subsequent to the second quarter of 2006. Together these acquisitions contributed incremental revenues of $38 million and EBITDA of $6 million to 2007 operating results (the EBITDA contribution of $6 million is net of $2 million of intercompany royalties paid to the Real Estate Franchise Services segment). Apart from these acquisitions, revenues decreased $296 million and EBITDA increased $27 million, respectively, for the nine months ended September 30, 2007 compared with the same period in 2006. The decrease in organic revenues was substantially comprised of reduced commission income earned on homesale transactions, which was primarily driven by a 15% decline in the number of homesale transactions, partially offset by a 9% increase in the average price of homes sold. The same store 9% period-over-period increase in average home price is due to the geographic location of our brokerage offices and a change in mix of homesale activity in higher price point areas. The price increase is expected to moderate in late 2007 as the price appreciation which has occurred in certain metropolitan regions of the country moderates and is offset by homesales in other regions with lower homesale prices. We believe the 15% decline in homesale transactions is reflective of industry trends in the areas we serve.

In addition to the revenue changes discussed in the previous paragraph, the increase in EBITDA for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 was due to:

•

a decrease of $230 million in commission expenses paid to real estate agents as a result of the reduction in revenue and an improvement in the commission split rate as a result of certain management initiatives;

•	a reduction of $18 million in royalties paid to our real estate franchise business, principally as a result of the reduction in revenues earned on homesale transactions;

•	a decrease in marketing costs of $16 million due to cost reduction initiatives;

•	a decrease of $35 million of other operating expenses primarily as a result of the restructuring and cost saving activities initiated in the prior year, net of inflation;

•	a reduction of $16 million of restructuring expenses recognized in 2007 compared to 2006;

•	the absence of $13 million of separation expenses recognized in 2006;

offset by:

•	$6 million of additional storefront costs related to insignificant acquisitions.

Relocation Services

Revenues increased $28 million to $407 million and EBITDA increased $13 million to $95 million for the nine months ended September 30, 2007 compared with the same period in 2006.

The increase in revenues was primarily driven by $17 million of incremental international revenue due to increased transaction volume, $15 million from higher “at-risk” homesale service fees primarily due to a larger proportion of homes coming into inventory without a third party buyer, where we earn a higher management fee and a $3 million increase in referral fee revenue primarily attributable to higher average referral rates. This was partially offset by a $6 million negative impact to net interest income primarily due to higher borrowing costs under the new securitization agreements.

In addition to the revenue changes noted above, the increase in EBITDA is due to:

•	$34 million of increased costs related to “at-risk” homesale transactions;

•	$6 million of increased costs to support the increase in international transaction volumes;

•	$6 million of incremental staffing related costs, in part, to support increased transaction volume;

offset by:

•	a reduction of $5 million of expenses due to the restructuring activities implemented in 2006;

•	the absence of $14 million of separation and restructuring expenses incurred in 2006; and

•	$6 million of incremental net proceeds related to the realization of a contingent asset in connection with the previous disposal of a former subsidiary.

Title and Settlement Services

Revenues decreased $22 million to $291 million and EBITDA decreased $14 million to $23 million for the nine months ended September 30, 2007 compared with the same period in 2006.

The decrease in revenues is primarily driven by $25 million of reduced resale and refinancing volume consistent with the decline in overall homesale transactions noted in our Company Owned Real Estate Brokerage Services segment, partially offset by an increase of $1 million in underwriting volume as this business is expanded. EBITDA decreased due to the reduction in revenues, $2 million increase in IT infrastructure costs and the absence of a $2 million reduction in legal reserves recognized in 2006. These decreases were partially offset by $5 million of lower resale and refinancing costs, $5 million of lower underwriting expenses and the absence of $3 million of restructuring expenses recognized in 2006.

2007 Restructuring Program

During the second quarter of 2007, the Company Owned Real Estate Brokerage Services segment committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. In the third and fourth quarter of 2007, these initiatives were expanded for the Company Owned Real Estate Brokerage Services segment and were implemented at the other business segments. As a result, the total costs expected to be incurred for the Company increased from $10 million at June 30, 2007 to $45 million for 2007.

The initial recognition of the 2007 restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense	$2	$3	$1	$6
Cash payments and other reductions	(1)	(1)	(1)	(3)

Balance at September 30, 2007	$1	$2	$—	$3

Total 2007 restructuring charges are as follows:

	Costs Expected to Be Incurred	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of September 30, 2007
Real Estate Franchise Services	$3	$—	$1	$(1)	$—
Company Owned Real Estate Brokerage Services	35	—	4	(1)	3
Relocation Services	2	—	—	—	—
Title and Settlement Services	4	—	1	(1)	—
Corporate and Other	1	—	—	—	—

	$45	$—	$6	$(3)	$3

Year Ended December 31, 2006 vs. Year Ended December 31, 2005

Our consolidated and combined results comprised the following:

	Year Ended December 31,
	2006	2005	Change
Net revenues	$6,492	$7,139	$(647)
Total expenses(1)	5,888	6,101	(213)

Income before income taxes and minority interest	604	1,038	(434)
Provision for income taxes	237	408	(171)
Minority interest, net of tax	2	3	(1)

Net income	$365	$627	$(262)

(1)	Total expenses for the year ended December 31, 2006 include $97 million related to the following items: $23 million of stock compensation costs, $46 million of restructuring costs and $66 million of separation costs offset by a benefit of $38 million due to the resolution of certain former parent legacy matters. Total expenses for the year ended December 31, 2005 include $13 million of stock compensation costs and $6 million of restructuring costs.

Net revenues decreased $647 million (9%) for the year ended December 31, 2006 compared with the year ended December 31, 2005 principally due to a decrease in organic revenues in our company-owned real estate brokerage services, reflecting decreases in transaction sides volume across the real estate industry and moderating growth in the average prices of homes sold partially offset by a $367 million increase in revenues as a result of larger acquisitions consummated subsequent to January 1, 2005.

Total expenses decreased $213 million (3%) principally reflecting a reduction of $503 million of commission expenses paid to real estate agents and a net benefit of $38 million due to the resolution of certain tax and legal accruals related to former parent legacy matters, offset by an increase in expenses of $334 million related to larger acquisitions by NRT LLC, our wholly-owned real estate brokerage business and the acquisition of title and underwriting companies in Texas by the title and settlement services segment, as well as the net change in restructuring costs of $40 million and separation costs of $66 million.

Our effective tax rate for both December 31, 2006 and 2005 was 39%. Isolated items affecting our 2006 tax rate were a tax benefit resulting from the favorable settlement of federal income tax matters associated with Cendant’s 1999 shareholder litigation position, offset by a tax expense related to equity compensation.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

	Revenues			EBITDA			Margin
	2006	2005	% Change	2006	2005	% Change	2006	2005	Change
Real Estate Franchise Services	$879	$988	(11)	$613	$740	(17)	70%	75%	(5)
Company-Owned Real Estate Brokerage Services	5,022	5,723	(12)	25	250	(90)	—	4	(4)
Relocation Services	509	495	3	103	124	(17)	20	25	(5)
Title and Settlement Services	409	316	29	45	53	(15)	11	17	(6)
Corporate and Other(a)	(327)	(383)	*	(11)	—	*

Total Company(b)	$6,492	$7,139	(9)	$775	$1,167	(34)	12%	16%	(4)

Less: Depreciation and amortization				142	136
Interest expense/(income), net				29	(7)

Income before income taxes and Minority interest				$604	$1,038

*	Not meaningful.

(a)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists primarily of (i) intercompany royalties of $327 million and $369 million paid by our company-owned real estate brokerage services segment during 2006 and 2005, respectively, and (ii) intercompany royalties of $14 million paid by our title and settlement services segment to our real estate franchise services segment during 2005.

(b)	Includes $66 million of separation costs and $46 million of restructuring costs offset by a benefit of $38 million due to the resolution of certain former parent legacy matters in 2006 compared to $6 million in restructuring costs in 2005. These costs negatively affected the year over year “% Change” in EBITDA by 6 percentage points.

As described in the above table, EBITDA margin for “Total Company” expressed as a percentage of revenues decreased four percentage points from 16% to 12% for the year ended December 31, 2006 compared to the prior year. EBITDA for the year ended December 31, 2006 includes $46 million of restructuring costs, primarily related to the company-owned real estate brokerage Services segment and $66 million of separation costs, offset by a net benefit of $38 million of former parent legacy costs primarily for the resolution of certain tax and legal accruals related to matters that have been settled at December 31, 2006. The majority of the separation costs were incurred in the third quarter of 2006 and primarily related to a non-cash charge of $40 million for the accelerated vesting of certain Cendant equity awards and a non-cash charge of $11 million for the conversion of Cendant equity awards into Realogy equity awards. A portion of these costs were allocated to the business segments and therefore contributed to the decrease in EBITDA margin for each of the segments discussed below.

On a segment basis, the real estate franchise services segment decreased five percentage points to 70% versus the rate of 75% in the comparable prior period. The year ended December 31, 2006 reflected a decrease in the number of homesale transactions, decreased average commission rate and a slowdown in the growth rate of the average price of homes sold compared to 2005. The Company-owned real estate brokerage services segment decreased four percentage points from 4% in the prior year. The year ended December 31, 2006 reflected a reduction in commission income earned on homesale transactions and an increase in expenses due to inflation, separation and restructuring expenses and operating costs to support the number of offices in which we operate. While the principal cost of the company-owned real estate brokerage services business consists of agents’ shares of commissions that fluctuate with revenue, we have certain costs associated with our store fronts that are fixed in the short term. In 2006, the Relocation Services segment margin decreased five percentage points to 20% from 25% in the comparable period primarily driven by separation and restructuring costs and lower margins on our at-risk homesale business. In 2006, the Title and Settlement Services segment decreased six percentage points to 11% from 17% in the comparable prior period due to reduced organic resale and refinancing volume, separation costs and an increase in IT infrastructure costs.

Real Estate Franchise Services

Revenues and EBITDA decreased $109 million to $879 million and $127 million to $613 million, respectively, in 2006 compared with 2005.

We franchise our real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. We provide operational and administrative services, tools and systems to franchisees, which are designed to assist franchisees in achieving increased revenue and profitability. Such services include national and local advertising programs, listing and agent-recruitment tools, training and volume purchasing discounts through our preferred vendor programs. Franchise revenue principally consists of royalty and marketing fees from our franchisees. The royalty received is primarily based on a percentage of the franchisee’s commissions and/or gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon close of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and are recognized by us as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). Royalty increases or decreases are recognized with little or no corresponding increase or decrease in expenses due to the significant operating leverage within the franchise operations. In addition to royalties received from our third-party franchisees, our company-owned real estate brokerage services segment continues to pay royalties to the Real Estate Franchise Services segment. However, these intercompany royalties, which approximated $327 million and $369 million during 2006 and 2005, respectively, are eliminated in consolidation through the Corporate and Other segment and therefore have no impact on consolidated and combined revenues and EBITDA, but do affect segment level revenues and EBITDA. See “Company-Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue decrease for real estate franchise services. Revenues further decreased for real estate franchise services due to the absence of $14 million of royalty payments from the title and settlement services segment for 2006 compared to 2005 as the intercompany royalty agreement is no longer in place.

Apart from the decrease in the intercompany royalties noted above, the decrease in revenue is also attributable to a $66 million decrease in third-party franchisees royalty revenue which was attributable to an 18% decrease in the number of homesale transactions from our franchisees and a decrease in the average brokerage commission rate earned by our franchises from 2.51% in 2005 to 2.47% for 2006. These decreases were partially offset by a 3% increase in the average price of homes sold. The average brokerage commission rate has remained stable (within 1 basis point) for the past five consecutive quarters. Partially offsetting the revenue decline due to lower sides, the overall net effective royalty rate, we earn on commission revenue generated by our franchisees, increased from 4.69% in 2005 to 4.87% in 2006 as a result of lower rebates being earned by our franchisees.

Consistent with our international growth strategy, we also earned $5 million of additional revenue in connection with the licensing of our brand names in certain countries or international regions.

For 2007, FNMA and NAR forecast, as of March 2007, a decline in existing homesales of 8% and 1%, respectively, and a decrease of 2% and an increase of 1%, respectively, in the median price of existing homes for 2007 compared to 2006.

We also earn marketing fees from our franchisees and utilize such fees to fund advertising campaigns on behalf of our franchisees. In arrangements under which we do not serve as an agent in coordinating advertising campaigns, marketing revenues are accrued as the revenue is earned, which occurs as related marketing expenses are incurred. We do not recognize revenues or expenses in connection with marketing fees we collect under arrangements in which we function as an agent on behalf of our franchisees.

The decrease in EBITDA for 2006 compared to 2005 is principally due to the net reduction in revenues noted above as well as $11 million of separation costs primarily related to the accelerated vesting of the Cendant equity awards, $7 million of additional bad debt expense related to accounts receivable and notes receivable due to the current market conditions in the residential real estate market and $3 million of incremental marketing expenses related to Sotheby’s International Realty®. These decreases are partially offset by a $10 million reduction in incentive based compensation as a result of the decrease in operating results in 2006.

Company Owned Real Estate Brokerage Services

Revenues and EBITDA decreased $701 million to $5,022 million and $225 million to $25 million, respectively, in 2006 compared with 2005.

As an owner-operator of real estate brokerages, we assist home buyers and sellers in listing, marketing, selling and finding homes. We earn commissions for these services, which are recorded upon the closing of a real estate transaction (i.e., purchase or sale of a home), which we refer to as gross commission income. We then pay commissions to real estate agents, which are recognized concurrently with associated revenues. A core part of our growth strategy is the acquisition of other real estate brokerage operations. Our acquisitions of larger real estate brokerage operations subsequent to January 1, 2005 contributed incremental revenues and EBITDA of $233 million and $13 million, respectively, to 2006 operating results (reflected within the EBITDA contribution is $14 million of intercompany royalties paid to the Real Estate Franchise Services segment, which is eliminated in consolidation but does affect segment level EBITDA).

Excluding these acquisitions, revenues decreased $934 million (16%) and EBITDA declined $238 million (95%) in 2006 as compared with 2005. This decrease in same store revenues was substantially comprised of reduced commission income earned on homesale transactions, which was primarily driven by a 20% decline in the number of homesale transactions, partially offset by a 4% increase in the average price of homes sold. We believe the 20% decline in homesale transactions is reflective of industry trends in the premium coastal areas we serve, particularly Florida, California and New England. The 4% period-over-period increase in average home price is reflective of the moderating trend in the growth of homesale prices during 2006. During the year ended December 31, 2006, the average price of homes sold grew, but slowed in comparison to 2005. The average homesale broker commission rate of 2.48% has remained stable (within 1 basis point) for the sixth consecutive quarter. EBITDA also reflects a decrease of $658 million in commission expenses paid to real estate agents, a $38 million reduction in incentives and other bonuses and a $56 million decrease in intercompany royalties paid to our real estate franchise business, principally as a result of the reduction in revenues earned on homesale transactions. In addition, EBITDA further reflects $23 million of additional storefront costs (due partially to inflationary increases), $34 million of incremental restructuring costs (primarily facility related costs while preserving our productive agent population and market position) and $14 million of separation costs primarily related to the accelerated vesting of Cendant equity awards offset by a net decrease of $15 million of other operating expenses.

Relocation Services

Revenues increased $14 million to $509 million and EBITDA decreased $21 million to $103 million, respectively, in 2006 compared with 2005.

We provide relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the corporate client), expense processing, arranging household goods moving services, home-finding and other related services. We earn revenues from fees charged to clients for the performance and/or facilitation of these services and recognize such revenue on a net basis as services are provided, except for limited instances in which we assume the risk of loss on the sale of a transferring employee’s home. In such cases, revenues are recorded on a gross basis as earned with associated costs recorded within operating expenses. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client; however, in approximately 14% of 2006 homesale transactions we assumed the risk of loss. Such risk of loss occurs because we purchase the house from the transferee and bear both the carrying costs and risk of change in home value on the sales to the ultimate third party buyer. When the risk of loss is assumed, we record the value of the home on our Consolidated and Combined Balance Sheets within the relocation properties held for sale line item. The difference between the actual purchase price paid to the transferee and proceeds received on the sale of the home is recorded within operating expenses on our Consolidated and Combined Statement of Operations. For all homesale transactions, the value paid to the transferee is either the value per the underlying third party buyer contract with the transferee, which results in no gain or loss to us, or the appraised value as determined by independent appraisers. We generally earn interest income on the funds we advance on behalf of the transferring employee, which is recorded within other revenue (as is the corresponding interest expense on the secured borrowings) in the Consolidated and Combined Statements of Operations as earned until the point of repayment by the client. Additionally, we earn revenue from real estate brokers and other third-party service providers. We recognize such fees from real estate brokers at the time our obligations are complete. For services where we pay a third-party provider on behalf of our clients, we generally earn a referral fee or commission, which is recognized at the time of completion of services.

The increase in revenues from our relocation services business was primarily driven by $16 million of incremental management fees and commissions earned in our international services due to increased international transaction volume, $10 million from higher “at risk” homesale service fees driven by a greater proportion of such activity in the moderated real estate market experienced in 2006 plus a $3 million increase in net interest income due to higher interest bearing relocation receivables. This was partially offset by an $11 million decrease in domestic revenue due to lower relocation referral volume. The decrease in EBITDA is principally due to $12 million of separation costs primarily related to the accelerated vesting of Cendant equity awards, $4 million of restructuring costs related to reducing management personnel levels and a $13 million reduction to EBITDA from increased costs related to at-risk homesale transactions. These are partially offset by a $9 million reduction in incentive based compensation as a result of the decrease in operating results in the year ended December 31, 2006, a $5 million increase in EBITDA associated with the incremental international revenue noted above and $3 million of net proceeds related to the realization of a contingent asset in connection with the previous disposal of a former subsidiary.

Title and Settlement Services

Revenues increased $93 million to $409 million, while EBITDA decreased $8 million to $45 million in 2006 compared with 2005.

We provide title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. We provide many of these services to third party clients in connection with transactions generated by our company-owned real estate brokerage and relocation services segments. In January 2006, we acquired multiple title and underwriting companies in Texas in a single transaction. These entities provide title and closing services, including title searches, title insurance, homesale escrow and other closing services.

The operating results of our title and settlement services segment reflect the Texas acquisition, which contributed incremental revenues and EBITDA of $134 million and $13 million, respectively, to 2006 results. Revenue and EBITDA, excluding the Texas acquisition, decreased $41 million and $27 million, respectively, principally from a 12% reduction in resale volume, consistent with the decline in overall homesale transactions noted in the other businesses and a 23% reduction in refinancing volume.

EBITDA further reflects an increase of $4 million in separation costs primarily related to the accelerated vesting of Cendant equity awards, $1 million of restructuring costs and an incremental increase in IT infrastructure costs of $3 million. These are partially offset by the absence of $14 million of royalty payments made to our Real Estate Franchise Services segment for 2006 compared to 2005 as the intercompany royalty agreement is no longer in place and a $3 million reduction in incentive based compensation as a result of the decrease in operating results in 2006.

Separation Costs

The Company incurred separation costs of $66 million for the year ended December 31, 2006. These costs were incurred in connection with our separation from Cendant and relate to the acceleration of certain Cendant employee costs and legal, accounting and other advisory fees. The majority of the separation costs incurred related to a non-cash charge of $40 million for the accelerated vesting of certain Cendant equity awards and a non-cash charge of $11 million for the conversion of Cendant equity awards into Realogy equity awards. See “Note 13—Stock-Based Compensation” of the consolidated and combined financial statements for additional information.

2006 Restructuring Program

During the second quarter of 2006, the Company committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The Company recorded restructuring charges of $46 million in 2006, of which $39 million is expected to be paid in cash. As of December 31, 2006, $16 million of these costs have been paid. These charges primarily represent facility consolidation and employee separation costs.

The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense	$14	$25	$7	$46
Cash payments and other reductions	(8)	(8)	(7)	(23)

Balance at December 31, 2006	$6	$17	$—	$23

Roll forward of restructuring liabilities:

	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of December 31, 2006
Real estate franchise services	$—	$2	$(1)	$1
Company-Owned real estate brokerage services	—	39	(19)	20
Relocation services	—	4	(2)	2
Title and settlement services	—	1	(1)	—

	$—	$46	$(23)	$23

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Our combined results comprised the following:

	Year Ended December 31,
	2005	2004	Change
Net revenues	$7,139	$6,549	$590
Total expenses	6,101	5,548	553

Income before income taxes and minority interest	1,038	1,001	37
Provision for income taxes	408	379	29
Minority interest, net of tax	3	4	(1)

Net income	$627	$618	$9

During 2005, our net revenues increased $590 million (9%) principally due to (i) a $469 million increase in gross commission income earned by our company-owned brokerage operations, of which $223 million represented organic growth and $246 million resulted from expanding our presence in geographically desired areas through the acquisition of larger real estate brokerage operations and (ii) a $61 million increase in franchise fees generated by our real estate franchise operations. Total expenses increased $553 million (10%) principally reflecting (i) a $344 million increase in commission and other agent-related expenses that our brokerage operations pay to real estate agents, including $179 million of expenses related to the acquisitions discussed above, and (ii) $142 million of increased operating expenses primarily to support growth in our Company-Owned Real Estate Brokerage segment and current and anticipated future growth in our Relocation Services segment. Our effective tax rate increased to 39% in 2005 from 38% in 2004 primarily due to an increase in state taxes. As a result of these items, our net income increased $9 million.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

	Revenues			EBITDA			Margin
	2005	2004	% Change	2005	2004	% Change	2005	2004	Change
Real Estate Franchise Services	$988	$904	9	$740	$666	11	75%	74%	1
Company-Owned Real Estate Brokerage Services	5,723	5,242	9	250	263	(5)	4	5	(1)
Relocation Services	495	455	9	124	126	(2)	25	28	(3)
Title and Settlement Services	316	303	4	53	62	(15)	17	20	(3)
Corporate and Other(a)	(383)	(355)	*	—	(2)	*

Total Company(b)	$7,139	$6,549	9	$1,167	$1,115	5	16%	17%	(1)

Less: Depreciation and amortization				136	120
Interest expense/ (income), net				(7)	(6)

Income before income taxes and minority interest				$1,038	$1,001

*	Not meaningful.

(a)	Includes the elimination of transactions between segments, which consists primarily of (i) intercompany royalties of $369 million and $341 million paid by our Company-Owned Real Estate Brokerage Services segment to our Real Estate Franchisee Services segment during 2005 and 2004, respectively, and (ii) intercompany royalties of $14 million paid by our Title and Settlement Services segment to our Real Estate Franchise Services segment during both 2005 and 2004.

(b)	Includes $6 million of restructuring costs for 2005 compared to none in 2004.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues decreased one percentage point for 2005 compared to 2004. On a segment basis, the Real Estate Franchise Services segment increased one percentage point to 75% over the 2004 rate of 74% primarily attributable to increased royalties resulting from both increases in the average price and volume of homes sold, which leveraged the fixed cost base contributing to increased margin rates. The Company-Owned Real Estate Brokerage Services segment decreased one percentage point to 4% from 5% in 2005 versus 2004 primarily due to lower commission income driven by comparatively lower transaction sides and average broker commission rates and increases in operating costs. Both the Relocation Services and Title and Settlement Services segments had declines of three percentage points in 2005 versus 2004 reflecting margins of 25% and 17%, and 28% and 20%, respectively. This is primarily due to investments in service levels and infrastructure that occurred during 2005 that are discussed further below.

Real Estate Franchise Services

Revenues and EBITDA increased $84 million and $74 million, respectively, in 2005 compared with 2004.

Royalty revenues from our third party franchise affiliates (which excludes royalties received from NRT) increased $52 million during 2005 compared to 2004. Such growth was primarily driven by a 14% increase in the average price of homes sold and by a 2% increase in the number of homesale transactions from our third-party franchisees. The 14% increase in average price is reflective of the supply of, and the demand for, homes in previous quarters, resulting in an overall increase in the sales prices of homes across the nation. The increase in the number of homesale transactions is due principally to an increase in closed sides related to new franchisees partially offset by sides lost due to termination or acquisition of franchises. Such increases were partially offset by a 2% decrease in the average brokerage commission rate earned by our franchisees on homesale transactions, which declined from 2.56% in 2004 to 2.51% in 2005. The overall net effective royalty rate we earn on commission revenue generated by our franchisees remained flat year-over-year.

In addition to royalties received from our third-party franchisees, we received intercompany royalties from our Company-Owned Real Estate Brokerage Services segment, which approximated $369 million and $341 million in 2005 and 2004, respectively. These intercompany royalties are eliminated in consolidation, however, they do impact the individual segments. See “Company-Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this year over year revenue increase for real estate franchise services.

Consistent with our growth strategy, we also earned $7 million of additional revenue in connection with the license of the Sotheby’s brand name in certain countries and international regions.

EBITDA further reflects $7 million of incremental commissions and compensation costs associated with increased sales of domestic and international franchisees in 2005 and $6 million of increased legal fees.

Company Owned Real Estate Brokerage Services

Revenues increased $481 million while EBITDA decreased $13 million in 2005 compared with 2004.

Excluding acquisitions, revenues increased $232 million (4%) and EBITDA declined $21 million (8%) in 2005 as compared with 2004. The increase in revenues was substantially comprised of higher commission income earned on homesale transactions, which was primarily driven by a 14% increase in the average price of homes sold, partially offset by (i) a 7% decline in the number of homesale transactions and (ii) a 2% decline in the average broker commission rate earned on homesale transactions. The 14% increase in average price is reflective of the supply of, and demand for, homes in previous quarters, resulting in an overall increase in the sales prices of homes across the nation.

A core part of our growth strategy is the acquisition of other real estate brokerage operations. Our acquisitions of larger real estate brokerage operations subsequent to January 1, 2004 contributed incremental revenues and EBITDA of $249 million and $8 million, respectively, to 2005 operating results (reflected within the EBITDA contribution is $15 million of intercompany royalties paid to the Real Estate Franchise segment, which is eliminated in consolidation but does affect segment level EBITDA).

Apart from expenses incurred by the acquired real estate brokerage operations mentioned above, EBITDA further reflects (i) $165 million of incremental commission expenses paid to real estate agents as a result of the incremental revenues earned on homesale transactions, as well as a higher average commission rate paid to real estate agents in 2005 due to the progressive nature of revenue-based agent commission schedules, (ii) a $31 million increase in expenses primarily representing inflationary increases in rent, office administration and other fixed costs, (iii) a $23 million increase in expenses incurred to support growth in the number of offices we operate, (iv) a $17 million increase in marketing expenses due to additional campaigns in 2005 and (v) a $13 million increase in intercompany royalties paid to the Real Estate Franchise Services segment, which is eliminated in consolidation but does affect segment level EBITDA.

Relocation Services

Revenues increased $40 million, while EBITDA decreased $2 million in 2005 compared with 2004.

During 2005, we earned incremental referral fees of $26 million (16%) primarily due to a 13% increase domestically in the average fee per referral and a 3% increase in referral volume. We also earned an additional $12 million (28%) of incremental management fees and commissions from services provided internationally due to increased transaction volume. The increases in referral and transaction volumes in 2005 were primarily related to a 5% increase in initiations. Additionally, revenues we earned under relocation arrangements where we retain the risk of loss on transferees’ homes increased $8 million (8%) primarily due to a 12% increase in home values, partially offset by an 8% decline in volume. These increases were partially offset by a $5 million reduction in net interest income we earned in 2005 due to higher interest and related costs we incurred as a result of utilizing available capacity under our secured financing facilities.

EBITDA further reflects (i) a $30 million increase in expenses primarily in staffing to support the increases in volume discussed above and other personnel-related costs, (ii) a $7 million increase in other expenses partially related to infrastructure improvements and (iii) a $4 million increase in expenses related to incremental commissions and other expenses attributable to the increased home values associated with transactions where we retain the risk of loss on transferees’ homes.

Title and Settlement Services

Revenues increased $13 million while EBITDA decreased $9 million in 2005 compared with 2004. During 2005, we earned incremental title and closing revenues of $23 million primarily due to a 10% increase in the average price per closing unit and a 2% increase in purchase title and closing units, partially offset by a 7% decrease in refinance title and closing units. These increases in revenue were partially offset by the absence in 2005 of a $7 million gain recorded during 2004 on the sale of certain non-core assets.

EBITDA further reflects (i) $14 million of incremental costs associated with the increased volume in our purchase title and closing business and (ii) $7 million of incremental costs related to developing and enhancing certain infrastructures that were previously maintained at and leveraged from Cendant’s former mortgage business.

EBITDA for both 2005 and 2004 includes $14 million of intercompany royalties paid to the Real Estate Franchises Services segment. Beginning in January 2006, the Title and Settlement Services segment no longer remits such amounts to the Real Estate Franchise Services segment.

2005 Restructuring Program

During the year ended December 31, 2005, the Company recorded $6 million of restructuring charges as a result of restructuring activities undertaken following Cendant’s spin-off of PHH. The restructuring activities were targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The most significant area of cost reduction was the consolidation of processes and offices in the Company’s brokerage business.

The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense	$2	$3	$1	$6
Cash payments and other reductions	(1)	(3)	(1)	(5)

Balance at December 31, 2005	$1	$—	$—	$1

	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of December 31, 2005
Real estate franchise services	$—	$—	$—	$—
Company-Owned real estate brokerage services	—	5	(4)	1
Relocation services	—	—	—	—
Title and settlement services	—	1	(1)	—

	$—	$6	$(5)	$1

The $1 million liability at December 31, 2005 was utilized in 2006.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION

Nine Months Ended September 30, 2007

	September 30, 2007	December 31, 2006	Change
Total assets	$12,346	$6,668	$5,678
Total liabilities	10,548	4,185	6,363
Stockholders’ equity	1,798	2,483	(685)

For the nine months ended September 30, 2007, total assets increased $5,678 million primarily due to the results of the purchase price allocation to goodwill and other intangible assets as a result of the merger with affiliates of Apollo. Total liabilities increased $6,363 million principally due to the indebtedness that was incurred in connection with the merger and related transactions and the recognition of a deferred tax liability related to the purchase accounting fair value adjustments. Total stockholders’ equity decreased $685 million primarily due to the reset of stockholder’s equity required by purchase accounting and to reflect the capital contribution of $2,001 million from affiliates of Apollo and co-investors. In addition, the Company recorded a net loss of $204 million for the period from April 10, 2007 to September 30, 2007.

Year Ended December 31, 2006

	December 31, 2006	December 31, 2005,	Change
Total assets	$6,668	$5,439	$1,229
Total liabilities	4,185	1,872	2,313
Stockholders’ equity	2,483	3,567	(1,084)

For the year ended December 31, 2006, total assets increased $1,229 million primarily due to (i) a net increase in cash and cash equivalents of $363 million, principally due to the receipt of proceeds from Cendant’s sale of Travelport less cash utilized to repurchase common stock, (ii) $185 million of additional intangible assets resulting from acquisition activity within the company-owned real estate brokerage services and title and settlement services segments, (iii) $302 million of incremental relocation receivables and properties held for sale due to an increase in our managed home asset base, and (iv) $136 million of receivables due from the former parent. Total liabilities increased $2,313 million principally due to (i) $2,225 million of unsecured borrowings to fund the initial transfer of $2,225 million to Cendant, (ii) an increase of $136 million in securitization obligations related to the relocation receivables and properties held for sale and (iii) the assumption of $648 million of liabilities due to former parent, net of adjustments and payments. These increases were partially offset by $425 million of repayments of our unsecured borrowings. Total stockholders’ equity decreased $1,084 million driven by $2,183 million of net distributions payments made to Cendant related to our separation and our repurchase of $884 million (approximately 38 million shares) of Realogy common stock offset by $1,454 million of distributions received from Cendant’s sale of Travelport and net income earned during the year ended December 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2007, our financing needs to fund operations were largely supported by cash generated from operations with the exception of funding requirements of our relocation business where we issue securitization obligations to finance relocation receivables and advances and relocation properties held for sale. Our financing needs related to the Transactions were supported by the issuance of additional debt obligations which were incurred on April 10, 2007, equity investments by affiliates of Apollo, co-investors and members of the Company’s management and the utilization of available cash on hand.

Following the Transactions, our primary sources of liquidity are cash flows from operations and funds available under the revolving credit facility under our senior secured credit facility. Our primary continuing liquidity needs will be to finance our working capital, capital expenditures and debt service. We incurred substantial indebtedness in connection with the Merger as discussed below and reflected in the contractual obligations table.

Cash Flows

Nine months ended September 30, 2007 vs. nine months ended September 30, 2006

At September 30, 2007, we had $276 million of cash and cash equivalents, a decrease of $123 million compared to the balance of $399 million at December 31, 2006. The following table summarizes our cash flows for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006	Change
Cash provided by (used in):
Operating activities	$314	$201	$113
Investing activities	(6,838)	(260)	(6,578)
Financing activities	6,400	1,302	5,098
Effects of change in exchange rates	1	1	—

Net change in cash and cash equivalents	$(123)	$1,244	$(1,367)

During the nine months ended September 30, 2007, we received $113 million of incremental cash from operations as compared to the same period in 2006. Such change is principally due to the period over period decrease in cash outflows of $190 million from relocation receivables and advances and properties held for sale driven by the period over period decrease in our homes in inventory, a net income tax refund of $19 million for the nine months ended September 30, 2007 compared to a net payment of $12 million for the same period in 2006 and incremental accrued interest of $203 million, partially offset by weaker operating results.

During the nine months ended September 30, 2007 versus the same period in 2006, we used $6,578 million more cash for investing activities. Such change is mainly due to $6,761 million of cash which was utilized to purchase the Company partially offset by $114 million of lower cash outflows for acquisition activity at our Company Owned Real Estate Brokerage Services and Title and Settlement Services segments, $21 million of sale leaseback proceeds received related to the corporate aircraft, $16 million of lower property and equipment additions and $22 million related to proceeds from the sale of Affinion preferred stock and warrants.

During the nine months ended September 30, 2007 versus the same period in 2006, we received $5,098 million of incremental cash from financing activities. The 2007 cash flows provided from financing activities is the result of $1,999 million of cash contributed by affiliates of Apollo and co-investors and the issuance of $6,219 million of debt to fund the Merger. In addition to financing the acquisition of Realogy’s outstanding common stock, the proceeds from the cash contribution and the new debt issuances were utilized to:

•	purchase $1,155 million of the outstanding 2006 Senior Notes;

•	repay the former term loan facility of $600 million; and

•	pay related debt issuance costs of $157 million;

The 2006 cash flows provided from financing activities is mainly due to $1,423 million of proceeds received from Cendant’s sale of Travelport.

Subsequent to September 30, 2007, the majority of the cash and cash equivalents on hand at September 30, 2007 were utilized to pay $237 million of interest due on the Fixed Rate Senior Notes, Senior Toggle Notes, Senior Subordinated Notes and term loan facility and a portion of the outstanding 2006 Senior Notes.

Year ended December 31, 2006 vs. year ended December 31, 2005

At December 31, 2006, we had $399 million of cash and cash equivalents, an increase of $363 million compared to the balance of $36 million at December 31, 2005. The following table summarizes our cash flows for the year ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005	Change
Cash provided by (used in):
Operating activities	$245	$617	$(372)
Investing activities	(310)	(423)	113
Financing activities	427	(216)	643
Effects of changes in exchange rates	1	—	1

Net change in cash and cash equivalents	$363	$(22)	$385

During the year ended December 31, 2006, we received $372 million less cash from operations as compared to the same period in 2005. Such change is principally due to weaker operating results, incremental cash outflows of $121 million for relocation receivables and properties held for sale driven by the year over year increase in our homes in inventory, payments to former parent of $58 million related to liabilities assumed by Realogy as part of the separation from Cendant and an increase in tax payments of $25 million compared to the prior year when we were not a taxpayer as part of Cendant.

During the year ended December 31, 2006, we used $113 million less cash for investing activities compared to the same period in 2005. Such change is mainly due to decreased cash outflows at our company-owned real estate brokerage services segment due to lower acquisition activity, partially offset by the acquisition of title and underwriting companies in Texas by the Company’s title and settlement services segment.

During the year ended December 31, 2006, we received $643 million more cash from financing activities compared to 2005. This is principally due to (i) the issuance $2,225 million of unsecured borrowings to fund the net transfer of $2,183 million to Cendant at separation, (ii) the issuance of $1,200 million of Notes which were used to retire $1,200 million outstanding under the interim financing facility, (iii) the receipt of $1,436 million of net proceeds related to the sale of Travelport and (iv) a change in net funding to Cendant of $694 million. These increases are partially offset by (i) the payment of the interim financing noted above as well as other debt reductions of $425 million, (ii) the repurchase of $884 million of common stock and (iii) lower incremental secured borrowings of $236 million due to the capacity of our secured borrowing arrangements.

Financial Obligations

Revolving Credit and Loan Facilities

On May 26, 2006, the Company entered into a $1,650 million credit facility, which consisted of a $1,050 million five-year revolving credit facility and a $600 million five-year term loan facility, and a $1,325 million interim loan facility.

On July 27, 2006, the Company drew down $2,225 million of the facilities which were immediately transferred to Cendant. In late 2006, the Company repaid the $300 million then outstanding under the revolving credit facility and the $1,325 outstanding under the interim loan facility utilizing proceeds received from

Cendant’s sale of Travelport and $1,200 million of proceeds from the bond offering discussed below under the caption “2006 Senior Notes”.

On April 10, 2007, in connection with the Transactions, the revolving credit and loan facilities were refinanced with the new facilities described below under the caption “Credit Facility and Senior Notes”.

2006 Senior Notes

On October 20, 2006, the Company completed a bond offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act, for $1,200 million aggregate principal amount of three-, five- and ten-year senior notes (“2006 Senior Notes”) as follows:

•	$250 million of the 2006 Senior Notes are due in 2009 and have an interest rate equal to three-month LIBOR plus 0.70%, payable quarterly,

•	$450 million of the 2006 Senior Notes are due in 2011 and have a fixed interest rate of 6.15% per annum, payable semi-annually; and

•	$500 million of the 2006 Senior Notes are due in 2016 and have a fixed interest rate of 6.50% per annum, payable semi-annually.

On May 10, 2007, the Company offered to purchase each series of the 2006 Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the payment date of July 9, 2007. The Company was required to make the offer to purchase due to the change in control that occurred as a result of the Merger and the lowering of the debt ratings applicable to the 2006 Senior Notes to non-investment grade. The offer to purchase expired on July 3, 2007 and on July 9, 2007, the Company purchased all $1,003 million principal amount of the 2006 Senior Notes that were tendered consisting of approximately $230 million of Floating Rate Senior Notes due 2009, $324 million of 6.15% Senior Notes due 2011 and $449 million of 6.50% Senior Notes due 2016. To finance the purchase of the 2006 Senior Notes and pay related interest and fees, the Company utilized the delayed draw term loan under the senior secured credit facility.

In the third quarter of 2007, the Company purchased an additional $154 million principal amount of the 2006 Senior Notes in privately negotiated transactions. The Company utilized the delayed draw facility to finance the purchases of the 2006 Senior Notes and to pay related interest and fees. These purchases resulted in a gain on debt extinguishment of $2 million and a write off of deferred financing costs of $7 million. These amounts are recorded in interest expense in the Condensed Consolidated and Combined Statements of Operations.

In October, 2007, the Company repurchased the remaining $43 million principal amount of outstanding 2006 Senior Notes in privately negotiated transactions. See “Note 15—Subsequent Events” in the unaudited consolidated financial statements included elsewhere in this prospectus for additional information related to the purchases.

Credit Facility and Senior Notes

In connection with the closing of the Transactions on April 10, 2007, the Company entered into a senior secured credit facility consisting of (i) a $3,170 million six-and-a-half year term loan facility, (ii) a $750 million six year revolving credit facility and (iii) a $525 million six-and-a-half year synthetic letter of credit facility. The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due upon the final maturity date. The Company utilized $1,950 million of the term loan facility to finance a portion of the Merger. The Company’s term loan facility contains a $1,220 million delayed draw term loan sub-facility, which may be drawn upon in one or more drawings in the period from the closing of the Merger until July 31, 2007, except that a drawing of up to $270 million may be made at any time on or prior to

October 31, 2007, to refinance the 2006 Senior Notes. As discussed above, the Company utilized $1,187 million of the delayed draw facility to purchase the $1,157 million principal amount of 2006 Senior Notes in the third quarter of 2007 and the remaining principal amount during the first half of October.

The Company also issued $1,700 million aggregate principal amount of 10.50% Senior Notes due 2014, $550 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes due 2015.

On April 10, 2007, the Company entered into three separate registration rights agreements with respect to the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes. In the registration rights agreements, the Company has agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement on or prior to 365 days after the issue date of the Notes or if obligated under certain circumstances to file a shelf registration statement with respect to the Notes, to file such shelf registration with the SEC on or prior to the later of (x) 90 days after such filing obligation arises and (y) 300 days after the issue date of the Notes and will use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of (x) 365 days after the issue date of the Notes and (y) 180 days after such obligations arises. Additional interest is payable with respect to the Notes in certain circumstances if the Company does not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreements.

Securitization Obligations

In addition, on April 10, 2007 the Company refinanced its securitization obligations through Apple Ridge Funding LLC, Kenosia Funding LLC and U.K. Relocation Receivables Funding Limited. These three entities are consolidated bankruptcy remote special purpose entities that are utilized to securitize relocation receivables generated from advancing funds on behalf of clients of our relocation business in order to facilitate the relocation of their employees. The securitization obligations issued by these entities are non-recourse to us and, as of September 30, 2007, were collateralized by $1,324 million of underlying relocation receivables (which we continue to service) and other related assets, including in certain instances relocation properties held for sale. These collateralizing assets are not available to pay our general obligations. These securitization obligations represent floating rate debt for which the average weighted interest rate was 6.4% for the nine months ended September 30, 2007.

Each securitization program is a revolving program with a five year term. The asset backed commercial paper program is backstopped by the sponsoring syndicate. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program. These liquidity facilities are subject to termination at the end of the five year agreement and if not renewed would result in an amortization of the notes.

Each program has restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements and restrictions on mergers and change of control. Each program contains cross defaults to the senior secured credit facility, the Notes and other material indebtedness of Realogy. These trigger events could result in an early amortization of the securitization obligations and termination of the program. At September 30, 2007, the Company was in compliance with the financial covenant related to the frequency of its financial reporting for the securitization obligations.

Short-Term Borrowing Facilities

In addition, within our Title and Settlement Services and Company Owned Real Estate Brokerage operations, the Company acts as an escrow agent for numerous customers. As an escrow agent, we receive money from customers to hold on a short-term basis until certain conditions of the homesale transaction are satisfied. We do not have access to these funds for our use. However, because we have such funds concentrated in a few financial institutions, we are able to obtain short-term borrowing facilities that currently provide for borrowings of up to $565 million as of September 30, 2007. We invest such borrowings in high quality short-term liquid investments. Net amounts earned under these arrangements approximated $9 million and $8 million for the nine months ended September 30, 2007 and 2006, respectively. Any outstanding borrowings under these facilities are callable by the lenders at any time. These facilities are renewable annually and are not available for general corporate purposes. The average amount of short term borrowings outstanding during the nine months ended September 30, 2007 and 2006 was approximately $240 million and $265 million, respectively.

Available Capacity

As of September 30, 2007, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements are as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Apple Ridge Funding LLC(1)	April 2012	$850	$662	$188
Kenosia Funding LLC(1)	April 2012	175	153	22
U.K. Relocation Receivables Funding Limited(1)	April 2012	205	153	52
Revolving credit facility(2)	April 2013	750	—	707
2006 Senior Notes (3)(4)	Various	1,200	43	—
Term loan facility(4)	October 2013	3,162	3,129	33
Fixed Rate Senior Notes(5)	April 2014	1,700	1,680	—
Senior Toggle Notes(6)	April 2014	550	544	—
Senior Subordinated Notes(7)	April 2015	875	860	—

		$9,467	$7,224	$1,002

(1)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.

(2)	The available capacity under the revolving credit facility is reduced by $43 million of outstanding letters of credit at September 30, 2007.

(3)	Since September 30, 2007, we repurchased the remainder of the 2006 Senior Notes in privately negotiated transactions and there are no 2006 Senior Notes outstanding.

(4)	Total capacity has been reduced by the quarterly payment of 0.25% of the loan balance as required under the term loan facility agreement. Subsequent to September 30, 2007, the remaining outstanding 2006 Senior Notes were purchased utilizing the remaining available term loan capacity and cash on hand. See “Note 15—Subsequent Events” in the unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

(5)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $20 million.

(6)	Consists of $550 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $6 million. Although not reflected on the table above, the Company has the abilitiy to issue additional toggle notes in lieu of paying cash interest.

(7)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $15 million.

Covenants under our Senior Secured Credit Facility and the Notes

Our senior secured credit facility and the Notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the Notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the restrictive covenants in our senior secured credit facility, commencing March 31, 2008 and quarterly thereafter, require us to maintain a senior secured leverage ratio not to exceed a maximum amount. Specifically our senior secured net debt to trailing 12 month Adjusted EBITDA, as defined in the credit facility, may not exceed 5.6 to 1 during the first two quarters of the calculation period and that ratio steps down to 5.35 to 1 at September 30, 2008 and further steps down to 5.0 to 1 at September 30, 2009. A breach of this covenant or any of the other restrictive covenants would result in a default under our senior secured credit facility. Upon the occurrence of an event of default under our senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the senior subordinated notes;

any of which could result in an event of default under the Notes and our Securitization Facilities.

If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged the majority of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the Notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Liquidity Risk

Our liquidity position may be negatively affected by continued unfavorable conditions in the real estate or relocation market, including adverse changes in interest rates, access to our relocation asset-backed facilities and access to the capital markets, which may be limited if we were to fail to renew any of the facilities on their renewal dates or if we were to fail to meet certain covenants.

As a result of the increased borrowings that were incurred to consummate the Merger, the Company’s future financing needs were materially impacted by the Merger and the rating agencies downgraded our debt ratings. In addition, on November 5, 2007, Standard & Poor’s lowered the Company’s corporate credit rating to ‘B’ from ‘B+’ to reflect its expectation that the Company will experience lower than previously expected cash flow generation and weakening credit measures over the intermediate-term resulting from a lengthening downturn in the US residential real estate market. It is possible that the rating agencies may downgrade our ratings further based upon our results of operations and financial condition or as a result of national and/or global economic and political events aside from the Merger.

Based on our current level of operations and forecasts, we believe that cash flows from operations and available cash, together with available borrowings under our senior secured credit facility will be adequate to meet our liquidity needs including debt service over the next 12 months. Funding requirements of our relocation business are satisfied through the issuance of securitization obligations to finance relocation receivables and advances and relocation properties held for sale.

We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowing will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, and the Notes, on commercially reasonable terms or at all.

Certain of our borrowings, primarily borrowings under our senior secured credit facility, and our securitization relocation obligations are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net loss would increase further. We have entered into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility for a portion of our floating interest rate debt facilities.

We may need to incur additional debt or issue equity to make strategic acquisitions or investments. We cannot assure that financing will be available to us on acceptable terms or that financing will be available at all. Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Seasonality

Our businesses are subject to seasonal fluctuations. Historically, operating statistics and revenues for all of our businesses have been strongest in the second and third quarters of the calendar year. A significant portion of the expenses we incur in our real estate brokerage operations are related to marketing activities and commissions and are, therefore, variable. However, many of our other expenses, such as facilities costs and certain personnel-related costs, are fixed and cannot be reduced during a seasonal slowdown.

Contractual Obligations

The following table summarizes our future contractual obligations as of September 30, 2007 for the remainder of 2007 and for each of the annual periods after 2007.

	2007	2008	2009	2010	2011	Thereafter	Total
Securitization relocation obligations(a)	$968	$—	$—	$—	$—	$—	$968
Term loan facility(b)(c)	8	31	31	30	30	2,999	3,129
2006 Senior Notes(c)(d)	—	—	—	—	33	10	43
10.50% Senior notes(c)	—	—	—	—	—	1,700	1,700
11.00%/11.75% Senior toggle notes(c)	—	—	—	—	—	550	550
12.375% Senior subordinated notes(c)	—	—	—	—	—	875	875
Operating leases(e)	45	167	139	109	81	112	653
Capital leases	4	13	9	5	4	29	64
Purchase commitments(f)	7	16	13	12	11	3	62

Total(g)(h)	$1,032	$227	$192	$156	$159	$6,278	$8,044	(i)

(a)	Excludes future cash payments related to interest expense as the underlying debt instruments are variable rate and the interest payments will ultimately be determined by the interest rates in effect during each period. These agreements have a five-year term, however, the obligations are classified as current due to the current classification of the underlying assets that collateralize the obligations.
(b)	We used $1,950 million of our $3,170 million term loan facility to finance the Transactions and $1,187 million to finance the purchase of 2006 Senior Notes. Prior to September 20, 2007, the Company had made $8 million of scheduled quarterly payments.

(c)	We have $3,129 million of variable rate debt under the term loan facility. The Company has entered into derivative instruments to fix the interest rate for $775 million of the variable rate debt which will result in interest payments of $61 million annually. The interest rate for the remaining portion of the variable rate debt of $2,354 million will ultimately be determined by the interest rates in effect during each period. In addition, the fixed interest on the $3,125 million of senior notes, senior toggle notes and senior subordinated notes will be approximately $347 million on an annual basis.

(d)	Subsequent to September 30, 2007, the remaining outstanding 2006 Senior Notes were purchased utilizing the remaining available term loan capacity and cash on hand. See “Note 15—Subsequent Events” in our unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

(e)	The operating lease amounts included in the above table do not include variable costs such as maintenance, insurance and real estate taxes.

(f)

Purchase commitments do not include a minimum licensing fee that the Company is required to pay to Sotheby’s beginning in 2009 through 2054. The Company expects the annual minimum licensing fee to be approximately $2 million. The purchase commitments also do not include the minimum licensing fee to be paid to Meredith Corporation beginning in 2009 through 2057. The annual minimum fee begins at $500 thousand in 2009 and increases to $4 million by 2015 and generally remains the same thereafter.

(g)	On April 26, 2007, the Company established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement and a letter agreement among the Company, Wyndham Worldwide and Avis Budget Group relating thereto. The standby irrevocable letter of credit back-stops the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities under the Separation and Distribution Agreement for which we pay interest of 300 basis points. This letter of credit is not included in the contractual obligations table above.

(h)	The contractual obligations table does not include the annual Apollo management fee which is equal to the greater of $15 million or 2% of adjusted EBITDA for 2008 and beyond and a ratable portion of the fee for 2007.

(i)	The contractual obligations table does not include $20 million of unrecognized tax benefits.

Critical Accounting Policies

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our combined results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Business combinations

A key component of our growth strategy is to continue to acquire and integrate independently-owned real estate brokerages and other strategic businesses that complement our existing operations. We account for business combinations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and related literature. Accordingly, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

In determining the fair values of assets acquired and liabilities assumed in a business combination, we use various recognized valuation methods including present value modeling and referenced market values (where available). Further, we make assumptions within certain valuation techniques including discount rates and timing of future cash flows. Valuations are performed by management, or independent valuation specialists, where appropriate. We believe that the estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

With regard to the goodwill and other indefinite-lived intangible assets recorded in connection with business combinations, we annually or, more frequently if circumstances indicate impairment may have occurred, review their carrying values as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” In performing this review, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. When determining fair value, we utilize various assumptions, including projections of future cash flows. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings.

The aggregate carrying value of our goodwill and other indefinite-lived intangible assets was $3,747 million and $2,996 million, respectively, at September 30, 2007. Our goodwill and other indefinite-lived intangible assets are allocated among four reporting units. Accordingly, it is difficult to quantify the impact of an adverse change in financial results and related cash flows, as such change may be isolated to one of our reporting units or spread across our entire organization. In either case, the magnitude of any impairment to goodwill or other indefinite-lived intangible assets resulting from adverse changes cannot be estimated. However, our businesses are concentrated in one industry and, as a result, an adverse change to the real estate industry will impact our combined results and may result in impairment of our goodwill or other indefinite-lived intangible assets.

Income taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 on January 1, 2007 as required. The Company’s adoption of FIN 48 may result in a decrease to stockholders’ equity as of January 1, 2007 of approximately $10 million to $50 million.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company applied this guidance for the year ended December 31, 2006 and such adoption had no impact on the Company’s consolidated and combined financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires companies to provide expanded information about assets and liabilities measured at fair value, including the effect of fair value measurements on earnings. This statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, but does not expand the use of fair value in any new circumstances.

Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, this standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, a company’s own data). Under this statement, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS 157 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. The Company intends to adopt SFAS 157 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements. The Company does not expect the adoption to have a significant impact to the condensed consolidated and combined financial statements.

In September 2006, the FASB also issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88, 106, and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company adopted the provisions of SFAS 158 for the year ended December 31, 2006. See “Note 10—Employee Benefit Plans” of the audited consolidated and combined financial statements included elsewhere in this prospectus for additional information on the adoption.

In December 2006, the FASB issued Staff Position No. EITF 00-19-2 (the “FSP”), “Accounting for Registration Payment Arrangements”. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately analyzed in accordance with FASB Statements No. 5 “Accounting for Contingencies” and FASB Interpretation No. 14 “Reasonable Estimation of the Amount of a Loss”, in that a liability should be recorded if a payment to investors for failing to fulfill the agreement is probable and its amount can be reasonably estimated. It should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. This FSP is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2006. The Company’s Fixed Rate Senior Notes, Senior Toggle Notes and Senior Subordinated Notes are subject to registration rights agreements and therefore are subject to this guidance. The adoption of this guidance did not have a significant impact to the condensed consolidated and combined financial statements for the nine monts ended September 30, 2007.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits an entity to irrevocably elect fair value (“the fair value option”) as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on an instrument-by-instrument basis with certain exceptions. The changes in fair value should be recognized in earnings as they occur. An entity would be permitted to elect the fair value option at initial recognition of a financial asset or liability or upon an event that gives rise to new-basis accounting for that item.

SFAS 159 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. The Company intends to adopt SFAS 159 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). This FSP amends FIN 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. There is no impact to the Company’s financial statements in connection with the adoption of this guidance.

Quantitative and Qualitative Disclosures on Market Risk

Our principal market exposure is interest rate risk. Our primary interest rate exposure at September 30, 2007 was to interest rate fluctuations in the United States, specifically LIBOR, and in the United Kingdom, specifically UK LIBOR, due to their impact on variable rate borrowings. Due to our senior secured credit facility which is benchmarked to U.S. LIBOR, such rates in addition to the UK LIBOR rates will be the primary market risk exposure for the foreseeable future. We do not have significant exposure to foreign currency risk nor do we expect to have significant exposure to foreign currency risk in the foreseeable future.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest rates. In performing the sensitivity analysis, we are required to make assumptions regarding the fair values of relocation receivables and advances and securitization borrowings, which approximate their carrying values due to the short-term nature of these items. We believe our interest rate risk is further mitigated as the rate we incur on our securitization borrowings and the rate we earn on relocation receivables and advances are based on similar variable indices.

Our total market risk is influenced by factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these analyses are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

At September 30, 2007 we had total debt of $7,224 million, including $3,129 million of variable interest rate debt primarily based on 3-month LIBOR. We have entered into floating to fixed interest rate swap agreements with varying expiration dates with an aggregate notional value of $775 million and, effectively fixed our interest rate on that portion of variable interest rate debt. The variable interest rate debt is subject to market rate risk, as our interest payments will fluctuate as underlying interest rates change as a result of market changes. We have determined that the impact of a 10% change in interest rates on our term loan facility variable rate borrowings would affect our interest expense by approximately $12 million. While these results may be used as benchmarks, they should not be viewed as forecasts.

At September 30, 2007, the fair value of our long term debt approximated $5,682 million, which was determined based on quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount that could be realized in a current market exchange. A 10% decrease in market rates would have a $140 million impact on the fair value of our long-term debt.

BUSINESS

OUR COMPANY

We are one of the preeminent and most integrated providers of real estate and relocation services. We operate in four segments: Real Estate Franchise Services, Company-Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. For the nine months ended September 30, 2007 on a pro forma combined basis, we had revenues, net income (loss) and Adjusted EBITDA (as defined in note (7) in “Summary—Summary Historical Unaudited and Pro Forma Financial Data”) of $4,785 million, $(34) million and $702 million, respectively. For the year ended December 31, 2006 on a historical basis, we had revenues and net income of $6,492 million and $365 million, respectively. For the year ended December 31, 2006 on a pro forma combined basis, we had revenues, net income (loss) and Adjusted EBITDA of $6,484 million, $(46) million and $931 million, respectively.

Industry Overview

The U.S. residential real estate industry is in a significant downturn due to various factors including downward pressure on housing prices, credit constraints inhibiting new buyers, an exceptionally large inventory of unsold homes at the same time that sales volumes are decreasing and a decrease in consumer confidence which accelerated in the third quarter of 2007. Although cyclical patterns are not atypical in the housing industry, the depth and length of the current downturn has proved exceedingly difficult to predict.

Industry Definition

We primarily operate in the U.S. residential real estate industry and derive the majority of our revenues from serving the needs of buyers and sellers of existing homes rather than those of new homes.

Residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold. As a result, the real estate industry generally benefits from rising home prices (and conversely is harmed by falling prices) and increased volume of home sales. We believe that existing home transactions and the services associated with these transactions, such as mortgages and title services, represent the most attractive segment of the residential real estate industry for the following reasons:

•

The existing home segment represents a significantly larger addressable demand than new home sales. Of the 7.5 million home sales in the U.S. in 2006, the National Association of Realtors (“NAR”) estimates that approximately 6.5 million were existing home sales, representing over 86% of the overall sales as measured in units;

•	Existing home sales afford us the opportunity to represent either the buyer or the seller and in many cases both are represented by a broker owned or associated with us; and

•

We believe that the existing home segment is more stable than the new home segment. Based on data we compiled from the U.S. Census Bureau and NAR, over the last 25 years, the standard deviation for annual changes in existing home sales unit volume growth was 9% compared to 13% for annual changes in new home sales unit volume growth.

However, there can be no assurance that existing home transactions and services will remain the most attractive segment of the residential real estate industry.

We also believe that the traditional broker-assisted business model compares favorably to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” (FSBO) for the following reasons:

•

A real estate transaction has certain characteristics that we believe are best-suited for full-service brokerages including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for high level of personalized advice and support given the complexity of the transaction;

•	The level of “FSBO” sales, where no real estate broker is used, is on a sustained decline, down to 12% in 2006 from a high of 18% in 1997;

•

We believe that the enhanced service, long-standing performance and value proposition offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term.

Industry Historical Perspective

Historical Perspective: 2000-2005

During the first half of this decade, based on information published by NAR, existing home sales volumes rose to their highest levels in history. Based on information published by NAR, from 2000 to 2005, existing homesale units increased from 5.174 million to 7.076 million, or at a compound annual growth rate, or CAGR, of 6.4%, compared to a CAGR of 3.2% from 1972 to 2006. Similarly, based upon information published by NAR, from 2000 to 2005, the national median price of existing homes increased at a CAGR of 10.1% compared to a CAGR of 6.4% from 1972 to 2006, and in 2004 and 2005, the annual increases were 9.3% and 12.4%, respectively.

Current Environment

The growth rate during the first half of this decade reversed in 2006 and Federal National Mortgage Association (“FNMA”) and NAR both reported an 8% decrease in the number of existing homesale sides during 2006 compared to 2005.

•

FNMA, as of November 2007 and NAR, as of December 2007, forecast a decline of 13% and 13%, respectively, in existing home sales for 2007 compared to 2006. As a result of these declines in 2006 and 2007 existing homesale volume is projected to be approximately 5.7 million homes for 2007 down from the high of 7.1 million homes in 2005.

•

FNMA, as of November 2007 and NAR, as of December 2007, forecast a decline of 12% and no change, respectively, in existing home sales for 2008 compared to 2007. As a result, existing homesale volume is projected by FNMA to be approximately 4.9 million homes in 2008, and projected by NAR to be 5.7 million homes for 2008, down from the high of 7.1 million homes in 2005.

•

Based upon information published by NAR, the national median price of existing homes increased from 2000 to 2005 at a compound annual growth rate, or CAGR, of 10.1% compared to a CAGR of 6.4% from 1972 to 2006. This rate of increase slowed significantly in 2006 as FNMA and NAR both reported a 1% increase in the median home sale price of existing homes for 2006 as compared to 2005.

•

FNMA, as of November 2007 and NAR, as of December 2007, expect a decline in year over year median home prices of 2%, which would be the first such decline in more than 50 years. FNMA, as of November 2007 and NAR, as of December 2007, are forecasting a decrease of 5% and no change, respectively, in the median price of existing homes during 2008 compared to 2007.

•

According to NAR, the number of existing homes for sale increased from 3.45 million homes at December 31, 2006 to 4.5 million homes at October 31, 2007. This increase in homes represents an increase of 4.2 months of supply from 6.6 months at December 31, 2006 to 10.8 months at October 31, 2007. The 10.8 months of supply represents the highest level since record keeping began by NAR in 1999 and could add downward pressure to the price of existing home sales.

Despite the current real estate market correction, we believe that the housing market will continue to benefit over the long-term from certain expected positive fundamentals. See “—Long-Term Demographics.”

Historical Perspective from 1972

Prior to the current downturn, the housing market demonstrated strong growth over the past 35 years. According to NAR (which began reporting statistics in 1972), the existing homesale transaction volume (the product of the median homesale price and existing homesale transactions) was approximately $1,437 billion in 2006 and grew at a CAGR of 9.8% per year over the 1972-2006 period. In addition, based on NAR and other sources:

•

Median existing homesale prices never declined from the prior year over the 1972-2006 period, including during four economic recessions, and during that period increased at a CAGR of 6% (not adjusted for inflation);

•	Existing homesale units increased at a CAGR of 3.2% over the 1972-2006 period, during which period units increased 22 times on an annual basis, versus 12 annual decreases;

•

Rising home ownership rates have also had a positive impact on the real estate brokerage industry during that period. According to the U.S. Census Bureau, the national home ownership rate as of December 31, 2006 was approximately 69%, up from approximately 64% in 1972;

•

Prior to 2006, there had only been two instances over the 1972-2006 period when existing homesale transaction volume declined for a substantial period of time. The first period was from 1980 through 1982, when existing homesale transaction volume declined by more than 13% per year for three years. During that period, 30-year fixed mortgage rates exceeded 13%. The second period was from 1989 through 1990 when existing homesale transaction volume declined by 1.4% in 1989 and 1% in 1990, before resuming increases every year through 2005. Mortgage rates on a 30-year fixed mortgage exceeded 10% during that two-year period. Existing homesale transactions declined 8% in 2006 from 2005;

•

Existing homesale transaction volume (based on median prices) has historically experienced significant growth following prior national corrections. During the 1979-1984, 1988-1993 and 1999-2004 trough to peak cycles, existing homesale transaction volume increased 52%, 26% and 43%, respectively, on a cumulative basis over the last three years for each period (with the last three years of each period representing the post-correction periods); and

•

Up-markets have historically been greater in magnitude and longer in duration than down-markets. Based on national data from NAR over the 1972-2006 period, existing homesale transaction volume increased approximately 15 times more in an up-market than it decreased in a down-market, and up-markets lasted approximately 5 times longer than down-markets.

The table below shows more detailed information with respect to year-over-year changes in the existing homesale market over the 1972-2006 period, and as estimated for the years 2007 and 2008.

Year	Median Price(1)	% Change	Existing Homesale Units (000)(1)	% Change	Existing Transaction Volume (000)	% Change	30-Year Fixed Mort. Rates(2)
1972	$26,700		2,252		$60,128,400		7.38%
1973	28,900	8.2%	2,334	3.6%	67,452,600	12.2%	8.04%
1974	32,000	10.7%	2,272	-2.7%	72,704,000	7.8%	9.19%
1975	35,300	10.3%	2,476	9.0%	87,402,800	20.2%	9.05%
1976	38,100	7.9%	3,064	23.7%	116,738,400	33.6%	8.87%
1977	42,900	12.6%	3,650	19.1%	156,585,000	34.1%	8.85%
1978	48,700	13.5%	3,986	9.2%	194,118,200	24.0%	9.64%
1979	55,700	14.4%	3,827	-4.0%	213,163,900	9.8%	11.20%
1980	62,200	11.7%	2,973	-22.3%	184,920,600	-13.2%	13.74%
1981	66,400	6.8%	2,419	-18.6%	160,621,600	-13.1%	16.63%
1982	67,800	2.1%	1,990	-17.7%	134,922,000	-16.0%	16.04%
1983	70,300	3.7%	2,697	35.5%	189,599,100	40.5%	13.24%
1984	72,400	3.0%	2,829	4.9%	204,819,600	8.0%	13.88%
1985	75,500	4.3%	3,134	10.8%	236,617,000	15.5%	12.43%
1986	80,300	6.4%	3,474	10.8%	278,962,200	17.9%	10.19%
1987	85,600	6.6%	3,436	-1.1%	294,121,600	5.4%	10.21%
1988	89,300	4.3%	3,513	2.2%	313,710,900	6.7%	10.34%
1989	94,000	5.3%	3,290	-6.3%	309,260,000	-1.4%	10.32%
1990	96,400	2.6%	3,186	-3.2%	307,130,400	-0.7%	10.13%
1991	101,400	5.2%	3,147	-1.2%	319,105,800	3.9%	9.25%
1992	104,000	2.6%	3,433	9.1%	357,032,000	11.9%	8.39%
1993	107,200	3.1%	3,739	8.9%	400,820,800	12.3%	7.31%
1994	111,300	3.8%	3,887	4.0%	432,623,100	7.9%	8.38%
1995	114,600	3.0%	3,852	-0.9%	441,439,200	2.0%	7.93%
1996	119,900	4.6%	4,167	8.2%	499,623,300	13.2%	7.81%
1997	126,000	5.1%	4,371	4.9%	550,746,000	10.2%	7.60%
1998	132,800	5.4%	4,965	13.6%	659,352,000	19.7%	6.94%
1999	138,000	3.9%	5,183	4.4%	715,254,000	8.5%	7.44%
2000	143,600	4.1%	5,174	-0.2%	742,986,400	3.9%	8.05%
2001	153,100	6.6%	5,336	3.1%	816,941,600	10.0%	6.97%
2002	165,000	7.8%	5,631	5.5%	929,115,000	13.7%	6.54%
2003	178,800	8.4%	6,178	9.7%	1,104,626,400	18.9%	5.83%
2004	195,400	9.3%	6,778	9.7%	1,324,421,200	19.9%	5.84%
2005	219,600	12.4%	7,076	4.4%	1,553,889,600	17.3%	5.87%
2006	221,900	1.0%	6,478	-8.5%	1,437,468,200	-7.5%	6.41%

2007E	217,600	-1.9%	5,670	-12.5%	1,233,792,000	-14.2%	6.37%
2008E	218,300	0.3%	5,700	0.5%	1,244,310,000	0.01%	6.35%
Summary Statistics for the Period 1972-2006
CAGR (1972–2006)		6.4%		3.2%		9.8%	9.31%
							(Average	)

(1)	Source: NAR

Note: Because NAR did not track condominium sales from 1972-1988, existing homesale units and median price from 1972-1988 represent single family units only.

(2)	Source: Freddie Mac (actual); FNMA (2007E-2008E)

Long-Term Demographics

We believe that long-term demand for housing and the growth of our industry is primarily driven by the economic health of the domestic economy, positive demographic trends such as population growth and increasing home ownership rates, interest rates and locally based dynamics such as demand relative to supply. We believe that our size and scale will enable us to withstand the current downward trends and enable us to benefit from the developments above and position us favorably for anticipated future improvement in the U.S. existing housing market. Despite the current real estate market correction, we believe that the housing market will continue to benefit over the long-term from expected positive fundamentals, including:

•

Positive gross domestic product (“GDP”) and mortgage rates outlook: according to Global Insight, an economic and financial information provider, GDP is expected to grow on average over the next five years, and according to Fannie Mae, the 30-year fixed mortgage rates are currently projected to be between 6.5% and 6.9% from 2008 through 2015, compared to an average annual 30-year mortgage rate of 9.3% since 1972 according to Freddie Mac;

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Favorable demographic factors: the number of U.S. households grew from 96 million in 1991 to 114 million in 2005, increasing at a rate of 1% per year on a CAGR basis. According to the Joint Center for Housing Studies at Harvard University, that annual growth trend is expected to continue through 2015. In recent years, baby boomers have been buying second homes at an increasing rate, and children of baby boomers are now beginning to impact the housing market and are buying houses at a much younger age than previous generations. The U.S. housing market is also expected to benefit from continued immigration, which is fueling minority homeownership and is anticipated to account for almost 70% of the net U.S. household growth through the next decade, according to the Joint Center for Housing Studies at Harvard University;

•

Increasing size of homes: since 1973, home size has increased by 1% each year from an average size of 1,660 square feet to an average size of 2,350 square feet, contributing to higher price appreciation and greater homesale commission dollars; and

•	“Trading up” mentality of existing home buyers and sellers, which leads to higher price points for homes sold and increased commission dollars per transaction.

Notwithstanding these fundamentals, we cannot predict when or if the market and related economic forces will return the residential real estate industry to a growth period. Our past performance is not an indicator of our future results.

OUR STRENGTHS

We believe our company has the following competitive strengths:

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One of the preeminent and most integrated providers of real estate services: We believe that our established role as an intermediary in the homesale process (rather than as principal), the strong local presence of each of our businesses in the markets they serve and the broad range of real estate and relocation services that we offer provide us with significant advantages in the residential real estate market relative to our competitors. During 2006, we estimate that brokers operating under one of our franchised brands (including those of our company-owned brokerage operations) represented the buyer and/or the seller in approximately one out of every four single family domestic homesale transactions that involved a broker and we believe our franchisees and company-owned brokerage operations received approximately 23% of all brokerage commissions paid in such transactions. Additionally, based on the latest publicly available data, (i) our domestic real estate franchise services business is three times larger than our nearest competitor when measured by the number of sales associates collectively operating under our brands, (ii) our company-owned real estate brokerage business generates more than three and a half times the sales volume of our nearest domestic competitor, and (iii) our relocation services business is approximately two times larger than our nearest competitor when measured by the volume of transferred employees in 2006. We believe that our size and scale reduces our operational risk and improves our operating efficiencies, margins and service levels in key areas such as technology, rent expense management, and recruiting, retaining, training and support for sales associates.

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Portfolio of premium real estate brands across multiple price points: Our brands are among the most well known and established real estate brokerage brands in the world: Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and The Corcoran Group®. Our brands have a combined history of over 400 years. The strong image and familiarity of our brands attract potential real estate buyers and sellers to seek out brokers affiliated with these brands. We believe that brand recognition is important in the real estate business because home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation as well as word-of-mouth recommendations. We believe that our brands cover a wide range of price points (from moderately priced to high-end luxury), targeting a broad range of existing home buyers. In addition, we believe that our portfolio of premium real estate brands helps us retain existing sales associates and attract new sales associates, as well as brokers not affiliated with our businesses.

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Extensive and diversified franchise system translates into recurring revenue and free cash flows: We are a franchisor of five of the most recognized brands in the real estate industry. The size of our franchise operations (including those of our company-owned brokerage operations) resulted in a 23% share of domestic brokerage transactions in 2006 according to our estimates. The long-term nature and high renewal rates of these franchise agreements and the contractual royalty payments, which are based on a percentage of our franchisees’ gross commission income, help us to generate a recurring revenue stream. Our franchise revenues in 2006 and for the nine months ended September 30, 2007 included $327 million and $239 million, respectively, of royalties paid by our company-owned brokerage operations, or approximately 37% and 36%, respectively, of total franchise revenues, which eliminate in consolidation. Our franchise operations also have very limited capital spending requirements; in 2006, capital spending in our franchise business was $6 million compared to EBITDA of $613 million for the real estate franchise services segment. We believe that all those factors contribute positively to our overall free cash flow generation.

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Variable cost structure: We estimate that our variable costs accounted for approximately 74% of our total costs in 2006. Our variable costs include NRT sales associates’ shares of commissions and marketing expenses, both of which fluctuate with revenues. Our fixed costs include those associated with the operations of storefronts and administrative functions. We believe that our highly variable cost structure allows us to better withstand fluctuations in existing homesales. Further, in an effort to increase our operating efficiency and reduce fixed costs, we consolidated, merged or closed approximately 130 locations in 2006. From this and other restructuring initiatives, we expect to reduce our fixed operating costs by approximately $81 million annually on a run-rate basis and estimate that $42 million of such savings were realized in 2006. We expect to have completed an additional 70 office consolidations in 2007 and the first quarter of 2008, resulting in additional cost savings of $60 million from this and other restructuring activities on an annualized basis.

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Favorable long-term industry dynamics: Despite the downturn in the residential real estate market, we believe that the housing market will continue to benefit from expected positive long-term demographic trends, such as population growth and increasing home ownership rates, and economic fundamentals including rising gross domestic product and historically moderate interest rates. We believe that our size and scale will enable us to withstand the current downward trends and enable us to benefit from the developments above and position us favorably for anticipated future improvement in the U.S. existing housing market. See “Business—Industry Trends.”

•	Continued strength in traditional broker-assisted real estate business model: We believe that long-term trends will continue to benefit the traditional broker-assisted business model compared to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” (FSBO). A real estate transaction has certain characteristics that we believe are best-suited for full-service brokerages including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for high level of personalized advice and support given the complexity of the transaction. Among home sellers, 67% cited the reputation of the agent, the agent’s honesty and trustworthiness or the agent’s knowledge of the neighborhood as the most important factor when choosing a real estate agent to sell their home. In addition, the level of “FSBO” sales, where no real estate broker is used, is on a sustained decline, down to 12% in 2006 from a high of 18% in 1997. We believe that the enhanced service, long-standing performance and value proposition offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term.

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Revenue enhancing “value circle”: We believe our value circle contributed to over 50% of our EBITDA in 2006 and will continue to enhance our competitiveness and improve our profitability in the future. Each one of our businesses, as well as our interest in PHH Home Loans, provides an opportunity to cross-sell additional services to a customer and capture revenues from different service components associated with residential real estate transactions that would otherwise be captured by third party service providers. We refer to this ability to capture revenues on several aspects of a real estate transaction as our “value circle.” As an owner/operator, NRT can seamlessly cross-sell its other real estate products such as title insurance through TRG, which has a 47% capture rate at NRT locations, and mortgage products through PHH Home Loans, which has an 18% capture rate at NRT locations. Through Cartus and the over 130,000 individual relocations that we managed in 2006, we were able to capture incremental business opportunities through cross-selling many of our related products and services throughout our company. In addition, we are growing our title and settlement services business by leveraging the strong geographic presence of our company-owned brokerage business and franchisees and increasing the percentage of our customers that use our title and settlement services business. For instance, when our relocation services business assists a transferee, the transferee frequently uses our real estate brokerage business to sell his or her home and, where customary, our title and settlement service business may also provide services in connection with the purchase of the transferee’s new home.

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Industry leading management team: Our executive officers have extensive experience in the real estate industry, which we believe is an essential component to our future growth. Our experienced senior management team combines a deep knowledge of the real estate markets, an understanding of industry trends and a proven ability to identify, effect and integrate acquisitions, and has an average of 15 years of real estate and franchise industry experience.

OUR STRATEGY

Our goal is to provide a broad range of world-class real estate and relocation services to our customers while increasing revenues and profitability across all of our businesses. Our business strategy is focused on the following initiatives:

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Expand and grow our real estate franchise business: We intend to grow our real estate franchise business by selling new franchises, establishing and/or purchasing new brands, assisting current franchisees with their acquisitions and helping franchisees recruit productive sales associates. For example, in the fourth quarter of 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith Corporation, and intend to build a new international residential real estate franchise company using that brand name. The licensing agreement between us and Meredith becomes fully operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. The number of offices of our franchisees increased from 11,784 in 2003 to 14,887 in 2006, for a CAGR of 8.0%. According to NAR, in 2006 approximately 45% of sales associates in the U.S. worked at brokerages that are unaffiliated with a national or regional franchise system. We believe our franchise sales force will continue to effectively market our franchise systems to these unaffiliated brokerages. We also intend to continue to expand our international presence through the sale of international master franchise rights, which we currently utilize in 86 countries.

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Effectively grow our company-owned real estate brokerage business through recruiting of sales associates and acquisitions: We intend to continue to grow our company-owned real estate brokerage business both organically and through strategic acquisitions. To grow our business organically, our management will focus on working with office managers to recruit, retain and develop effective sales associates that can successfully engage and earn fees from new clients. We also intend to selectively open new offices and monitor existing offices to reduce storefront costs while increasing operating efficiency. We intend to continue to be opportunistic and identify and make acquisitions in markets where there is potential for growth or that otherwise serve our overall long-term strategy and goals. We can exert significant control over our free cash flow generation by reducing or increasing the amount we decide to spend annually on acquiring independent real estate brokerage operations. During the period January 1, 2007 to April 9, 2007, we acquired three real estate brokerage operations through NRT for an aggregate of $1 million, and during the period April 10, 2007 to September 30, 2007, we acquired five real estate brokerage operations through NRT for an aggregate of $4 million. In addition, in May 2007, we acquired a Canadian real estate franchise operation through our Real Estate Franchise Services segment for $13 million. Our company-owned brokerage business has completed more than 343 acquisitions since its formation in 1997.

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Continue to retain our key sales associates and monitor our cost base: We intend to continue to train, retain and incentivize our best performing sales associates to enhance revenues. In 2006, we retained 93% of our top quartile of sales associates and 84% of our total sales associates. We will continue to closely measure and monitor the performance of our network of offices, the adequacy of our staff level and infrastructure, and will focus on additional ways to further rationalize our cost base. For example, we realized $42 million of cost savings from our restructuring efforts in 2006 and we expect to reduce our fixed operating costs by approximately $81 million annually on a run-rate basis. We expect to have completed an additional 70 office consolidations in 2007 and the first quarter of 2008, resulting in cost savings of $60 million from this and other restructuring activities on an annualized basis. We intend to continue to evaluate the profitability of our company-owned brokerage offices to improve overall operating margins.

•

Increase our relocation services client base and service offerings: We intend to grow our relocation services business through a combination of adding new clients, providing additional services to existing clients and providing new product offerings. We also will continue to expand our global relocation services in existing markets and explore opportunities in growing markets where our current and potential clients are placing employees by expanding our global network presence with third party sales associates. We believe our comprehensive suite of services enables us to meet our clients’ global relocation needs.

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Expand our title and settlement services geographic coverage and capture rate: We intend to grow our title and settlement services business through the completion of additional acquisitions, and increasing the number of title and settlement services offices that are located in or around our company-owned brokerage offices. We also intend to enter into contracts and ventures with our franchisees that will enable them to participate in the title and settlement services business. In 2006, our title and settlement services business had a 47% capture rate in our existing company-owned brokerage offices, and we believe this capture rate can be further increased. In addition, we believe that our strategy of acquiring additional company-owned brokerage offices should increase the number of homesale transactions serviced by our title and settlement services business.

•

Utilize new technology: According to NAR, 59% of all homebuyers frequently used the Internet and 21% of all homebuyers occasionally used the Internet in their search for a new home in 2006. In addition, many potential new customers use the Internet to perform research on real estate brokers. Recognizing this trend, we have increased and will continue to increase the percentage of our advertising dollars that are spent on Internet-based advertising relative to print ads and other traditional forms of advertising. We believe that our size and scale enable us to effectively leverage technologies across our franchised and proprietary brands. In addition, we intend to continue to identify, acquire and market new technologies that will be more responsive to our customers’ needs and should help our sales associates to become more efficient and successful. For example, our proprietary lead generation tool, LeadRouter, converts Internet customer inquiries into automated voice messages for sales associates and allows for real-time responses to inquiries. Our SearchRouter tool, which passes the search criteria from one of our national websites to local franchisees’ websites, allows customers to view all local listings, including non-Realogy listings. We believe that our ability to deliver more listings to the consumer encourages the use of our websites, which drives leads in our buy-side transactions. Both LeadRouter and SearchRouter are examples of valuable tools that have helped increase leads to sales associates in our franchises and company-owned brokerage offices.

•

Increase cross-selling opportunities arising from the value circle: We will continue to take full advantage of our value circle and to increase revenues in all of our businesses by increasing our cross-selling opportunities. In 2006, we believe our value circle contributed to over 50% of our EBITDA. As part of this strategy, we will seek to increase the percentage of successful referrals that our relocation services business makes to franchised and company-owned brokerage offices through enhanced coordination as well as by maintaining a referral network that covers the entire U.S. We will also continue to evaluate opportunities to introduce new products and services that take full advantage of our value circle. For example, in 2006, our capture rate for selling mortgages through our recently formed PHH Home Loans joint venture was 18% in company-owned brokerage offices and we have implemented initiatives to further increase this capture rate.

Value Circle

Our four complementary businesses work together to form our “value circle.” Our value circle is a major driver of our revenue growth. This is demonstrated through the following examples:

•

After becoming a franchisee, we may ask the franchisee, if qualified, to join the Cartus Broker Network, our relocation business referral network, and to work with our title and settlement services business. If qualified, the approved broker would be eligible to receive relocation referrals from our relocation services business, and our relocation services business would receive a fee for the referral. Our franchisees may also enter into marketing or service agreements or title agency ventures with our title and settlement services business, which will allow them to participate in the title and settlement services business.

•

Our Cartus Broker Network is a network of brokers that accepts referrals from our relocation services business. Approximately 94% of the Cartus Broker Network is affiliated with our brands, including both our franchisees and our company-owned brokerage business. As such, our real estate franchise systems business, through royalty payments from franchisees and company-owned brokerage operations, and our company-owned brokerage business, through commissions, earn revenues from the referral.

•

The majority of our title and settlement services business offices are located in or around our owned brokerage offices and capture approximately 47% of all title and settlement services that originate in those offices.

•

When our relocation services business assists a transferee in selling his or her home, the transferee frequently uses our title and settlement services business; and, where customary, our title and settlement service business also provides services in connection with the purchase of the transferee’s new home.

•	Through our 49.9% ownership of PHH Home Loans, we earn 49.9% of any income earned as a result of a referral from our company-owned brokerages or our relocation services business. PHH Mortgage,

the mortgage subsidiary of PHH Corporation and the 50.1% owner of PHH Home Loans, is the only endorsed provider of mortgages for customers of our franchisees and we receive a marketing fee for promotion in connection with our endorsement.

It is possible that all four of our businesses can derive revenue from the same real estate transaction. An example would be when a relocation services business client engages us to relocate an employee, who then hires a real estate sales associate affiliated with one of our owned and operated real estate brokerages to assist the employee in buying a home from a seller, who listed the house with one of our franchisees and uses our local title agent for title insurance and settlement services and obtains a mortgage through our mortgage venture with PHH Corporation. This value circle uniquely positions us to generate revenue growth opportunities in all of our businesses.

Our Brands

Our brands are among the most well known and established real estate brokerage brands in the real estate industry. As of September 30, 2007, we had approximately 16,000 franchised and company-owned offices and 314,000 sales associates operating under our franchise brands in the U.S. and other countries and territories around the world, which includes approximately 1,000 of our company-owned and operated brokerage offices. In the U.S. during 2006, we estimate, based on publicly available information, that brokers operating under one of our franchised brands (including our brokers in our company-owned offices) represented the buyer or the seller in approximately one out of every four single family homes sale transactions that involved a broker.

Our real estate franchise brands are listed in the following chart, which includes information as of September 30, 2007 (December 31, 2006, with respect to U.S. Annual Sides) for both our franchised and company-owned offices:

Offices	8,432	3,852	2,951	455	220

Brokers and Sales Associates	142,754	119,631	38,304	8,623	2,229

U.S. Annual Sides (As of December 31, 2006)	716,497	960,051	190,073	27,352	N/A

# Countries with Owned or Franchised Operations	57	45	48	28	11

Characteristics	• Well- recognized name in real estate • Innovative national and local marketing	• 100-year old real estate company • Pioneer in Concierge Services and a market leader in million- dollar homes	• 30-year old company • Established the first real estate franchise network outside of North America in 1981	• Well-known name in the luxury market • New luxury franchise model launched by us in 2004	• Founded in 1906 • Services corporations, small business clients and investors

In addition, in the fourth quarter of 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith Corporation, and intend to build a new international residential real estate franchise company using that brand name. The licensing agreement between us Meredith becomes fully operational on July, 1 2008 and is for a 50-year term, with a renewal term for another 50 years at our option.

Real estate franchise services

Our primary objectives as the largest franchisor of residential real estate brokerages in the world are to sell new franchises, create or acquire new brands, retain existing franchises and, most importantly, provide world-class service and support to our franchisees in a way that enables them to increase their revenue and profitability.

We have generated significant growth in our real estate franchise business by increasing the penetration of our existing brands in their markets, increasing the number of master franchise agreements that we sell and increasing the geographic diversity of our franchised locations to ensure exposure to multiple areas. We believe that exposure to multiple geographic areas throughout the U.S. and internationally also reduces our risk of exposure to local or regional changes in the real estate market. In addition, our large number of franchisees reduces our reliance on the revenues of a few franchisees. During 2006, our largest independent franchisee generated less than one percent of our real estate franchise business revenues.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ gross commission income earned from real estate transactions. In general, we provide our franchisees with a license to use the brands’ service marks, tools and systems in connection with their business, provide them with educational materials which contain recommended methods, specifications and procedures for operating the franchise, extensive training programs and assistance and a national marketing program and related services. We operate and maintain an Internet-based reporting system for our franchisees which allows them to electronically transmit listing information, transactions, reporting information and other relevant reporting data. We also own and operate websites for each of our brands. We offer our franchisees the opportunity to sell ancillary services such as title insurance and settlement services as a way to enhance their business and to increase our cross-selling initiative. We believe that one of our strengths is the strong relationships that we have with our franchisees as evidenced by the 98% retention rate of gross revenues in our franchise system during 2006. Our retention rate represents the annual gross commission income generated by our franchisees that is kept in the franchise system on an annual basis, measured against the annual gross commission income as of December 31 of the previous year. On average, each franchisee’s tenure with one of our brands is 15 years. Generally, lost gross commission income is due to termination of a franchise for cause including non-payment or non-performance, retirement or a mutual release.

The franchise agreements impose restrictions on the business and operations of the franchisees and requires them to comply with the operating and identity standards set forth in each brand’s policy and procedures manuals. A franchisee’s failure to comply with these restrictions and standards could result in a termination of the franchise agreement. The franchisees may, in some cases, mostly in the Century 21® brand, have limited rights to terminate the franchise agreements. Prior versions of the Century 21® franchise agreements, that are still in effect but are no longer offered to new franchisees, permit the franchisee to terminate the agreement if the franchisee retires, becomes disabled or dies. Generally, the franchise agreements have a term of ten years and require the franchisees to pay us an initial franchise fee of up to $25,000, plus, upon the receipt of any commission income, a royalty fee, in most cases, equal to 6% of such income. Each of our franchise systems (other than Coldwell Banker Commercial®) offers a volume incentive program, whereby each franchisee is eligible to receive return of a portion of the royalties paid upon the satisfaction of certain conditions. The amount of the volume incentive varies depending upon the franchisee’s annual gross revenue subject to royalty payments for the prior calendar year. Under the current form of franchise agreements, the maximum volume incentive varies for each franchise system, and ranges from 2% to 3% of gross revenues. We provide a detailed table to each franchisee that describes the gross revenue thresholds required to achieve a volume incentive and the corresponding incentive amounts. We reserve the right to increase or decrease the percentage and/or dollar amounts in the table, subject to certain limitations. Our company-owned brokerage offices do not participate in the volume incentive program. Franchisees and company-owned offices are also required to make monthly contributions to national advertising funds maintained by each brand for the creation and development of advertising, public relations and other marketing programs.

Under certain circumstances, forgivable loans are extended to eligible franchisees for the purpose of covering all or a portion of the out-of-pocket expenses for a franchisee to open or convert into an office operating under one of our franchise brands, to facilitate the franchisee’s acquisition of an independent brokerage or for major renovations. Many franchisees use the advance to change stationery, signage, business cards and marketing materials or to assist in acquiring companies. The loans are not funded until appropriate credit checks and other due diligence matters are completed and the business is opened and operating under one of our brands. Upon satisfaction of certain criteria, the cash advances are forgiven over the term of the franchise agreement.

In addition to offices owned and operated by our franchisees, we own and operate approximately 1,000 of the Coldwell Banker®, ERA®, Coldwell Banker Commercial®, Sotheby’s International Realty® and The Corcoran Group® offices through our NRT subsidiary. NRT pays intercompany royalty fees of approximately 6% of its commission income plus marketing fees to our real estate franchise business in connection with its operation of these offices. These fees are recognized as income or expense by the applicable segment level and eliminated in the consolidation of our businesses. NRT is not eligible for any volume incentives and it is the largest contributor to the franchise system’s national marketing funds under which it operates.

In the U.S., we employ a direct franchising model whereby we contract with and provide services directly to independent owner-operators. In other parts of the world, we generally employ either a master franchise model, whereby we contract with a qualified, experienced third party to build a franchise enterprise in such third party’s country or region, or a direct franchising model.

We also offer service providers an opportunity to market their products to our brokers, sales associates and their customers through our Preferred Alliance Program. To participate in this program, service providers generally pay us an initial fee, subsequent commissions based upon our franchisees’ or sales associates’ usage of the preferred alliance vendors or both. In connection with the spin-off of PHH Corporation, Cendant’s former mortgage business, PHH Mortgage, the subsidiary of PHH Corporation that conducts mortgage financing, is the only provider of mortgages for customers of our franchisees that we endorse. We receive a marketing fee for promotion in connection with our endorsement.

We own the trademarks “Century 21®,” “Coldwell Banker®,” “Coldwell Banker Commercial®,” “ERA®” and related trademarks and logos, and such trademarks and logos are material to the businesses that are part of our real estate business. Our franchisees and our subsidiaries actively use these trademarks, and all of the material trademarks are registered (or have applications pending) with the United States Patent and Trademark Office as well as with corresponding trademark offices in major countries worldwide where these businesses have significant operations.

We have an exclusive license to own, operate and franchise the Sotheby’s International Realty® brand to qualified residential real estate brokerage offices and individuals operating in eligible markets pursuant to a license agreement with SPTC, Inc., a subsidiary of Sotheby’s Holdings, Inc. (“Sotheby’s Holdings”). Such license agreement has a 100-year term, which consists of an initial 50-year term and a 50-year renewal option. In connection with our acquisition of such license, we also acquired the domestic residential real estate brokerage operations of Sotheby’s which are now operated by NRT. We pay a licensing fee to Sotheby’s Holdings for the use of the Sotheby’s International Realty® name equal to 9.5% of the royalties earned by our Real Estate Franchise Business attributable to franchisees affiliated with the Sotheby’s International Realty® brand, including brokers in our company-owned offices.

Each of our brands has a consumer web site that offers real estate listings, contacts and services. Century21.com, coldwellbanker.com, coldwellbankercommercial.com, sothebysrealty.com and era.com are the official websites for the Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, Sotheby’s International Realty® and ERA® real estate franchise systems, respectively.

Company-Owned Real Estate Brokerage Services

Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas in the U.S. Our company-owned real estate brokerage business operates under our franchised brands, principally Coldwell Banker®, ERA® and Sotheby’s International Realty®, as well as proprietary brands that we own, but do not currently franchise, such as The Corcoran Group®. As of September 30, 2007, we had approximately 1,000 company-owned brokerage offices, approximately 8,000 employees and approximately 58,000 independent contractor sales associates working with these company-owned offices. From the date of Cendant’s acquisition of 100% of NRT in April 2002 through September 30, 2007, we acquired 119 brokerage companies. These acquisitions have been a substantial contributor to the growth of our company-owned brokerage business.

Our real estate brokerage business derives revenue primarily from sales commissions, which are received at the closing of real estate transactions, which we refer to as gross commission income. Sales commissions usually range from 5% to 6% of the home’s sale price. In transactions in which we act as a broker for solely the buyer or the seller, the seller’s broker typically instructs the closing agent to pay the buyer’s broker a portion of the sales commission. In addition, as a full-service real estate brokerage company, we promote the complementary services of our relocation and title and settlement services businesses, in addition to PHH Home Loans. We believe we provide integrated services that enhance the customer experience.

When we assist the seller in a real estate transaction, our sales associates generally provide the seller with a full service marketing program, which may include developing a direct marketing plan for the property, assisting the seller in pricing the property and preparing it for sale, listing it on multiple listing services, advertising the property (including on websites), showing the property to prospective buyers, assisting the seller in sale negotiations, and assisting the seller in preparing for closing the transaction. When we assist the buyer in a real estate transaction, our sales associates generally help the buyer in locating specific properties that meet the buyer’s personal and financial specifications, show properties to the buyer, assist the buyer in negotiating (where permissible) and in preparing for closing the transaction.

At December 31, 2006, we operated approximately 87% of our company-owned offices under the Coldwell Banker® brand name, approximately 3% of our offices under the ERA® brand name, approximately 5% of our offices under The Corcoran Group® brand name and approximately 5% of our offices under the Sotheby’s International Realty® brand name. Our offices are geographically diverse with a strong presence in the east and west coast areas, where home prices are generally higher. We operate our Coldwell Banker® offices in numerous regions throughout the U.S., our ERA® offices in New Jersey and Pennsylvania, our Corcoran® Group offices in New York City, the Hamptons (New York), and Palm Beach, Florida and our Sotheby’s International Realty® offices in several regions throughout the U.S. We believe that the markets in which we operate generally function independently from one another. The following table provides information about the various regions we serve:

Major Geographic Regions	% of NRT 2006 Revenue	2006 Average Homesale Price
Midwest	15.5%	$283,966
Southern California	13.5%	985,909
Tri-State(a) excluding New York City	11.1%	568,216
Northern California	10.3%	865,559
Florida	8.9%	414,565
New York City	7.4%	1,160,671
Mid-Atlantic	6.8%	381,225
New England	6.7%	434,547
Sotheby’s International Realty® (all locations)	7.7%	1,377,536
All other(b)	12.1%	301,307

Total	100.0%	$492,669

(a)	Includes New York, New Jersey and Connecticut

(b)	Includes Denver, Utah, Arizona, Hawaii, Atlanta and Pittsburgh

We intend to grow our business both organically and through strategic acquisitions. To grow organically, we will focus on working with office managers to recruit, retain and develop effective sales associates that can successfully engage and earn fees from new clients. We will continue to shift from traditional print media marketing to technology media marketing. We also plan to open new offices while monitoring expenses to increase efficiencies.

We have a dedicated group of professionals whose function is to identify, evaluate and complete acquisitions. We are continuously evaluating acquisitions that will allow us to enter into new markets and to expand our market share in existing markets through smaller “tuck-in” acquisitions. Following completion of an acquisition, we consolidate the newly acquired operations with our existing operations. By consolidating operations, we reduce or eliminate duplicative costs, such as advertising, rent and administrative support. By utilizing our existing infrastructure to support a broader network of sales associates and revenue base, we can enhance the profitability of our operations. We also seek to enhance the profitability of newly acquired operations by increasing the productivity of the acquired brokerages’ sales associates. We provide these sales associates with specialized tools, training and resources that are often unavailable at smaller firms, such as access to sophisticated information technology and ongoing technical support; increased advertising and marketing support; relocation referrals, and a wide offering of brokerage-related services. In 2006, we acquired 19 real estate brokerage companies, and in the nine months ended September 30, 2007, we acquired 8 real estate brokerage companies.

Our real estate brokerage business has a contract with Cartus under which the brokerage business provides brokerage services to relocating employees of the clients of Cartus. When receiving a referral from Cartus, our brokerage business seeks to assist the buyer in completing a homesale. Upon completion of a homesale, we receive a commission on the purchase or sale of the property and are obligated to pay Cartus a portion of such commission as a referral fee. We believe that these fees are comparable to the fees charged by other relocation companies.

PHH Home Loans, our home mortgage venture with PHH Corporation (“PHH”), a publicly traded company, has a 50-year term, subject to earlier termination upon the occurrence of certain events or at our election at any time after January 31, 2015 by providing two years notice to PHH. We own 49.9% of PHH Home Loans and PHH Corporation owns the remaining 50.1%. PHH may terminate the venture upon the occurrence of certain events or, at its option, after January 31, 2030. Such earlier termination would result in (i) PHH selling its interest to a buyer designated by us or (ii) requiring PHH to buy our interest. In either case, the purchase price would be the fair market value of the interest sold. All mortgage loans originated by the venture are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, we have no mortgage servicing rights asset risk. PHH Home Loans is the exclusive recommended provider of mortgages for our company-owned real estate brokerage business. On March 15, 2007, PHH Corporation announced that it had entered into a definitive agreement to be acquired by GE Capital Solutions (“GE Capital”), who, in conjunction with the acquisition, entered into a definitive agreement with an affiliate of The Blackstone Group to sell the mortgage operations of PHH Corporation. As a result, upon closing of such transactions, PHH Corporation’s mortgage business will be owned by Pearl Acquisition, an affiliate of The Blackstone Group and PHH Corporation’s fleet leasing and appraisal businesses will be owned by GE Capital. In connection with this transaction, we have executed a consent (for which we will be paid a fee of $3 million) to become effective immediately prior to the closing of the sale of the mortgage business to an affiliate of The Blackstone Group. On September 17, 2007, PHH Corporation updated its shareholders of record as to the status of its proposed merger and that Pearl Acquisition had encountered financing issues that may prevent the merger from being consummated. PHH Corporation reported that on September 26, 2007, its stockholders had approved the merger and the PHH merger agreement. On November 9, 2007, PHH Corporation reiterated in its Form 10-Q for the three months ended September 30, 2007, that the closing of the PHH merger remains, among other conditions, subject to Pearl Acquisition being ready, willing and able (including with respect to obtaining the necessary financing) to consummate the sale of the PHH mortgage business and that there could be no assurance when or whether the remaining conditions to the completion of the PHH merger will be satisfied.

Relocation Services

Through our subsidiary, Cartus, we offer a broad range of employee relocation services. In 2006, we assisted in over 130,000 relocations in over 150 countries for over 1,100 active clients including nearly two-thirds of the Fortune 50, as well as government agencies and affinity organizations. Our relocation services business operates through five global service centers on three continents. Our relocation services business is a leading global provider of outsourced employee relocation services.

We primarily offer corporate and government clients employee relocation services, such as:

•

homesale assistance, including the evaluation, inspection, purchasing and selling of a transferee’s home; the issuance of home equity advances to transferees permitting them to purchase a new home before selling their current home (these advances are generally guaranteed by the corporate client); certain home management services; assistance in locating a new home; and closing on the sale of the old home, generally at the instruction of the client;

•	expense processing, relocation policy counseling, relocation related accounting, including international compensation administration, and other consulting services;

•

arranging household goods moving services, with over 65,000 domestic and international shipments in 2006, and providing support for all aspects of moving a transferee’s household goods, including the handling of insurance and claim assistance, invoice auditing and quality control;

•	visa and immigration support, intercultural and language training and expatriation/ repatriation counseling and destination services; and

•	group move management services providing coordination for moves involving a large number of transferees to or from a specific regional area over a short period of time.

The wide range of our services allows our clients to outsource their entire relocation programs to us. We believe we provide our relocation clients with exceptional service.

Under relocation services contracts with our clients, homesale services are divided into two types, “at risk” and “no risk.” Approximately 83% of our homesale services are provided under “no risk” contracts. Under these contracts, the client is responsible for payment of all direct expenses associated with the homesale. Such expenses include, but are not limited to, appraisal, inspection and real estate brokerage commissions. The client also bears the risk of loss on the sale of the transferee’s home. We pay all of these expenses and generally fund them on behalf of the client. When we fund these expenses, the client then reimburses us for those costs plus interest charges on the advanced money. This limits our exposure on “no risk” homesale services to the credit risk of our corporate clients rather than to the potential fluctuations in the real estate market or to the creditworthiness of the individual transferring employee. Due to the credit quality of our corporate clients and our history with such losses, we believe such risk is minimal.

For all U.S. federal government agency clients and a limited number of corporate clients, we provide an “at risk” homesale service in conjunction with the other services we provide. These “at risk” transactions represent approximately 17% of our total homesale transactions effected in connection with our relocation business. The “at risk” fee for these transactions is a fixed fee based on a percentage of the value of the underlying property, and is significantly larger than the fee under the “no risk” homesale service because we pay for all direct expenses (acquisition, carrying and selling costs) associated with the homesale, including potential losses on the sale of the home. We do not speculate in the real estate market nor is it our intention to profit on any appreciation in home values. We seek to limit our exposure to fluctuations in home values by attempting to dispose of our “at risk” homes as soon as possible. In 2006 and for the nine months ended September 30, 2007, approximately 45% and 40%, respectively, of our “at risk” homes were “amended sales,” meaning a third party buyer is under contract at the time we become the owner of the home. This reduces our risk of a decrease in the home’s value. Net resale losses as a percentage of the purchase price of “at risk” homes has averaged approximately 2% over the last three years, which was more than offset by the premium we charge for an “at risk” homesale.

Under all relocation services contracts (regardless of whether the client utilizes the “no risk” or “at risk” homesale service), clients are responsible for payment of all other direct costs associated with the relocation, including, but not limited to, costs to move household goods, mortgage origination points, temporary living and travel expenses. We process all of these expenses and generally fund them on behalf of the client. When we fund these expenses, the client reimburses us for those costs plus interest charges on the advanced money. The exposure for the non-homesale related direct expenses is limited to the credit risk of the corporate clients. We have experienced virtually no credit losses, net of recoveries, over the last three years.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred to the time of termination.

We earn commissions primarily from real estate brokers and van lines who provide services to the transferee. The commissions earned allow us pricing flexibility for the fees we charge our clients. We have created the Cartus Broker Network, which is a network of real estate brokers consisting of our company-owned brokerage operations, some of our franchisees who have been approved to become members and independent real estate brokers. Member brokers of the Cartus Broker Network receive referrals from our relocation services business in exchange for a referral fee. The Cartus Broker Network closed over 68,000 properties in 2006. We derive about 6% of our relocation revenue from referrals within our Cartus Broker Network.

About 5% of our relocation revenue is derived from our affinity services, which provide real estate and relocation services, including home buying and selling assistance, as well as mortgage assistance and moving services, to organizations such as insurance companies, credit unions and airline companies that have established members. Often these organizations offer our affinity services to their members at no cost and, where permitted, provide their members with a financial incentive for using these services. This service helps the organizations attract new members and retain current members. In 2006, we provided personal assistance to over 69,000 individuals, with approximately 29,000 real estate transactions.

Title and Settlement Services

Our title and settlement services business, Title Resource Group, provides full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. We act in the capacity of a title agent and sell title insurance to property buyers and mortgage lenders. We issue title insurance policies on behalf of large national underwriters and through our title insurance venture called Censtar as well as through our wholly owned underwriter, Title Resources Guaranty Company, which we acquired in January 2006. We are licensed as a title agent in 39 states and Washington, D.C., have physical locations in 23 states and operate mostly in major metropolitan areas. As of September 30, 2007, we had approximately 455 offices, 315 of which are co-located with one of our company-owned brokerage offices.

Virtually all lenders require their borrowers to obtain title insurance policies at the time mortgage loans are made on real property. For policies issued through our agency operations, we typically are liable only for the first $5,000 of loss for such policies on a per claim basis. Title insurance policies state the terms and conditions upon which a title underwriter will insure title to real property. Such policies are issued on the basis of a preliminary report or commitment. Such reports are prepared after, among others, a search of public records, maps and other relevant documents to ascertain title ownership and the existence of easements, restrictions, rights of way, conditions, encumbrances or other matters affecting the title to, or use of, real property. To facilitate the preparation of preliminary reports, copies of public records, maps and other relevant historical documents are compiled and indexed in a title plant. We subscribe to title information services provided by title plants owned and operated by independent entities to assist us in the preparation of preliminary title reports. In addition, we own, lease or participate with other title insurance companies or agents in the cooperative operation of such plants.

The terms and conditions upon which the real property will be insured are determined in accordance with the standard policies and procedures of the title underwriter. When our title agencies sell title insurance, the title search and examination function is performed by the agent. The title agent and underwriter split the premium. The amount of such premium “split” is determined by agreement between the agency and underwriter, or is promulgated by state law. We have entered into underwriting agreements with various underwriters, which state the conditions under which we may issue a title insurance policy on their behalf.

Our company-owned brokerage operations are the principal source of our title and settlement services business. Other sources of our title and settlement services business include our real estate franchise business, Cartus and PHH Corporation’s mortgage company. Over the past several years, we have increased the geographic coverage of our title and settlement services business principally through acquisitions. When we acquire a title and settlement services business, we typically retain the local brand identity of the acquired business. Our acquisition transactions are often conducted in connection with an acquisition of a brokerage company for our company-owned brokerage operations. As a result, many of our offices have subleased space from, and are co-located within, our company-owned brokerage offices, a strategy that has proved to be instrumental in improving our capture rates. The capture rate of our title and settlement services business was 47% in 2006.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. For example, in California, a title insurer/agent cannot rely on more than 50% of its title orders from “controlled business sources,” which is defined as sources controlled by, or which control, directly or indirectly, the title insurer/agent, which would include leads generated by our company-owned brokerage business. In those states in which we operate our title and settlement services business that have “controlled business” statutes, we comply with such statutes by ensuring that we generate sufficient business from sources we do not control, including sources in which we own a minority ownership interest.

In January 2006, we completed our acquisition of American Title Company of Houston, Texas American Title Company and their related title companies based in Texas, including Dallas-based Title Resources Guaranty Company (“TRGC”), a title insurance underwriting business. TRGC is a title insurance underwriter licensed in Texas, Arizona, Colorado, Oklahoma, New Mexico, Kansas, Florida, Maryland, Massachusetts, Maine, Missouri, New Jersey, Nevada, Ohio, Pennsylvania, and Virginia. TRGC underwrites a portion of the title insurance policies issued by our agency businesses.

We also manage a national network of escrow and closing agents (some of whom are our employees, while others are attorneys in private practice) to provide full-service title and settlement services to a broad-based group that includes lenders, home buyers and sellers, developers, and real estate sales associates. Our role is generally that of an intermediary managing the completion of all the necessary documentation and services required to complete a real estate transaction.

We derive revenue through fees charged in real estate transactions for rendering the services described above as well as a percentage of the title premium on each title insurance policy sold. We provide many of these services in connection with our residential and commercial real estate brokerage and relocation operations. Fees for escrow and closing services are separate and distinct from premiums paid for title insurance and other real-estate services.

We intend to grow our title and settlement services business through the completion of additional acquisitions by increasing the number of title and settlement services offices that are located in or around our company-owned brokerage offices. We also intend to grow by leveraging our existing geographic coverage, scale, capabilities and reputation into new offices not directly connected with our company-owned brokerage offices and through continuing to enter into contracts and ventures with our franchisees that will allow them to participate in the title and settlement services business. We also plan to expand our underwriting operations into other states. We intend to continue our expansion of our lender channel by working with national lenders as their provider of settlement services.

Competition

Real Estate Franchise Business. Competition among the national real estate brokerage brand franchisors to grow their franchise systems is intense. Our largest national competitors in this industry include, but are not limited to, The Prudential Real Estate Affiliates, Inc., GMAC Home Services, Inc. and RE/MAX International, Inc. In addition, a real estate broker may choose to affiliate with a regional chain or choose not to affiliate with a franchisor but to remain independent. We believe that competition for the sale of franchises in the real estate brokerage industry is based principally upon the perceived value and quality of the brand and services, the nature of those services offered to franchisees and the fees the franchisees must pay.

The ability of our real estate brokerage franchisees to compete is important to our prospects for growth. The ability of an individual franchisee to compete may be affected by the quality of its sales associates, the location of its office, the services provided to its sales associates, the number of competing offices in the vicinity, its affiliation with a recognized brand name, community reputation and other factors. A franchisee’s success may also be affected by general, regional and local economic conditions. The potential negative effect of these conditions on our results of operations is generally reduced by virtue of the diverse geographical locations of our franchisees. At September 30, 2007, our real estate franchise systems had approximately 16,000 offices worldwide in 87 countries and territories in North and South America, Europe, Asia, Africa and Australia, including approximately 9,200 brokerage offices in the U.S.

Real Estate Brokerage Business. The real estate brokerage industry is highly competitive, particularly in the metropolitan areas in which our owned brokerage businesses operate. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based listing services. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts, and brokerage commissions. Our company-owned brokerage companies compete primarily with franchisees of local and regional real estate franchisors; franchisees of our brands and of other national real estate franchisors, such as The Prudential Real Estate Affiliates, Inc., GMAC Home Services, Inc. and RE/MAX International, Inc.; regional independent real estate organizations, such as Weichert Realtors and Long & Foster Real Estate; discount brokerages, such as ZipRealty; and smaller niche companies competing in local areas.

Relocation Business. Competition in our relocation business is based on service, quality and price. We compete with global and regional outsourced relocation services providers, human resource outsourcing companies, and international accounting firms. Human resource outsourcing companies may own or have relationships with other relocation companies. For example, Hewitt Associates, a large human resource outsourcing company, owns its own relocation company. Other human resource outsourcing companies may be seeking to acquire relocation companies or develop preferred relationships with our competitors. The larger outsourced relocation services providers that we compete with include Prudential Real Estate and Relocation Services Inc., Sirva, Inc. and Weichert Relocation Resources, Inc.

Title and Settlement Services. The title and settlement services business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. While we are an agent for some of the large insurers, we also compete with the owned agency operations of these insurers. These national competitors include Fidelity National Title Insurance Company, Land America Financial Group, Inc., Stewart Title Guaranty Company, First American Title Insurance Company and Old Republic Title Company. According to the American Land Title Association’s 2006 market share data, these five national competitors accounted for a significant share of total industry net premiums collected in 2006. In addition, numerous agency operations and small underwriters provide competition on the local level.

Marketing and Technology

National advertising fund

Each of our residential brands operates a National Advertising Fund and our commercial brand operates a Commercial Marketing Fund that is funded by our franchisees and our owned real estate brokerage operations. We are the largest contributor to each of these funds, either through commitments through our contracts with our franchisees or by our agreements with our company-owned real estate brokerage operations. The focus of the National Advertising Funds is as follows:

Build and maintain strong consumer brands

The primary focus of each National Advertising Fund is to build and maintain brand awareness. Although primarily accomplished through television, radio and print advertising, our Internet promotion of brand awareness continues to increase. Our Internet presence, for the most part, features our entire listing inventory in our regional and national markets, plus community profiles, home buying and selling advice, relocation tips and mortgage financing information. Each brand manages a comprehensive system of marketing tools, systems and sales information and data that can be accessed through free standing brand intranet sites, to assist sales associates in becoming the best marketer of their listings. In addition to the Sotheby’s International Realty® brand, a leading luxury brand, our franchisees and our company-owned brokerages also participate in luxury marketing programs, such as Century 21® Fine Homes & EstatesSM, Coldwell Banker Previews®, and ERA International Collection®.

Drive customers to brand websites

According to NAR, 59% of all homebuyers frequently used the Internet and 21% of all homebuyers occasionally used the Internet in their search for a new home in 2006. Our marketing and technology strategies focus on capturing this consumer and assisting in their purchase. Internet, print, radio and television advertising are used by the brands to drive consumers to their respective websites. Significant focus is placed on developing each website to create value to the real estate consumer. Each website focuses on streamlined, easy search processes for listing inventory and rich descriptive details and multiple photos to market the listing on the brand website. Additionally, each brand website serves as a national distribution point for sales associates to market themselves to consumers to enhance the customer experience.

Proprietary Technology

In addition to the websites, each brand focuses on technology initiatives that increase value to the customer and the franchisee. Beginning in 2005, we began rolling out SearchRouter and LeadRouter. The two technologies complement each other and serve to drive traffic back to our franchisees and our company-owned real estate brokerage operations. SearchRouter is a proprietary technology (although portions of it are licensed from third parties) that passes the search criteria from one of our national websites to local franchisees’ websites, thereby delivering all local listings from all real estate companies in a particular area. The second proprietary system, LeadRouter, for which a U.S. patent application is currently pending, works with each brand’s national website to deliver Internet consumer leads directly to a sales associate’s cellular phone in real time, which dramatically increases the sales associate’s response rate and response time to the consumer.

Company-owned brokerage operations

Our company-owned real estate brokerage business markets our real estate services and specific real estate listings primarily through individual property signage, the Internet, and by hosting open houses of our listings for potential buyers to view in person during an appointed time period. In addition, contacts and communication with other real estate sales associates, targeted direct mailings, and local print media, including newspapers and real estate publications, are effective for certain price points and geographical locations. Television (spot cable commercials), radio 10-second spots in select markets, and “out-of-home” (i.e., billboards, train station posters) advertisements are also included in many of our companies’ marketing strategies.

Our sales associates at times choose to supplement our marketing with specialized programs they fund on their own. We provide our sales associates with promotional templates and materials which may be customized for this opportunity.

In addition to our Sotheby’s International Realty® offices, we also participate in luxury marketing programs established by our franchisors, such as Coldwell Banker Previews® and the ERA International Collection®. The programs provide special services for buyers and sellers of luxury homes, with attached logos to differentiate the properties. Our sales associates are offered the opportunity to receive specific training and certification in their respective luxury properties marketing program. Properties listed in the program are highlighted through specific:

•	signage displaying the appropriate logo;

•	features in the appropriate section on the company Internet site;

•	targeted mailings to prospective purchasers using specific mailing lists; and

•	collateral marketing material, magazines and brochures highlighting the property.

The utilization of information technology as a marketing tool has become increasingly effective in our industry, and we believe that trend will continue to increase. Accordingly, we have sought to become a leader among residential real estate brokerage firms in the use and application of technology. The key features of our approach are as follows:

•	The integration of our information systems with multiple listing services to:

•	provide property information on a substantial number of listings, including those of our competitors when possible to do so;

•	integrate with our systems to provide current data for other proprietary technology within NRT, such as contact management technology.

•	The placement of our company listings on multiple websites, including:

•	our NRT operating companies’ local websites;

•	the appropriate brand website(s) (coldwellbanker.com, century21.com, era.com and sothebysrealty.com);

•	Openhouse.com, Realogy’s multi-branded website designed specifically for promoting open houses;

•	Realtor.com, the official website of NAR; and

•	real estate websites operated by Google, Yahoo, HGTV, Trulia and others.

The majority of these websites provide the opportunity for the customer to utilize different features, allowing them to investigate community information, view property information and print feature sheets on those properties, receive on-line updates, obtain mapping and property tours for open houses, qualify for financing, review the qualifications of our sales associates, receive home buying and selling tips, and view information on our local sales offices. The process usually begins with the browsing consumer providing search parameters to narrow their property viewing experience. Wherever possible, we provide at least six photographs of the property and/or a virtual tour in order to make the selection process as complete as possible. To make readily available the robust experience on our websites, we utilize paid web search engine advertising as a source for our Internet consumers.

Most importantly, the browsing customer has the ability to contact us regarding their particular interest and receive a rapid response through our proprietary LeadRouter system. Through this program, Internet queries are transferred electronically to our sales associates within a matter of seconds, enabling the consumer to receive the information they desire, including an appointment with our sales associate in a timely manner.

Our sales associates have the ability to access professional support and information through various extranet sites in order to perform their tasks more efficiently. An example of this is the nationwide availability of a current “Do Not Call List” to assist them in the proper telemarketing of their services.

Employees

At September 30, 2007, we had approximately 14,600 employees, including approximately 550 employees outside of the U.S. None of our employees are subject to collective bargaining agreements governing their employment with us. We believe that our employee relations are good.

Sales Associate Recruiting and Training

Each real estate franchise system encourages, and provides some assistance and training with respect to, sales associate recruiting by franchisees. Each system separately develops its own branded recruiting programs that are tailored to the needs of its franchisees.

We encourage our franchisees to recruit sales associates by selectively offering forgivable financing arrangements to franchisees that add sales associates in the early stages of their franchise relationship with us. We typically present these opportunities to unaffiliated brokerages upon conversion to a franchise and when existing franchisees open offices in new markets. For example, a new franchisee may be granted 60 days from the date its brokerage is opened and operating as a franchised business to recruit sales associates in order to increase the opportunity for additional gross revenue that is used as the basis for determining the amount of the forgivable financing arrangement. We will only provide incentives on additional gross commission income from sales associates who were not previously associated with one of our other franchise systems during the past six months.

Each real estate brand provides training and marketing-related materials to its franchisees to assist them in the recruiting process. While we never participate in the selection, interviewing, hiring or termination of franchisee sales associates (and do not provide any advice regarding the structure of the employment or contractor relationship), the common goal of each program is to provide the broker with the information and techniques to help the broker grow their business through sales associate recruitment.

Each system’s recruiting program contains different materials and delivery methods. The marketing materials range from a detailed description of the services offered by our franchise system (which will be available to the sales associate) in brochure or poster format to audio tape lectures from industry experts. Live instructors at conventions and orientation seminars deliver some recruiting modules while other modules can be viewed by brokers anywhere in the world through virtual classrooms over the Internet. Most of the programs and materials are then made available in electronic form to franchisees over the respective system’s private intranet site. Many of the materials are customizable to allow franchisees to achieve a personalized look and feel and make modifications to certain content as appropriate for their business and marketplace.

Our Separation from Cendant

In October 2005, Cendant’s Board preliminarily approved a plan to separate Cendant into four separate companies—one for each of Cendant’s real estate services, travel distribution services, hospitality services (including timeshare resorts) and vehicle rental businesses. Cendant transferred all of the assets and liabilities of its real estate services businesses to Realogy, and on July 31, 2006, Cendant distributed all of the shares of our common stock held by it to the holders of Cendant common stock issued and outstanding as of the close of business on July 21, 2006, the record date for the distribution. Pursuant to the separation plan, Cendant also

(i) distributed all of the shares of common stock of Wyndham Worldwide Corporation (“Wyndham Worldwide”), the Cendant subsidiary that directly or indirectly holds the assets and liabilities associated with Cendant’s hospitality services (including timeshare resorts) businesses, on July 31, 2006 and (ii) sold all of the common stock of Travelport, the Cendant subsidiary that directly or indirectly holds the assets and liabilities associated with Cendant’s travel distribution services businesses, on August 23, 2006. Realogy common stock commenced “regular way” trading on the New York Stock Exchange (“NYSE”) under the symbol “H” on August 1, 2006.

Before our separation from Cendant, we entered into the Separation and Distribution Agreement, a Tax Sharing Agreement and several other agreements with Cendant and Cendant’s other businesses to effect the separation and distribution and provide a framework for our relationships with Cendant and Cendant’s other businesses after the separation. These agreements govern the relationships among us, Cendant, Wyndham Worldwide and Travelport subsequent to the completion of the separation plan and provide for the allocation among us, Cendant, Wyndham Worldwide and Travelport of Cendant’s assets, liabilities and obligations attributable to periods prior to our separation from Cendant. Under the Separation and Distribution Agreement, in particular, we were assigned 62.5% of certain contingent and other corporate assets, and assumed 62.5% of certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities of Cendant or its subsidiaries which are not primarily related to our business or the businesses of Wyndham Worldwide, Travelport or Cendant’s vehicle rental business, and Wyndham Worldwide was assigned 37.5% of such contingent assets and assumed 37.5% of such contingent liabilities. The contingent assets of Cendant or its subsidiaries include assets relating to (i) certain minority investments of Cendant which do not primarily relate to us, Wyndham Worldwide, Travelport or Avis Budget, (ii) rights to receive payments under certain tax-related agreements with former businesses of Cendant and (iii) rights under a certain litigation claim. We have not quantified the value of the contingent assets as these assets are subject to contingency in their realization and GAAP does not allow us to record any of the Cendant contingent assets on our balance sheet. The other corporate liabilities of Cendant or its subsidiaries include liabilities relating to (i) Cendant’s terminated or divested businesses, (ii) liabilities relating to the Travelport sale, including (subject to certain exceptions) liabilities for taxes of Travelport for taxable periods through the date of the Travelport sale, (iii) certain litigation matters, (iv) generally any actions with respect to the separation plan and (v) payments under certain identified contracts (or portions thereof) that were not allocated to any specific party in connection with the separation. We will generally act as the managing party and will manage and assume control of most legal matters related to the assumed contingent litigation liabilities of Cendant.

In connection with our separation from Cendant, we entered into a $1,325 million interim loan facility, a $1,050 million revolving credit facility and a $600 million term loan facility. Shortly before our separation from Cendant, we utilized the full capacity under these facilities with the exception of $750 million under the revolving credit facility. The proceeds received in connection with the $2,225 million of borrowings were transferred to Cendant for the purpose of permitting Cendant to repay a portion of Cendant’s corporate debt and to satisfy other costs. Subsequently, the Company recorded an adjustment to the initial $2,225 million transfer to reflect the return of $42 million to the Company. The amounts received are subject to final true-up adjustments and any such adjustments will be recorded as an adjustment to stockholders’ equity.

On August 23, 2006 Cendant announced that it had completed the sale of Travelport for $4,300 million subject to certain closing adjustments and promptly thereafter, Cendant, pursuant to the Separation and Distribution Agreement, distributed $1,423 million of the cash proceeds from the sale to us. Subsequently, the Company recorded additional net proceeds of $31 million. The final amount of the Travelport proceeds, after stipulated adjustments, may be more or less than the amount provided to us by Cendant thus far. Accordingly, we may receive additional amounts or be required to return certain of these amounts to Cendant.

Government Regulation

Franchise Regulation. The sale of franchises is regulated by various state laws, as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisor to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. The states with relationship or other statutes governing the termination of franchises include Arkansas, California, Connecticut, Delaware, Hawaii, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, Virginia, Washington, and Wisconsin. Puerto Rico and the Virgin Islands also have statutes governing termination of franchises. Some franchise relationship statutes require a mandated notice period for termination; some require a notice and cure period. In addition, some require that the franchisor demonstrate good cause for termination. These statutes do not have a substantial effect on our operations because our franchise agreements generally comport with the statutory requirements for cause for termination, and they provide notice and cure periods for most defaults. Where the franchisee is granted a statutory period longer than permitted under the franchise agreement, we extend our notice and/or cure periods to match the statutory requirements. Failure to comply with these laws could result in civil liability to any affected franchisees. While our franchising operations have not been materially adversely affected by such existing regulation, we cannot predict the effect of any future federal or state legislation or regulation. We may engage in certain lending transactions common in residential real estate franchising and provide loans to franchisees as part of the sale of the franchise.

Real Estate Regulation. RESPA and state real estate brokerage laws restrict payments which real estate brokers, title agencies, mortgage brokers and other settlement service providers may receive or pay in connection with the sales of residences and referral of settlement services (e.g., mortgages, homeowners insurance and title insurance). Such laws may to some extent restrict preferred alliance and other arrangements involving our real estate franchise, real estate brokerage, settlement services and relocation businesses. Currently, several states prohibit the sharing of referral fees with a principal to a transaction. In addition, with respect to our company-owned real estate brokerage, relocation and title and settlement services businesses, RESPA and similar state laws require timely disclosure of certain relationships or financial interests with providers of real estate settlement services.

Our company-owned real estate brokerage business is also subject to numerous federal, state and local laws and regulations that contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions and advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage businesses.

Regulation of Title Insurance and Settlement Services. Many states license and regulate title agencies/settlement service providers or certain employees and underwriters through their Departments of Insurance or other regulatory body. In many states, title insurance rates are either promulgated by the state or are required to be filed with each state by the agent or underwriter, and some states promulgate the split of title insurance premiums between the agent and underwriter. States sometimes unilaterally lower the insurance rates relative to loss experience and other relevant factors. States also require title agencies and title underwriters to meet certain minimum financial requirements for net worth and working capital. In addition, each of our insurance underwriters is subject to a holding company act in its state of domicile, which regulates, among other matters, investment policies and the ability to pay dividends.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. We are aware of 23 states (Alaska, Arizona, California, Colorado, Connecticut, Hawaii, Idaho, Indiana, Kansas, Kentucky, Louisiana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, Oregon, Tennessee, Utah, Vermont, West Virginia, Wisconsin and Wyoming) that have enacted some form of “controlled business” statute. “Controlled business” typically is defined as sources controlled by, or which control, directly or indirectly, the title insurer or agent. We are not aware of any pending controlled business legislation. A company’s failure to comply with such statutes could result in the non-renewal of the company’s license to provide title and settlement services. We provide our services not only to our affiliates but also to third-party businesses in the geographic areas in which we operate. Accordingly, we manage our business in a manner to comply with any applicable “controlled business” statutes by ensuring that we generate sufficient business from sources we do not control, including sources in which we own a minority ownership interest. We have never been cited for failing to comply with a “controlled business” statute.

Properties

Corporate Headquarters. Our corporate headquarters is located in leased offices at One Campus Drive in Parsippany, New Jersey. The lease expires in 2013 and can be renewed at our option for an additional five or ten years.

Real Estate Franchise Services. Our real estate franchise business conducts its main operations at our leased offices at One Campus Drive in Parsippany, New Jersey. There are also leased facilities at regional offices located in Atlanta, Georgia, Mission Viejo, California, Scottsdale, Arizona and Boston, Massachusetts.

Company-Owned Real Estate Brokerage. As of December 31, 2006, our company-owned real estate brokerage segment leases over 7.3 million square feet of domestic office space under 1,410 leases. Its corporate headquarters were relocated in February 2007 from 339 Jefferson Road, Parsippany, New Jersey to the Realogy headquarters located at One Campus Drive, Parsippany, New Jersey. As of December 31, 2006, NRT leased approximately 20 facilities serving as regional headquarters; 60 facilities serving as local administration, training facilities or storage, and approximately 1,000 offices under approximately 1,200 leases serving as brokerage sales offices. These offices are generally located in shopping centers and small office parks, generally with lease terms of five years. In addition, there are 120 leases representing vacant and/or subleased offices, principally relating to brokerage sales office consolidations.

Relocation Services. Our relocation business has its main corporate operations in a leased building in Danbury, Connecticut with a lease term expiring in 2015. There are also five leased regional offices located in Mission Viejo and Walnut Creek, California; Chicago, Illinois; Irving, Texas and Bethesda, Maryland, which provide operation support services. International offices are leased in Swindon and Hammersmith, United Kingdom; Hong Kong; Singapore and Shanghai, China.

Title and Settlement Services Business. Our title and settlement services business conducts its main operations at a leased facility in Mount Laurel, New Jersey pursuant to a lease expiring in 2014. This business also has leased regional and branch offices in 23 states and the District of Columbia.

We believe that all of our properties and facilities are well maintained.

Legal Proceedings

Legal—Real Estate Business

The following litigation relates to Cendant’s Real Estate business, and pursuant to the Separation and Distribution Agreement, we have agreed to be responsible for all of the related costs and expenses.

Berger v. Property ID Corp., et al., (CV 05-5373 GHK (CTx) (U.S.D.C., C.D. Cal.)). The original complaint was filed on July 25, 2005. Mark Berger filed an amended, class action lawsuit against Cendant, Century 21, Coldwell Banker Residential Brokerage Company, and related entities, among other defendants, who are parties to joint venture agreements with Property I.D. Corporation, which markets and sells natural hazard disclosure reports in the state of California. The First Amended Complaint alleged violations of RESPA, which prohibits direct or indirect kickbacks from real estate settlement service providers for the referral of business to other providers, and further alleged unlawful business practices under the California Business and Professions Code. Berger alleges that the joint ventures are sham arrangements that unlawfully receive kickbacks or referral fees in exchange for business.

On November 23, 2005 the Court granted defendants’ motion to dismiss the First Amended Complaint on the ground that Berger inadequately pled equitable tolling and equitable estoppel. On December 7, 2005 Berger filed a Second Amended Complaint adding two additional plaintiffs and three additional defendants, including additional allegations regarding equitable estoppel and equitable tolling, and adding a breach of fiduciary duty claim against the broker defendants. On January 6, 2006, defendants filed a motion to dismiss the revised pleading on the grounds that Berger still failed to adequately plead equitable tolling and estoppel and failed to obtain Court approval to add new parties, which motion was denied. Defendants’ motion to bifurcate discovery into two phases, class discovery and merits discovery was denied. Discovery is currently proceeding.

On May 2, 2007, plaintiffs filed a motion to amend their complaint to add additional plaintiffs, and to name additional defendants, including certain Realogy subsidiaries and several Prudential Real Estate companies, which also had joint venture relationships with Property I.D. All defendants opposed the motion. On May 25, 2007, Plaintiffs filed a reply in further support of their motion. Plaintiffs’ motion was granted and the Fourth Amended Complaint was filed on June 8, 2007 and served on the Defendants. Plaintiffs’ also filed a Fifth Amended Complaint by stipulation which was to correct the identity of certain defendants unrelated to Realogy. We filed a motion to dismiss on July 9, 2007, which was subsequently denied by the court.

Mediation was held on August 14, 2007. On September 1, 2007, plaintiffs filed a Sixth Amended Complaint adding a non-Realogy entity. On October 1, 2007, plaintiffs filed a motion to strike defendants’ affirmative defense that asserts that national hazard disclosure reports are not settlement services. HUD filed a Statement of Interest advising the court that it may file pleadings relevant to the motion to strike. Defendants have opposed the motion but the court has yet to rule. The mediation continued on October 23 and 24, 2007. Another day of mediation will be scheduled for January 2008.

On November 8, 2007, HUD filed its Statement of Interest advising the court that it considers natural hazard disclosure reports to be settlement services. On November 20, 2007, plaintiffs filed a supplemental submission responding to the Statement of Interest and in further support of their motion to strike. On November 28, 2007, we filed a response to the Statement of Interest and further opposition to plaintiffs’ motion to strike.

On November 10, 2007, the Court entered an amended scheduling order that provides that plaintiffs must file their motion to certify a class by December 10, 2007 and extended the fact and expert discovery deadline through May 9, 2008.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation, (N.J. Super. Ct. L. Div., Morris County, New Jersey). Frank K. Cooper Real Estate #1, Inc. filed a putative class action against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). Cendant and Century 21 were served with the complaint on March 14, 2002. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, as well as the implied duty of good faith and fair dealing, and certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages; Cendant used Century 21 marketing dollars to promote Cendant’s Internet website, Move.com; the Century 21 magazine was replaced with a Coldwell Banker magazine; Century 21 ceased using marketing funds for yellow page advertising; Cendant nearly abolished training in the areas of recruiting, referral, sales and management; and Cendant directed most of the relocation business to Coldwell Banker and ERA brokers. On October 29, 2002, the plaintiffs filed a second amended complaint adding a count against Cendant as guarantor of Century 21’s obligations to its franchisees. In response to an order to show cause with preliminary restraints filed by the plaintiffs, the court entered a temporary restraining order limiting Century

21’s ability to seek general releases from its franchisees in franchise renewal agreements. On June 23, 2003, the court determined that the limitations on Century 21 obtaining general releases should continue with respect to renewals only. Consequently, as part of any ordinary course transaction other than a franchise renewal, Century 21 may require the franchisee to execute a general release, forever releasing Century 21 from any claim that the Century 21 franchisee may have against Century 21. The court also ordered a supplemental notice of the progress of the litigation distributed to Century 21 franchisees.

Plaintiffs filed their motion to certify a class on October 1, 2004. The parties conducted discovery on the class certification issues. On January 31, 2006, defendants filed their opposition to the class motion. Plaintiffs’ reply to the class motion was filed on May 2, 2006. The court heard oral argument on the motion on May 26, 2006. Plaintiffs’ motion to certify a class and defendants’ cross motion to strike the class demand were denied on June 30, 2006. On August 1, 2006, plaintiffs filed a motion for leave to appeal the denial of class certification. On August 24, 2006, the Appellate Division denied plaintiffs’ motion for leave to appeal. The court held a case management conference on April 3, 2007 and discussed outstanding discovery disputes and plaintiff’s plan to move a second time to certify a class. On April 25, 2007 plaintiffs filed a motion to compel discovery seeking information relating to plaintiffs’ plan to move a second time to certify a class. Defendants opposed this motion. Plaintiffs filed a reply on May 7, 2007. The court did not issue a ruling and instead by order dated October 1, 2007 appointed a discovery master to rule on the discovery disputes. On November 21, 2007, the discovery master submitted a recommended order to the Court allowing plaintiffs to obtain information concerning the Century 21 NAF fund account only, and denying plaintiffs’ requests for any further discovery.

Grady v. Coldwell Banker Burnet Realty. This is a putative class action lawsuit filed against Burnet Realty, Inc., d/b/a Coldwell Banker Burnet in the Hennepin County District Court, Minneapolis, MN, on behalf of a class consisting of all persons who were customers of Coldwell Banker Burnet in residential real estate transactions that closed in specific Minnesota counties since February 21, 2001, where the customers were referred to Burnet Title for title insurance and/or settlement services, and where the customers paid Burnet Title for those products and services. The named plaintiffs, Kenneth and Dylet Grady, were first-time homebuyers for whom Coldwell Banker Burnet acted as their broker, and who used Burnet Title to close the buyers’ side of the transaction. The Grady transaction closed on June 3, 2003.

The complaint alleges various legal theories for breach of fiduciary duty and for violation of the Minnesota Consumer Fraud Act. Under Minnesota law, real estate brokers and agents are fiduciaries to their customers. The complaint alleges that these fiduciary duties impose higher and stricter standards of conduct than RESPA or other statutes with respect to an affiliated business relationship between a real estate brokerage and a title company. The complaint claims that Coldwell Banker Burnet breached its fiduciary duties to its customers by referring them to Burnet Title when there are other comparable title companies that would provide the same products and services allegedly at lower prices. The complaint alleges that consumers should be expressly told that Burnet Title is an expensive provider, and that consumers should be given the names of multiple, lower-cost providers, so that they can make an informed choice. The complaint claims that Coldwell Banker Burnet agents are pressured and incentivized to refer customers to Burnet Title instead of to other title companies, and that such incentives violate the agents’ fiduciary obligations and must be disclosed to the customer. For its claim under the Minnesota Consumer Fraud Act, the complaint alleges that consumers should be told about Coldwell Banker Burnet’s alleged conflict of interest, about the alleged fact that Burnet Title is an expensive provider, about the names of other, lower-cost providers, and about any incentives provided to agents to encourage them to refer Burnet Title. The complaint seeks the following relief: (1) an injunction prohibiting Coldwell Banker Burnet from continuing its allegedly wrongful practices; (2) disgorgement of all compensation, including commissions, that Coldwell Banker Burnet received from class members; (3) damages for the alleged overpayment by class members for title insurance and/or settlement services from Burnet Title; (4) attorneys’ fees and costs, which can be awarded under the Minnesota Consumer Fraud Act; and (5) other unspecified equitable relief.

Coldwell Banker Burnet denies the allegations in the complaint, and contends that the factual allegations that are the premise for the causes of action in the complaint are inaccurate and wrong. On March 30, 2007,

Coldwell Banker Burnet filed its answer to the complaint. On October 5, 2007, plaintiff filed their motion to certify a class. On October 24, 2007, we filed our opposition to the class certification motion. Plaintiffs filed a reply on October 30, 2007. Oral argument was held by the court on November 2, 2007. On December 14, 2007, the court denied plaintiffs’ motion to certify a class.

In Re Homestore.com Securities Litigation, No. 10-CV-11115 (MJP) (U.S.D.C., C.D. Cal.). On November 15, 2002, Cendant and Richard A. Smith, our Chief Executive Officer, President and Director, were added as defendants in a putative class action. The 26 other defendants in such action include Homestore.com, Inc., certain of its officers and directors and its auditors. Such action was filed on behalf of persons who purchased stock of Homestore.com (an Internet-based provider of residential real estate listings) between January 1, 2000 and December 21, 2001. The complaint in this action alleges violations of Sections 10(b) and 20(a) of the Exchange Act based on purported misconduct in connection with the accounting of certain revenues in financial statements published by Homestore during the class period. On March 7, 2003, the court granted Cendant’s motion to dismiss lead plaintiff’s claim for failure to state a claim upon which relief could be granted and dismissed the complaint, as against Cendant and Mr. Smith, with prejudice. On March 8, 2004, the court entered final judgment, thus allowing for an appeal to be made regarding its decision dismissing the complaint against Cendant, Mr. Smith and others. Oral argument of the appeal took place on February 6, 2006. On June 30, 2006, the United States Court of Appeals for the Ninth Circuit affirmed the district court’s dismissal of the plaintiff’s complaint. The Court of Appeals also remanded the case back to the district court so that the plaintiff may seek leave in the district court to amend the complaint if that can be done consistent with the Ninth Circuit’s opinion. Cendant and Mr. Smith filed a petition for a writ of certiorari with the United States Supreme Court. On December 19, 2006, the Court entered an order denying plaintiff’s motion for Leave to File a Second Amended Complaint against Cendant and Richard Smith, among other parties. Plaintiffs have appealed this decision to the Ninth Circuit and that appeal has been fully briefed but is still pending. On March 26, 2007, the United States Supreme Court issued a writ of certiorari in a case arising out of the Eighth Circuit that raises the same legal issue raised in the Ninth Circuit case involving Cendant and Mr. Smith, whose petition will be disposed of at the resolution of the Eighth Circuit case by the Supreme Court.

Leflore County, Mississippi Cases (Civil Action No. 2003-115-CICI, Leflore County, Mississippi). Between June 18, 2003, and August 31, 2004, 30 civil actions were commenced in the State Courts of Leflore County, Mississippi against Coldwell Banker Real Estate Corporation, and others. Two of these actions have been removed to Federal Court. Plaintiffs allege fraud among the defendants in connection with the purchase of approximately 90 homes in Leflore County. Specifically, plaintiffs allege that defendants made false representations to each plaintiff regarding the value and/or condition of the properties, which false representations led plaintiffs to borrow money, at unreasonable rates and with the aid of false documentation, to purchase the properties. Plaintiffs seek actual damages ranging in amounts from $100,000 to $500,000, an unspecified amount of punitive damages, attorneys’ fees and costs. Coldwell Banker aggressively has pursued discovery from the plaintiffs; sought severance of plaintiffs’ claims, one from another; and the dismissal of plaintiffs’ claims due to their failure to cooperate in discovery and comply with the Court’s orders regarding discovery. On April 5, 2006, the Court entered consent orders dismissing 21 of the pending state court matters, and only one State Court claim remains outstanding.

In 2005, the same plaintiffs as in the state court actions and about 30 others, commenced a series of parallel actions in the United States District Court for the Northern District of Mississippi. Between July 18, 2005 and July 29, 2005, 21 civil actions were commenced in Federal Court alleging the same state law fraud and misrepresentation claims as were alleged in the prior-filed State Court actions, as well as claims arising under the Federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 U.S.C. § 1964, et seq. Coldwell Banker timely filed Motions to Dismiss these Federal actions due to plaintiffs’ failure to state any viable RICO claims and a lack of federal jurisdiction over plaintiffs’ State law fraud and misrepresentation claims. On March 20, 2006, in four RICO motions, Coldwell Banker’s Motions to Dismiss were denied. On March 27, 2006, Coldwell Banker filed Motions for Reconsideration of those denials, which were denied. A trial schedule has been set for all federal matters. Each case will be tried individually, one per quarter, over a five-year period. The first case is set for trial on October 20, 2008.

Various lenders in the federal matters have moved to compel arbitration based on arbitration clauses included in the mortgage documents. So far, 11 motions have been granted. Two were denied because the lender did not countersign the document containing the arbitration provision. One additional motion is still pending. Coldwell Banker has moved to join these arbitrations, or in the alternative, to stay the court proceedings pending the resolution of the arbitration. All of Coldwell Banker’s motions were granted and 11 matters will proceed to arbitration. Not all transactions may be subject to arbitration. To date, Coldwell Banker is aware of at least ten matters where the mortgage documents do not contain arbitration provisions.

Additionally, on January 11, 2005, a putative class action was commenced in the United States District Court for the Northern District of Mississippi relating to the same allegations of fraud and misrepresentation in connection with the purchase of residential real estate in Leflore County, Mississippi. Specifically, plaintiffs have sought certification of a class consisting of the following: “All persons who purchased or sold property within the state of Mississippi while utilizing the services of Coldwell Banker First Greenwood Leflore Realty, Inc., who were misled about the value or condition of the property, or who were misled by Coldwell Banker or its agents concerning the sales price of the real property, or who were promised repairs and/or renovations to the property which were not made or completed, or who, with the active involvement of Coldwell Banker or its agents entered into loans, secured by collateral in the form of real property, who were charged excessive and/or unnecessary fees, charges and related expenses.” The Class Complaint asserted claims for false advertising, breach of fiduciary duty, misrepresentation, deceptive sales practices, fraudulent concealment, fraud in the inducement, intentional infliction of emotional distress, negligent infliction of emotional distress, breach of public policy, negligence, gross negligence, and fraud. The Class Complaint sought unspecified compensatory and punitive damages, attorneys’ fees and costs. On March 31, 2005, plaintiffs filed a Motion for Class Certification. On April 15, 2005, Coldwell Banker Real Estate Corporation filed its Opposition to Plaintiffs’ Motion for Class Certification. The Court did not rule on Plaintiffs’ Motion for Class Certification. Instead, plaintiffs’ voluntarily withdrew their claim to have a class certified, which was approved by the court by Order dated July 13, 2006. The individual plaintiffs, Clemmie Cleveland, et al., filed a second amended complaint on August 1, 2006, adding RICO claims and withdrawing its claims to seek class certification. Coldwell Banker filed an answer and a motion to dismiss the RICO claims on August 14, 2006. The case is set for trial on April 8, 2013.

A mandatory settlement conference has been scheduled for all matters for January 14 through 16, 2008.

Proa, Jordan and Schiff v. NRT Mid-Atlantic, Inc. d/b/a Coldwell Banker Residential Brokerage et al. (Case No. 1:05-cv-02157 (AMD), U.S.D.C., District of Maryland, Northern Division). On August 8, 2005, plaintiffs Proa and Jordan filed a lawsuit against NRT Mid-Atlantic, Inc., NRT Incorporated (now known as NRT LLC) and Angela Shearer, Branch Vice President of Coldwell Banker Residential Brokerage’s Chestertown, Maryland office. On October 27, 2005, plaintiffs filed an amended complaint that includes Schiff as a plaintiff, names Sarah Sinnickson, Executive Vice President and General Sales Manager of Coldwell Banker Residential Brokerage as an individual defendant and asserts eight claims. Plaintiffs’ claims involve alleged conduct arising from the plaintiffs’ affiliation with NRT’s Chestertown, Maryland office as real estate agents on an independent contractor basis. The plaintiffs allege violations of Title VII of the Civil Rights Act and violations of the Civil Rights Act of 1866 claiming discrimination and retaliation on the basis of race, religion, ethnicity, racial heritage and/or ethnic or racial associations. The plaintiffs are also seeking declaratory relief on behalf of themselves and a putative class that they are common law employees as opposed to independent contractors. The plaintiffs are also alleging various breach of contract, wrongful discharge and negligent supervision claims. In addition, plaintiffs are alleging that defendant Shearer made false and defamatory remarks about plaintiffs Proa and Jordan to their co-workers.

The plaintiffs are seeking compensatory and punitive damages in an amount to be determined at trial, as well as attorneys’ fees. On November 14, 2005, the defendants filed an answer to the plaintiffs’ amended complaint. Defendants have filed a motion to dismiss the claim for declaratory judgment based on lack of subject matter jurisdiction as well as a motion for judgment on the pleadings as to Jordan’s Title VII claim based on the statute of limitations. Plaintiffs agreed to voluntarily dismiss the defamation claims without prejudice. A stipulation of voluntary dismissal of the defamation claim against Angela Shearer was entered on January 18, 2006. At the direction of the Court, on September 5, 2006, we re-filed our Motion for Partial Dismissal. On October 5, 2006 we filed our reply brief. On March 13, 2007, the Court granted defendants’ motion to dismiss with prejudice Jordan’s Title VII claim for failing to file suit within the statute of limitations. The court also granted defendants’ motion to dismiss with prejudice plaintiffs’ declaratory judgment claim, which sought to obtain a declaration that real estate agents are not independent contractors. The court dismissed the declaratory claim because there is no actual controversy that requires declaratory relief and because there is no claim that is appropriate for class relief as pled by plaintiffs. The court then ordered discovery to commence immediately. On March 21, 2007, plaintiffs filed a motion for leave to file a third amended complaint attempting to add class-wide FLSA claims for unpaid minimum wages, overtime and benefits that employees receive. Defendants filed their opposition to the motion on April 9, 2007. On May 8, 2007, the court denied the motion. Accordingly, Plaintiffs’ complaint is no longer a putative class action. On May 16, 2007, the court issued a Scheduling Order setting the matter for trial on May 8, 2008. Discovery will close on January 28, 2008. Dispositive motions are due to be filed on February 29, 2008.

We cannot give any assurance as to the final outcome or resolution of these unresolved proceedings. An adverse outcome from certain unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to us in relation to our consolidated financial position or liquidity.

Additionally, from time to time, we are involved in certain other claims and legal actions arising in the ordinary course of our business. While the results of such claims and legal actions cannot be predicted with certainty, we do not believe based on information currently available to us that the final outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed under the Separation and Distribution Agreement certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant. Such litigation includes the litigation described below under this heading of Cendant Corporate Litigation. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, certain of these Cendant litigation matters have been settled, resulting in a reduction in amounts “Due to former parent” set forth on our Condensed Consolidated Balance Sheet at September 30, 2007 included elsewhere in this prospectus.

After the April 15, 1998 announcement of the discovery of accounting irregularities in the former CUC business units, and prior to the date of this prospectus, approximately 70 lawsuits claiming to be class actions and other proceedings were commenced against Cendant and other defendants. All of those lawsuits have been resolved, other than two lawsuits that were settled subject to court approval in November 2007, under which Cendant has agreed to pay an aggregate of approximately $28 million to the plaintiffs ($13 million of which was paid to the plaintiffs in November 2007), as well as the two lawsuits described below.

In Re Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.) (the “Securities Action”), is a consolidated class action brought on behalf of all persons who acquired securities of Cendant and CUC, except the PRIDES securities, between May 31, 1995 and August 28, 1998. Named as defendants are Cendant; 28 current and former officers and directors of Cendant, CUC and HFS Incorporated; and Ernst & Young LLP, CUC’s former independent accounting firm.

The Amended and Consolidated Class Action Complaint in the Securities Action alleges that, among other things, the lead plaintiffs and members of the class were damaged when they acquired securities of Cendant and CUC because, as a result of accounting irregularities, Cendant’s and CUC’s previously issued financial statements were materially false and misleading, and the allegedly false and misleading financial statements caused the prices of Cendant’s and CUC’s securities to be inflated artificially.

On December 7, 1999, Cendant announced that it had reached an agreement to settle claims made by class members in the Securities Action for approximately $2,850 million in cash plus 50 percent of any net recovery Cendant receives from Ernst & Young as a result of Cendant’s cross-claims against Ernst & Young as described below. This settlement received all necessary court approvals and was fully funded on May 24, 2002.

On January 25, 1999, Cendant asserted cross-claims against Ernst & Young that alleged that Ernst & Young failed to follow professional standards to discover and recklessly disregarded the accounting irregularities and is therefore liable to Cendant for damages in unspecified amounts. The cross-claims assert claims for breaches of Ernst & Young’s audit agreements with Cendant, negligence, breaches of fiduciary duty, fraud and contribution. On July 18, 2000, Cendant filed amended cross-claims against Ernst & Young asserting the same claims.

On March 26, 1999, Ernst & Young filed cross-claims against Cendant and certain of Cendant’s present and former officers and directors that alleged that any failure by Ernst & Young to discover the accounting irregularities was caused by misrepresentations and omissions made to Ernst & Young in the course of its audits and other reviews of Cendant’s financial statements. Ernst & Young’s cross-claims assert claims for breach of contract, fraud, fraudulent inducement, negligent misrepresentation and contribution. Damages in unspecified amounts are sought for the costs to Ernst & Young associated with defending the various shareholder lawsuits, lost business it claims is attributable to Ernst & Young’s association with Cendant, and for harm to Ernst & Young’s reputation. On June 4, 2001, Ernst & Young filed amended cross-claims against Cendant asserting the same claims. The court set a deadline of June 27, 2007 for fact discovery by the parties and scheduled the matter for trial date on March 11, 2008.

CSI Investment et. al. vs. Cendant et. al., (Case No. 1:00-CV-01422 (DAB-DFE) (S.D.N.Y.) (“Credentials Litigation) is an action for breach of contract and fraud arising out of Cendant’s acquisition of the Credentials business in 1998. The Credentials Litigation commenced in February 2000 and was filed against Cendant and it senior management. The Stock Purchase Agreement provided for the sale of Credentials Services International to Cendant for a set price of $125 million plus an additional amount which was contingent on Credentials’ future performance. The closing occurred just prior to Cendant’s April 15, 1998 disclosure of potential accounting irregularities relating to CUC. Plaintiffs seek payment of certain “hold back” monies in the total amount of $5.7 million, as well as a contingent payment based upon future performance that plaintiffs contend should have been approximately $50 million. The case has been delayed or impeded over time as a result of the Cendant securities case and the criminal proceedings against certain former CUC management.

In early 2007, the parties moved for summary judgment on various aspects of the case. In a written opinion issued on September 7, 2007, the Court granted Cendant’s motion for summary judgment except with respect to Counts 3 and 4 of the case. On Count 4, plaintiffs’ claim for hold back monies, the Court granted plaintiffs’ motion for summary judgment. On Count 3, plaintiffs’ claim for breach of contract for failing to perform in good faith and pay the contingent fee, the Court, on its own accord, granted summary judgment for the plaintiffs. Including pre judgment interest, the Court entered judgment in favor of plaintiffs in the amount of $94,257,063.61 plus attorneys fees.

On September 21, 2007, Cendant filed a motion for reconsideration. On October 22, 2007, plaintiffs opposed the motion and cross moved for reconsideration of the Court’s dismissal of plaintiffs’ fraud claims. Cendant opposed the cross motion on November 5, 2007, and filed a reply on its motion on November 12, 2007. Both motions are still pending.

Regulatory Proceedings

The Department of Housing and Urban Development (“HUD”) is conducting a regulatory investigation of the activities of Property I.D. Associates, LLC (“Associates”), a joint venture between Property I.D. Corporation, Cendant Real Estate Services Group LLC and Coldwell Banker Residential Brokerage Corporation, an NRT subsidiary. This regulatory investigation also includes predecessor joint ventures of Associates, as well as other joint ventures formed by Property I.D. Corporation. Associates and its predecessors provide hazard reports in the California market. For reasons unrelated to the investigation, the joint venture was terminated by us effective July 1, 2006. (HUD had been conducting the investigation jointly with the FTC. On October 24, 2006, the FTC issued a letter to us advising us that no further action is warranted by the FTC with regard to this matter.)

Subpoenas were issued seeking documents and information from Cendant, Coldwell Banker Residential Brokerage Corporation, Coldwell Banker Residential Brokerage, and Century 21. According to these subpoenas, this investigation concerns whether the activities of Associates violate RESPA, 12 U.S.C. § 2607 et seq., and Section 5 of the Trade Commission Act, 12 U.S.C. § 45. Realogy has cooperated in the investigation, has responded to requests for information and document requests as well as produced employees for deposition. Based on the information currently available, we believe that the eventual outcome of the regulatory investigation will not have a material adverse effect on our consolidated financial position or results of operations.

On May 23, 2007, HUD filed a lawsuit in the Central District of California, United States District Court, against Realogy, NRT, Coldwell Banker Residential Brokerage, Property I.D., several Prudential Real Estate franchisees, and the joint venture entities between Property I.D. and these former joint venture partners. The lawsuit alleges that Natural Hazard Disclosure Reports (NHD Reports) are settlement services under RESPA although acknowledging that they are not an enumerated service identified in the statute, or identified in the regulations. Because NHD Reports are allegedly settlement services, HUD further alleges that the defendants violated RESPA in their operation of the various joint ventures. On July 9, 2007, we filed a motion to dismiss the action on the basis that RESPA does not authorize HUD to seek disgorgement and that there is no further alleged unlawful activity to enjoin. In August 2007, plaintiff agreed to extend the briefing deadline on the motion to dismiss through December 2007 due to the pending mediation in the Berger v. Property I.D. case. This matter is on hold pending the outcome of the mediation in Berger and plaintiff agreed to extend the stay of proceedings through February 2008.

HUD also is conducting a regulatory investigation of Coldwell Banker Burnet (“Burnet”) and Burnet Title of Minnesota to determine whether either gave something of value to agents in exchange for referrals of real estate settlement services in violation of RESPA. Specifically, HUD is investigating whether Burnet had incentive programs that did not comply with RESPA to encourage agents to refer closing and title business to Burnet Title. HUD has issued an Information and Document Request to Burnet and Burnet Title. Both responded to the Request on July 11, 2007.

On November 13, 2007, the Minnesota Department of Commerce issued an administrative subpoena to plaintiffs’ counsel in the Grady case requesting all pleadings and copies of all documents produced by any party. On November 20, 2007, the Office of Inspector General for HUD in Minnesota issued an administrative subpoena identical to the subpoena served by the Department of Commerce seeking the same materials relating to the Grady case. The Department of Commerce has advised Burnet Realty and Burnet Title that it is conducting a market exam of the insurance industry in Minnesota, and that the target of the exam is neither Burnet Realty nor Burnet Title, but it feels the Grady materials will be probative of the issues it is investigating. On November 21,

2007, plaintiffs’ counsel in the Grady case filed a motion for relief from the Protective Order so they could produce confidential materials sought in the subpoenas to the Department of Commerce and the OIG for HUD. Burnet Realty and Burnet Title have opposed that motion. On December 14, 2007, the court denied plaintiffs’ motion to amend the Protective Order to respond to the subpoenas from the Department of Commerce and HUD.

Under the Tax Sharing Agreement, we are responsible for 62.5% of any payments made to the IRS to settle claims with respect to tax periods ending on or prior to December 31, 2006. Our Consolidated and Combined Balance Sheet at December 31, 2006 reflects liabilities to Cendant of $367 million relating to tax matters for which we have potential liability under the Tax Sharing Agreement.

Cendant and the Internal Revenue Service (“IRS”) have settled the IRS examination for Cendant’s taxable years 1998 through 2002, during which the Company was included in Cendant’s tax returns. The settlement includes the favorable resolution of the shareholder litigation issue, which as discussed in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is reflected in the reduction in amounts “Due to Former Parent” set forth on our Consolidated and Combined Balance Sheet at December 31, 2006. The Company was adequately reserved for this audit cycle and has reflected the results of that examination in these financial statements. The IRS has opened an examination for Cendant’s taxable years 2003 through 2006, during which the Company was included in Cendant’s tax returns. Although the Company and Cendant believe there is appropriate support for the positions taken on its tax returns, the Company and Cendant have recorded liabilities representing the best estimates of the probable loss on certain positions.

The Company and Cendant believe that the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

Although the Company believes its recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company’s assessments can involve a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting its assessments are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities. Based on the results of an audit or litigation, a material effect on our income tax provision, net income, or cash flows in the period or periods for which that determination is made could result.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding individuals who currently serve as our executive officers and directors. The respective age of each individual in the table below is as of September 30, 2007.

Name	Age	Position(s)
Henry R. Silverman	67	Chairman of the Board
Richard A. Smith	54	President and Chief Executive Officer
Anthony E. Hull	49	Executive Vice President, Chief Financial Officer and Treasurer
Marilyn J. Wasser	52	Executive Vice President, General Counsel and Corporate Secretary
David J. Weaving	41	Executive Vice President and Chief Administrative Officer
Alexander E. Perriello, III	59	President and Chief Executive Officer, Realogy Franchise Group
Kevin J. Kelleher	53	President and Chief Executive Officer, Cartus Corporation
Bruce Zipf	50	President and Chief Executive Officer, NRT LLC
Donald J. Casey	46	President and Chief Executive Officer, Title Resource Group
Marc E. Becker	35	Director
Scott M. Kleinman	34	Director
M. Ali Rashid	31	Director
Grenville Turner	49	Director
Lukas Kolff	33	Director
Henry R. Silverman serves as our non-executive Chairman of the Board and is also engaged as a consultant. He served as our Chairman of the Board, Chief Executive Officer and a director since our separation from Cendant in July 2006 until November 13, 2007. Mr. Silverman was Chief Executive Officer and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the Board of Directors and the Executive Committee from July 1998 until August 2006. Mr. Silverman was President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated from May 1990 until December 1997.

Richard A. Smith has served as our President and Chief Executive Officer since November 13, 2007, and continues to serve as a director. Prior to that date, he served as our Vice Chairman of the Board, President and a director since our separation from Cendant in July 2006. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant’s Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996.

Anthony E. Hull has served as our Executive Vice President, Chief Financial Officer and Treasurer since our separation from Cendant in July 2006. Effective December 14, 2007, Mr. Hull has performed the functions of our Chief Accounting Officer. Mr. Hull was Executive Vice President, Finance of Cendant from October 2003 until our separation from Cendant in July 2006. From January 1996 to September 2003, Mr. Hull served as Chief Financial Officer for DreamWorks, a diversified entertainment company. From 1990 to 1994, Mr. Hull worked in various capacities for Paramount Communications, a diversified entertainment and publishing company. From 1984 to 1990 Mr. Hull worked in investment banking at Morgan Stanley.

Marilyn J. Wasser has served as our Executive Vice President, General Counsel and Corporate Secretary since May 10, 2007. From May 2005 until May 2007, Ms. Wasser was Vice President, General Counsel and Corporate Secretary for Telcordia Technologies, a provider of telecommunications software and services. From 1983 until 2005, Ms. Wasser served in several positions of increasing responsibility with AT&T Corporation and

AT&T Wireless Services. Most recently, from September 2002 to February 2005, Ms. Wasser served as Executive Vice President, Associate General Counsel and Corporate Secretary for AT&T Wireless Services. She supported M&A activities, wireless opportunities and internet investments and from 1995 until 2002, Ms. Wasser also served as Secretary to the AT&T Board of Directors and Chief Compliance Officer.

David J. Weaving has served as our Executive Vice President and Chief Administrative Officer since our separation from Cendant in July 2006. Mr. Weaving was Senior Vice President and Chief Financial Officer of Cendant’s Real Estate Division from September 2001 until our separation from Cendant in July 2006. From May 2001 through September 2001 he served as Vice President and Divisional Controller for Cendant’s Real Estate Division. Mr. Weaving joined Cendant in 1999 as a Vice President of Finance. From 1995 to 1999, Mr. Weaving worked in increasing roles of responsibility for Cambrex Corporation, a diversified chemical manufacturer. From 1988 to 1995 Mr. Weaving worked as an auditor for Coopers & Lybrand LLP.

Alexander E. Perriello, III has served as our President and Chief Executive Officer, Realogy Franchise Group, since our separation from Cendant in July 2006. Mr. Perriello was President and Chief Executive Officer of the Cendant Real Estate Franchise Group from April 2004 until our separation from Cendant in July 2006. From 1997 through 2004 he served as President and Chief Executive Officer of Coldwell Banker Real Estate Corporation.

Kevin J. Kelleher has served as our President and Chief Executive Officer, Cartus Corporation. Mr. Kelleher was President and Chief Executive Officer of Cendant Mobility Services Corporation from 1997 until our separation from Cendant in July 2006. From 1993 to 1997 he served as Senior Vice President and General Manager of Cendant Mobility’s destination services unit. Mr. Kelleher has also held senior leadership positions in sales, client relations, network management and strategic planning.

Bruce Zipf has served as President and Chief Executive Officer of NRT LLC since March 2005 and as President and Chief Operating Officer from February 2004 to March 2005. From January 2003 to February 2004, Mr. Zipf served as Executive Vice President and Chief Administrative Officer for NRT responsible for the financial and administrative sectors that included acquisitions and mergers, financial planning, human resources and facilities, and from 1998 through December 2002, he served as NRT’s Senior Vice President for most of NRT’s Eastern Operations. From 1996 to 1998, Mr. Zipf served as President and Chief Operating Officer for Coldwell Banker Residential Brokerage—New York. Prior to entering the real estate industry, Mr. Zipf was a senior audit manager for Ernst and Young.

Donald J. Casey has served as our President and Chief Executive Officer, Title Resource Group, since our separation from Cendant in July 2006. Mr. Casey was President and Chief Executive Officer, Cendant Settlement Services Group from April 2002 until our separation from Cendant in July 2006. From 1995 until April 2002, he served as Senior Vice President, Brands of PHH Mortgage. From 1993 to 1995, Mr. Casey served as Vice President, Government Operations of Cendant Mortgage. From 1989 to 1993, Mr. Casey served as a secondary marketing analyst for PHH Mortgage Services (prior to its acquisition by Cendant).

Marc E. Becker became a director as of the closing of the Transactions. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on the boards of directors of Affinion Group, Inc., National Financial Partners Corporation, Quality Distribution, Inc. Metals USA Holdings and Metals USA.

Scott M. Kleinman became a director as of the closing of the Transactions. Mr. Kleinman is a partner of Apollo. He has been employed with Apollo since 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman serves on the boards of directors of Hexion Specialty Chemicals, Inc., Momentive Performance Materials Inc. and Verso Paper Company.

M. Ali Rashid became a director as of the closing of the Transactions. Mr. Rashid is a principal of Apollo. He has been employed with Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is a director of Quality Distribution, Inc., Metals USA Holdings and Metals USA.

Grenville Turner became a director on August 28, 2007. Mr. Turner joined Countrywide plc on August 1, 2006 as an Executive Director and became Group Chief Executive on January 1, 2007 and is also a director of Countrywide Estate Agents. Mr. Turner qualified as a Chartered Banker in 1982 and holds a master’s degree in business administration from Cranfield Business School. He was formerly Chief Executive, Intelligent Finance and Chief Executive, Business to Business at HBOS and previously served as a director of St James Place Capital Plc, Sainsbury’s Bank Plc and Rightmove.co.uk Limited.

Lukas Kolff became a director on August 28, 2007. He has been employed by Apollo since 2006. From 1999 until 2006, Mr. Kolff worked as a Vice President at Ripplewood Holdings. Mr. Kolff is also a director of Countrywide plc. Mr. Kolff has a master’s degree in business economics from Rijks Universiteit Groningen, University of Groningen, The Netherlands, where he graduated with highest honors.

On December 6, 2007, Christopher R. Cade, the then Senior Vice President, Chief Accounting Officer and Controller of the Company, tendered his resignation from the Company, effective December 14, 2007. We have initiated a search for a replacement. In the interim, Anthony E. Hull, our Executive Vice President, Chief Financial Officer and Treasurer, will perform the functions of our Chief Accounting Officer.

Committees of the Board

Prior to the Merger, the Company’s board of directors had the following standing committees: an executive committee, an audit committee, a compensation committee and a corporate governance committee. As a privately-held company, our board of directors is not required to have committees and currently there are no standing committees.

Domus Holdings Corp. 2007 Stock Incentive Plan

In connection with the closing of the Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of common stock of Holdings (“Common Stock”), restricted stock units and other awards settleable in, or based upon, Common Stock may be issued to employees, consultants or directors of the Company or any of its subsidiaries. As of September 30, 2007, the number of shares subject to awards under the Plan could not exceed 15 million. In conjunction with the closing of the Transactions on April 10, 2007, Holdings granted approximately 11.2 million of stock options in three separate tranches to officers and key employees and approximately 0.4 million of restricted shares to senior officers. In addition, 2.3 million shares were purchased under the Plan at fair value by senior management of the Company. As of September 30, 2007, the total number of shares available for future grant was approximately 1.1 million shares. On November 13, 2007, the Holdings board authorized an increase in the number of shares of Common Stock reserved for issuance under the Plan from 15 to 20 million.

In addition to receiving stock options and restricted stock as set forth above, in connection with the Merger and entering into new employment agreements, each of Messrs. Smith, Hull, Perriello and Zipf, together with other members of our management, made an investment in shares of Holdings common stock through a cash investment, the contribution of shares of common stock of the Company in lieu of receiving the Merger consideration, or a combination thereof.

Compensation Discussion and Analysis

Introduction. On April 10, 2007, affiliates of Apollo completed the acquisition of all of the outstanding equity of Realogy in a merger transaction for approximately $8,750 million (the “Merger”). As a result of the Merger, our compensation structure and policies with respect to executive compensation, are subject to review by the new compensation committee or our board of directors as a whole.

This Compensation Discussion and Analysis reflects the compensation structure and policies in effect as of December 31, 2006, prior to the Merger. The responsibilities and authority of the compensation committee discussed in this Compensation Discussion and Analysis refer to the responsibilities and authority in place as of December 31, 2006, prior to the Merger.

The Company’s primary objective with respect to executive compensation is to design and implement compensation policies and programs that efficiently and effectively provide incentives to, and motivate, officers and key employees to increase their efforts towards creating and maximizing shareholder value. To accomplish this, the Company has developed an executive compensation philosophy to assure that the Compensation Committee, senior management of the Company, and the Human Resources function of the Company work together, with appropriate resources and advisors, pursuant to a clear, unified and coordinated strategy.

Preliminary Efforts Towards Building Compensation Philosophy and Policy. As a new public company, the Company and our Compensation Committee recognize that business, industry and economic considerations require the Company to develop a new strategy towards compensation issues that is different from the strategy of the Company’s former parent, Cendant. Accordingly, senior management and our Compensation Committee discussed the need to evaluate changes to the Company’s compensation policies and also discussed factors supporting the need to develop a new compensation strategy, including:

•	the Company’s single industry business that is cyclical in nature, which differs from Cendant’s diversified and hedged portfolio of businesses;

•	the Company’s unique business model and market leadership position;

•	the culture of highly-motivated, entrepreneurial senior management, and business unit leadership comprised of highly-experienced real estate professionals; and

•

the fact that as a new public Company, there will be new challenges towards attracting and retaining key employees and altering the employee culture to be less focused on short-term compensation and more focused on long-term career building.

Continuation of Predecessor Compensation Arrangements. The Company’s material executive compensation arrangements and programs were adopted by Cendant, and approved by Cendant’s compensation committee, in advance of the Company becoming an independent public company and establishing its own Compensation Committee. In particular, the employment agreements with our Chief Executive Officer, President and Chief Financial Officer, and the terms of letter agreements with our other executive officers, were approved by Cendant in advance of us becoming a public company. The Cendant compensation committee engaged Frederick W. Cook & Company to provide assistance and recommendations with respect to setting the compensation levels of our Vice Chairman and President, Richard A. Smith. The compensation levels of our other executive officers (other than Mr. Silverman) were determined by Cendant senior management, after giving consideration to a number of factors, including compensation levels at companies comparable to the Company with respect to industry, size and our geographic locations (including other companies that were separated from Cendant); the skills, abilities and experience of these officers; real estate industry considerations; and our need to retain our officers during our transition towards establishing ourselves as an independent public company.

In addition, our equity incentive program, including its design and the value of awards granted to our officers and key employees upon our separation from Cendant, were approved by Cendant’s compensation committee in advance of us becoming a public company. Nevertheless, our Compensation Committee reviewed and ratified the program and the initial awards. Excluding awards granted upon our separation from Cendant and approved by Cendant, none of our executive officers or directors received an equity award in 2006.

Our senior management and Compensation Committee are of the view that, were we to remain a public company, our current equity program, as approved by Cendant, would be effective towards motivating and retaining our key employees. Our senior management and our Compensation Committee would expect to take into account the value of outstanding equity awards held by our key employees in connection with making future awards under our equity incentive program. However, in the event that our Company is sold pursuant to our contemplated sale to Apollo, we do not expect any further grants to be made under our equity incentive program.

Role of Senior Management in Compensation Decisions. The Compensation Committee is responsible for reviewing and approving decisions regarding executive officer compensation and equity incentive awards. Although Cendant and its compensation committee approved the terms of our executive officer employment agreements and all of our initial equity incentive awards, Cendant executive officers and Human Resources officers provided significant input towards designing these arrangements, and determining the value of each eligible employee’s award. Certain officers of the Company also provided input, in particular with respect to design elements and award values in furtherance of the Company’s goals of providing incentives to, and retaining, key employees following our separation from Cendant. With respect to any future executive officer compensation and equity incentive issues, we expect that our executive officers will provide input and make proposals to the Compensation Committee as necessary and/or reasonably requested by our Compensation Committee.

In addition, our senior management developed and proposed performance goals that would be imposed on a portion of equity incentive grants provided to each of our executive officers (other than Mr. Silverman). Our Compensation Committee engaged Frederick W. Cook & Company to review and analyze the performance goals and advise the Compensation Committee on the fairness and reasonableness of these goals. Frederick W. Cook & Company determined that these goals were fair and reasonable to the Company and the participants. These goals are discussed below.

Performance Goals on Equity Incentive Awards. Our Compensation Committee imposed performance goals as a condition to the vesting of a portion of equity incentive awards (the “Performance Awards”) granted to our “named executive officers” or “NEOs” (other than Mr. Silverman). Under these goals, full vesting of the Performance Awards would occur in the event that the Company achieves an annualized rate of growth of adjusted earnings per share from the “performance base year” to the “performance results year” of (i) at least 500 basis points greater than macroeconomic factors relating to the U.S. residential real estate industry (combining the effect of the annual increase in average home sales price and the increase in the number of home sales, in each case as reported by the National Association of Realtors and Fannie Mae) or (ii) at least 15% (regardless of the macroeconomic factors). No vesting will occur in the event of zero or negative growth in annualized adjusted earnings per share growth regardless of the macroeconomic factors. The performance base year is the twelve months ending June 30, 2007, and the performance results year is the twelve months ending June 30, 2009. Reported earnings per share for those periods will be adjusted to remove the effect of the Cendant separation-related expenses and the effect of “pendings and listings” amortization of acquired real estate brokerage companies reflected in the Company’s reported earnings. In addition, earnings per share will be adjusted to normalize the effect on earnings of equity incentive programs which the Company expects to be lower in the performance base year and higher in the performance results year.

Partial vesting of the Performance Awards would occur on a proportional basis in the event of partial attainment of the performance goals. However, in the event that adjusted earnings per share growth is less than 15% annually, no vesting will occur unless Realogy’s adjusted earnings per share achieves annualized growth of at least 100 basis points greater than the macroeconomic factor (250 basis points for Mr. Smith).

Pursuant to the terms of our program, upon the closing of our contemplated sale to Apollo, the Performance Awards will immediately accelerate and become fully vested unless any executive officer and Apollo otherwise agree.

Sale of our Company. In connection with our contemplated sale to Apollo, our Compensation Committee conducted a number of meetings to address the treatment of executive compensation. In particular, our Compensation Committee sought to act to provide executive officers and other key employees with sufficient protection to assure that these individuals were appropriately motivated to protect the interests of stockholders, even if that meant working towards a sale transaction that would result in their loss of employment with the Company. In addition, our senior management and Compensation Committee recognized the need to retain our executive officers during the sale process and to make the Company more valuable to potential acquirers. In this regard, our Compensation Committee approved amendments to our executive officers’ severance arrangements, and approved additional severance arrangements with a group of 11 other key employees.

Chief Executive Officer Post-Retirement Benefits. Under Mr. Silverman’s employment agreement, we agreed to assume from Cendant the obligation to provide Mr. Silverman with certain post-retirement benefits. At or about the time we executed our agreement with Apollo, and with Apollo’s consent, our Compensation Committee approved an amendment to Mr. Silverman’s employment agreement in order to provide additional certainty to us regarding these obligations and to ensure that the arrangement would comply with the new tax rules governing deferred compensation.

Actions of the Compensation Committee. Since its inception around the time we became a separate public Company, our Compensation Committee has taken the following additional actions:

•

Following the approval by the Cendant compensation committee of equity incentive awards for our key employees, our Compensation Committee required that all equity incentive awards granted to employees of our NRT business be contingent on the employee executing a non-solicitation covenant.

•

Our Compensation Committee adopted restrictions to various perquisite programs provided by the Company, including limitations on the use of corporate-owned aircraft. These restrictions and limitations are described under “Perquisite Programs” below.

•

In light of Cendant’s financial performance during the first half of calendar year 2006 and because our 2006 earnings were below our initial forecasts, our Compensation Committee, with the support of senior management, determined not to pay annual profit-sharing bonuses to any of our NEOs, other than Mr. Zipf, or to any of our corporate-division employees. Mr. Kelleher is our only other executive officer who will be paid an annual profit-sharing bonus. Partial bonuses were paid to employees of certain of our business units that partially attained financial performance goals. Messrs. Smith and Hull received special bonuses outside of our annual profit-sharing bonus program that are described in the Summary Compensation Table, below.

Compensation Components. The Company compensates its executive officers with the following general forms of compensation: base salary, annual profit-sharing performance bonus, long term equity incentive and perquisites. Our Compensation Committee did not evaluate the effectiveness or balance of these forms of compensation, but the Company generally believes that its overall compensation programs facilitate the attraction and retention of quality business professionals critical to the success of the Company, in an efficient and effective manner. As we are a new public company and in view of our pending sale to Apollo, our Compensation Committee has not conducted a review of the current components of executive compensation.

Perquisite Programs. Executive officers and a number of key employees of the Company participate in programs that provide certain perquisites, including items such as access to Company aircraft and automobiles (including for personal use), financial and tax planning, executive medical benefits and physical exams, and first-class air travel. These programs were developed by Cendant and were adopted by the Company upon its separation from Cendant; however, the Company has determined to substantially curtail these programs.

We recently determined to terminate financial planning perquisites and freeze eligibility with respect to our Company automobile program. Further, our Compensation Committee adopted a policy that limits use of corporate-owned aircraft (only Messrs. Silverman and Smith have access for personal use, pursuant to their employment agreements and subject to availability, and business use is limited to executive officers and subject to further limitations) and the Compensation Committee adopted a policy that limits first-class air travel for our employees. The reason for these curtailments included the Company’s failure to attain its financial performance targets, uncertainty regarding the residential real estate industry and senior management’s determination that these perquisites may not be currently necessary to motivate and retain the officers and key employees participating in these programs.

Timing of Grants. Our initial equity incentive grants were approved by Cendant in advance of us becoming a public company; however, these grants were made subject to and effective upon our separation from Cendant. Accordingly, the timing and pricing of these awards were determined and documented into a clear, written formula by Cendant and its compensation committee in advance of our separation from Cendant, and the formula for the pricing of these awards was documented and approved in a manner to assure that they were equitable to both the Company and the recipients. At the time we entered into the agreement for our sale to Apollo, our Compensation Committee had not adopted any formal policy regarding the timing of equity awards and, in view of our pending sale, does not expect to do so.

Retirement Benefits. None of our NEOs participates in any defined benefit pension plan. Mr. Kelleher is our only executive officer who participates in a defined benefit pension plan (future accruals of benefits have been frozen), and this participation relates to his former service with PHH Corporation. Our executive officers may participate in either our 401(k) plan or non-qualified deferred compensation plan. These plans provide for a company matching contribution of 100% of amounts contributed by the officer, subject a maximum of 6% of eligible compensation.

Change in Control Agreements. Each of our executive officers is employed pursuant to either an employment or letter agreement. These agreements provide for severance pay and benefits, or in the case of Mr. Silverman, benefits and a consulting agreement following termination of employment, under certain circumstances. Mr. Smith is our only officer who has tax reimbursement protection for “golden parachute excise taxes.” In connection with the sale of our Company to Apollo, we do not believe that any of our officers will incur a golden parachute excise tax and thus no tax reimbursement is expected to be necessary.

Tax Considerations. Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the NEOs that are employed by the Company at year-end. The Company believes that it is generally in its best interest to satisfy the requirements for deductibility under Section 162(m). However our Compensation Committee has not yet reviewed this issue, taken any actions or considered any policy at this time.

Equity Award Considerations. The Company has not considered or implemented stock ownership guidelines or similar policies for its officers or directors. Prior to entering into our agreement with Apollo, senior management intended to address this issue with our Compensation Committee. Senior management believes that its officers, key employees and directors hold sufficient amounts of Company equity to be appropriately aligned with the interests of its stockholders. The Company has adopted a securities trading policy that requires executive officers, certain key employees and members of the Board of Directors to trade Company securities only (i) during pre-established window periods, generally occurring following our announcement of quarterly earnings and (ii) with the approval of the Company’s Trading Officer or General Counsel.

Forfeiture of Awards in the event of Financial Restatement. The Company has not adopted a policy with respect to the forfeiture of equity incentive awards or bonuses in the event of a restatement of financial results.

Summary Compensation Table

The following table sets forth the compensation we provided in 2006 to our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of 2006:

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Stock Option and Stock Appreciation Right Awards ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Appreciation Compensation ($)(7)	Total ($)
Henry R. Silverman Chairman of the Board and Chief Executive Officer	2006	1	—	—	—	—	59,839	59,840

Anthony E. Hull Executive Vice President, Chief Financial Officer and Treasurer	2006	439,846	500,000	1,505,798	108,888	—	66,431	2,620,963

Richard A. Smith Vice Chairman and President	2006	842,837	97,000	3,958,665	2,919,796	—	83,153	7,901,451

Alexander E. Perriello, III President and Chief Executive Officer, Realogy Franchise Group	2006	476,019	—	1,433,206	188,008	—	67,979	2,165,212

Bruce Zipf President and Chief Executive Officer, NRT	2006	478,461	93,322	1,258,958	136,864	—	44,121	2,011,726

(1)	From January 1, 2006 through July 31, 2006, the date of our separation from Cendant, Mr. Silverman provided substantially all of his business time providing services to Cendant and, on August 1, 2006, commenced providing substantially all of his business time providing services to us. Each of the other NEOs provided substantially all of his business time providing services to us for the entire year. Unless otherwise noted, compensation we provided to Mr. Silverman set forth in each of the tables below relates to compensation, benefits and perquisites earned or received as Realogy’s chief executive officer from August 1, 2006 through December 31, 2006 and the compensation, benefits and perquisites we provided to each of our other NEOs relates to compensation provided by us or Cendant during 2006. Compensation, benefits and perquisites provided by Cendant in 2006 to Mr. Silverman as its chief executive officer through July 31, 2006 will be available in the public filings of Avis Budget Group, Inc.

(2)	The following are the annual rates of base salary paid to each NEO as of December 31, 2006. Mr. Silverman, $1; Mr. Smith, $1,000,000; Mr. Hull, $475,000; Mr. Perriello, $500,000; and Mr. Zipf, $500,000.

(3)	Each NEO, other than Mr. Silverman, was eligible to receive an annual profit-sharing bonus in respect of 2006. A portion of this bonus was determined based upon Cendant performance over the period commencing January 1, 2006 and ending on June 30, 2006, and the remaining portion was determined based upon Company performance over the period commencing July 1, 2006 and ending December 31, 2006. Although the bonus payments were based upon Cendant or Company financial performance targets, actual payment determinations are discretionary. The Compensation Committee determined not to pay any of our NEOs, other than Mr. Zipf a profit-sharing bonus in respect of 2006 in light of both Cendant’s and the Company’s failure to attain financial performance targets. For Mr. Smith, amount reflects a special bonus paid during January 2007 that he was required to use to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. The payment to Mr. Hull reflects a special discretionary success bonus paid in August 2006 principally relating to Mr. Hull’s efforts in connection with the Cendant separation transactions.

(4)

Each NEO, other than Mr. Silverman, received a grant of restricted stock units relating to our common stock upon our separation from Cendant. Mr. Silverman has not received any equity incentive grants from us and has not received any equity incentive grants from Cendant since 2001. The amounts set forth in the table above reflect both our expenses accrued during 2006 in connection with our 2006 initial equity grant of Realogy restricted stock units and our expense accrued in connection with the equitable adjustment of Cendant awards outstanding at July 31, 2006 into restricted stock units of Realogy, Wyndham Worldwide Corporation and Avis Budget Group, Inc. (and the accelerated vesting of all of those units on August 15, 2006). The assumptions we used in determining the value of these amounts under FAS 123(R)

are described in Note 13—Stock Based Compensation to our consolidated and combined financial statements included elsewhere in this Annual Report. The following table sets forth additional information about these amounts:

Name	SFAS 123 RSU Expense for Realogy Awards ($)	SFAS 123 RSU Expense For Cendant Awards ($)	Accelerated Vesting RSU Expense for Cendant Awards ($)	Equitable Conversion RSU Expense for Cendant Awards ($)	Total ($)
Henry R. Silverman	—	—	—	—	—
Anthony E. Hull	409,722	323,485	758,490	14,101	1,505,798
Richard A. Smith	250,000	795,828	2,856,656	56,181	3,958,665
Alexander E. Perriello, III	472,222	278,678	669,181	13,125	1,433,206
Bruce Zipf	472,222	250,808	525,593	10,335	1,258,958

(5)	Each NEO, other than Mr. Silverman, received a grant of stock-settled stock appreciation rights relating to our common stock upon our separation from Cendant. The amounts set forth in the table above reflect both our expense accrued during 2006 in connection with the 2006 initial equity grant of stock-settled stock appreciation rights and our expense in connection with the equitable adjustment of the Cendant stock options outstanding at July 31, 2006 into stock options of Realogy, Wyndham Worldwide Corporation and Avis Budget Group, Inc. and, in the case of Mr. Hull, our expense accrued upon the accelerated vesting of stock options of Realogy, Wyndham Worldwide Corporation and Avis Budget Group, Inc. on August 15, 2006 (the options held by all other NEOs in 2006 having been fully vested prior to 2006). The assumptions we used in determining the value of these amounts under FAS 123(R) are described in Note 13—Stock Based Compensation to our consolidated and combined financial statements included elsewhere in this Annual Report. The following table sets forth additional information about these amounts:

Name	SFAS 123 SAR Expense for Realogy Awards ($)	SFAS 123 Option and SAR Expense For Cendant Awards ($)	Accelerated Vesting Option and SAR Expense for Cendant ($)	Equitable Conversion Option and SAR Expense for Cendant ($)	Total ($)
Henry R. Silverman	—	—	—	—	—
Anthony E. Hull	62,500	10,937	28,696	6,755	108,888
Richard A. Smith	750,000	—	—	2,169,796	2,919,796
Alexander E. Perriello, III	83,333	—	—	104,675	188,008
Bruce Zipf	83,333	—	—	53,531	136,864

Neither the Summary Compensation Table nor the above table includes the expense accrued by Cendant during 2006 with respect to the equitable adjustment of the Cendant stock options held by Mr. Silverman at July 31, 2006, which were equitably adjusted into stock options of Realogy, Wyndham Worldwide Corporation and Avis Budget. Inc.

(6)	None of our NEOs is a participant in any defined benefit pension arrangement, nor has received above-market earnings on deferred compensation investments.

(7)	Set forth in the table below is information regarding other compensation paid or provided in 2006 to our NEOs.

All Other Compensation

Name	Perquisites and Other Personal Benefits ($)(a)	Tax Reimbursement ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Total ($)
Henry R. Silverman	29,282	95	30,462	59,839
Anthony E. Hull	25,620	14,420	26,391	66,431
Richard A. Smith	47,777	10,091	25,285	83,153
Alexander E. Perriello, III	21,460	17,958	28,561	67,979
Bruce Zipf	23,626	1,696	18,799	44,121

(a)	Set forth in the table below is information regarding perquisites and other personal benefits paid or provided to our NEOs.

(b)	Amount reflects tax-assistance cash payments to cover tax amounts imputed on automobile, financial planning and/or other perquisites.

(c)	Reflects company matching contributions to either our qualified 401(k) plan or our non-qualified deferred compensation plan. For Mr. Zipf, amount includes company matching contribution under our non-qualified deferred compensation plan relating to 2006 annual profit-sharing bonus expected to be paid during the first quarter of 2007.

Perquisites and Other Personal Benefits

Name	Company Automobile ($)	Driver ($)	Financial Planning Services ($)	Executive Medical Benefits ($)	Personal Use of Corporate Aircraft ($)	Club Membership ($)	Total ($)
Henry R. Silverman	13,936	5,143	—	2,000	8,203	—	29,282
Anthony E. Hull	15,620	—	9,250	750	—	—	25,620
Richard A. Smith(i)	17,660	—	—	2,800	26,317	1,000	47,777
Alexander E. Perriello, III	18,960	—	—	750	—	1,750	21,460
Bruce Zipf	12,750	—	8,376	750	—	1,750	23,626

(i)	In addition to the amounts set forth in this table, Mr. Smith received a special bonus in the amount of $97,000 in January 2007, the proceeds of which he was required to use to pay premiums on a personal life insurance policy. See Summary Compensation Table, above.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to restricted stock units and stock-settled stock appreciation rights granted during 2006 to each of our NEOs, other than Mr. Silverman who did not receive any equity awards from us in 2006:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying options (#)(3)	Exercise of Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Anthony E. Hull	August 1, 2006	3,831	38,314	38,314	43,103	41,576	26.10	2,500,000
Richard A. Smith	August 1, 2006	161,464	322,928	322,928	76,628	—	—	5,000,000
Alexander E. Perriello, III	August 1, 2006	3,381	38,314	38,314	57,471	55,433	26.10	3,000,000
Bruce Zipf	August 1, 2006	3,381	38,314	38,314	57,471	55,433	26.10	3,000,000

(1)	For Mr. Smith, the award is comprised of 322,928 stock-settled stock appreciation rights that may vest (or not vest) subject to our attainment of pre-established performance goals following the end of a three-year performance period and with a per right exercise price of $26.10. If goals are fully attained, all of the rights will vest and if the lesser threshold target is attained, one-half of the rights will vest (in each case, upon exercise of a vested right, Mr. Smith is entitled to the value of a share of our common stock in excess of $26.10). For each other NEO, the award is comprised of restricted stock units that vest (or not vest) subject to our attainment of pre-established performance goals following the end of a three year performance period. If goals are fully attained, all of the units will vest and if the lesser threshold target is attained, one-tenth of the units will vest. Notwithstanding the foregoing, upon the closing of our merger with affiliates of Apollo, the foregoing awards will fully and immediately vest, unless any of our NEOs and Apollo otherwise agree to a different treatment of the awards.

(2)	Awards reflect restricted stock units granted on August 1, 2006 that vest in four equal installments on each of the first four anniversaries of April 22, 2006, subject to the NEO remaining continuously employed with us through each respective vesting date. Awards become fully vested upon the closing of our merger with affiliates of Apollo.

(3)	All awards shown in this table are stock-settled stock appreciation rights granted on August 1, 2006, with a seven-year term and with a per unit exercise price equal to $26.10. These awards vest in four equal installments over a four year period, subject to the NEO remaining continuously employed with us through each respective vesting date. Awards become fully vested upon the closing of our merger with affiliates of Apollo.

Outstanding Equity Awards at Fiscal Year End

The following two tables sets forth outstanding Realogy equity awards as of December 31, 2006 held by our NEOs. The closing price of our common stock as of the last trading day of 2006, December 29, 2006 equaled $30.32 per share, which price is reflected in the table immediately below.

Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan: Numbers of Securities Underlying Unexercised Unearned Options/ SARs (#)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Anthony E. Hull	—	41,576	—	26.10	July 31, 2013	43,103	1,306,883	38,314	1,161,680
Richard A. Smith	—	—	322,928	26.10	July 31, 2013	76,628	2,323,361	—	—
Alexander E. Perriello, III	—	55,433	—	26.10	July 31, 2013	57,471	1,742,521	38,314	1,161,680
Bruce Zipf	—	55,433	—	26.10	July 31, 2013	57,471	1,742,521	38,314	1,161,680

The following table sets forth outstanding equity awards (consisting solely of stock options of Realogy, Avis Budget Group, Inc. and Wyndham Worldwide Corporation) as of December 31, 2006 held by our NEOs that were issued (or in the case of Avis Budget Group, Inc., equity awards, adjusted) as part of the equitable adjustment of outstanding Cendant equity awards at the date of our separation from Cendant made pursuant to the terms of the Separation Agreement. Except for tax withholding and related liabilities, the awards relating to Wyndham Worldwide Corporation common stock are liabilities of Wyndham Worldwide Corporation, and the awards relating to Avis Budget Group, Inc. common stock are liabilities of Avis Budget Group, Inc. All of these stock options are fully exercisable. Avis Budget Group, Inc. awards also reflect an adjustment in connection with a one-for-ten reverse stock split.

Name	Issuer	Number of Securities Underlying Unexercised Options (#) Exercisable	Exercise Price ($)	Option Expiration Date
Henry R. Silverman	Realogy	262,691	31.61	April 30, 2007
	Realogy	989,912	15.51	April 30, 2007
	Realogy	1,979,824	31.61	December 17, 2007
	Realogy	176,936	28.25	April 21, 2009
	Realogy	604,930	28.25	April 21, 2009
	Realogy	781,867	34.93	January 13, 2010
	Realogy	213,997	14.88	January 3, 2011
	Realogy	619,994	14.88	January 3, 2011
	Avis Budget	791,930	28.77	December 17, 2007
	Avis Budget	105,770	28.77	April 30, 2007
	Avis Budget	395,965	14.12	April 30, 2007
	Avis Budget	70,775	25.71	April 21, 2009
	Avis Budget	241,972	25.71	April 21, 2009
	Avis Budget	312,747	31.79	January 13, 2010
	Avis Budget	85,599	13.54	January 3, 2011
	Avis Budget	247,998	13.54	January 3, 2011
	Avis Budget	291,897	13.54	January 3, 2011
	Wyndham	210,153	42.03	April 30, 2007
	Wyndham	791,929	20.62	April 30, 2007
	Wyndham	1,583,859	42.03	December 17, 2007
	Wyndham	141,549	37.56	April 21, 2009

Name	Issuer	Number of Securities Underlying Unexercised Options (#) Exercisable	Exercise Price ($)	Option Expiration Date
	Wyndham	483,944	37.56	April 21, 2009
	Wyndham	625,494	46.44	January 13, 2010
	Wyndham	171,197	19.78	January 3, 2011
	Wyndham	495,995	19.78	January 3, 2011
	Wyndham	583,794	19.78	January 3, 2011

Anthony E. Hull	Realogy	617	31.14	October 15, 2013
	Realogy	1,853	31.14	October 15, 2013
	Avis Budget	247	28.34	October 15, 2013
	Avis Budget	741	28.34	October 15, 2013
	Wyndham	494	41.40	October 15, 2013
	Wyndham	1,482	41.40	October 15, 2013

Richard A. Smith	Realogy	15,556	15.51	December 17, 2007
	Realogy	36,567	19.39	December 17, 2007
	Realogy	62,630	15.51	April 30, 2007
	Realogy	65,155	15.51	October 14, 2008
	Realogy	76,085	19.39	January 27, 2008
	Realogy	156,373	28.25	April 21, 2009
	Realogy	70,368	34.93	January 13, 2010
	Realogy	260,622	14.88	January 3, 2011
	Realogy	21,718	30.11	January 22, 2012
	Realogy	43,436	30.11	January 22, 2012
	Avis Budget	25,052	14.12	April 30, 2007
	Avis Budget	6,223	14.12	December 17, 2007
	Avis Budget	14,627	17.64	December 17, 2007
	Avis Budget	30,434	17.64	January 27, 2008
	Avis Budget	26,062	14.12	October 14, 2008
	Avis Budget	62,549	25.71	April 21, 2009
	Avis Budget	28,147	31.79	January 13, 2010
	Avis Budget	104,249	13.54	January 3, 2011
	Avis Budget	8,688	27.40	January 22, 2012
	Avis Budget	17,375	27.40	January 22, 2012
	Wyndham	12,445	20.62	December 17, 2007
	Wyndham	29,254	25.77	December 17, 2007
	Wyndham	50,104	20.62	April 30, 2007
	Wyndham	52,124	20.62	October 14, 2008
	Wyndham	60,868	25.77	January 27, 2008
	Wyndham	125,098	37.56	April 21, 2009
	Wyndham	56,294	46.44	January 13, 2010
	Wyndham	208,498	19.78	January 3, 2011
	Wyndham	17,375	40.03	January 22, 2012
	Wyndham	34,749	40.03	January 22, 2012

Alexander E. Perriello, III	Realogy	26,062	28.25	April 21, 2009
	Realogy	11,728	34.93	January 13, 2010
	Realogy	15,011	30.11	January 22, 2012
	Avis Budget	10,425	25.71	April 21, 2009
	Avis Budget	4,691	31.79	January 13, 2010
	Avis Budget	6,005	27.40	January 22, 2012
	Wyndham	20,849	37.56	April 21, 2009
	Wyndham	9,382	46.44	January 13, 2010
	Wyndham	12,009	40.04	January 22, 2012

Bruce Zipf	Realogy	10,033	29.52	January 2, 2011
	Realogy	13,031	29.52	April 17, 2012
	Avis Budget	5,212	26.87	April 17, 2012
	Avis Budget	4,014	26.87	January 2, 2011
	Wyndham	8,027	39.25	January 2, 2011
	Wyndham	10,424	39.25	April 17, 2012

Option Exercises and Stock Vested

The following table includes certain information relating to options exercised by one NEO during 2006 and restricted stock units held by NEOs that vested during 2006 (no other NEOs exercised options during 2006 and Mr. Silverman did not exercise any options or have any restricted stock units outstanding during 2006):

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($) (2)(3)
Anthony E. Hull	—		—	13,926	299,966
Richard A. Smith	31,315	(1)	277,800	55,157	1,188,082
Alexander E. Perriello, III	—		—	12,936	278,641
Bruce Zipf	—		—	10,201	219,730

(1)	On October 12, 2006, Mr. Smith exercised a stock option relating to our common stock that was assumed by us from Cendant in connection with our separation from Cendant. This stock option was set to expire on October 23, 2006.

(2)	In connection with our separation from Cendant, Cendant approved an equitable adjustment to Cendant restricted stock units such that each holder of a Cendant restricted stock unit received, upon the separation, restricted stock units relating to our common stock. All of the shares referenced in this column relate to Realogy restricted stock units assumed by us from Cendant in connection with that equitable adjustment. On August 15, 2006, restricted stock units relating to our common stock that were assumed by us from Cendant became vested. The closing sale price of our common stock on August 15, 2006 was $21.54.

(3)	On April 22, 2006, prior to the Separation, each of our NEOs, other than Messrs. Silverman and Hull, became vested in the following number of restricted stock units relating to Cendant common stock. The vesting occurred pursuant to the original vesting schedule applicable to these awards:

	Number of Shares (#)	Aggregate Value on Vesting ($)
Richard A. Smith	27,844	469,171
Alexander E. Perriello, III	4,800	80,880
Bruce Zipf	4,800	80,880

On August 15, 2006, each of our NEOs, other than Mr. Silverman, became vested in the following number of restricted stock units relating to each of Wyndham Worldwide and Avis Budget Group stock (the number of shares of Avis Budget Group adjusted to give effect to the one-to-ten reverse stock split effected on August 29, 2006). Such vesting occurred in connection with the Separation pursuant to action taken by the Cendant compensation committee:

	Wyndham Shares (#)	Aggregate Value on Vesting ($)
Anthony E. Hull	11,140	317,490
Richard A. Smith	44,124	1,257,534
Alexander E. Perriello, III	10,349	294,947
Bruce Zipf	8,161	232,589

	Avis Budget Shares (#)	Aggregate Value on Vesting ($)
Anthony E. Hull	5,571	103,621
Richard A. Smith	22,063	410,372
Alexander E. Perriello, III	5,175	96,255
Bruce Zipf	4,081	75,907

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to compensation deferred by the NEOs during 2006:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Henry R. Silverman	30,462	30,462	1,943,706	—	17,219,613
Anthony E. Hull	26,391	26,391	16,127	—	346,593
Richard A. Smith	1,709,921	25,285	465,498	—	4,565,715
Alexander E. Perriello, III	28,561	28,561	13,697	—	853,225
Bruce Zipf	—	—	7,192	—	71,567

All amounts are deferred under the Company’s Officer Deferred Compensation Plan (the “Realogy Deferral Plan”). For Mr. Silverman, contribution and earnings amounts reflect activity during the period commencing August 1, 2006 and ending December 31, 2006. For each other NEO, amounts reflect activity during calendar year 2006 under the Realogy Deferral Plan and a similar plan sponsored by Cendant (the “Cendant Deferral Plan”). In connection with the Separation, the deferred compensation accounts of our NEOs transferred from the Cendant Deferral Plan to the Realogy Deferral Plan. Information pertaining to Mr. Smith includes the value of restricted stock units that would have otherwise become payable to him upon scheduled vesting dates but which were deferred in accordance with pre-established deferral elections. Pursuant to equitable adjustment transactions approved by Cendant, Mr. Smith’s deferred restricted stock units relate to Realogy, Wyndham Worldwide and Avis Budget Group common stock (49,866, 39,891 and 1,995 deferred stock units, respectively). Other than deferred restricted stock units, amounts under the Realogy Deferral Plan are funded in a rabbi trust. Participants under the Realogy Deferral Plan may elect to receive the distribution of their accounts, pursuant to pre-established deferral elections, upon their termination of employment or upon a certain date. In addition, the Company provides matching contributions under the Realogy Deferral Plan. All deferred amounts will be distributed in a single lump sum as soon as administratively practicable following a change in control of our Company, as defined in the Realogy Deferral Plan. A distribution will occur in connection with our merger with affiliates of Apollo.

Director Compensation

The following summarizes the compensation paid or provided to our non-employee directors in 2006, all of whom were first elected to our board on July 13, 2006 upon the effectiveness of our Registration Statement on Form 10. Members of our board of directors who are also our employees do not receive any additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Special Committee Fees Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin E. Edelman	80,000	—	75,000	—	—	23,665	—	178,665
Kenneth Fisher	83,750	75,000	75,000	—	—	24,209	—	257,959
Cheryl D. Mills	82,500	—	75,000	—	—	42,048	—	199,548
Robert E. Nederlander	83,750	75,000	75,000	—	—	49,624	—	283,374
Robert W. Pittman	77,500	—	75,000	—	—	66,969	—	219,469
Robert F. Smith	92,500	100,000	75,000	—	—	52,179	—	319,679

(1)	The following chart provides further information on the fees we pay our non-employee directors on an annualized basis.

Annual Director Retainer	$150,000
Board and Committee Meeting Attendance Fee	—
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	10,000

Each non-employee director is required to defer 50% of fees (except Mr. Pittman who elected to defer 100% of his fees) in the form of deferred stock units relating to our common stock (“Stock Units”) pursuant to our Non-employee Directors Deferred Compensation Plan (the “Director Plan”). The number of Stock Units so credited equals the value of the compensation being paid in the form of Stock Units, divided by the fair market value of the common stock as of the close of business on the date on which the compensation would otherwise have been paid. Each Stock Unit entitles the director to receive one share of common stock following such director’s retirement or termination of service from our Board of Directors for any reason. The directors may not sell or receive value from any Stock Unit prior to such termination of service. On the date which is 200 days immediately following the date upon which a Director’s service as a member of our Board of Directors terminates, each Director shall receive a one-time distribution of the balance of his or her Stock Unit account. In connection with our sale to Apollo, all amounts deferred under the Director Plan will be distributed to our directors in accordance with the terms of the Director Plan.

(2)	In connection with our consideration of a sale of the Company, we established a special committee of disinterested and independent directors comprised of Messrs. Robert Smith (Chair), Nederlander and Fisher, the purpose of which was to evaluate any proposal relating to the acquisition of the company. For serving on this committee, Mr. Smith was paid $100,000 and Messrs. Nederlander and Fisher were each paid $75,000.

(3)	Each non-employee director received an initial equity award upon our separation from Cendant. The assumptions we used in determining the value of these amounts under FAS 123(R) are described in Note 13—Stock Based Compensation to our consolidated and combined financial statements included elsewhere in this report. We do not expect any current non-employee director to receive additional grants as part of their regular compensation.

Employment Agreements and Other Arrangements

Mr. Silverman. On December 15, 2006, we entered into an employment agreement, effective as of the date of our separation from Cendant, with Mr. Henry R. Silverman, to serve as our Chairman and Chief Executive Officer through December 31, 2007 (subject to earlier termination under the terms of the employment agreement) Under the terms of the employment agreement, Mr. Silverman provided services to Realogy for cash compensation equal to $1.00 per year and was not eligible to receive any new equity grants or incentive compensation awards, but continued to be eligible to receive employee benefits and officer perquisites. The agreement provided Mr. Silverman with certain post-separation benefits, on terms and conditions which are substantially identical to the terms and conditions of the post-separation benefits provided for under his prior employment agreement with Cendant (the “Separation Benefits”). In particular, the agreement provided, beginning with the date on which Mr. Silverman ceases to be employed by us, the following Separation Benefits for the remainder of Mr. Silverman’s life: health and welfare benefits coverage; office space with suitable clerical support; access to corporate aircraft and access to company provided car and driver and appropriate personal security when traveling on Realogy business. Under the employment agreement, beginning with Mr. Silverman’s retirement at the end of 2007, Mr. Silverman agreed to perform consulting services for us for a period of five years following his retirement and we agreed to assume Cendant’s obligation to provide Mr. Silverman with consulting fees of approximately $98,000 per month for his services (adjusted annually for increases in the Consumer Price Index). Under the consulting arrangement (the “Consulting Arrangement”), Mr. Silverman is required to perform services as reasonably requested by our Chief Executive Officer, but not more than 90 days in any calendar year and subject to Mr. Silverman’s reasonable availability.

In connection with the Merger, on December 15, 2006, the compensation committee of the board of directors of Realogy authorized Realogy to enter into a letter agreement with Mr. Silverman regarding the parties’ obligations with respect to the Separation Benefits (including consulting payments). The letter agreement provided for a payment to Mr. Silverman in an amount representing the net value of the Separation Benefits and the consulting payments, which would be paid in lieu of his receiving the Separation Benefits and consulting payments during the time periods provided for in the employment agreement. Under the employment agreement Realogy was required to deposit the lump sum amount referred to below into a rabbi trust within 15 days following the occurrence of a Potential Change in Control (e.g., the execution of the Merger Agreement). Under the letter agreement this amount could be deposited into a rabbi trust no later than the consummation of a change in control (e.g., no later than the consummation of the Merger). The letter agreement provided that, upon a Qualifying Termination (as defined in the employment agreement), Mr. Silverman would receive a lump sum cash payment in an amount representing the net present value of the Separation Benefits (excluding the office space and personal security described above) and the consulting payments described above no later than one business day following the date of the Qualifying Termination (or, if later, on the earliest day permitted under Section 409A of the Internal Revenue Code). That payment would be in lieu of receiving Separation Benefits and consulting payments during the time periods provided for in the employment agreement.

At Apollo’s request, in connection with the signing of the Merger Agreement, Mr. Silverman agreed that the amount of the lump sum cash payment would not exceed $50 million. On March 6, 2007, in accordance with the terms of Mr. Silverman’s agreement, the Compensation Committee determined that the net present value of the Separation Benefits were valued at approximately $54 million, however, the amount of the lump sum cash payment will be capped at $50 million as previously agreed. Beginning on the date of a Qualifying Termination, Mr. Silverman will perform consulting services under the Consulting Arrangement for no additional compensation. During the consulting period, we will provide Mr. Silverman office space with suitable clerical support and appropriate personal security when traveling on Realogy business, as such benefits were not included in the settlement of the Separation Benefits.

On March 30, 2007, the $50 million was transferred into a rabbi trust and is included in other current assets in the condensed consolidated balance sheet, included elsewhere in this prospectus, as it is payable to Mr. Silverman upon retirement. In April 2007, prior to the consummation of the Merger, we expensed $45 million for the Separation Benefits and recognized a prepaid asset of $5 million related to the consulting services, which will be expensed over the consulting period. The $45 million expense is classified as general and administrative expenses in the condensed consolidated and combined statements of operations in the predecessor period. See “Note 15—Subsequent Events” and our unaudited consolidated financial statements included elsewhere in this prospectus for further information.

On November 13, 2007, our Board of Directors appointed our president, Richard A. Smith, as the Company’s chief executive officer, succeeding Henry R. Silverman, in accordance with the Company’s previously announced succession plan. At the same time, Mr. Silverman was appointed non-executive chairman of our Board of Directors. As previously agreed, Mr. Silverman also was engaged as a consultant to us.

In connection with Mr. Silverman’s appointment as non-executive chairman of the Company, the Holdings Board of Directors granted Mr. Silverman an option to purchase 5 million shares of Holdings common stock at $10 per share. In general, one half of the grant (the tranche A options) is subject to ratable vesting over five years, one quarter of the grant (tranche B options) is “cliff” vested upon the achievement of a 20% internal rate of return (“IRR”) target and the remaining 25% of the options (the tranche C options) are “cliff” vested upon the achievement of a 25% IRR target. The realized IRR targets are measured based upon distributions made to shareholders.

In accordance with the terms of Mr. Silverman’s existing employment agreement and the rabbi trust to which he and the Company are parties, on November 14, 2007, the trustee distributed $50 million (less withholding taxes) to Mr. Silverman, representing the net value of separation benefits and consulting payments that he would otherwise have received during the time periods provided for in his employment agreement.

Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Richard A. Smith, with a five-year term commencing as of the effective time of the Merger (unless earlier terminated), subject to automatic extension for an additional year unless either party provides notice of non-renewal. This employment agreement supersedes any prior employment agreements that we entered into with Mr. Smith. Pursuant to the agreement, Mr. Smith serves as our Vice Chairman and President. In addition, in accordance with the Company’s previously announced succession plan, Mr. Smith has served as our Chief Executive Officer since November 13, 2007. Mr. Smith is entitled to the base salary in effect for him as of immediately prior to the effective time of the Merger, employee benefit plans generally available to our executive officers and an annual bonus award with a target amount equal to 200% of his annual base salary, subject to attainment of performance goals and his being employed with us on the last day of the applicable bonus year, as well as adjustments based on a merit review.

Mr. Smith also received a one-time $5 million bonus in connection with the consummation of the Merger, the after-tax amount of which was paid to him in fully vested shares of Holdings common stock. In connection with entering into the employment agreement, Mr. Smith made an investment in shares of Holdings common stock through a combination of cash investment and the contribution of shares of common stock of the Company, and Holdings granted Mr. Smith stock options and restricted stock in respect of Holdings common stock, pursuant to the Holdings’ 2007 Stock Incentive Plan.

If Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason,” subject to his execution and nonrevocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his then-current annual base salary and his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in thirty-six (36) equal monthly installments following his termination of employment. If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans through the date on which Mr. Smith attains age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants and is entitled to be reimbursed by us for any “golden parachute” excise taxes, including taxes on any such reimbursement, subject to certain limitations described in his employment agreement.

Messieurs Hull, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Perriello and Zipf (each, an “Executive”), with a five year term (unless earlier terminated) commencing as of the effective time of the Merger, subject to automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Merger. These employment agreements supersede any prior employment agreements that we entered into with each Executive. Messrs. Hull, Perriello and Zipf are entitled to the base saley in effect for them as of immediately prior to the effective time of the Merger, employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the effective time of the Merger, which target is currently equal to 100% of each Executive’s annual base salary, subject to the attainment of performance goals and the Executive’s being employed with us on the last day of the applicable bonus year.

In connection with entering into their employment agreements, each Executive made an investment in shares of Holdings common stock through a cash investment, the contribution of shares of common stock of the Company, or a combination thereof, and Holdings granted to each Executive stock options and restricted stock in respect of Holdings common stock, pursuant to Holdings’ 2007 Stock Incentive Plan.

Each Executive’s employment agreement provides that if his employment is terminated by us without “cause” or by the Executive for “good reason,” subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to (1) a lump sum payment of his unpaid annual base salary and unpaid earned bonus, (2) an aggregate amount equal to 100% (200% in the case of Mr. Hull) of the sum of his then-current annual base salary plus his then-current annual target bonus, 50% of which will be paid in lump sum within 30 business days of the date of termination, and the remaining portion of which will be paid in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment.

Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.

Potential Payments Upon Termination or Change in Control

As a result of the Merger with affiliates of Apollo, a Change of Control occurred. The following table sets forth information as of December 31, 2006, prior to the Merger, regarding the value of potential termination payments and benefits our NEOs would become entitled to receive upon their termination of employment from the Company under certain circumstances. For purposes of the following information (except the column entitled “Before Change in Control and Termination without Cause or Good Reason”), we assumed that our Company underwent a Change in Control transaction, and that each NEO was terminated from employment, on December 31, 2006. Our common stock equaled $30.32 per share as of such date. No value was provided under “Equity Acceleration” for equity awards that were already vested as of December 31, 2006. See “Outstanding Equity Awards at Fiscal Year End” for information regarding the value of vested awards.

Name	Benefit	Before Change in Control and Termination without Cause or for Good Reason ($)		Upon Change in Control and Termination without Cause or for Good Reason ($)(1)		Resignation ($)	Death ($)(1)	Disability ($)(1)
Henry R. Silverman(2)	Severance Pay	—		—		—	—	—
	Health Care		(3)		(3)	—	—		(3)
	Other Benefits		(3)		(3)	—	—		(3)
	Equity Acceleration	—		—		—	—

Anthony E. Hull	Severance Pay	1,900,000		1,900,000		—	—	—
	Health Care	29,036		29,036		—	—	—
	Equity Acceleration	2,644,014		2,644,014		2,644,014	2,644,014	2,644,014

Richard A. Smith(4)	Severance Pay	8,970,000		8,970,000		—
	Health Care	657,612		657,612		657,612	657,612	657,612
	Equity Acceleration	3,686,117		3,686,117		3,686,117	3,686,117	3,686,117

Alexander E. Perriello, III	Severance Pay	1,000,000		2,000,000		—	—	—
	Health Care	20,427		20,427		—	—	—
	Equity Acceleration	1,976,448		3,138,128		3,138,128	3,138,128	3,138,128

Bruce Zipf	Severance Pay	1,000,000		2,000,000		—	—	—
	Health Care	20,364		20,364		—	—	—
	Equity Acceleration	1,976,448		3,138,128		3,138,128	3,138,128	3,138,128

(1)	Under our equity incentive program, awards vest upon the death or disability of an employee or a change in control of the Company.

(2)	Mr. Silverman has not received any equity awards from us. He does not hold any unvested Realogy equity awards. “Other Benefits” refers to post-retirement perquisites and consulting payments.

(3)

As described under “Employment Agreements and Other Arrangements—Mr. Silverman,” Mr. Silverman is entitled to a lump sum payment equal to the net present value of the compensation payable under the Consulting Arrangement and the Separation Benefits (other than office space with suitable clerical support and appropriate personal security when traveling on Realogy business as those benefits will be provided during the term of the Consulting Arrangement, with such lump sum payment capped at $50 million pursuant to the merger agreement). On March 6, 2007, in accordance with Mr. Silverman’s employment agreement, the Compensation Committee determined that the net present value of the Separation Benefits were valued at approximately $54 million, however, the amount of the lump sum cash payment will be capped at $50 million as previously agreed.

(4)	Mr. Smith has become entitled to receive health care benefits following his termination of employment for any reason. The value of such benefits is disclosed in each column of the table. These benefits are already vested to Mr. Smith and do not become vested by reason of any of the above-mentioned events.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2006 was comprised of Mr. Robert Smith (Chairman), Robert Nederlander and Kenneth Fisher, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2006 or before.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions in Connection with the Merger

Merger Agreement

For a description of the Merger Agreement, see “The Merger.”

Apollo Transaction Fee Agreement

In connection with the Transactions, Apollo entered into a transaction fee agreement with us for the provision of certain structuring, advisory and other services related to the Transactions. Upon closing of the Transactions, Holdings paid Apollo a fee of $65 million and reimbursed Apollo for certain expenses incurred in rendering those services. Holdings also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the transaction fee agreement.

Apollo Management Fee Agreement

In connection with the Transactions, Apollo also entered into a management fee agreement with us which will allow Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to us from Apollo. We will pay Apollo an annual management fee for this service up to the sum of (1) the greater of $15 million and 2.0% of our annual adjusted EBITDA for the immediately preceding year, plus out of pocket costs and expenses in connection therewith plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally . If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, we will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its shareholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement.

Securityholders Agreement

Upon consummation of the Transactions, Holdings and each of its equity owners, other than management holders, entered into a securityholders agreement. The securityholders agreement is generally intended to set forth the rights and obligations of the co-investment entity which has been formed for the sole purpose of owning shares of Holdings common stock on behalf of certain co-investors. The securityholders agreement will provide for limited preemptive rights to the co-investors with respect to issuances of equity securities by Holdings or its subsidiaries (exercisable indirectly through the co-investment entity), certain rights and obligations with respect to the sale of shares of Holdings common stock, and certain informational rights. The securityholders agreement also provides for restrictions on the ability of the co-investment entity to transfer its shares in Holdings, other than in connection with sales initiated by Apollo. The securityholders agreement also provides the co-investment entity and Apollo Investment Fund VI, L.P. each with the right to appoint one director to the board of directors of Holdings and provides Apollo with the right to designate three directors to the board of directors of Holdings, in each case, for so long as such entity continues to own any shares of Holdings common stock.

Co-Investment Agreement

In addition to the securityholders agreement, the co-investors entered into a co-investor agreement that governs the co-investment entity as well as set forth the rights and obligations of the co-investors. The co-investor agreement provides an additional framework for the exercise of limited preemptive rights provided for in the securityholders agreement, generally prohibits transfers of interests in the co-investment entity and provides that the co-investors will receive their pro rata portion of any proceeds received by the co-investment entity in respect of the shares of Holdings common stock owned by the co-investment entity. The co-investor agreement provides that Apollo Management VI, L.P. will be the managing member and in such capacity will exercise all powers of the co-investment entity, including the right to select the co-investment entity’s designee to the Holdings board of directors and the voting of the shares of Holdings owned by the co-investment entity.

Management Investor Rights Agreement

Upon consummation of the Transactions, Holdings entered into a management investor rights agreement with Apollo Investment Fund VI, L.P. (“Apollo Investment”), Domus Investment Holdings, LLC (together with Apollo Investment, “Apollo Group”) and certain management holders. The agreement, among other things:

•	allows securityholders to participate, and grants Apollo Group the right to require securityholders to participate, in certain sales or transfers of shares of Holdings’ common stock;

•	restricts the ability of securityholders to transfer, assign, sell, gift, pledge, hypothecate, encumber, or otherwise dispose of Holdings’ common stock;

•

allows securityholders, subject to mutual indemnification and contribution rights, to include certain securities in a registration statement filed by Holdings with respect to an offering of its common stock (i) in connection with the exercise of any demand rights by Apollo Group or any other securityholder possessing such rights, or (ii) in connection with which Apollo Group exercises “piggyback” registration rights;

•	allows Holdings and Apollo Group to repurchase Holdings’ common stock held by management holders upon termination of employment or their bankruptcy or insolvency; and

•	obligates the management holders to abide by certain nonsolicitation, noncompetition, confidentiality and proprietary rights provisions.

The agreement will terminate upon the earliest to occur of the dissolution of Holdings, the occurrence of any event that reduces the number of parties to the agreement to one, and the consummation of a control disposition.

Our Sale of Affinion Preferred Stock and Warrants

Pursuant to a purchase agreement dated as of March 30, 2007, Realogy sold to Apollo Investment Fund V, L.P. and Affinion Group Holdings B, LLC. 18,683 shares of Series A Redeemable Exchangeable Preferred Stock (the “Preferred Stock”) of Affinion Group Holdings, Inc. (“Affinion”) and warrants to purchase 1,320,586 shares of common stock of Affinion (the “Warrants”) for an aggregate amount of $21,875,000 in cash. This purchase was part of a two-step transaction that took place simultaneously with the transfer by Avis Budget of 29,893 shares of the Preferred Stock and 2,112,938 shares of the Warrants to Realogy and Wyndham Worldwide Corporation (“Wyndham”), of which 62.5% of the Preferred Stock and Warrants were transferred to Realogy and the remaining 37.5% were transferred to Wyndham pursuant to the Separation and Distribution Agreement.

Related Party Transactions with Cendant Prior to Our Separation from Cendant

We were formed in January 2006 to hold directly or indirectly all of the assets and liabilities of Cendant’s former real estate services businesses. On July 31, 2006, Cendant distributed to its stockholders all of its shares of Realogy Corporation, formerly a wholly owned subsidiary that held directly or indirectly the assets and liabilities associated with Cendant’s real estate services businesses. On that date, Cendant distributed one share of Realogy common stock for every four shares of Cendant common stock outstanding as of the close of business on July 21, 2006. Prior to the separation from Cendant, the Company conducted the following business activities with Cendant and its other subsidiaries: (i) provided employee relocation services, including relocation policy management, household goods moving services and departure and destination real estate related services; (ii) provided commercial real estate brokerage services, such as transaction management, acquisition and disposition services, broker price opinions, renewal due diligence and portfolio review; (iii) provided brokerage and settlement services products and services to employees of Cendant’s other subsidiaries; (iv) utilized corporate travel management services of Cendant’s travel distribution services business; and (v) designated Cendant’s car rental brands, Avis and Budget, as the exclusive primary and secondary suppliers, respectively, of car rental services for the Company’s employees.

In connection with these activities, prior to the separation from Cendant, the Company recorded net revenues of $1 million, $3 million and $1 million during 2006, 2005 and 2004, respectively.

For periods prior to the separation, EBITDA includes cost allocations from Cendant representing our portion of general corporate overhead. For the years ended December 31, 2006, 2005 and 2004, Cendant allocated costs of $24 million, $38 million and $33 million, respectively. Cendant allocated such costs to us based on a percentage of our forecasted revenues or, in the case of our Company-owned real estate brokerage services segment, based on a percentage of revenues after agent commission expense. General corporate overhead expense allocations included costs related to Cendant’s executive management, tax, accounting, legal and treasury services, certain employee benefits and real estate usage for common space.

Cendant also incurred certain expenses on behalf of the Company. These expenses, which directly benefited the Company, were allocated to the Company based upon the Company’s actual utilization of the services. Direct allocations included costs associated with insurance, information technology, revenue franchise audit, telecommunications and real estate usage for Company-specific space. During 2006, 2005 and 2004, the Company was allocated $31 million, $63 million and $58 million of expenses directly benefiting the Company, respectively, which are included within the general and administrative expenses line item in the accompanying Consolidated and Combined Statements of Operations.

The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Cendant are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had the Company been operating as a separate independent company. See “Note 14—Related Party Transactions with Cendant Prior to Separation” to our audited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of the cost allocations.

Net interest earned on amounts due from and to Cendant and advances to Cendant, net

Also in the ordinary course of business prior to Separation, Cendant swept cash from the Company’s bank accounts and the Company maintained certain balances due to or from Cendant. Inclusive of unpaid corporate allocations, the Company had net amounts due from Cendant. Certain of the advances between the Company and Cendant were interest bearing. In connection with the interest bearing activity, the Company recorded net interest income of $11 million, $9 million and $9 million during 2006, 2005 and 2004, respectively.

Separation related agreements

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth our agreements with Cendant, Wyndham Worldwide and Travelport regarding the principal transactions necessary to separate us from Cendant. It also sets forth other agreements that govern certain aspects of our ongoing relationship with Cendant, Wyndham Worldwide and Travelport after the completion of the Separation.

Transfer of assets and assumption of liabilities

The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, Wyndham Worldwide, Travelport and Cendant as part of the separation of Cendant into four companies, and describes when and how these transfers, assumptions and assignments will occur, although, many of the transfers, assumptions and assignments may have occurred prior to the parties’ entering into the Separation and Distribution Agreement. In connection with the separation, we transferred $2,225 million of borrowings we incurred to Cendant for the purpose of permitting Cendant to repay a portion of Cendant’s corporate debt and to satisfy other costs. Subsequently, we recorded an adjustment to the initial $2,225 million transfer to reflect the return of $42 million to the Company. The amounts received are subject to final true-up adjustments and any such adjustments will be recorded as an adjustment to stockholders’ equity. In addition, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to our business (the business and operations of Cendant’s Real Estate Services segment) have been retained by or transferred to us or one of our subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the business and operations of Cendant’s Hospitality Services (including Timeshare Resorts) segments have been retained by or transferred to Wyndham Worldwide or one of its subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the business and operations of Cendant’s Travel Distribution Services segment have been retained by or transferred to Travelport or one of its subsidiaries;

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the business and operations of Cendant’s vehicle rental segment have been retained by or transferred to Cendant or one of its subsidiaries;

•

We have assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities of Cendant or its subsidiaries, which we refer to as assumed Cendant contingent and other liabilities, which are not primarily related to any of our businesses or the businesses of Wyndham Worldwide or Travelport and/or Cendant’s vehicle rental business, in each case incurred on or prior to the date of the separation of Travelport from Cendant; and

•

We are entitled to receive 62.5% and Wyndham Worldwide is entitled to receive 37.5% of the proceeds (or, in certain cases, a portion thereof) from certain contingent corporate assets of Cendant, which we refer to as Cendant contingent assets, which are not primarily related to any of our business, the business of Wyndham Worldwide or Travelport or Cendant’s vehicle rental business, accrued on or prior to the date of the separation of Travelport from Cendant.

Information in this prospectus with respect to the assets and liabilities of the parties following our separation from Cendant is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Sale of Travelport

On August 23, 2006 Cendant announced that it had completed the sale of Travelport for $4,300 million subject to certain closing adjustments and promptly thereafter, Cendant, pursuant to the Separation and Distribution Agreement, distributed to us $1,423 million of the cash proceeds from the sale to us. Subsequently, the Company recorded additional net proceeds of $31 million. The final amount of the Travelport proceeds, after stipulated adjustments, may be more or less than the amount provided to us by Cendant thus far. Accordingly, we may receive additional amounts or be required to return certain of these amounts to Cendant. The Separation and Distribution Agreement requires us to utilize all of the cash proceeds received by us from the sale of Travelport in order to reduce the indebtedness incurred by us in connection with the separation.

Releases and indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from Cendant of any such parties. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Cendant’s business, Wyndham Worldwide’s business and Travelport’s business with Cendant, Wyndham Worldwide and Travelport, respectively.

Legal matters

Each party to the Separation and Distribution Agreement has assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and indemnifies the other parties for any liability arising out of or resulting from such assumed legal matters.

Except with respect to actions brought against Cendant by a governmental entity (in which case Cendant will act as managing party and manage and assume control of such legal matters), we act as managing party and manage and assume control of all legal matters related to any assumed Cendant contingent and other liability or Cendant contingent asset. The party responsible for managing an assumed Cendant contingent and other liability or Cendant contingent asset is reimbursed for all out-of-pocket costs and expenses related thereto by Wyndham Worldwide and, if Cendant is acting as managing party, by us, in proportion to the applicable percentage that each such party is responsible for in respect of such liability or right to such asset. If either we or Wyndham Worldwide defaults in payment of its portion of any assumed Cendant contingent and other liability or the cost of managing any Cendant contingent asset, the non-defaulting parties (including Avis Budget and excluding Travelport) are responsible for an equal portion of the amount in default (although any such payments will not release the obligation of the defaulting party). Additionally, the Separation and Distribution Agreement provides that if, as a result of a change of control or other extraordinary corporate transaction, either we or Wyndham Worldwide were to suffer certain downgrades to our or its respective senior credit ratings, then upon the demand of us or Wyndham Worldwide, as applicable, any such party suffering such credit downgrade would be required to post a letter of credit or similar security obligation generally in respect of its portion of the remaining assumed Cendant contingent and other liabilities based on an appraisal prepared by a third-party expert.

In addition, our new synthetic letter of credit facility will be used to post a letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and up to $100 million for general corporate purposes.

Employee matters

The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with our separation from Cendant including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement provides that we and Wyndham Worldwide will guarantee each other’s obligations (as well as Cendant’s) under our respective deferred compensation plans for amounts deferred in respect of 2005 and earlier years.

Tax sharing agreement

We entered into a Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport that generally governs Cendant’s, the other separated companies’ and our respective rights, responsibilities and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the stock of Realogy or Wyndham Worldwide to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code. Under the Tax Sharing Agreement, we expect, with certain exceptions, that:

•

for taxable years ending on or before December 31, 2006, (i) we generally are responsible for the payment of income and non-income taxes attributable to our operations that we currently are obligated to pay on a separate return basis (i.e., not as part of a group of which Cendant is the common parent); (ii) each of Wyndham Worldwide, Travelport and Cendant generally is responsible for the payment of income and non-income taxes attributable to its (or its subsidiaries’) operations that such company (or its subsidiaries) currently is obligated to pay on a separate return basis (i.e., not as part of a group of which Cendant is the common parent); (iii) we generally are responsible for the payment of 62.5% of all income and non-income taxes imposed on Cendant and certain other subsidiaries the operations (or former operations) of which were determined by Cendant not to relate specifically to the businesses of Realogy, Wyndham Worldwide, Travelport or the vehicle rental business or their respective subsidiaries; and (iv) Wyndham Worldwide generally is responsible for the payment of 37.5% of all income and non-income taxes imposed on Cendant and certain other subsidiaries, the operations (or former operations) of which were determined by Cendant not to relate specifically to the businesses of Realogy, Wyndham Worldwide, Travelport, the vehicle rental business or their respective subsidiaries;

•

subject to certain exceptions, audits relating to Cendant and certain other subsidiaries the operations (or former operations) of which were determined by Cendant not to relate specifically to the businesses of Realogy, Wyndham Worldwide, Travelport, the vehicle rental business or their respective subsidiaries for taxable years ending on or before December 31, 2006, will be settled by Cendant in the sole discretion of Realogy. The Tax Sharing Agreement also requires Realogy and Wyndham Worldwide to indemnify Cendant in the event that the settlement of any such audits results in adverse tax consequences to Cendant relating to periods beginning after December 31, 2006 (such indemnity to be shared between Realogy and Wyndham Worldwide on a 62.5% and 37.5% basis, respectively); and

•	for taxable years beginning on or after January 1, 2007, Realogy generally is responsible for the payment of income and non-income taxes imposed on Realogy and its direct or indirect subsidiaries.

Notwithstanding the foregoing, under the Tax Sharing Agreement, Realogy also generally is responsible for the payment of any taxes imposed on Cendant that arise from the failure of the distribution of the stock of Realogy to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code, if such failure to qualify is attributable to the actions of or transactions undertaken by Realogy or its direct or indirect subsidiaries after our separation from Cendant. In addition, we generally are responsible for the payment of 62.5% of any taxes imposed on Cendant that arise from the failure of the distribution of the stock of Realogy and Wyndham Worldwide to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code, if such failure to qualify is not attributable to the actions of or transactions undertaken by us, any of the other separated companies or our or their direct or indirect subsidiaries after the separation. The Tax Sharing Agreement imposes restrictions on our and Cendant’s ability to engage in certain actions following the separation and sets forth the respective obligations among us, Cendant and the other separated companies with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition services agreement

We entered into a transition services agreement with Cendant, Wyndham Worldwide and Travelport to provide for an orderly transition to being an independent company. Under the transition services agreement, Cendant agreed to provide us with various services, including services relating to human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable services, telecommunications services and information technology services. In certain cases, services provided by Cendant under the transition services agreement may be provided by one of the separated companies following the date of such company’s separation from Cendant. The cost of each transition service generally reflects the same payment terms and is calculated using the same cost allocation methodologies for the particular service as those associated with the costs on our historical financial statements. The cost of each transition service is based on either a flat fee or an allocation of the cost incurred by the company providing the service. We expect that by December 31, 2008, we will no longer require any services to be provided to us under the transition services agreement. For the period from the date of Separation to December 31, 2006, the Company recorded $6 million of expenses and $1 million of other income in the Consolidated and Combined Statements of Operations related to these agreements. For the nine months ended September 30, 2007, the Company recorded $5 million and $2 million of other income in the Condensed and Consolidated Statements of Operations.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of 100% of the common stock of PHH Corporation (“PHH”) to its stockholders. In connection with the spin-off, we entered into a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through our real estate brokerage and relocation businesses. We own 49.9% of the venture, which has a 50-year term and is subject to early termination upon the occurrence of certain events or at our election at any time after January 31, 2015 by providing two years’ notice to PHH. During the year ended December 31, 2006, we invested an additional $3 million in PHH Home Loans. PHH may terminate the venture upon the occurrence of certain events or, at its option, after January 31, 2030. We also entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture. Under such agreement, we must (i) recommend PHH Home Loans as the exclusive provider of mortgage loans to independent sales associates, employees and customers of our real estate brokerage and relocation businesses and (ii) sell mortgage origination businesses acquired by our real estate brokerage business to the PHH Home Loans pursuant to pre-specified pricing parameters. Additionally, we maintain a marketing agreement with PHH whereby PHH is the exclusive recommended provider of mortgage products and services promoted by us to our independently owned and operated franchisees and a license agreement with PHH whereby PHH Home Loans will be granted a license to use certain of our real estate brand names. The marketing agreement expires in 2030. We also maintain a relocation agreement with PHH whereby PHH outsourced its employee relocation function to us and we sublease office space to PHH Home Loans. In connection with these agreements, we recorded net revenues, including equity earnings, of $12 million and $9 million during the years ended December 31, 2006 and 2005, respectively.

On March 15, 2007, PHH, a publicly traded company announced that it had entered into an Agreement and Plan of Merger, dated as of March 15, 2007, with General Electric Capital Corporation (“General Electric”) (the “PHH Merger”) pursuant to which General Electric will become the sole shareholder of PHH. PHH simultaneously announced that General Electric has entered into an agreement to sell the mortgage operations of PHH to Pearl Mortgage Acquisition 2 L.L.C. (“Pearl Acquisition”), an affiliate of The Blackstone Group, a global private investment and advisory firm. On March 14, 2007, we entered into a Consent and Amendment (for which we will be paid a fee of $3 million) with PHH and with PHH Home Loans. Under the Consent and Amendment, we agreed, among other things, to the following:

•	We consented to the assignment to Pearl Acquisition of all of PHH’s rights and obligations under the Strategic Relationship Agreement dated as of January 31, 2005, as amended;

•

We also acknowledged that neither the PHH Merger nor the sale of the PHH mortgage business to Pearl Acquisition would constitute an event that would trigger Realogy’s right to terminate the joint venture under the Operating Agreement; and

•

We further agreed to narrow the change in control provisions in the Operating Agreement and the noncompetition provisions in the Strategic Relationship Agreement. In consideration of the foregoing, PHH agreed to pay us a fee for Realogy’s consent to PHH’s assignment of the Strategic Relationship Agreement to Pearl Acquisition. Certain fees payable to us under these other relationships and agreements also were modified under the Consent and Amendment.

The Consent and Amendment is effective immediately prior to the closing of the sale of PHH’s mortgage business to Pearl Acquisition and will terminate and be void upon the termination of the PHH Merger agreement or the termination of the agreement to sell PHH’s mortgage business to Pearl Acquisition.

On September 17, 2007, PHH Corporation updated its shareholders of record as to the status of its proposed merger and that Pearl Acquisition had encountered financing issues that may prevent the merger from being consummated. PHH Corporation reported that on September 26, 2007, its stockholders had approved the merger and the PHH merger agreement. On November 9, 2007, PHH Corporation reiterated in its Form 10-Q for the three months ended September 30, 2007, that the closing of the PHH merger remains, among other conditions, subject to Pearl Acquisition being ready, willing and able (including with respect to obtaining the necessary financing) to consummate the sale of the PHH mortgage business and that there could be no assurance when or whether the remaining conditions to the completion of the PHH merger will be satisfied.

Our Relationship with Barclays in 2006

Prior to the Merger, we believe that Barclays Global Investors, N.A. (collectively, “Barclays”), based on a Schedule 13G filed by Barclays in January 2006 with respect to their beneficial ownership of shares of Cendant, held more than 5% of our common stock during a portion of 2006, though not at December 31, 2006. Certain affiliates of Barclays have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to Barclays by the Company and its subsidiaries in 2006 were approximately $2.2 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding common stock is owned by our parent, Domus Intermediate Holdings Corp. (“Intermediate”), and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings. Our common stock owned by Intermediate constitutes all of our issued and outstanding capital stock. The following table sets forth information regarding the beneficial ownership of Holdings’ common stock as of December 13, 2007 by (i) each person known to beneficially own more than 5% of the common stock of Holdings, (ii) each of our named executive officers, (iii) each member of our Board of Directors and (iv) all of our executive officers and members of our Board of Directors as a group. At December 13, 2007, there were approximately 200,091,000 shares of common stock of Holdings outstanding.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Apollo Funds(1)	197,820,000	98.9%
Henry R. Silverman(2)	—	—
Anthony E. Hull(3)	300,000	*
Richard A. Smith(4)	930,000	*
Alexander E. Perriello, III(5)	250,000	*
Bruce Zipf(6)	260,000	*
Marc E. Becker(7)	—	—
Scott Kleinman(7)	—	—
M. Ali Rashid(7)	—	—
Grenville Turner	—	—
Lukas Kolff(7)	—	—
Directors and executive officers as a group (14 persons)(8)	2,300,000	1.1%

*	Less than one percent.

(1)	The outstanding shares of capital stock of Holdings are held of record by Apollo Investment Fund VI, L.P. (“AIF VI LP”), Domus Investment Holdings, LLC (“Domus LLC”), Domus Co-Investment Holdings LLC (“Domus Co-Invest LLC”) and various members of management of Holdings and Realogy. The general partner of AIF VI LP is Apollo Advisors VI, L.P. (“Advisors VI”) and the manager of AIF VI LP is Apollo Management VI, L.P. (“Management VI”). Management VI also serves as the manager or managing member of each of Domus LLC and Domus Co-Invest LLC. As such, Management VI has voting and investment power over the shares of Domus held by AIF VI LP, Domus LLC and Domus Co-Invest LLC. Leon Black, Joshua Harris and Marc Rowan, each of whom disclaims beneficial ownership of the shares of Realogy held by Domus Intermediate except to the extent of any pecuniary interest therein, are the principal executive officers and directors of Apollo Management GP, LLC, which is the general partner of Apollo Management, L.P., which is the sole member and manager of AIF VI Management, LLC, which serves as the general partner of Management VI, and of Apollo Principal Holdings I GP, LLC, which is the general partner of Apollo Principal Holdings I, L.P., which is the sole member and manager of Apollo Capital Management VI, LLC, which serves as the general partner of Advisors VI. The address of AIF VI LP, Domus LLC, Domus Co-Invest LLC, Advisors VI, Management VI and the other Apollo entities described above is c/o Apollo Management VI, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10577. Does not include 2,271,000 shares of common stock and 450,000 shares of restricted stock granted under the Plan beneficially owned by our directors and executive officers and other members of our management, for which Holdings has voting power pursuant to the Management Investor Rights Agreement but not investment power.

(2)	Does not include 5,000,000 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

(3)	Includes 100,000 shares of restricted stock granted under the Plan. Does not include 750,000 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

(4)	Includes 100,000 shares of restricted stock granted under the Plan. Does not include 3,112,500 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

(5)	Includes 50,000 shares of restricted stock granted under the Plan. Does not include 750,000 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

(6)	Includes 100,000 shares of restricted stock granted under the Plan. Does not include 600,000 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

(7)	Messrs. Becker, Kleinman, Rashid and Kolff are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Becker, Kleinman, Rashid and Kolff may be deemed the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.

(8)	Includes 450,000 shares of restricted stock granted under the Plan. Does not include 6,937,500 shares of common stock that are issuable upon exercise of options that remain subject to vesting.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior secured credit facility

General

In connection with the Merger, we entered into a senior secured credit facility consisting of a $3,170 million term loan facility, a $750 million revolving credit facility and a $525 million synthetic letter of credit facility with J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc., as joint bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse, as syndication agent, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank PLC, as co-documentation agents, Calyon Securities (USA), Inc. or its affiliate, as an agent, and other lenders. The key terms of our senior secured credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement and security agreements.

Our senior secured credit facility provides for a six-and-a-half year, $3,170 million term loan facility. We used our term loan facility to finance a portion of the Merger, including, without limitation, payment of fees and expenses contemplated thereby.

Our senior secured credit facility provides for a six-year, $750 million revolving credit facility, which includes:

•	a letter of credit subfacility to be made available for our account; and

•	a swingline loan subfacility to be made available for our account.

We use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facility provides for a six-and-a-half-year $525 million synthetic letter of credit facility. Our new synthetic letter of credit facility was used to post a letter of credit to secure the fair value of our obligations in respect of Cendant’s contingent and other liabilities we assumed under the Separation and Distribution Agreement and up to $100 million is available for general corporate purposes. For a description of these obligations, please read, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions.”

Our term loan facility contains a $1,220 million delayed draw term loan subfacility, which was available to be drawn upon in one or more drawings in the period from the closing of the Merger until July 31, 2007, except that a drawing of up to $270 million was available to be made at any time on or prior to October 31, 2007. The proceeds of the delayed draw term loans were used to finance the refinancing or discharge (including in connection with a change of control offer) of the 2006 Senior Notes, including, without limitation, payment of fees and expenses contemplated thereby.

Our senior secured credit facility permits us to obtain up to $650 million of additional credit facilities from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our senior secured credit facility.

Scheduled amortization payments and mandatory prepayments

Our term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of our new term loan facility, with the balance payable upon the final maturity date. Our synthetic letter of credit facility provides for annual amortization payments of 1% of the original principal amount of our synthetic letter of credit facility, with the balance payable upon the final maturity date.

Mandatory prepayment obligations under our term loan facility include:

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100% of the net cash proceeds of asset sales and dispositions in excess of an amount to be determined subject to certain exceptions and customary reinvestment provisions; provided that, if the senior secured leverage ratio is less than or equal to 2.5:1.0, we may retain up to $200 million of asset sale proceeds;

•

If our senior secured leverage ratio exceeds 3.25:1.0, 50% of our excess cash flow beginning on January 1, 2008 (reducing to 25% if our senior secured leverage ratio is greater than 2.5:1.0 but less than or equal to 3.25:1.0 and to 0% if our senior secured leverage ratio is less than or equal to 2.5:1.0); and

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If our senior secured leverage ratio exceeds 2.5:1.0, 100% of the net cash proceeds received from issuances of debt after the closing of the Transactions, subject to certain exclusions including certain debt permitted to be incurred under the senior secured credit facility.

Voluntary prepayments and reduction and termination of commitments

We are able to prepay loans and permanently reduce the loan commitments under our senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The revolving loan commitment may not be reduced to less than the outstanding balance of loans and letter of credit obligations under such commitment on the date of such reduction. In addition, we may terminate our senior secured credit facility without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we are required to repay all obligations outstanding under our senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest, applicable margins and fees

The interest rates with respect to term loans to us under our senior secured credit facility are based on, at our option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0%.

The interest rates with respect to revolving loans to us under our senior secured credit facility are based on, at our option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to adjustment based on the attainment of certain leverage ratios.

Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto (or the rate applicable to ABR loans, in the case of any other amounts other than principal) plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate and actual days elapsed).

Our revolving credit facility and our delayed draw term loan subfacility require us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.50% per annum of the average daily amount of undrawn commitments under such facility or subfacility during the preceding quarter, subject to adjustment based upon attainment of certain leverage ratios.

Our letter of credit subfacility and our synthetic letter of credit facility require us to pay the respective issuing banks a fronting fee (payable quarterly) for each outstanding letter of credit equal to 0.125% per annum of the daily stated amount of such letter of credit.

Our letter of credit subfacility requires us to pay lenders under the revolving credit facility a letter of credit fee (payable quarterly) on the aggregate daily face amount of the outstanding letters of credit under the revolving credit facility equal to the applicable LIBOR margin for revolving credit loans stated above.

Our synthetic letter of credit facility requires us to pay lenders under the synthetic letter of credit facility (i) a letter of credit fee (payable quarterly) on the average daily amount of credit-linked deposits supporting the synthetic letters of credit equal to the applicable LIBOR margin for term loans stated above and (ii) an additional fee (payable quarterly) of 0.15% per annum on the average daily amount of such credit-linked deposits.

Guarantees and collateral

Our obligations under our senior secured credit facility and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof are guaranteed by our parent, Domus Intermediate Holdings Corp. (“Intermediate”), and by each of our existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

Our senior secured credit facility is secured to the extent legally permissible by substantially all of the assets of (i) Intermediate which consists of a perfected first-priority pledge of all of our capital stock and (ii) us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of us and each subsidiary guarantor, subject to certain exceptions.

Covenants

Our senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or the business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, our senior secured credit facility requires us to maintain a maximum senior secured leverage ratio.

Events of default

Events of default under our senior secured credit facility include, without limitation, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing our senior secured credit facility) and cross-events of default on material indebtedness.

Our relocation securitization programs

Our relocation services company, Cartus Corporation, maintains three separate securitization programs to monetize relocation related assets. Cartus provides employee relocation services to corporations and governmental entities in the U.S. and in foreign jurisdictions and these services are provided under relocation management agreements. Under the relocation agreements, the employers agree to pay fees and other amounts for relocation services provided to their employees by Cartus. Relocation services often include the purchasing and selling of a transferred employee’s home and the issuance of home equity advances to the transferred employee which are to be repaid from the proceeds of sale of the employee’s home.

Homes and contracts to acquire homes acquired under the terms of a relocation management agreement which has been designated to any of the securitization programs are held in special purpose entities and are not available to satisfy any obligations other than notes or obligations incurred under the securitization program.

In each relocation receivables securitization program, specific relocation management agreements are designated to the program. Amounts due from the employers under such agreements and amounts due under related contracts, are sold directly or indirectly to a special purpose entity. The special purpose entity borrows from one or more commercial paper conduits and uses the proceeds to purchase the relocation assets. Each program also lists numerous other events, many tied to the characteristics and performance of the contracts and the assets sold into the program, which could, if not remedied within a predefined amount of time, result in an early amortization of the securitization obligations and termination of the program. Many of the amortization events are tied to and are sensitive to default rates and default ratios on the securitized assets and to the number of days houses are held before they are sold. As of September 30, 2007, approximately $968 million was outstanding under these programs, which was secured by approximately $1,324 million in assets. Each program is a revolving program. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program.

Apple Ridge Program

The Apple Ridge Funding LLC (“Apple Ridge”) securitization program was initiated in 2000 and involves the sale of (i) receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables include receivables generated by advances made in connection with the acquisition of homes of transferred employees, which advances are to be repaid from the proceeds of the sale of such homes. The homes held for sale are held by Cartus Financial Corporation, a special purpose entity, as part of the Apple Ridge program and are not assets available to pay the obligations of any entity other than Apple Ridge. The receivables are originated by Cartus Corporation or a subsidiary of Cartus Corporation and sold through a series of special purpose entities including Cartus Financial Corporation and Apple Ridge Services Corporation to Apple Ridge. Apple Ridge is a subsidiary of Cartus Corporation and a consolidated bankruptcy remote special purpose entity. Apple Ridge borrows money through the issuance of notes to one or more commercial paper conduits and uses the proceeds of the notes to purchase the receivables and related assets. Cartus Corporation is the servicer for the program and in such capacity services the receivables and related assets sold to Apple Ridge and services the homes held for sale including the marketing of such homes. In connection with the Apple Ridge program, Cartus Corporation has agreed to make advances to Cartus Financial Corporation or to Apple Ridge Services Corporation. These advances are to be used by the borrowing entity to pay the purchase price of the securitized assets. The obligations to repay these advances and interest thereon are evidenced by promissory notes issued to Cartus Corporation. Such notes are subordinated to the payment of amounts required to pay the notes issued by Apple Ridge to the commercial paper conduits. Realogy has provided a performance guaranty which guaranties the obligations of Cartus Corporation as originator and as servicer under the Apple Ridge program documents. The receivables and related assets transferred to Apple Ridge are pledged to pay and are the only source of payment of the notes issued by Apple Ridge. As of September 30, 2007, notes issued by Apple Ridge were outstanding in the principal amount of $662 million and were secured by $863 million of relocation receivables. The Apple Ridge facility was restructured into an $850 million facility on the date of the Merger. The assets of Apple Ridge and the other SPEs engaged in the Apple Ridge program are not available to pay any other obligations of Realogy.

Kenosia Program

The Kenosia Funding LLC (“Kenosia”) securitization program was initiated in 2002 and involves the sale of (i) receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables include receivables generated by advances made in connection with the acquisition of homes of transferred employees which advances are to be repaid from the proceeds of the sale of such homes. The homes held for sale are held by Cartus Relocation Corporation, a special purpose entity, as part of the Kenosia program and are not assets available to pay the obligations of any entity other than Kenosia. After the restructuring, substantially all of the relocation management agreements designated to the Kenosia program will be “at risk” contracts where the Kenosia program bears the risk of loss upon the sale of transferred employees’ homes. The receivables are originated by Cartus Corporation or Cartus Relocation Corporation, a special purpose entity, and sold to Kenosia. Kenosia is a subsidiary of Cartus Corporation and a consolidated bankruptcy remote special purpose entity. Kenosia borrows money through the issuance of notes to a commercial paper conduit and uses the proceeds of the notes to purchase relocation receivables and related assets. Cartus Corporation is the servicer for the program and in such capacity services the receivables and related assets sold to Kenosia and services the homes held for sale including the marketing of such homes. In connection with the Securitization Facilities Refinancing Kenosia will issue a promissory note to Cartus Corporation. Cartus Corporation may, from time to time, in its discretion, and at Kenosia’s request make advances to Kenosia. Such advances are to be used by Kenosia to purchase securitization assets from Cartus Corporation or from Cartus Relocation Corporation. The promissory note will evidence Kenosia’s obligation to repay such advances with interest. Kenosia’s obligation to make payment on the promissory note will be subordinate to its obligation to make payment on the Kenosia notes issued to the commercial paper conduits. Realogy has provided a performance guaranty which guaranties the obligations of Cartus Corporation as originator and as servicer under the Kenosia program documents. The receivables and related assets transferred to Kenosia are pledged to pay and are the only source of payment of the notes issued by Kenosia. As of September 30, 2007, notes issued by Kenosia were outstanding in the principal amount of $153 million and were secured by $278 million of relocation receivables and advances. The Kenosia facility borrowing capacity was increased to $175 million on February 28, 2007. The assets of Kenosia and the other special purpose entities engaged in the Kenosia program are not available to pay any other obligations of Realogy.

UK Relocation Program

The UK Relocation Receivables securitization program was initiated in 2005 and involves the sale of (i) receivables or beneficial interests in receivables generated under relocation management agreements designated to the program and (ii) miscellaneous related assets. The receivables and beneficial interests in receivables include receivables generated by advances made in connection with the acquisition of contracts for homes of transferred employees which advances are to be repaid from the proceeds of the sale of such homes. The receivables and beneficial interests in receivables are originated by UK subsidiaries of Cartus Corporation and transferred to UK Relocation Receivables Funding Limited (“UK Relocation”). UK Relocation is an SPE which is used to securitize relocation receivables in the United Kingdom. UK Relocation borrows money from a commercial paper conduit and uses the proceeds of the borrowing to acquire relocation receivables and related assets originated by UK subsidiaries of Cartus Corporation. A UK subsidiary of Cartus Corporation services the relocation receivables and other related assets. Realogy has provided a parent undertaking agreement in connection with the UK Relocation program and agrees to cause the UK sellers of the receivables and the UK servicer to perform and observe each of their covenants and undertakings set forth in the UK Relocation receivables program documents. The receivables and interests therein and other related assets acquired by UK Relocation are pledged to pay and are the only source of payment of the advances made to UK Relocation. As of September 30, 2007, advances to UK Relocation were outstanding in the principal amount of approximately $153 million and were secured by approximately $183 million of relocation receivables. The UK Relocation facility was restructured on the date of the Merger and is now a five year facility. The assets of UK Relocation within the UK Relocation Program are not available to pay any other obligations of Realogy.

Securitization obligations as of September 30, 2007, consisted of:

(In millions)
Apple Ridge Funding LLC	$662
Kenosia Funding, LLC	153
U.K. Relocation Receivables Funding Limited	153

$968

The Securitization Facilities have or will have restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements, restrictions on mergers and change of control. Some of the trigger events which could affect the availability of funds under the Securitization Facilities include defaults or losses on the securitized receivables and related assets resulting in insufficient collateral for the notes or advances, increases in default rates on the securitized receivables, losses or increases in noncash reductions of the securitized receivables, losses on sale of relocation properties held for resale or increases in the average length of time we hold relocation properties. The Facilities also have or will have trigger events based on change in control and cross-defaults to our notes, our credit agreement or other material indebtedness. The Kenosia Program will contain a trigger event based on a breach of the financial covenants contained in our senior secured credit facility. If an event of default is continuing under our notes, our credit agreement or other material indebtedness, such event could cause a termination of our ability to obtain future advances under and amortization of one or more of the Securitization Facilities. Each of the Securitization Facilities also contain provisions limiting the availability of funding based on the concentration levels of receivables due from any one corporate client or, in some instances, groups of the largest corporate clients and certain of the Securitization Facilities have other concentration levels relating to the due dates of the receivables, the period certain receivables are outstanding and the type or location of the relocation property. These covenants or trigger events, if breached and not remedied within a predefined amount of time, could result in an early amortization of the securitization obligations and termination of the program.

DESCRIPTION OF NOTES

General

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Notes” section, (i) the terms “we,” “our” and “us” each refer to Realogy Corporation (“Realogy”) and its Subsidiaries; and (ii) the term “Issuer” refers only to Realogy and not any of its Subsidiaries.

The Issuer issued $2,250 million of old senior notes in two tranches:

(1)	$1,700 million of 10.50% Senior Notes due 2014 (the “old fixed rate senior notes”) under an indenture (the “Fixed Rate Senior Note Indenture”), dated as of April 10, 2007, by and among itself, the Note Guarantors and Wells Fargo Bank, National Association, as Trustee, and

(2)	$550 million of 11.00%/11.75% Senior Toggle Notes due 2014 (the “old senior toggle notes” and together with the old fixed rate senior notes, the “old senior notes”) under an indenture (the “Senior Toggle Note Indenture” and together with the Fixed Rate Senior Note Indenture, the “Senior Note Indentures”), dated as of April 10, 2007, by and among itself, the Note Guarantors and Wells Fargo Bank, National Association, as Trustee.

The Issuer also issued $875 million of old 12.375% Senior Subordinated Notes due 2015 (the “old senior subordinated notes”) under an indenture (the “Senior Subordinated Note Indenture”), dated as of April 10, 2007, by and among itself, the Note Guarantors and Wells Fargo Bank, National Association, as Trustee.

The terms of the exchange notes are identical in all material respects to the terms of the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the applicable Registration Rights Agreement. In this “Description of Notes” section, (1) the old fixed rate senior notes and the exchange fixed rate senior notes are referred to collectively as the “Fixed Rate Senior Notes”, (2) the old senior toggle notes and the exchange senior toggle notes are referred to collectively as the “Senior Toggle Notes”, (3) the old senior subordinated notes and the exchange senior subordinated notes are referred to collectively as the “Senior Subordinated Notes”, (4) the Fixed Rate Senior Notes and the Senior Toggle Notes are referred to collectively as the “Senior Notes”, (5) The Senior Notes and the Senior Subordinated Notes are referred to collectively as the “Notes,” and (6) the Senior Note Indentures and the Senior Subordinated Note Indenture are referred to collectively as the “Indentures.”

The exchange offer is being made to satisfy the Company’s obligations under the Registration Rights Agreements. The Trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the exchange notes outstanding.

The following summary of certain provisions of the Indentures and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the Indentures because they, not this description, define your rights as holders of the Notes. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part. The Fixed Rate Senior Notes, the Senior Toggle Notes and the Senior Subordinated Notes are three separate series of Notes, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the applicable Indenture and the applicable Notes.

We issued Senior Notes with an initial aggregate principal amount of $2,250 million, and we issued Senior Subordinated Notes with an initial aggregate principal amount of $875 million. We may issue additional Senior Notes and additional Senior Subordinated Notes from time to time after the Issue Date. Any offering of additional Senior Notes or additional Senior Subordinated Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, in connection with the payment of PIK Interest (as defined under “—Terms of the Senior Notes—Senior Toggle Notes”) in respect of the Senior Toggle Notes, the Issuer is entitled to, without the consent of the holders thereof, increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Senior Toggle Note Indenture on the same terms and conditions as the Senior Toggle Notes issued on the Issue Date (in each case, the “PIK Payment”). The Notes of a series and any additional Notes and PIK Notes of such series subsequently issued under the applicable Indenture will be treated as a single class for all purposes under the applicable Indenture, in each case including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indentures and this “Description of Notes,” references to the Notes (or any series of Notes) include any additional Notes (or Notes of such series) and PIK Notes actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes (including PIK Notes) as a result of a PIK Payment.

Principal of, premium, if any, and interest on the Notes (other than PIK Interest) will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000, and any integral multiple of $1,000, except that PIK Notes may be issued in minimum denominations of $1.00 and any integral multiple thereof, and any increase in the principal amount of Senior Toggle Notes as a result of a PIK Payment may be made in integral multiples of $1.00. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Notes

Fixed Rate Senior Notes

The Fixed Rate Senior Notes will be unsecured senior obligations of the Issuer and will mature on April 15, 2014. Each Fixed Rate Senior Note will bear interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007.

Prior to consummation of the exchange offer, additional interest is payable with respect to the Fixed Rate Senior Notes in certain circumstances as provided in the applicable Registration Rights Agreement and as further described under “Exchange Offer; Registration Rights” in this prospectus.

Senior Toggle Notes

The Senior Toggle Notes will be unsecured senior obligations of the Issuer and will mature on April 15, 2014. Interest on the Senior Toggle Notes will be payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007. Interest on the Senior Toggle Notes will accrue from the Issue Date or the most recent date to which interest has been paid or provided for; provided that interest with respect to a PIK Payment will accrue in accordance with the terms discussed below.

For any interest payment period after the initial interest payment period and through October 15, 2011, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest.

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders of the Senior Toggle Notes. In the absence of such an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period. Interest for the first interest period commencing on the Issue Date shall be payable entirely in cash. After October 15, 2011, the Issuer will make all interest payments on the Senior Toggle Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Senior Toggle Notes as described below on an AHYDO redemption date or under “—Optional Redemption—Senior Notes” or “—Change of Control” shall be made solely in cash.

Cash Interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75% and be payable (x) with respect to Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Senior Toggle Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (and/or by issuing new global notes authenticated and delivered by the Trustee) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders thereof on the relevant record date, as shown by the records of the register of such holders. Following an increase in the principal amount of the outstanding global Senior Toggle Notes as a result of a PIK Payment, the global Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form or as new global notes will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Toggle Notes issued pursuant to a PIK Payment will mature on April 15, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Toggle Note Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Prior to consummation of the exchange offer, additional interest is payable with respect to the Senior Toggle Notes in certain circumstances as provided in the applicable Registration Rights Agreement and as further described under “Exchange Offer; Registration Rights” in this prospectus.

If the Senior Toggle Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each accrual period ending after the fifth anniversary of the old Senior Toggle Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each Senior Toggle Note then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Senior Toggle Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Senior Toggle Note required to be redeemed to prevent such Senior Toggle Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Senior Toggle Notes prior to an AHYDO redemption date pursuant to any other provision of the Senior Toggle Note Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Senior Toggle Notes that remain outstanding on each AHYDO redemption date.

Terms of the Senior Subordinated Notes

The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Issuer and will mature on April 15, 2015. Each Senior Subordinated Note will bear interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007.

Prior to consummation of the exchange offer, additional interest is payable with respect to the Senior Subordinated Notes in certain circumstances as provided in the applicable Registration Rights Agreement and as further described under “Exchange Offer; Registration Rights” in this prospectus.

Optional Redemption

Senior Notes

On or after April 15, 2011, the Issuer may redeem the Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

Fixed Rate Senior Notes

Period	Redemption Price
2011	105.250%
2012	102.625%
2013 and thereafter	100.000%

Senior Toggle Notes

Period	Redemption Price
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, the Issuer may redeem such Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of such Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing,

(A)

at any time and from time to time on or prior to April 15, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Fixed Rate Senior Notes (calculated after giving effect to any issuance of additional Fixed Rate Senior Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 110.50%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Fixed Rate Senior Notes (calculated after giving effect to any issuance of additional Fixed Rate Senior Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Fixed Rate Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Note Indenture, and

(B)	at any time and from time to time on or prior to April 15, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 111.00%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Senior Toggle Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Toggle Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Senior Subordinated Notes

On or after April 15, 2011, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2011	106.188%
2012	104.125%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 112.375%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth in the last paragraph under “—Terms of the Senior Notes—Senior Toggle Notes,” the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar in respect of the Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer. The initial registrar for the Notes will be the Trustee.

The Issuer may change the paying agent(s) or the registrar without prior notice to the Holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes will be unsecured senior Indebtedness of the Issuer, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuer, including the Senior Subordinated Notes. The Senior Notes will be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Note Guarantees will be unsecured senior Indebtedness of the applicable Note Guarantor, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future subordinated Indebtedness of such Note Guarantor, including such Note Guarantor’s Senior Subordinated Note Guarantee. The Senior Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At September 30, 2007,

(1)	the Issuer and the Note Guarantors had approximately $6,256 million of other Senior Pari Passu Indebtedness outstanding, including $43 million of Senior Pari Passu Indebtedness under the 2006 Senior Notes and $3,129 million of Senior Pari Passu Indebtedness under our senior secured credit facility (excluding $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility which, if borrowed, would constitute Senior Pari Passu Indebtedness), all of which would have been Secured Indebtedness and effectively senior to the Senior Notes (although the 2006 Senior Notes were not guaranteed); and

(2)	the Issuer and the Note Guarantors had $875 million of subordinated Indebtedness outstanding, consisting of the Senior Subordinated Notes.

See “—Liabilities of Subsidiaries Other than Note Guarantors” for a description of obligations of non-guarantor subsidiaries.

Although the Senior Note Indentures limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by Non-Guarantor Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Indentures do not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Senior Subordinated Notes

The indebtedness evidenced by the Senior Subordinated Notes will be unsecured senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including the Senior Notes, will rank equally in right of payment with all future Senior Subordinated Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all future Indebtedness of the Issuer that is by its terms subordinated to the Senior Subordinated Notes. The Senior Subordinated Notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the Senior Subordinated Note Indentures.

The indebtedness evidenced by the Senior Subordinated Note Guarantees will be unsecured senior subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including such Note Guarantor’s Senior Note Guarantee, will rank equally in right of payment with all future Senior Subordinated Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all future Indebtedness of such Note Guarantor that is by its terms subordinated to such Senior Subordinated Note Guarantee. The Senior Subordinated Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At September 30, 2007,

(1)	the Issuer and the Note Guarantors had approximately $7,234 million of total Indebtedness, of which approximately $6,256 million would have constituted Senior Indebtedness, including $43 million of Senior Indebtedness under the 2006 Senior Notes (which were not guaranteed by our subsidiaries) and $3,129 million of Senior Indebtedness under our senior secured credit facility (excluding $525 million of letters of credit issued under our synthetic letter of credit facility, $43 million of outstanding letters of credit and approximately $707 million of undrawn availability under our revolving credit facility which, if borrowed, would constitute Senior Indebtedness); and

(2)	the Issuer and the Note Guarantors would have had no other Senior Subordinated Pari Passu Indebtedness outstanding and no Indebtedness outstanding that is expressly subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees.

See “—Liabilities of Subsidiaries Other than Note Guarantors” for a description of obligations of non-guarantor subsidiaries.

Although the Senior Subordinated Note Indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by Non-Guarantor Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Senior Indebtedness” with respect to the Issuer or any of the Note Guarantors means all Indebtedness and any Securitization Repurchase Obligation of the Issuer or any such Note Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization relating to the Issuer or any Note Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to any Subsidiary of the Issuer (other than any Securitization Repurchase Obligation) or of any Note Guarantor to the Issuer or any other Subsidiary of the Issuer,

(2)	any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor,

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)	any Indebtedness or obligation of the Issuer or any Note Guarantor that by its terms is subordinate or junior in any respect (excluding the intercreditor arrangements benefiting the lenders under the Apple Ridge Documents entered into in connection with the Transactions) to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)	any Indebtedness Incurred in violation of the Senior Subordinated Note Indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness under the Credit Agreement, or their Representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the Senior Subordinated Note Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior in right of payment to the Senior Subordinated Notes or the relevant Senior Subordinated Note Guarantee in accordance with the provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Notes and each Senior Subordinated Note Guarantee will in all respects rank pari passu in right of payment with all other Senior Subordinated Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, or other payment obligations in respect of, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the Senior Subordinated Notes”) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the Senior Subordinated Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of all the Designated

Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer other than the holders of Indebtedness under the Credit Agreement, a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Senior Subordinated Notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the

Senior Subordinated Notes until five Business Days after the Representatives of all Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Senior Subordinated Note Indenture otherwise permits payment at that time.

By reason of such subordination provisions contained in the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Issuer who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The Senior Subordinated Note Indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Senior Subordinated Note Guarantee.

See “Risk Factors—Risks Related to the Notes—Your right to receive payments on the senior subordinated notes will be junior to all of our and the guarantors’ senior indebtedness, including our and the guarantors’ obligations under the senior secured credit facility, the senior notes and other existing and future senior debt.”

Liabilities of Subsidiaries Other than Note Guarantors

All of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors, including our Special Purpose Securitization Subsidiaries, Insurance Subsidiaries and Foreign Subsidiaries. At September 30, 2007, the Issuer’s Subsidiaries that are not Note Guarantors had approximately $1,359 million of total liabilities outstanding (approximately $968 million of which would have consisted of obligations under our Existing Securitization Documents (which liabilities are reflected in the Issuer’s balance sheet as “securitization obligations”)). In addition, the Issuer’s Special Purpose Securitization Subsidiaries would have had been permitted to Incur approximately $262 million of additional Secured Indebtedness under the Existing Securitization Documents, subject to having the requisite relocation asset base. See “Risk Factors—Risks Related to the Notes.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date and that Incur or guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee, in the case of the Senior Notes, on an unsecured senior basis and, in the case of the Senior Subordinated Notes, on an unsecured senior subordinated basis (in the same manner and to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration, redemption or otherwise, of all obligations of the Issuer under the Indentures and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

As of and for the nine months ended September 30, 2007, the Issuer’s Subsidiaries that are not Note Guarantors represented 12.8% of our total assets (2.3% of our total assets excluding assets of our non-guarantor securitization entities), 12.9% of our total liabilities, including trade payables (4.1% of our total liabilities, including trade payables but excluding liabilities of our non-guarantor securitization entities), 3.2% of our net revenue (2.6% of our net revenue but excluding net revenue of our non-guarantor securitization entities), and

8.2% of our EBITDA (7.4% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), respectively, in each case after intercompany eliminations.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received.” After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is an Insurance Subsidiary, a Qualified CFC Holding Company, a Special Purpose Securitization Subsidiary or a Domestic Subsidiary that is Wholly Owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes, in the case of the Senior Notes, on the same unsecured senior basis, and, in the case of the Senior Subordinated Notes, on the same senior subordinated basis. See “—Certain Covenants—Future Note Guarantors.”

The Indentures include an acknowledgment by the holders of the Notes with respect to the Note Guarantee of Cartus Corporation, the parent of the Special Purpose Securitization Subsidiaries, substantially to the effect that, among other things, holders (1) do not have any rights in or to the assets of the Special Purpose Securitization Subsidiaries and (2) will not take any action to foreclose upon any equity interests of any Special Purpose Securitization Subsidiary until all amounts owed by such Special Purpose Securitization Subsidiaries under their respective financing documents have been paid.

Each Note Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor under an Indenture and the related series of Notes will be automatically released upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the applicable Indenture,

(b)	the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the applicable Indenture in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c)

the release or discharge of such Restricted Subsidiary from (x) its guarantee of Indebtedness under the Credit Agreement (including by reason of the termination of the Credit Agreement) and/or (y) the guarantee of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock (except in each case a discharge or release by or as a result of payment under such guarantee) that resulted in the obligation to guarantee such series of Notes, in the case of each of clauses (x) and (y) if such Note Guarantor would not then otherwise be required to guarantee the Notes pursuant to the applicable Indenture; provided, that if such Person has incurred any Indebtedness or issued any Disqualified

Stock in reliance on its status as a Note Guarantor under the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Note Guarantor’s obligations under such Indebtedness or Disqualified Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred under “––Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and

(d)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture; and

(2)	in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer. Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control. See “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, other Senior Indebtedness, restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing or transmission of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)

repay in full all Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, of each lender or holder, as the case may be, who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such Senior Indebtedness, to permit the repurchase of the Notes as provided for in the immediately following paragraph.

In addition, other similar agreements to which the Issuer becomes a party may contain similar provisions and may directly prohibit the Issuer from purchasing the Notes. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall mail or electronically transmit a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or electronically transmitted); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness or, in the case of the Senior Subordinated Notes, other Senior Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness or Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness or Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under each of the Indentures relating to the Issuer’s obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control may be waived or modified with respect to that series with the written consent of the holders of a majority in principal amount of the Notes of that series.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indentures. Following the first day (the “Suspension Date”) that (i) the Notes of a series have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the applicable Indenture then, beginning on that day, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will no longer be applicable to such series of Notes:

(1)	“—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Certain Covenants—Limitation on Restricted Payments”;

(3)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Certain Covenants—Asset Sales”;

(5)	“—Certain Covenants—Transactions with Affiliates”;

(6)	solely with respect to the Senior Subordinated Note Indenture, “—Certain Covenants—Limitation on Other Senior Subordinated Indebtedness”;

(7)	“—Change of Control”;

(8)	“—Certain Covenants—Future Note Guarantors”; and

(9)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the applicable Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment

Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the applicable Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (in each case, to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. Each Indenture provides that:

(1)	the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of the Non-Guarantor Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Non-Guarantor Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued in each case pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed $300.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $3,250.0 million at any one time outstanding, less all principal repayments of Indebtedness Incurred under this clause (a) with the Net Proceeds of Asset Sales utilized in accordance with clause 1(a) of “—Asset Sales” that permanently reduces the commitments thereunder;

(b)	the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes (not including any additional Senior Notes and any additional Senior Subordinated Notes) and the Note Guarantees (including exchange Notes and related guarantees thereof and PIK Notes issued from time to time as payment of PIK Interest on the Senior Toggle Notes and any increase in the principal amount of Senior Toggle Notes as a result of a PIK Payment and, in each case, related guarantees thereof);

(c)	Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b) but including the Existing Senior Notes);

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Non-Guarantor Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property) and (2) Acquired Indebtedness, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed $325.0 million;

(e)	Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or acquisition price or similar obligations, in each case Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the applicable Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)

Indebtedness of the Issuer to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries to finance working capital needs of the Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is expressly subordinated (if legally permissible) in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Non-Guarantor Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Non-Guarantor Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries to finance working capital needs of its Subsidiaries, if a Note Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated (if legally permissible) in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales; or (4) any combination of the foregoing;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Non-Guarantor Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and deemed Incurred pursuant to this clause (l), does not exceed $325.0 million; provided that the aggregate principal amount or liquidation preference of Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued, as the case may be, under this clause (l) by Non-Guarantor Subsidiaries shall not exceed $50.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)

any guarantee by (x) the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries, (y) a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary or (z) a Non-Guarantor Subsidiary of Indebtedness or other obligations of another Non-Guarantor Subsidiary, in each case so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the

Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of the Issuer or such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes (in the case of a guarantee by the Issuer) or to such Note Guarantor’s Note Guarantee (in the case of a guarantee by a Note Guarantor) substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or the Incurrence by a Non-Guarantor Subsidiary of Preferred Stock that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (1)(y) does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, as the case may be;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (x) in the case of the Senior Notes, any Bank Indebtedness or the Existing Senior Notes to the extent refinanced or defeased with the proceeds of Bank Indebtedness or (y) in the case of the Senior Subordinated Notes, any Senior Indebtedness.

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the applicable Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be equal to or greater than immediately prior to such acquisition, merger or amalgamation;

(p)	Indebtedness (including Capitalized Lease Obligations) with respect to the Specified Aircraft Sale and Leaseback;

(q)	Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Issuer of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its Incurrence and (ii) in respect of cash management lines or facilities so long as the Indebtedness deemed Incurred pursuant to this clause (q)(ii) does not exceed $50.0 million at any one time outstanding;

(r)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Non-Guarantor Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the fourth paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $100.0 million at any one time outstanding and 0.75% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the applicable Indenture, without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess of the greater of $50.0 million at any one time outstanding and 0.5% of Total Assets at the time of Incurrence;

(w)	Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the fourth paragraph of the covenant described under “—Limitation on Restricted Payments”;

(x)	Indebtedness in respect of letters of credit issued under the Credit Agreement to support Contingent Obligations of the Issuer and the Restricted Subsidiaries arising under the Separation and Distribution Agreement not to exceed $525.0 million (including any refinancing thereof under the Credit Agreement);

(y)	Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Issuer or any Subsidiary Incurred in the ordinary course of business or in connection with the Transactions, an acquisition or any other Permitted Investment;

(z)	Indebtedness of the Issuer or any Restricted Subsidiary in respect of Arbitrage Programs in an aggregate principal amount not to exceed the sum of (i) $10 million and (ii) the aggregate amount of Permitted Investments related thereto from time to time; and

(aa)	Indebtedness of the Issuer or any Restricted Subsidiary assumed in connection with the acquisition of homes and related assets in the ordinary course of its relocation services business, which Indebtedness in each case exists at the time of such acquisition and is not created in contemplation of such event.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (aa) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and the other provisions of the applicable Indenture; provided that (A) all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date pursuant to clause (a) above and the Issuer shall not be permitted to later reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date and (B) the Issuer shall not be permitted to later reclassify or divide all or any portion of the Indebtedness Incurred pursuant to clause (x) above. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any PIK Payment on the Senior Toggle Notes), the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was

Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Note Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless,	at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (18) of the fourth paragraph of this covenant, but excluding all other Restricted Payments permitted by the fourth paragraph of this covenant), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); provided however that, to the extent the Consolidated Leverage Ratio of the Issuer on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred would have been less than 3.0 to 1.0 and the Consolidated Net Income of the Issuer is positive, then 75% of the Consolidated Net Income of the Issuer for the aforementioned period shall be included pursuant to this clause (1), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding (without duplication) (i) Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under “Optional Redemption”), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such

Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (10) of the second succeeding paragraph or to the extent such Investment constituted a Permitted Investment), or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1)	in the case of property with a Fair Market Value in excess of $30.0 million, shall be set forth in an Officer’s Certificate or

(2)	in the case of property with a Fair Market Value in excess of $60.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

(2) (a)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock and if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to this clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the Holders of such Subordinated Indebtedness) of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the

Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b)	such new Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that, in the case of this subclause (d)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(4)	a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $60.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) in the case of subclauses (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $75.0 million and 0.625% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that the dollar amount of Investments made pursuant to this clause (7) may be reduced by the Fair Market Value of the proceeds received by the Issuer and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with such Fair Market Value being measured at the time of such sale, disposition or other transfer without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received (including, without limitation, contributions to the Issuer with the proceeds of sales of common stock of any direct or indirect parent) by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of $125.0 million and 1.00% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or the Restricted Subsidiaries are members);

(13)	the payment of any Restricted Payment, if applicable:

(a)

in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Restricted Subsidiaries (provided, that for so long as such direct or indirect parent owns no assets other than the Equity Interests in the Issuer or another direct or indirect parent of the Issuer, such fees and expenses shall be deemed for purposes of this clause (13)(a) to be so attributable to such ownership or operation);

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	Restricted Payments used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith) as described in the Offering Memorandum (including payments made pursuant to or as contemplated by the Merger Documents, whether payable on the Issue Date or thereafter) or owed by the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”; provided that payments to Affiliates due to the termination of agreements with the Sponsor described under “Certain Relationships and Related Party Transactions” or similar agreements shall be permitted by this clause (14) only to the extent such termination is attributable to an underwritten registered public offering of the common stock of the Issuer or any direct or indirect parent of the Issuer or to a Change of Control;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Permitted Securitization Financing and the payment or distribution of Securitization Fees;

(17)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions described under, or provisions similar to those described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes of the applicable series tendered by holders of the Notes of the applicable series in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19)	cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10), (11) or (14) (with respect to payments owed to the Sponsors or their Affiliates as permitted by “—Transaction with Affiliates”), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For the avoidance of doubt, payments made after the Issue Date of the Cendant Contingent Liabilities shall not be deemed Restricted Payments.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Issuer.

As of the Issue Date and as of the date of this prospectus, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing, the Issuer will not, and will not permit any of the Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on account of the Issuer’s Equity Interests or purchase for cash or otherwise redeem, acquire or retire for cash any Equity Interests of the Issuer or any direct or indirect parent of the Issuer or guarantee any Indebtedness of an Affiliate of the Issuer for the purposes of any of the foregoing, in each case for the benefit of the Sponsors, by means of (i) the application of the Cumulative Credit in accordance with the first two paragraphs of this covenant, (ii) utilization of clauses (1), (7), (10) or (11) of the exceptions enumerated in the fourth paragraph of this covenant or (iii) utilization of clauses (9), (10) or (18) of the definition of Permitted Investments, unless in each case at the time of such payment the Consolidated Leverage Ratio of the Issuer would have been equal to or less than 6.0 to 1.0 on a pro forma basis and otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indentures and the Notes and the Note Guarantees (and any exchange Notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits (including escrowed funds) or net worth imposed by customers and franchisees under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture entered into in the ordinary course of business;

(9)	purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction on a Special Purpose Securitization Subsidiary that, in the good faith judgment of senior management or the Board of Directors of the Issuer, is reasonably required in connection therewith; provided, however, that such restrictions apply only to Special Purpose Securitization Subsidiaries;

(12)	other Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of any Non-Guarantor Subsidiary that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Issuer); or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Issuer, no more restrictive with respect to such encumbrances and other restrictions taken as a whole than those contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by senior management or the Board of Directors of the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and from which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by senior management or the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1.50% of Total Assets and $175.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 450 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (other than obligations in respect of a Permitted Securitization Financing) (a) Secured Indebtedness, including Indebtedness under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Non-Guarantor Subsidiary, or (c) in the case of the Senior Subordinated Notes, Senior Indebtedness, or (d) in the case of the Senior Notes, Senior Pari Passu Indebtedness and, in the case of the Senior Subordinated Notes, Senior Subordinated Pari Passu Indebtedness (provided that (i) in the case of the Senior Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Notes and (ii) in the case of the Senior Subordinated Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Senior Subordinated Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, or

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the applicable Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested within the meaning of the prior sentence whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $30.0 million by mailing or electronically transmitting the notice required pursuant to the terms of the applicable Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes or any purpose not otherwise prohibited by the applicable Indenture. If the aggregate principal amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

If more Notes (and Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, electronically transmitted at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The provisions under each of the Indentures relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with respect to the applicable series with the written consent of a majority in principal amount of the Notes of that Series.

In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the applicable Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of the Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that at the time of such merger such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the applicable Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the applicable Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)

(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $15.0 million and 2.0% of EBITDA (as defined in the relevant agreement) for the immediately preceding year, plus out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 1.0% of the aggregate transaction value or enterprise value with respect to transactions in which the Sponsors provide any transaction, advisory or other services, plus (C) a transaction fee of not more than $65 million to be paid to the Sponsors in connection with the Transactions on or after the Issue Date and (y) the payment of the present value of all future amounts payable pursuant to any agreement referred to in clause (3)(x) above in connection with the termination of such agreement, each as described under the caption “Certain Relationships and Related Party Transactions” in the Offering Memorandum;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or (y) approved by a majority of the Board of Directors (or a majority of the disinterested directors serving on the Board of Directors) of the Issuer in good faith;

(6)	transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9)	the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, Merger Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in the Offering Memorandum under the heading “Certain Relationships and Related Party Transactions”, and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Transactions and the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to the Sponsors, which are described in the Offering Memorandum or contemplated by the Merger Documents;

(11)	transactions with joint ventures, customers, clients, suppliers or purchasers or sellers of goods or services or equipment, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)	transactions pursuant to any Permitted Securitization Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or the making of other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of or the entering into of, employment agreements or arrangements (including severance or termination provisions), stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the fourth paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(20)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the applicable Indenture.

Liens. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes or, in respect of Liens on any asset or property of a Restricted Subsidiary, any Note Guarantee of such Restricted Subsidiary, are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or the Note Guarantees, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Notes or such Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The Senior Subordinated Note Indenture provides that the Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the Senior Subordinated Notes or such Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be, or

(2)	expressly subordinated in right of payment to the Senior Subordinated Notes or such Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be.

The Senior Subordinated Note Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Reports and Other Information. Each Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), it being expressly understood that the first of such quarterly reports to be furnished to the holders of the Notes shall be a report for the quarter ended March 31, 2007, which will be required to be filed or furnished on or prior to 45th day following the Issue Date,

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC prior to the Issuer becoming subject to Section 13 or 15(d) of the Exchange Act after the Issue Date (it being understood that the Issuer shall not be deemed to be obligated on the Issue Date to file such reports), in which event the Issuer will make available such information to prospective purchasers of Notes (by posting such reports on the primary website of the Issuer or its Subsidiaries or otherwise), in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Issuer shall not be required to include in any such reports any information, certificates or reports required by Item 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offers with respect to the Notes.

In addition, if at any time any direct or indirect parent of the Issuer (x) becomes a Note Guarantor (there being no obligation of any parent to do so), (y) holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or of any direct or indirect parent corporation of the Issuer (and performs the related incidental activities associated with such ownership) and (z) complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed or furnished by and be those of such direct and indirect parent of the Issuer rather than the Issuer.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes of a series remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes of such series and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreements relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreements, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed unaudited discussion (as determined in good faith by senior management of the Issuer) of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries of the Issuer separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (4) under “Defaults” until 120 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to holders or the Trustee) pursuant to this covenant.

Future Note Guarantors. Each Indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is already a Note Guarantor, or is a Special Purpose Securitization Subsidiary, an Insurance Subsidiary, a Qualified CFC Holding Company or a Domestic Subsidiary that is Wholly Owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that (a) guarantees any Indebtedness of the Issuer or any of the Note Guarantors on the Issue Date or at any time thereafter, or (b) Incurs any Indebtedness or issues any shares of Disqualified Stock that is permitted to be Incurred or issued pursuant to clause (a) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the applicable Indenture described under “—Note Guarantees.”

Payments for Consent. The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

Each Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the applicable Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Successor Company is not the Issuer, each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the applicable Indenture and the Notes; and

(6)	the Successor Company (if other than the Issuer) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation merger or transfer and such supplemental indentures (if any) comply with the applicable Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the applicable Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under such Indenture and the Notes, but in the case of a lease of all or substantially all of its assets, the Issuer will not be released from the obligations to pay the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company (provided that a co-obligor of the Notes is a corporation), so long as the amount of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and the Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Each Indenture further provides that, subject to certain limitations in such Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”;

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture; and

(3)	immediately after such transaction, no Default or Event of Default exists.

The Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under such Indenture and such Note Guarantor’s applicable Note Guarantee, but in the case of a lease of all or substantially all of its assets, the Note Guarantor will not be released from its obligations under the Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness, Preferred Stock and Disqualified Stock of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed the greater of $625.0 million and 5.0% of Total Assets after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions).

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Defaults

An Event of Default is defined in each Indenture with respect to a series of Notes as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due (whether or not, in the case of the Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above), continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not, in the case of the Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above),

(3)	the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or such Indenture,

(5)	the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8)	any Note Guarantee with respect to such series of Notes of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor that qualifies as a Significant Subsidiary (or one or more Note Guarantors that collectively would represent a Significant Subsidiary) denies or disaffirms its obligations under such Indenture or any Note Guarantee with respect to such series of Notes and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable; provided, however, that, in the case of the Senior Subordinated Notes, so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. In the event of non-payment defaults, the holders of a majority in principal amount of outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to a series of Notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the applicable Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under an Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Each Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail or electronically transmit to each holder of the Notes of such series notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	in the case of the Senior Notes, expressly subordinate the Senior Notes or any Senior Note Guarantees to any other Indebtedness of the Issuer or any Note Guarantor or, in the case of the Senior Subordinated Notes, make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Subordinated Notes,

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions, or

(9)	except as expressly permitted by the applicable Indenture, modify the Note Guarantee of any Significant Subsidiary or the Note Guarantee of one or more Restricted Subsidiaries that collectively would, at the time of such amendment, represent a Significant Subsidiary in any manner adverse to the holders.

Notwithstanding the foregoing, without the consent of any holder, the Issuer and the Trustee may amend each Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under such Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under such Indenture and its applicable Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to make any change that would provide additional rights or benefits to the holders or that does not adversely affect the legal rights of any such holder under the applicable Indenture, to make changes relating to the transfer and legending of the Notes as permitted by the applicable Indenture, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Note Guarantor, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of such Indenture under the TIA, to make certain changes to such Indenture to provide for the issuance of additional Notes, to evidence and provide for the acceptance and appointment under the applicable Indenture of a successor Trustee thereunder pursuant to the requirements thereof or to conform the text of the Indenture, Note Guarantees or Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantee or Notes.

The consent of the noteholders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Issuer is required to mail or electronically transmit to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests of the Issuer or of any Note Guarantor, or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer or the Note Guarantors under the Notes, the Note Guarantees, the Indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the applicable Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

An Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in such Indenture) as to all outstanding Notes of a series when:

(1)

either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire

Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the applicable Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes of a series and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and with clause (4) of the first paragraph under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be automatically released from all of its obligations with respect to its applicable Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option with respect to a series of Notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof for the payment of principal, premium (if any) and interest on the applicable series of Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes of the applicable series not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under each of the Indentures and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes. We are currently in the process of seeking a successor to Wells Fargo Bank, National Association.

Governing Law

Each of the Indentures provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Apple Ridge Documents” means the Transfer and Servicing Agreement, dated as of April 25, 2000, among Apple Ridge Services Corporation, Cendant Mobility Services Corporation, Cendant Mobility financial Corporation, Apple Ridge Funding LLC and Bank One, National Association, the Receivables Purchase Agreement, dated as of April 25, 2000, between Cendant Mobility Financial Corporation and Apple Ridge Services Corporation, the Purchase Agreement, dated as of April 25, 2000, between Cendant Mobility Services Corporation and Cendant Mobility Financial Corporation, the Note Purchase Agreement, dated as of January 31, 2005, among Apple Ridge Funding LLC, Cendant Mobility Services Corporation, Calyon Corporate and Investment Bank and the other parties thereto, the Master Indenture, April 25, 2000, among Cendant Mobility Client-Backed Relocation Receivables Funding LLC, JPMorgan Chase Bank, National Association and The Bank of New York, the Indenture Supplement, dated as of January 31, 2005, among Cendant Mobility Client-Backed Relocation Receivables Funding LLC, JPMorgan Chase Bank, National Association and The Bank of New York and the Guaranty, dated as of May 12, 2006, among the Issuer, Cendant Mobility Financial Corporation and Cendant Mobility Client-Backed Relocation Receivables Funding LLC and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at April 15, 2011 (such redemption prices being set forth in the applicable table appearing above under “—Optional

Redemption”) plus (ii) all required interest payments (in the case of the Senior Toggle Notes, calculated based on the Cash Interest rate payable thereon) due on the Note through April 15, 2011 (in each case excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Arbitrage Programs” means Indebtedness and Investments relating to operational escrow accounts of NRT or Title Resources Group or any of their Restricted Subsidiaries.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary and other than the issuance of Preferred Stock of a Non-Guarantor Subsidiary issued in compliance with the covenant described under “––Limitation on Indebtedness and Issuance of Disqualified and Preferred Stock”) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $25.0 million in any one transaction or series of related transactions;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the senior management or the Board of Directors of the Issuer;

(g)	foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property or franchise rights;

(l)	in the ordinary course of business, any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by senior management or the Board of Directors of the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales”;

(m)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the applicable Indenture;

(n)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o)	a sale or other transfer of Securitization Assets or interests therein pursuant to a Permitted Securitization Financing;

(p)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and not as part of a Permitted Securitization Financing;

(q)	dispositions in connection with Permitted Liens or Liens to secure the Notes in accordance with the terms of the Indenture;

(r)	sales or other dispositions of Equity Interests in Existing Joint Ventures; and

(s)	any disposition of Investments in connection with the Arbitrage Programs.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency if both of the two named rating agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency if both of the two named rating agencies cease publishing ratings of investments) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cendant” means Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.).

“Cendant Contingent Assets” has the meaning assigned to “Cendant Contingent Asset” in the Separation and Distribution Agreement and shall also include any tax benefits and attributes allocated or inuring to the Issuer and its Subsidiaries under the Cendant Tax Sharing Agreement.

“Cendant Contingent Liabilities” has the meaning assigned to “Assumed Cendant Contingent Liabilities” in the Separation and Distribution Agreement and shall also include any liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns (as each term is defined in the Cendant Tax Sharing Agreement).

“Cendant Spin-Off” means the distribution of all of the capital stock of the Issuer by Cendant to its shareholders and the transactions related thereto as described in that certain Information Statement of the Issuer dated July 13, 2006, as filed with the SEC.

“Cendant Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of July 28, 2006, by and among Cendant, the Issuer, Wyndham Worldwide Corporation and Travelport Inc., as amended on or prior to the date of the Offering Memorandum.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount and bond premium, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if interest rate Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Permitted Securitization Financing to the extent such amounts have not been deducted in the presentation of consolidated revenues of such Person; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of Non-Guarantor Subsidiaries of such Person as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents (other than cash and Cash Equivalents of Special Purpose Securitization Subsidiaries) in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Disqualified Stock or any Non-Guarantor Subsidiary issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or such issuance or redemption of Disqualified Stock or Preferred Stock or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time. Notwithstanding the foregoing and for purposes of this calculation, the aggregate principal amount of Indebtedness shall be calculated without giving effect to purchase accounting adjustments.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

“Consolidated Net Income” means, with respect to any Person for any period, without duplication, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, relocation or other restructuring expenses, fees, expenses or charges related to plant, facility, store and office closures, consolidations, downsizings and/or shutdowns (including future lease commitments and contract termination costs with respect thereto), (ii) fees, expenses or charges Incurred in connection with the Cendant Spin-Off, (iii) expenses or charges related to curtailments or modifications to pension or other post-employment benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including integration costs) or Indebtedness permitted to be Incurred by the applicable Indenture (in each case, whether or not successful), including any such fees, expenses, tender premiums, charges or change in control payments made under the Merger Documents or the Existing Senior Notes or otherwise related to the Transactions (including any transition-related expenses Incurred prior to, on or after the Issue Date), in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded (including any acquisition by a third party, directly or indirectly, of the Issuer);

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;

(7)	except with respect to joint ventures related to Title Resources Group and the Issuer’s mortgage origination business (whether conducted through PHH Home Loans, LLC or other joint ventures of the Issuer or its Restricted Subsidiaries), the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the fourth paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges or asset writeoffs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) non-cash costs or expenses realized in connection with or resulting from employee benefit plans or post-employment benefit plans (including long-term incentive plans), stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(12)	accruals and reserves that are established or adjusted within 12 months of the Issue Date, in each case, related to or as a result of the Transactions and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Transactions, shall be excluded;

(13)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 (or successor rule) shall be excluded;

(14)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Financial Accounting Standard 52 (or successor rule) shall be excluded;

(15)	any currency translation gains and losses related to currency reimbursements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded;

(16)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted

Payments,” the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included;

(17)	any expenses or income (including increases or reversals of reserves) relating to the Cendant Contingent Liabilities shall be excluded; and

(18)	any income or other economic benefits accruing to the Issuer and its Subsidiaries pursuant to the Cendant Contingent Assets, whether in the form of cash or tax benefits shall be excluded, provided any economic benefits accruing to the Issuer and its Restricted Subsidiaries pursuant to assets out of or arising from payments to be received under Article III of the Tax Receivable Agreement dated as of February 22, 2005 by and among Cendant Corporation, Cendant Mobility Services Corporation and Wright Express Corporation shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments, advances or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses, including any deferred financing fees, write-offs or write-downs and amortization of expenses attributable to pending real estate brokerage transactions and property listings of Persons or operations acquired by such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes, of such Person for such period on a consolidated basis and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Merger, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Domus Intermediate Holdings Corp., a Delaware limited liability company and the parent of the Issuer, as guarantor, the other guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, Permitted Securitization Financings (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (in each case other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit”.

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness);

(2)	the Senior Notes;

(3)	the Existing Senior Notes; and

(4)	any other Senior Indebtedness of the Issuer or such Note Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization expenses and other restructuring charges, expenses or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of retention, systems establishment costs, curtailments or modifications to pension and post retirement employee benefit plans that result in pension settlement charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or other restructuring charge or reserve, as the case may be; plus

(5)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described in the Offering Memorandum and as in effect on the Issue Date; provided that such amount shall not exceed the amount permitted to be paid to the Sponsors pursuant to clause (3) of the second paragraph of the covenant described under “—Transactions with Affiliates”; plus

(6)	all add backs reflected in the financial presentation of “Adjusted EBITDA” in the amounts set forth in and as further described in the Offering Memorandum, but only to the extent such add backs occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and Secured Indebtedness Leverage Ratio, as the case may be; plus

(7)	the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions have been taken or are to be taken and must be expected to be achieved on a run-rate basis within 90 days after the date of determination to take such action, (y) no cost savings shall be added pursuant to this clause (7) to the extent duplicative of any expenses or charges relating to such cost savings that are included in the calculations of Consolidated Net Income or EBITDA with respect to such period and (z) the aggregate amount of cost savings added pursuant to this clause (7) shall not exceed $75.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definitions of “Fixed Charge Coverage Ratio”, “Consolidated Leverage Ratio” or “Secured Indebtedness Leverage Ratio”, as applicable); plus

(8)	the amount of loss on any sale of Securitization Assets to a Special Purpose Securitization Subsidiary in connection with any Permitted Securitization Financing that is not shown as a liability on a consolidated balance sheet prepared in accordance with GAAP; plus

(9)	storefront conversion costs relating to acquired stores by the Issuer or any Restricted Subsidiary; plus

(10)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Note Guarantor solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit;

less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); less

(12)	all deductions reflected in the financial presentation of “Adjusted EBITDA” in the amounts set forth in and as further described in the Offering Memorandum, but only to the extent such deductions occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and Secured Indebtedness Leverage Ratio, as the case may be.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common Capital Stock, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary, to the extent such sale to such equity, stock option or other plan is financed by loans from or guaranteed by, the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit”.

“Existing 2009 Notes” means the Floating Rate Senior Notes due 2009, issued by the Issuer pursuant to the Indenture dated as of October 20, 2006, between the Issuer and Wells Fargo Bank, National Association, as Trustee.

“Existing 2011 Notes” means the 6.15% Senior Notes due 2011, issued by the Issuer pursuant to the Indenture dated as of October 20, 2006, between the Issuer and Wells Fargo Bank, National Association, as Trustee.

“Existing 2016 Notes” means the 6.50% Senior Notes due 2016, issued by the Issuer pursuant to the Indenture dated as of October 20, 2006, between the Issuer and Wells Fargo Bank, National Association, as Trustee.

“Existing Joint Ventures” means joint ventures in existence on the Issue Date.

“Existing Securitization Documents” means the Apple Ridge Documents, Kenosia Documents and UK Securitization Documents.

“Existing Securitization Financings” means the financing programs pursuant to the Apple Ridge Documents, Kenosia Documents and UK Securitization Documents, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Existing Senior Notes” means the aggregate principal amount of the Existing 2009 Notes, Existing 2011 Notes and Existing 2016 Notes in existence on the Issue Date less the aggregate principal amount of Existing Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise repaid.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of each Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1)	direct obligations of the United States of America, for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other similar agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease

Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed to exclude (1) Contingent Obligations incurred in the ordinary course of business and the Cendant Contingent Liabilities (including the Contingent Obligations described in note 15 to the Issuer’s consolidated and combined financial statements for the year ended December 31, 2006 included in the Offering Memorandum) (not in respect of borrowed money); (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of a Permitted Securitization Financing (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Issuer or any Subsidiary of the Issuer other than a Special Purpose Securitization Subsidiary is directly or indirectly liable for such excess); (5) obligations under or in respect of Arbitrage Programs except in connection with the calculation of the Consolidated Leverage Ratio and the Secured Indebtedness Leverage Ratio; (6) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business; (7) obligations to make payments to third party insurance underwriters in respect of premiums collected by the Issuer and the Restricted Subsidiaries in the ordinary course of business; or (8) obligations under the Merger Documents.

Notwithstanding anything in the Indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indentures but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indentures.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Insurance Business” means one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” means any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, security deposits and advances to customers or suppliers, advances or loans to franchisees in the ordinary course of business (whether evidenced by a note or otherwise) and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the senior management or the Board of Directors of the Issuer.

“Issue Date” means April 10, 2007, the date on which the old Notes were originally issued.

“Kenosia Documents” means the Receivables Purchase Agreement, dated as of March 7, 2002, between Cendant Mobility Government Financial Services Corporation and Kenosia Funding, LLC, the CMGFSC Purchase Agreement, dated as of March 7, 2002, between Cendant Mobility Services Corporation and Cendant Mobility Government Financial Services Corporation, the Note Purchase Agreement, dated as of March 7, 2002, among Kenosia Funding, LLC, Cendant Mobility Government Financial Services Corporation, Cendant Mobility Services Corporation, Gotham Funding Corporation, as purchaser, The Bank of Tokyo—Mitsubishi, Ltd., New York Branch, as administrative agent, the Fee Receivables Purchase Agreement, dated as of March 7, 2002, between Cendant Mobility Services Corporation and Kenosia Funding, LLC, the Kenosia Funding, LLC Secured Variable Funding Notes, Series 2002-1 Indenture, dated as of March 7, 2002, between Kenosia Funding, LLC and The Bank of New York, as trustee, the Guaranty, dated as of May 2, 2006, among the Issuer, Cendant Mobility Relocation Company, Kenosia Funding, LLC, The Bank of New York, Gotham Funding Corporation and The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement), any lease in the nature thereof, any agreement to give a mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind and, except in connection with any Permitted Securitization Financing, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than a filing for informational purposes); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date.

“Merger” means the acquisition by Affiliates of the Sponsors of Realogy pursuant to the Merger Documents.

“Merger Documents” means the Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time on or prior to the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not a Note Guarantor.

“Note Guarantee” means a Senior Note Guarantee or a Senior Subordinated Note Guarantee, as applicable.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to a series of Notes in accordance with the applicable Indenture, such Person ceases to be a Note Guarantor with respect to such series of Notes.

“NRT” means NRT Incorporated, a Delaware corporation, and any successors thereto.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Memorandum” means the Offering Memorandum, dated April 5, 2007, relating to the sale of the old notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Note Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the applicable Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means, at any time, each of the Sponsors and members of the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6)	advances to directors, officers or employees not in excess of $50.0 million outstanding at any one time;

(7)

any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $325.0 million and (y) 2.75% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $400.0 million and (y) 3.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) and (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (17) and (18) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	Investments arising as a result of Permitted Securitization Financings;

(18)

additional Investments in joint ventures of the Issuer or any of the Restricted Subsidiaries not to exceed the greater of $100.0 million at any one time outstanding and 0.75% of Total Assets at the time of

Incurrence (plus an amount (without duplication of amounts reflected in Consolidated Net Income) equal to any return of capital actually received in respect of Investments theretofore made pursuant to this clause (18) in the aggregate, as valued at the Fair Market Value of such Investment at the time such Investment is made); provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(20)	any Investments in connection with the Arbitrage Programs;

(21)	Investments in connection with the defeasance or discharge of the Existing Senior Notes (which Investments would otherwise constitute Permitted Investments);

(22)	advances or loans to relocating employees of a customer in the relocation services business of the Issuer and its Restricted Subsidiaries made in the ordinary course of business; and

(23)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

“Permitted Junior Securities” means unsecured debt or Equity Interests of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable (and any debt securities issued in exchange for Senior Indebtedness), at least to the same extent that the Senior Subordinated Notes and the related Note Guarantee are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Lien” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or regulatory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or similar liabilities or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and which do not in the aggregate interfere in any material respect with the ordinary course of business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that such Lien does not extend to the property or assets of the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary that is not a Note Guarantor), (B) (i) solely in the case of the Senior Notes, Liens securing an aggregate principal amount of Senior Pari Passu Indebtedness not to exceed the aggregate amount of Senior Pari Passu Indebtedness permitted to be Incurred pursuant to clauses (a) and (x) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and (ii) solely in the case of the Senior Subordinated Notes, Liens securing Senior Indebtedness, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l), (t) (provided that such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary) or (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7)	Liens existing on the Issue Date (other than with respect to Obligations in respect of the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the applicable Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property granted to others in the normal course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14)	Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under the Indenture;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens in respect of Permitted Securitization Financings on all or a portion of the assets of Special Purpose Securitization Subsidiaries (including without limitation, pursuant to UCC filings covering sales of accounts, chattel paper, payment intangibles, promissory notes with respect to Permitted Securitization Financings and beneficial interests therein);

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens securing the Existing Senior Notes;

(21)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B)(i), (7), (8), (9), (15) and (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B)(i), (7), (8), (9), (15) and (20) at the time the original Lien became a Permitted Lien under the applicable Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) Liens securing any refinancing, refunding, extension, renewal or replacement of the Existing Senior Notes or any successive refinancings, refundings, extensions, renewals or replacements of the Existing Senior Notes may extend to the assets securing Indebtedness Incurred under clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(22)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(23)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(25)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(26)	liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution or as to purchase orders and other agreements entered into with customers in the ordinary course of business;

(27)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28)	Liens on the Specified Aircraft securing the Specified Aircraft Sale and Leaseback;

(29)	Liens securing the Arbitrage Programs and related segregated deposit and securities accounts;

(30)	Liens on any property or assets of the Issuer or any Restricted Subsidiary securing Indebtedness permitted by clause (aa) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that such Lien (i) does not apply to any other property or asset of the Issuer or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset and (ii) is not created in contemplation of or in connection with such acquisition;

(31)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(32)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(33)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(34)	Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(35)	other Liens securing obligations not to exceed $75.0 million at any one time outstanding; and

(36)	Liens on proceeds from Cendant Contingent Assets received by the Issuer and held in trust (or otherwise segregated or pledged) for the benefit of the other parties to the Separation and Distribution Agreement (other than Travelport Inc.) to secure the Issuer’s obligations under Section 7.9 thereof.

“Permitted Securitization Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” means one or more transactions pursuant to which Securitization Assets are sold, conveyed or otherwise transferred to (x) a Special Purpose Securitization Subsidiary (in the case of the Issuer or a Restricted Subsidiary of the Issuer) or (y) any other Person (in the case of a transfer by a Special Purpose Securitization Subsidiary), or Liens are granted in Securitization Assets (whether existing on the Issue Date or arising in the future); provided, that (1) recourse to the Issuer or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to Standard Securitization Undertakings; (2) no property or assets of the Issuer or any other Restricted Subsidiary of the Issuer (other than a Special Purpose Securitization Subsidiary) shall be subject to such Permitted Securitization Financing other than pursuant to Standard Securitization Undertakings; (3) any material contract, agreement, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer included in the Permitted Securitization Documents with respect to such Permitted Securitization Financing shall be on terms which the Issuer reasonably believes to be not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and (4) with respect to any Permitted Securitization Financing entered into after the Issue Date, the Board of Directors of the Issuer shall have determined in good faith that such Permitted Securitization Financing (including financing terms, advance rates, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Special Purpose Securitization Subsidiaries involved in such Permitted Securitization Financing. For the avoidance of doubt, the Existing Securitization Financings as in effect on the Issue Date shall be Permitted Securitization Financings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Agreement and Plan of Merger by and among Domus Holdings Corp., Domus Acquisition Corp. and Realogy, dated as of December 15, 2006, as amended, supplemented or modified from time to time on or prior to the Issue Date.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Issuer that is a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries or (ii) a Delaware limited liability company the primary asset of which consists of Equity Interests in one or more Foreign Subsidiaries.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Registration Rights Agreements” means the Registration Rights Agreement in respect of the Fixed Rate Senior Notes, the Registration Rights Agreement in respect of the Senior Toggle Notes and the Registration Rights Agreement in respect of the Senior Subordinated Notes (each, a “Registration Rights Agreement”), in each case dated as of the Issue Date, among the initial purchasers, the Issuer and the Note Guarantors.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary” (provided it continues to be a Subsidiary of such Person). Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of Non-Guarantor Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) and held by such Person and its Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Disqualified Stock or Non-Guarantor Subsidiaries Incur or redeem Preferred Stock subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Secured Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be the creation or Incurrence of Indebtedness or a Lien at such subsequent time. Notwithstanding the foregoing and for purposes of this calculation, the aggregate principal amount of Indebtedness shall be calculated without giving effect to purchase accounting adjustments.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means rights to receive payments and funds under relocation contracts and related contracts, homes held for resale, receivables relating to mortgage payments, equity payments and mortgage payoffs, other related receivables, beneficial interests in such assets and assets relating thereto and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and similar assets, made subject to a Permitted Securitization Financing, in each case related to the relocation services business.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person other than the Issuer or any Restricted Subsidiary in connection with any Permitted Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Permitted Securitization Financing to repurchase Securitization Assets as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Note Indentures and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indentures.

“Senior Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Senior Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Notes; and

(2)	with respect to any Note Guarantor, its Senior Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Senior Note Guarantee.

“Senior Subordinated Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes by any Person in accordance with the provisions of the Senior Subordinated Note Indenture.

“Senior Subordinated Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Senior Subordinated Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Subordinated Notes; and

(2)	with respect to any Note Guarantor, its Senior Subordinated Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Senior Subordinated Note Guarantee.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among Cendant, the Issuer, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Restricted Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary to any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries as of the Issue Date or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Purpose Securitization Subsidiary” means any Restricted Subsidiary (x) party as of the Issue Date to any Existing Securitization Document or (y) (1) to which the Issuer or a Subsidiary of the Issuer transfers or otherwise conveys Securitization Assets, (2) which engages in no activities other than in connection with the receipt, management, transfer and financing of those Securitization Assets and activities incidental or related thereto, (3) none of the obligations of which are guaranteed by the Issuer or any Subsidiary of the Issuer (other than another Special Purpose Securitization Subsidiary) other than pursuant to Standard Securitization Undertakings, and (4) with respect to which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Specified Aircraft” means the Aircraft (as defined in that certain Aircraft Purchase Agreement, dated as of July 29, 2005, by and between Bombardier Aerospace Corporation and Cendant).

“Specified Aircraft Sale and Leaseback” means that certain contemplated sale and leaseback transaction in connection with the Specified Aircraft.

“Sponsors” means (i) (x) one or more investment funds controlled by Apollo Management, L.P. and (y) Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that, in the case of clause (ii), any Apollo Sponsor (x) owns a majority of the voting power of such group and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties (and any related repurchase obligations), servicer obligations, obligations to transfer Securitization Assets (including provisions similar to those found in the U.K. Securitization Documents as of the Issue Date), guarantees of performance and payments (other than payments of the obligations backed by the Securitization Assets or obligations of Special Purpose Securitization Subsidiaries), and covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer of a type that the Board of Directors of the Issuer has determined in good faith to be reasonably customary in securitizations and/or are reasonably similar to those in the Existing Securitization Financings.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, in the case of the Senior Note Indentures, or the Senior Subordinated Notes, in the case of the Senior Subordinated Note Indenture, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Senior Note Guarantee, in the case of the Senior Note Indentures, or its Senior Subordinated Note Guarantee, in the case of the Senior Subordinated Note Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indentures.

“Title Resource Group” means Title Resource Group LLC (formerly known as Cendant Settlement Services Group LLC), a Delaware limited liability company, and any successor thereto.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer; provided that the pro forma consolidated balance sheet of the Issuer as of December 31, 2006 included in the Offering Memorandum shall be deemed to be the first balance sheet of the Issuer.

“Transactions” means the Merger and the transactions contemplated by the Merger Documents, the offerings of old Notes on the Issue Date, and borrowings made pursuant to the Credit Agreement on the Issue Date and the refinancing of Existing Securitization Financings (which may occur prior to the Issue Date) and, in each case, the application of the proceeds therefrom.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2011; provided, however, that if the period from such redemption date to April 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the applicable Indenture.

“Trustee” means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

“UK Securitization Documents” means the Receivables Transfer Agreement, dated as of September 27, 2005, among the Cendant Mobility Limited, Cendant Mobility Services Limited, Cendant Mobility Property Services (No. 2) Limited and UK Relocation Receivables Funding Limited, the UK Receivables Servicing Agreement, dated as of September 27, 2005, among UK Relocation Receivables Funding Limited, Cendant Mobility Limited and The Bank of Toyko-Mitsubishi, Ltd., London Branch, the Receivables Funding Agreement, dated as of September 27, 2005, among UK Relocation Receivables Funding Limited, Albion Capital Corporation and the Bank of Tokyo-Mitsubishi, Ltd., London Branch, the Master Schedule of Definitions, dated as of September 27, 2005, among UK Relocation Receivables Funding Limited, Albion Capital Corporation and the Bank of Tokyo-Mitsubishi, Ltd., London Branch, the Parent Undertaking Agreement, dated as of September 27, 2005, among Cendant Corporation, UK Relocation Receivables Funding Limited, and The Bank of Tokyo-Mitsubishi, Ltd., London Branch, as amended by the Deed of Novation and Amendment, dated as of May 16, 2006, among Cendant Corporation, UK Relocation Receivables Funding Limited, the Issuer, Cendant Mobility Limited, the other sellers party thereto, Albion Capital Corporation and The Bank of Tokyo-Mitsubishi, Ltd., London Branch, the Security Agreement between the UK Relocation

Receivables Funding Limited and The Bank of Tokyo-Mitsubishi, Ltd., London Branch and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “––Certain Covenants––Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

Except as set forth below, the exchange notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the applicable DTC participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued or changed at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indentures should occur.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

The following description is a summary of the material provisions of the Registration Rights Agreements. This summary of the provisions of each of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We, the guarantors and the initial purchasers entered into separate Registration Rights Agreements with respect to each series of the notes on the closing of the offering of the old notes. Pursuant to the Registration Rights Agreements, we and the guarantors agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to an offer to exchange each series of old notes for registered notes with terms identical to such series of notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in interest rate as described below). Upon the effectiveness of the exchange offer registration statement of which this prospectus is a part, we and the guarantors will offer to the holders of each series of notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

Under current SEC interpretations, the exchange notes will generally be freely transferable after the exchange offer, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes. Notes not tendered in the exchange offer shall bear interest at the applicable rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the applicable indenture, including transfer restrictions, but will not retain any rights under the applicable Registration Rights Agreement (including with respect to increases in interest rate described below) after the consummation of the exchange offer.

If:

(1)	we and the guarantors are not permitted to consummate the exchange offer with respect to a series of notes because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	if the Exchange Offer is not consummated within 30 business days after notice of the Exchange Offer is required to be mailed to holders of notes; or

(3)	any holder of notes of a series notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer with respect to such notes; or

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes of such series acquired directly from us or our affiliate,

we and the guarantors will file with the SEC a shelf registration statement to cover resales of such notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement.

We and the guarantors will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

Each of the Registration Rights Agreements provides that:

(1)	we and the guarantors will use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 365 days after the issue date of the old notes;

(2)	unless the exchange offer with respect to such series of notes would not be permitted by applicable law or SEC policy, we and the guarantors will

(a)	commence the exchange offer; and

(b)	issue exchange notes in exchange for all notes of such series tendered prior thereto in the exchange offer; and

(3)	if obligated to file the shelf registration statement with respect to such series of notes, we and the guarantors will file such shelf registration statement with the SEC on or prior to the later of (x) 90 days after such filing obligation arises and (y) 300 days after the issue date of the old notes and will use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to the later of (x) 365 days after the issue date of the notes and (y) 180 days after such obligation arises.

If:

(1)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(2)	we and the guarantors fail to consummate the exchange offer with respect to a series of notes within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(3)	the shelf registration statement or the exchange offer registration statement with respect to a series of notes is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales or exchanges of notes during the periods specified in the applicable Registration Rights Agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then we and the guarantors will pay additional interest to each holder of notes of such series, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such notes.

Any additional interest on the senior toggle notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable interest period. All references in the Indentures, in any context, to any interest payable on or with respect to the notes shall be deemed to include any additional interest payable pursuant to the applicable Registration Rights Agreement.

All accrued additional interest will be paid by the Issuer and the Note Guarantors on each interest payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of notes will be required to make certain representations to us (as described in the applicable Registration Rights Agreement) in order to participate in the applicable exchange offer and will be required to deliver certain information to be used in connection with the applicable shelf registration statement within the time periods set forth in the applicable Registration Rights Agreement in order to have their notes included in such shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring notes, a holder will be deemed to have agreed to indemnify the Issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in such shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service (“IRS”) or on the courts, and no ruling will be sought from the IRS with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to the U.S. federal income tax consequences of those persons who are the original beneficial owner of the notes, who exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets within the meaning of Section 1221 of the Code, which we refer to in this prospectus as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons, including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any U.S. federal tax laws other than income tax law.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging the notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of old notes for exchange notes pursuant to the Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a Holder will not recognize gain or loss upon receipt of the exchange notes in the exchange offer, the Holder’s basis in the exchange notes will be the same as its basis in the old notes immediately before the exchange, and the Holder’s holding period in the exchange notes will include its holding period in the old notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement pursuant to Department of Labor Section 2510.3-101, as modified by Section 3(42) of ERISA (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of notes or exchange notes by an ERISA Plan with respect to which the issuer, the initial purchasers, or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes and the exchange notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes or exchange notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until                     , 2008, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker dealers. Exchange notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in the exchange offer will have no arrangements or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act.

For a period of up to 180 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the validity of the subsidiary guarantees thereof will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements of Realogy Corporation (the “Company”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the fact that, (i) prior to its separation from Cendant Corporation (“Cendant”), the Company was comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant, (ii) included in Notes 14 and 15 of the consolidated and combined financial statements is a summary of transactions with related parties, and (iii) as discussed in Note 15 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

I NDEX TO FINANCIAL STATEMENTS

Page

Condensed Consolidated Statements of Operations of the Successor for the period from April 10, 2007 to September 30, 2007 and Condensed Consolidated and Combined Statements of Operations of the Predecessor for the period January 1, 2007 to April 9, 2007 and the nine months ended September 30, 2006 (unaudited)

F-2

Condensed Consolidated Balance Sheets of the Successor as of September 30, 2007 and of the Predecessor as of December 31, 2006 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows of the Successor for the period from April 10, 2007 to September 30, 2007 and Condensed Consolidated and Combined Statements of Cash Flows of the Predecessor for the period January 1, 2007 to April 9, 2007 and the nine months ended September 30, 2006 (unaudited)

F-4

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-44

Consolidated and Combined Statements of Income for the years ended December 31, 2006, 2005 and 2004	F-45

Consolidated and Combined Balance Sheets as of December 31, 2006 and 2005	F-46

Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-47

Consolidated and Combined Statements of Stockholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-48

Notes to Consolidated and Combined Financial Statements	F-49

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Revenues
Gross commission income	$2,533	$1,104	$3,899
Service revenue	426	216	643
Franchise fees	230	106	365
Other	94	67	151

Net revenues	3,283	1,493	5,058

Expenses
Commission and other agent-related costs	1,684	726	2,615
Operating	869	489	1,359
Marketing	125	84	222
General and administrative	128	123	152
Former parent legacy costs (benefit), net	2	(19)	3
Separation costs	2	2	65
Restructuring costs	6	1	26
Merger costs	22	80	—
Depreciation and amortization	448	37	107
Interest expense	326	43	27
Interest income	(6)	(6)	(22)

Total expenses	3,606	1,560	4,554

Income (loss) before income taxes and minority interest	(323)	(67)	504
Provision for income taxes	(120)	(23)	205
Minority interest, net of tax	1	—	1

Net income (loss)	$(204)	$(44)	$298

See Notes to Condensed Consolidated and Combined Financial Statements.

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	Successor	Predecessor
	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$276	$399
Trade receivables (net of allowance for doubtful accounts of $7 and $ 16)	149	128
Relocation receivables, net	1,020	976
Relocation properties held for sale, net	189	197
Deferred income taxes	110	106
Due from former parent	31	120
Other current assets	192	163

Total current assets	1,967	2,089
Property and equipment, net	377	342
Deferred income taxes	—	250
Goodwill	3,747	3,326
Trademarks	1,345	17
Franchise agreements, net	3,959	329
Other intangibles, net	549	76
Due from former parent	—	16
Other non-current assets	402	223

Total assets	$12,346	$6,668

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$131	$155
Securitization obligations	968	893
Due to former parent	576	648
Current portion of long-term debt	31	—
Accrued expenses and other current liabilities	759	545

Total current liabilities	2,465	2,241
Long-term debt	6,225	1,800
Deferred income taxes	1,731	—
Other non-current liabilities	127	144

Total liabilities	10,548	4,185

Commitments and contingencies (Notes 11 and 12)
Stockholder’s equity:
Common stock	—	2
Additional paid-in capital	2,004	2,384
(Accumulated deficit) retained earnings	(204)	133
Accumulated other comprehensive loss	(2)	(18)
Treasury stock, at cost	—	(18)

Total stockholder’s equity	1,798	2,483

Total liabilities and stockholder’s equity	$12,346	$6,668

See Notes to Condensed Consolidated and Combined Financial Statements.

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Operating Activities
Net income (loss)	$(204)	$(44)	$298
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	448	37	107
Deferred income taxes	(131)	(20)	60
Merger costs related to employee equity awards	—	56	—
Separation costs related to employee equity awards	—	—	51
Amortization and write-off of deferred financing costs	22	4	1
Gain on early extinguishment of debt	(2)	—	—
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	8	(26)	(28)
Relocation receivables and advances	(129)	106	(146)
Relocation properties held for sale	(39)	38	(68)
Accounts payable, accrued expenses and other current liabilities	224	5	(17)
Due (to) from former parent	16	15	—
Other, net	(6)	(64)	(57)

Net cash provided by operating activities	207	107	201

Investing Activities
Property and equipment additions	(41)	(31)	(88)
Acquisition of Realogy	(6,761)	—	—
Net assets acquired (net of cash acquired) and acquisition-related payments	(22)	(22)	(158)
Investment in unconsolidated entities	(1)	—	(11)
Sale leaseback proceeds related to corporate aircraft	21	—	—
Proceeds from sale of preferred stock and warrants	—	22	—
Change in restricted cash	5	(9)	1
Other, net	1	—	(4)

Net cash used in investing activities	(6,798)	(40)	(260)

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (CONT’D)

(In millions)

(Unaudited)

	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Financing Activities
Proceeds from new term loan credit facility and issuance of notes	$6,219	$—	$—
Repayment of predecessor term loan facility	(600)	—	—
Payments made for new term loan credit facility	(8)	—	—
Repurchase of 2006 Senior Notes, net of discount	(1,155)	—	—
Repayment of prior securitization obligations	(914)	—	—
Proceeds from new securitization obligations	903	—	—
Net change in securitization obligations	59	21	136
Net change in unsecured borrowings	—	—	(400)
Proceeds from borrowings under unsecured credit facilities	—	—	2,225
Payment to Cendant at separation	—	—	(2,225)
Change in amounts due from Cendant Corporation	—	—	157
Debt issuance costs	(157)	—	(5)
Proceeds from issuances of common stock for equity awards	—	36	—
Proceeds received from Cendant’s sale of Travelport	—	5	1,423
Investment by affiliates of Apollo and co-investors	1,999	—	—
Other, net	(8)	—	(9)

Net cash provided by financing activities	6,338	62	1,302
Effect of changes in exchange rates on cash and cash equivalents	1	—	1

Net (decrease) increase in cash and cash equivalents	(252)	129	1,244
Cash and cash equivalents, beginning of period	528	399	36

Cash and cash equivalents, end of period	$276	$528	$1,280

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest expense)	$167	$33	$53
Income tax payments (refunds), net	$7	$(26)	$12

See Notes to Condensed Consolidated and Combined Financial Statements.

REALOGY CORPORATION AND THE PREDECESSOR

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions, except per share amounts)

(Unaudited)

1.	BASIS OF PRESENTATION

Realogy Corporation (“Realogy” or “the Company”), a Delaware corporation, was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (“Cendant”) to separate Cendant into four independent companies—one for each of Cendant’s real estate services, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). Prior to July 31, 2006, the assets of the real estate services businesses of Cendant were transferred to Realogy and on July 31, 2006, Cendant distributed all of the shares of the Company’s common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was July 21, 2006 (the “Separation”). The Separation was effective on July 31, 2006.

On December 15, 2006, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Domus Holdings Corp. (“Holdings”) and Domus Acquisition Corp., which are affiliates of Apollo Management VI, L.P., an investment fund affiliated with Apollo Management, L.P. (“Apollo”). The Merger called for Holdings to acquire the outstanding shares of Realogy through Intermediate pursuant to the merger of Domus Acquisition Corp. with and into Realogy with Realogy being the surviving entity (the “Merger”). In connection with the Merger, Holdings established a direct wholly owned subsidiary, Domus Intermediate Holdings Corp. (“Intermediate”) to hold all of Realogy’s issued and outstanding common stock acquired by Holdings in the Merger. The Merger was consummated on April 10, 2007.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (other than shares held by Holdings, Domus Acquisition Corp., any subsidiary of Holdings, or held in treasury by the Company, any shares held by any subsidiary of the Company, and shares subject to dissenters’ rights and any shares as to which separate treatment in the Merger was separately agreed by Holdings and the holder thereof) was cancelled and automatically converted into the right to receive $30.00 in cash, without interest. In addition, at the effective date of the Merger, all outstanding equity awards became fully vested and cancelled and, except as otherwise agreed by a holder and Holdings, converted into the right to receive a cash payment. For restricted stock units, except as otherwise agreed by a holder and Holdings, the cash payment equaled the number of units multiplied by $30.00. For stock options and stock appreciation rights, except as otherwise agreed by a holder and Holdings, the cash payment equaled the number of shares or rights underlying the award multiplied by the amount, if any, by which $30.00 exceeded the exercise price.

The Company incurred indebtedness in connection with the transaction, the aggregate proceeds of which were sufficient to pay the aggregate Merger consideration, repay a portion of the Company’s then outstanding indebtedness and pay all related fees and expenses. See Note 7 “Long and Short Term Debt” for additional information on the indebtedness incurred related to the Merger. In addition, two investment funds affiliated with Apollo and co-investors contributed $2,001 million to the Company to complete the transaction.

Although Realogy continues as the same legal entity after the Merger, the condensed consolidated financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through September 30, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

The accompanying condensed combined financial statements for periods prior to July 31, 2006 reflect the historical operations of the real estate services businesses which were operated as part of Cendant prior to

July 31, 2006. These financial statements include the entities in which Realogy directly or indirectly has a controlling financial interest and various entities in which Realogy has investments recorded under the equity method of accounting.

The accompanying condensed consolidated and combined financial statements of the Company and Predecessor have been prepared in accordance with accounting principles generally accepted in the United States of America and with Article 10 of Regulation S-X. All intercompany balances and transactions have been eliminated. These interim Condensed Consolidated and Combined Financial Statements of the Company and Predecessor should be read in conjunction with the Consolidated and Combined Financial Statements of the Company for the fiscal year ended December 31, 2006 included elsewhere in this prospectus.

The Company’s combined results of operations, financial position and cash flows for periods prior to July 31, 2006, may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the separation from Cendant.

Certain corporate and general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal and treasury services and certain employee benefits have been allocated for periods prior to the date of Separation by Cendant to the Company based on forecasted revenues or usage. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying Condensed Consolidated and Combined Statements of Operations of the Company and Predecessor may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for all periods presented.

In presenting the condensed consolidated and combined financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ materially from those estimates.

Preliminary Purchase Price Allocation

We accounted for the Merger in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”, whereby the purchase price paid to effect the Merger is allocated to recognize the acquired assets and liabilities at fair value. The purchase price of $6,761 million included the purchase of 217.8 million shares of outstanding common stock, the settlement of stock-based awards outstanding and $68 million in direct acquisition costs.

In accordance with the provisions of SFAS No. 141, the total purchase price was preliminarily allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. These initial purchase price allocations may be adjusted within one year of the effective date of the Merger (April 10, 2007) for changes in estimates of the fair value of assets acquired and liabilities assumed based on the results of the purchase price allocation process.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed:

Current assets	$2,078
Property and equipment, net	362
Intangible assets (a)	6,235
Goodwill (a)	3,727
Other non-current assets	301
Current liabilities	(2,140)
Deferred income tax liabilities	(1,883)
Long-term debt	(1,800)
Other non-current liabilities	(119)

Total purchase price allocation	$6,761

(a)	See Note 5 “Intangible Assets” for additional information related to intangible assets and goodwill.

The Company is in the process of completing the valuation of the assets and liabilities and, where possible, has estimated their fair value for the Successor Period presented in this report. However, given the time and effort required to obtain pertinent information to finalize the purchase price allocation it may be several quarters before the Company is able to finalize the initial fair value estimates. Accordingly, the Company expects that the initial estimates of fair value and of identified intangible assets could subsequently be revised. Any such revisions could be material.

Pro Forma Financial Information

The Company’s pro forma results of operations for the nine months ended September 30, 2007, assuming that the Merger occurred as of January 1, 2007, results in revenues and net loss of $4.8 billion and $0.3 billion, respectively. Our pro forma results of operations for the nine months ended September 30, 2006, assuming that the Merger occurred as of January 1, 2006, results in revenues and net loss of $5.1 billion and $0.2 billion, respectively. This pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Merger had actually occurred at the beginning of each period presented, or of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, depreciation and amortization, interest expense and related tax effects.

Merger Costs

During the period from January 1, 2007 through April 9, 2007 and the period from April 10, 2007 through September 30, 2007 the Company incurred $80 million and $22 million of merger costs, respectively. Included in the period from January 1, 2007 through April 9, 2007 was $56 million for the accelerated vesting of stock based incentive awards granted by the Company (See Note 9 “Stock-Based Compensation” for further information) and $15 million in professional costs incurred by the Company associated with the merger. The expenses incurred in the period from April 10, 2007 through September 30, 2007 are primarily for employee retention awards that are being accrued over the required service period and professional fees.

Business Description

The Company operates in the following business segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG)—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty® and Coldwell Banker Commercial® brand names. See Note 15 “Subsequent Events” for information related to the addition of the Better Homes and Gardens® Real Estate Brand.

•

Company Owned Real Estate Brokerage Services (known as NRT)—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names.

•

Relocation Services (known as Cartus)—primarily offers clients employee relocation services such as home sale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business.

Changes in Accounting Policies during 2007

Financial Accounting Standards Board (“FASB”) Interpretation No. 48. In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 on January 1, 2007, as required, and recognized an increase of $13 million in the liability for unrecognized tax benefits including associated accrued interest and penalties and a corresponding decrease in retained earnings.

As of January 1, 2007, the total gross amount of unrecognized tax benefits was $17 million, of which $11 million would affect the Company’s effective tax rate, if recognized. Subsequent to January 1, 2007, the Company reflects changes in its liability for unrecognized tax benefits as income tax expense in the Condensed Consolidated and Combined Statements of Operations. As of September 30, 2007, the Company’s gross liability for unrecognized tax benefits increased by $3 million. The increase relates to the current period effect of historical tax positions taken. We do not expect that our unrecognized tax benefits will decrease over the next 12 months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. At January 1, 2007, the Company had approximately $3 million of interest accrued on unrecognized tax benefits. For the periods January 1, 2007 through April 9, 2007 and April 10, 2007 through September 30, 2007 the Company recognized $1 million and $1 million, respectively, of accrued interest which is included in interest expense in the Company’s Condensed Consolidated and Combined Statements of Operations.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”). This FSP amends FIN 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. There is no impact to the Company’s financial statements in connection with the adoption of this guidance.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.”

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock appreciation rights (“SARs”) and options on the date of grant which requires certain estimates by management including the expected volatility and expected term of the SAR or option and an advanced pricing model for options that have a market condition. Management also makes decisions regarding the risk free interest rate used in the model and makes estimates regarding forfeiture rates. Fluctuations in the market that affect these estimates could have an impact on the resulting compensation cost. For non-performance based employee stock awards, the fair value of the compensation cost is recognized on a straight-line basis over the requisite service period of the award. Compensation cost for restricted stock (non-vested stock) is recorded based on its market value on the date of grant and is expensed in the Company’s Condensed Consolidated and Combined Statements of Operations ratably over the vesting period.

Derivative Instruments

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities,” as amended (“SFAS 133”), which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is dependent upon whether the derivative has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship.

The Company uses foreign currency forward contracts largely to manage its exposure to changes to foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the British Pound, Canadian dollar, Singapore dollar and Euro. In accordance with SFAS 133, the Company has chosen not to elect hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Condensed Consolidated and Combined Statements of Operations. The fluctuations in the value of these forward contracts do, however, significantly offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

On May 1, 2007, the Company entered into several floating to fixed interest rate swaps with varying expiration dates with an aggregate notional value of $775 million to hedge the variability in cash flows resulting from the senior secured credit facility entered into on April 10, 2007. The Company is utilizing pay-fixed interest rate (and receives 3-month LIBOR) swaps to perform this hedging strategy. The derivatives are being accounted for as cash flow hedges in accordance with SFAS 133 and the change in the fair market value of the swaps of $3 million, net of income taxes, is recorded in accumulated other comprehensive income at September 30, 2007.

Financial Instruments

The fair value of financial instruments is generally determined by reference to quoted market values. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of cash and cash equivalents, trade receivables, relocation receivables, relocation properties held for sale, accounts payable and accrued liabilities and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The term loan facility is subject to variable interest rates.

The carrying amounts and estimated fair values of all financial instruments at September 30, 2007 are as follows:

	Carrying Amount	Estimated Fair Value
Assets
Investment in equity securities	$15	$15
Debt
Securitization relocation obligations	968	968
2006 Senior Notes (a)	43	43
Term loan facility	3,129	3,129
Fixed Rate Senior Notes	1,680	1,424
Senior Toggle Notes	544	442
Senior Subordinated Notes	860	644
Derivatives
Interest rate swaps, net (cash flow hedges)	(3)	(3)
Foreign exchange forwards, net	1	1

(a)	Subsequent to September 30, 2007, the remaining outstanding 2006 Senior Notes were purchased. See Note 15 “Subsequent Events” for additional information.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires companies to provide expanded information about assets and liabilities measured at fair value, including the effect of fair value measurements on earnings. This statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, but does not expand the use of fair value in any new circumstances.

Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, this standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, a company’s own data). Under this statement, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS 157 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. The Company intends to adopt SFAS 157 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements. The Company does not expect the adoption to have a significant impact to the condensed consolidated and combined financial statements.

In December 2006, the FASB issued Staff Position No. EITF 00-19-2 (“the FSP”), “Accounting for Registration Payment Arrangements”. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately analyzed in accordance with FASB Statements No. 5 “Accounting for Contingencies” and FASB Interpretation No. 14 “Reasonable Estimation of the Amount of A Loss”, in that a liability should be recorded if a payment to investors for failing to fulfill the agreement is probable and its amount can be reasonably estimated. It should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. This FSP is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2006. The Company’s 2006 Senior Notes, Fixed Rate Senior Notes, Senior Toggle Notes and

Senior Subordinated Notes are subject to registration rights agreements and therefore are subject to this guidance. The adoption of this guidance did not have a significant impact to the condensed consolidated and combined financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits an entity to irrevocably elect fair value (“the fair value option”) as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on an instrument-by-instrument basis with certain exceptions. The changes in fair value should be recognized in earnings as they occur. An entity would be permitted to elect the fair value option at initial recognition of a financial asset or liability or upon an event that gives rise to new-basis accounting for that item.

SFAS 159 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. The Company intends to adopt SFAS 159 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements.

2.	COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consisted of the following:

	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Net income (loss)	$(204)	$(44)	$298
Foreign currency translation adjustments	1	(1)	—
Unrealized loss on interest rate hedges, net	(3)	—	(3)

Total comprehensive income (loss)	$(206)	$(45)	$295

The Company does not provide for income taxes for foreign currency translation adjustments related to investments in foreign subsidiaries where the Company intends to reinvest the undistributed earnings indefinitely in those foreign operations.

3.	STOCKHOLDER’S EQUITY

On April 10, 2007, the Company completed the Merger and related transactions with Apollo. The Merger was financed with borrowings under the Company’s senior secured credit facility, the issuance of the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes, and the equity investment from the sale of Holdings common stock to two investment funds affiliated with Apollo and an investment fund of co-investors as well as members of the Company’s management who purchased Holdings common stock with cash or through rollover equity. All of the Company’s issued and outstanding common stock is currently owned by the Company’s parent, Intermediate, and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings. Apollo and co-investors currently beneficially own all of the common stock of Holdings.

As a result of the Merger and related transactions, the Company has 100 shares of common stock authorized and outstanding with a par value of $0.01 per share. In addition, the Company has 100 shares of preferred stock authorized with no shares outstanding.

The following table sets forth the changes in the components of stockholder’s equity:

	Common Stock		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock		Total Stockholder’s Equity
	Shares	Amount				Shares	Amount
Predecessor
Balance at January 1, 2007	216.2	$2	$2,384	$133	$(18)	0.8	$(18)	$2,483
Cumulative effect of adoption of FASB Interpretation No. 48	—	—	—	(13)	—	—	—	(13)
Net loss	—	—	—	(44)	—	—	—	(44)
Currency translation adjustment	—	—	—	—	(1)	—	—	(1)
Exercise of stock options	1.6	—	35	—	—	—	—	35
Stock based compensation expense due to accelerated vesting	—	—	56	—	—	—	—	56
Stock based compensation expense related to Realogy’s awards	—	—	5	—	—	—	—	5
Forgiveness of Cendant intercompany balance	—	—	3	—	—	—	—	3
Distribution received from Cendant related to Travelport sale	—	—	5	—	—	—	—	5

Balance at April 9, 2007	217.8	$2	$2,488	$76	$(19)	0.8	(18)	$2,529

Successor
Capital contribution from affiliates of Apollo and co-investors	—	$—	$2,001	$—	$—	—	$—	$2,001
Net loss	—	—	—	(204)	—	—	—	(204)
Currency translation adjustment	—	—	—	—	1	—	—	1
Unrealized loss on cash flow hedges, net of tax benefit of $2	—	—	—	—	(3)	—	—	(3)
Stock based compensation related to Domus awards	—	—	3	—	—	—	—	3

Balance at September 30, 2007	—	$—	$2,004	$(204)	$(2)	—	$—	$1,798

4.	ACQUISITIONS

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Condensed Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Condensed Consolidated and Combined Statements of Operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired (which primarily represent intangible assets) and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations may be subject to revision when the Company receives final information, including appraisals and other analyses. Any revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations. The Company is also in the process of integrating the operations of its acquired businesses and expects to incur costs relating to such integrations. These costs may result from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities. These costs will be recorded in the Company’s Condensed Consolidated Balance Sheets as adjustments to the purchase price or in the Company’s Condensed Consolidated and Combined Statements of Operations as expenses, as appropriate.

In connection with the Company’s acquisition of real estate brokerage operations, the Company obtains contractual pendings and listings intangible assets, which represent the estimated fair values of homesale transactions that are pending closing or homes listed for sale by the acquired brokerage operations. Pendings and listings intangible assets are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which is generally four to five months.

For the periods April 10, 2007 through September 30, 2007, January 1, 2007 through April 9, 2007 and the nine months ended September 30, 2006, the Company made earnout payments of $1 million, $18 million and $17 million, respectively, in connection with previously acquired businesses.

2007 ACQUISITIONS

During the period April 10, 2007 to September 30, 2007, the Company acquired five real estate brokerage operations through its wholly-owned subsidiary, NRT, for $4 million of cash, in the aggregate, which resulted in goodwill (based on the preliminary allocation of the purchase price) of $3 million that was assigned to the Company Owned Real Estate Brokerage Services segment. During the period January 1, 2007 to April 9, 2007, the Company acquired three real estate brokerage operations through its wholly-owned subsidiary, NRT, for $1 million of cash, in the aggregate, which resulted in goodwill (based on the preliminary allocation of the purchase price) of less than $1million that was assigned to the Company Owned Real Estate Brokerage Services segment. The acquisition of real estate brokerages by NRT is a core part of its growth strategy.

In May 2007, the Company also acquired a Canadian real estate franchise operation through its Real Estate Franchise Services segment for $13 million in cash which resulted in goodwill (based on the preliminary allocation of the purchase price) of $4 million.

None of the 2007 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate. The Company continues to gather information concerning the valuation of identified intangible assets and their associated lives in connection with the acquisitions.

2006 ACQUISITIONS

Texas American Title Company. On January 6, 2006, the Company completed the acquisition of multiple title companies in Texas in a single transaction for $33 million in cash, net of cash acquired of $60 million, plus a $10 million (subject to a potential downward adjustment) note payable due in January 2008, and $6 million of assumed liabilities of the seller. These entities provide title and closing services, including title searches, title insurance, home sale escrow and other closing services. This acquisition expanded the Company’s agency business into Texas and adds a wholly-owned underwriter of title insurance to the title and settlement services portfolio. The allocation of the purchase price resulted in goodwill of $33 million and $39 million of intangibles. Such goodwill was assigned to the Company’s Title and Settlement Services segment and is not expected to be deductible for tax purposes.

During the nine months ended September 30, 2006, the Company acquired 14 real estate brokerage operations through NRT for $100 million of cash, in the aggregate.

None of the 2006 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

5.	INTANGIBLE ASSETS

Intangible assets consisted of:

	Successor			Predecessor
	As of September 30, 2007			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets
Franchise agreements (a)	$2,355	$37	$2,318	$511	$182	$329
License agreement (b)	42	—	42	47	4	43
Pendings and listings (c)	355	342	13	2	2	—
Customer relationship (d)	491	13	478	12	1	11
Other (e)	6	—	6	19	7	12

	$3,249	$392	$2,857	$591	$196	$395

Unamortized Intangible Assets
Goodwill	$3,747			$3,326

Franchise agreement with NRT (f)	$1,641			$—
Trademarks (g)	1,345			17
Title plant shares (h)	10			10

	$2,996			$27

(a)	Generally amortized over a period of 30 years.
(b)	Amortized over 50 years (the contractual term of the license agreement).
(c)	Amortized over the estimated closing period of the underlying contracts (in most cases approximately 5 months).
(d)	Relates to the customer relationships at Title and Settlement Services segment and the Relocation Services segment. These relationships will be amortized over a period of approximately 20 years.
(e)	Generally amortized over periods ranging from 5 to 10 years.
(f)	Relates to the Real Estate Franchise Services franchise agreement with NRT, which is expected to generate future cash flows for an indefinite period of time.
(g)	Relates to the Century 21, Coldwell Banker, ERA, The Corcoran Group, Coldwell Banker Commercial, Sotheby’s International Realty, and Cartus tradenames, which are expected to generate future cash flows for an indefinite period of time.
(h)	Relates to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. We expect to generate future cash flows for an indefinite period of time.

The changes in the gross carrying amount of intangible assets are as follows:

	Predecessor			Successor
	Balance at January 1, 2007	Activity From January 1 to April 9 2007	Balance at April 9, 2007 Before Merger	Adjustment for Realogy Merger	Other Acquisitions	Balance at September 30, 2007
Franchise agreements	$511	$—	$511	$3,476	$9	$3,996
License agreement	47	—	47	(5)	—	42
Pendings and listings	2	—	2	352	1	355
Customer relationship	12	—	12	479	—	491
Trademarks	17	—	17	1,328	—	1,345
Title plant shares	10	—	10	—	—	10
Other	19	—	19	(13)	—	6

Total	$618	$—	$618	$5,617	$10	$6,245

The changes in the gross carrying amount of goodwill are as follows:

	Predecessor			Successor
	Balance at January 1, 2007	Adjustment to Previously Acquired Goodwill	Balance at April 9, 2007 Before Merger	Adjustment for Realogy Merger	Other Acquisitions		Balance at September 30, 2007
Real Estate Franchise Services	$685	$—	$685	$1,292	$4	(a)	$1,981
Company Owned Real Estate Brokerage Services	2,532	3	2,535	(1,901)	15	(b)	649
Relocation Services	53	—	53	588	—		641
Title and Settlement Services	56	1	57	418	1		476

Total Company	$3,326	$4	$3,330	$397	$20		$3,747

(a)	Relates to the acquisition of real estate operations in Canada by the Real Estate Franchise Services segment in 2007. See Note 4 “Acquisitions.”
(b)	Relates to the acquisitions of real estate brokerages by NRT for $3 million (See Note 4 “Acquisitions”) and $12 million of adjustments to previously acquired goodwill primarily due to accruals for earnout payments to be made prior to year end.

Amortization expense relating to intangible assets was as follows:

	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Franchise agreements	$37	$5	$13
License agreements	—	—	1
Pendings and listings	342	—	12
Customer relationships	13	—	1
Other	2	1	2

Total (*)	$394	$6	$29

(*)	Included as a component of depreciation and amortization on the Company’s Condensed Consolidated and Combined Statements of Operations.

Based on the Company’s amortizable intangible assets as of September 30, 2007, the Company expects related amortization expense for the remainder of 2007, the four succeeding years and thereafter to approximate $39 million, $108 million, $107 million, $107 million, $107 million and $2,389 million, respectively.

The Company evaluates the impairment of goodwill under the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 requires performance of an annual goodwill impairment test as of the same date each year, or more frequently if events or circumstances occur that would indicate the probability of impairment. The Company performs its annual impairment testing of goodwill in the fourth quarter. If as part of the first test required under SFAS No. 142, we determine that an impairment has occurred, we would perform a second test to determine the amount of impairment loss.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Accrued payroll and related employee costs	$111	$89
Accrued volume incentives	35	58
Deferred income	92	96
Accrued interest	229	21
Other	292	281

	$759	$545

7.	LONG AND SHORT TERM DEBT

As of September 30, 2007, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements are as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Apple Ridge Funding LLC (1)	April 2012	$850	$662	$188
Kenosia Funding LLC (1)	April 2012	175	153	22
U.K. Relocation Receivables Funding Limited (1)	April 2012	205	153	52
Revolving credit facility (2)	April 2013	750	—	707
2006 Senior Notes (3) (4)	Various	1,200	43	—
Term loan facility (4)	October 2013	3,162	3,129	33
Fixed Rate Senior Notes (5)	April 2014	1,700	1,680	—
Senior Toggle Notes (6)	April 2014	550	544	—
Senior Subordinated Notes (7)	April 2015	875	860	—

		$9,467	$7,224	$1,002

(1)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(2)	The available capacity under the revolving credit facility is reduced by $43 million of outstanding letters of credit at September 30, 2007.
(3)	The 2006 Senior Notes mature in 2009, 2011 and 2016.
(4)	Total capacity has been reduced by the quarterly payment of 0.25% of the loan balance as required under the term loan facility agreement. The interest rate on the term loan facility was 8.35% at September 30, 2007. Subsequent to September 30, 2007, the remaining outstanding 2006 Senior Notes were purchased utilizing the remaining available term loan capacity and cash on hand. See Note 15 “Subsequent Events” for additional information.

(5)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $20 million.
(6)	Consists of $550 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $6 million.
(7)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $15 million.

Revolving Credit and Loan Facilities

On May 26, 2006, the Company entered into a $1,650 million credit facility, which consisted of a $1,050 million five-year revolving credit facility and a $600 million five-year term loan facility, and a $1,325 million interim loan facility.

On July 27, 2006, the Company drew down $2,225 million which were immediately transferred to Cendant. In late 2006, the Company repaid the $300 million then outstanding under the revolving credit facility and the $1,325 outstanding under the interim loan facility utilizing proceeds received from Cendant’s sale of Travelport and $1,200 million of proceeds from the bond offering discussed below under the caption “2006 Senior Notes”.

On April 10, 2007, in connection with the Transactions, the revolving credit and loan facilities were refinanced with the new facilities described below under the captions “Senior Secured Credit Facility” and “Fixed Rate Senior Notes due 2014, Senior Toggle Notes due 2014 and Senior Subordinated Notes due 2015”.

2006 Senior Notes

On October 20, 2006, the Company completed a bond offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act, for $1,200 million aggregate principal amount of three-, five- and ten-year senior notes (“2006 Senior Notes”) as follows:

•	$250 million of the 2006 Senior Notes are due in 2009 and have an interest rate equal to three-month LIBOR plus 0.70%, payable quarterly,

•	$450 million of the 2006 Senior Notes are due in 2011 and have a fixed interest rate of 6.15% per annum, payable semi-annually; and

•	$500 million of the 2006 Senior Notes are due in 2016 and have a fixed interest rate of 6.50% per annum, payable semi-annually.

On May 10, 2007, the Company offered to purchase each series of the 2006 Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the payment date of July 9, 2007. The Company was required to make the offer to purchase due to the change in control that occurred as a result of the Merger and the lowering of the debt ratings applicable to the 2006 Senior Notes to non-investment grade. The offer to purchase expired on July 3, 2007 and on July 9, 2007, the Company purchased all $1,003 million principal amount of the 2006 Senior Notes that were tendered consisting of approximately $230 million of Floating Rate Senior Notes due 2009, $324 million of 6.15% Senior Notes due 2011 and $449 million of 6.50% Senior Notes due 2016. To finance the purchase of the 2006 Senior Notes and pay related interest and fees, the Company utilized the delayed draw term loan under the senior secured credit facility.

In the third quarter of 2007, the Company purchased an additional $154 million principal amount of the 2006 Senior Notes in privately negotiated transactions. The Company utilized the delayed draw facility to finance the purchases of the 2006 Senior Notes and to pay related interest and fees. These purchases resulted in a gain on debt extinguishment of $2 million and a write off of deferred financing costs of $7 million. These amounts are recorded in interest expense in the Condensed Consolidated and Combined Statements of Operations.

In October 2007, the Company repurchased the remaining $43 million principal amount of outstanding 2006 Senior Notes in privately negotiated transactions. See Note 15 “Subsequent Events” for additional information related to the purchases.

Senior Secured Credit Facility

In connection with the closing of the Merger, the Company entered into a senior secured credit facility consisting of (i) a $3,170 million term loan facility (including a $1,220 delayed draw term loan sub-facility), (ii) a $750 million revolving credit facility and (iii) a $525 million synthetic letter of credit facility. The Company utilized $1,950 million of the term loan facility to finance a portion of the Merger, including the payment of fees and expenses. The $1,220 million delayed draw term loan sub-facility may be drawn upon solely to finance the refinancing of the 2006 Senior Notes in one or more drawings in the period from the closing of the Merger until July 31, 2007, except that a drawing of up to $270 million may be made at any time on or prior to October 31, 2007. The Company utilized $1,187 million of the delayed draw facility to fund the purchases and pay related interest and fees of the 2006 Senior Notes in the third quarter of 2007 and utilized the remaining available capacity of $33 million in October 2007 (See Note 15 “Subsequent Events”). Interest rates with respect to term loans under the senior secured credit facility are based on, at the Company’s option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0%. The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due upon the final maturity date.

The Company’s senior secured credit facility provides for a six-year, $750 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. The Company uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including effecting permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at the Company’s option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to adjustment based on the attainment of certain leverage ratios.

The Company’s senior secured credit facility provides for a six-and-a-half-year $525 million synthetic letter of credit facility for which the Company pays 300 basis points in interest on amounts utilized. On April 26, 2007 the synthetic letter of credit facility was used to post a $500 million letter of credit to secure the fair value of the Company’s obligations in respect of Cendant’s contingent and other liabilities that were assumed under the Separation and Distribution Agreement and the remaining $25 million was utilized for general corporate purposes. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities and will be terminated if (i) the Company’s senior unsecured credit rating is raised to BB by Standard and Poor’s or Ba2 by Moody’s or (ii) the aggregate value of the former parent contingent liabilities falls below $30 million.

The senior secured credit facility permits the Company to obtain up to $650 million of additional credit facilities from lenders reasonably satisfactory to the administrative agent and the Company, without the consent of the existing lenders under the senior secured credit facility.

The Company’s senior secured credit facility is secured to the extent legally permissible by substantially all of the assets of the Company’s parent company, the Company and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by the Company or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of the Company and each subsidiary guarantor, subject to certain exceptions.

The Company’s senior secured credit facility contains financial, affirmative and negative covenants that the Company believes are usual and customary for a senior secured credit agreement and, commencing March 31, 2008 and quarterly thereafter, requires the Company to maintain a senior secured leverage ratio not to exceed a maximum amount. The events of default include, without limitation, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control and cross-events of default on material indebtedness.

Fixed Rate Senior Notes due 2014, Senior Toggle Notes due 2014 and Senior Subordinated Notes due 2015

On April 10, 2007, the Company issued $1,700 million aggregate principal amount of 10.50% Senior Notes due 2014 (the “Fixed Rate Senior Notes”), $550 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”) and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Fixed Rate Senior Notes and Senior Toggle Notes, the “Notes”).

The Fixed Rate Senior Notes are unsecured senior obligations of the Company and will mature on April 15, 2014. Each Fixed Rate Senior Note bears interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007.

The Senior Toggle Notes are unsecured senior obligations of the Company and will mature on April 15, 2014. Interest on the Senior Toggle Notes will be payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007. Interest on the Senior Toggle Notes accrues from the Issue Date or the most recent date to which interest has been paid or provided for.

For any interest payment period after the initial interest payment period and through October 15, 2011, the Company may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. Interest for the first interest period commencing on the Issue Date shall be payable entirely in cash. After October 15, 2011, the Company will make all interest payments on the Senior Toggle Notes entirely in cash. Cash interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75%.

The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and will mature on April 15, 2015. Each Senior Subordinated Note will bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2007.

On April 10, 2007, the Company entered into three separate registration rights agreements with respect to each series of the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes. In the registration rights agreements, the Company has agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement on or prior to 365 days after the issue date of the Notes or if obligated under certain circumstances to file a shelf registration statement with respect to the Notes, to file such shelf registration with the SEC on or prior to the later of (x) 90 days after such filing obligation arises and (y) 300 days after the issue date of the Notes and will use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of (x) 365 days after the issue date of the Notes and (y) 180 days after such obligations arises. Additional interest is payable with respect to the Notes in certain circumstances if the Company does not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreements.

The Fixed Rate Senior Notes and Senior Toggle Notes are guaranteed on an unsecured senior basis, and the Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of the Company’s existing and future U.S. subsidiaries that is a guarantor under our senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

Securitization Obligations

Securitization obligations consisted of:

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Apple Ridge Funding LLC	$662	$656
Kenosia Funding LLC	153	125
U.K. Relocation Receivables Funding Limited	153	112

	$968	$893

Certain of the funds the Company receives from the collection or realization of relocation receivables, relocation properties held for sale and related assets must be utilized to repay securitization obligations. Such securitization obligations are collateralized by approximately $1,324 million of underlying relocation receivables, relocation properties held for sale and other related assets at September 30, 2007. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s securitization obligations are classified as current in the accompanying Condensed Consolidated Balance Sheets.

On April 10, 2007, the Company refinanced its securitization obligations through Apple Ridge Funding LLC, Kenosia Funding LLC and U.K. Relocation Receivables Funding Limited and the existing Apple Ridge securitization program was amended to increase the aggregate availability from $700 million to $850 million.

These three entities are consolidated bankruptcy remote special purpose entities that are utilized to securitize relocation receivables and related assets of the relocation business generated from advancing funds on behalf of those clients in order to facilitate the relocation of their employees. Assets of the special purpose entities engaged in these securitization programs, including properties held for sale, are not available to pay the Company’s general obligations.

Each securitization program is a revolving program with a five year term. The asset backed commercial paper program is backstopped by the sponsoring syndicate. So long as no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the program, and as new relocation management agreements are entered into, the new agreements may also be designated to a specific program. These liquidity facilities are subject to termination at the end of the five year agreement and if not renewed would result in an amortization of the notes.

Each securitization program also has restrictive covenants and trigger events, including performance triggers linked to the quality of the underlying assets, financial reporting requirements and restrictions on mergers and change of control. Each program contains cross defaults to the senior secured credit facility, the Notes and other material indebtedness of Realogy. These trigger events could result in an early amortization of the securitization obligations and termination of the program. At September 30, 2007, the Company was in compliance with the financial covenant related to the frequency of its financial reporting for the securitization obligations.

Interest incurred in connection with borrowings under these facilities amounted to $29 million for the period April 10, 2007 through September 30, 2007 and $13 million for the period January 1, 2007 through April 9, 2007 compared to $30 million for the nine months ended September 30, 2006. This interest is recorded within net revenues in the accompanying Condensed Consolidated and Combined Statements of Operations as related borrowings are utilized to fund relocation receivables and advances and properties held for sale within the Company’s relocation business where interest is generally earned on such assets.

Short-Term Borrowing Facilities

Within the Company’s Title and Settlement Services and Company Owned Real Estate Brokerage operations, the Company acts as an escrow agent for numerous customers. As an escrow agent, the Company receives money from customers to hold on a short-term basis until certain conditions of the homesale transaction are satisfied. The Company does not have access to these funds for its use. However, because we have such funds concentrated in a few financial institutions, we are able to obtain short-term borrowing facilities that currently provide for borrowings of up to $565 million as of September 30, 2007. We invest such borrowings in high quality short-term liquid investments. Any outstanding borrowings under these facilities are callable by the lenders at any time. These facilities are renewable annually and are not available for general corporate purposes. Net amounts earned under these arrangements approximated $6 million for the period April 10, 2007 through September 30, 2007 and $3 million for the period January 1, 2007 through April 9, 2007 compared to $8 million for nine months ended September 30, 2006, respectively. These amounts are recorded within net revenue in the accompanying Condensed Consolidated and Combined Statements of Operations as they are part of the major ongoing operations of the business. There were no outstanding borrowings under these facilities at September 30, 2007 or December 31, 2006. The average amount of short term borrowings outstanding during the nine months ended September 30, 2007 and 2006 was approximately $240 million and $265 million, respectively.

Issuance of Interest Rate Swaps

On May 1, 2007, the Company entered into several floating to fixed interest rate swaps with varying expiration dates and notional amounts to hedge the variability in cash flows resulting from the term loan facility entered into on April 10, 2007. The Company is utilizing pay-fixed interest rate (and receive 3-month LIBOR) swaps to perform this hedging strategy. The key terms of the swaps are as follows: (i) $225 million notional amount of 5-year at 4.93%, (ii) $350 million notional amount of 3-year at 4.835% and (iii) $200 million notional amount of 1.5-year at 4.91%. The derivatives are being accounted for as cash flow hedges in accordance with SFAS 133 and, therefore, the change in fair market value of the swaps of $3 million, net of income taxes, is recorded in accumulated other comprehensive loss at September 30, 2007.

8.	RESTRUCTURING COSTS

2007 Restructuring Program

During the second quarter of 2007, the Company Owned Real Estate Brokerage Services segment committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. In the third and fourth quarter of 2007, these initiatives were expanded for the Company Owned Real Estate Brokerage Services segment and were implemented at the other business segments. As a result, the total costs expected to be incurred for the Company increased from $10 million at June 30, 2007 to $45 million for 2007, of which $4 million is expected to be non-cash.

The initial recognition of the 2007 restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense	$2	$3	$1	$6
Cash payments and other reductions	(1)	(1)	(1)	(3)

Balance at September 30, 2007	$1	$2	$—	$3

Total 2007 restructuring charges are as follows:

	Costs Expected to Be Incurred	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of September 30, 2007
Real Estate Franchise Services	$3	$—	$1	$(1)	$—
Company Owned Real Estate Brokerage Services	35	—	4	(1)	3
Relocation Services	2	—	—	—	—
Title and Settlement Services	4	—	1	(1)	—
Corporate	1	—	—	—	—

	$45	$—	$6	$(3)	$3

2006 Restructuring Program

During the second quarter of 2006, the Company committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. In 2006, the Company recorded restructuring charges of $46 million ($14 million related to personnel costs, $25 million related to facility costs and $7 million related to asset impairments). As of December 31, 2006, $16 million of these costs were paid resulting in a remaining accrual of $23 million. In the period April 10, 2007 through September 30, 2007, an additional expense of $1 million was recorded. During the period April 10, 2007 through September 30, 2007 and January 1, 2007 through April 9, 2007 additional payments of $7 million and $9 million, respectively, were made resulting in a remaining accrual of $8 million at September 30, 2007 primarily related to facility costs which will continue for several years.

9.	STOCK-BASED COMPENSATION

Incentive Equity Awards Granted by the Company

On May 2, 2006, Cendant’s Compensation Committee approved the grant of incentive awards of approximately $70 million to the key employees and senior officers of the Company which until the separation were cash-based awards. As per the grant terms, such awards converted to Company restricted stock units (“RSUs”) and SARs on August 1, 2006. The awards vest ratably over a period of four years. However, in accordance with the equity plan the awards vest immediately upon a change of control. The number of RSUs and SARs granted were 2.4 million and 0.8 million, respectively.

On May 2, 2006, Cendant’s Compensation Committee also approved the grant of performance-based incentive awards of approximately $8 million to certain executive officers of Realogy in the form of RSUs and SARs, the terms relating to vesting parameters were approved by the Company’s Compensation Committee on July 26, 2006 and were converted into equity awards relating to Realogy’s common stock on August 1, 2006. The awards vest at the end of a three-year performance period, subject to the attainment of specific performance goals related to the growth of Realogy’s adjusted earnings per share over a period of three years. However, in accordance with the equity plan the awards vest immediately upon a change of control. The number of RSUs and SARs granted were 0.2 million and 0.3 million, respectively.

Acceleration of Vesting of Incentive Awards Granted by the Company

In accordance with the Company’s stock compensation plan, all outstanding RSUs and SARs immediately vest upon a change in control. Therefore, as a result of the Merger and related transactions which were consummated on April 10, 2007, the awards were cancelled and converted into the right to receive a cash payment. For RSUs, the cash payment was equal to the number of RSUs multiplied by $30.00 (the merger consideration paid for each equity share held by Realogy stockholders on the record date). For SARs, the cash payment was equal to the number of outstanding shares of our common stock underlying the SARs multiplied by the amount by which $30.00 exceeded the SARs exercise price of $26.10 (which was the closing market price on the grant date of August 1, 2006), i.e. the intrinsic value on the settlement date. The Company recorded compensation expense of $56 million ($34 million after tax) in the Predecessor Period prior to the Merger due to the acceleration of vesting. This expense is classified as merger costs in the Condensed Consolidated and Combined Statement of Operations.

Incentive Equity Awards Granted by Holdings

In connection with the closing of the Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of Common Stock, restricted stock units and other awards settleable in, or based upon, Common Stock may be issued to employees, consultants or directors of the Company or any of its subsidiaries. The number of shares subject to awards under the Plan may not exceed 15 million. In conjunction with the closing of the Transactions on April 10, 2007, Holdings granted approximately 11.2 million of stock options in three separate tranches to officers and key employees and approximately 0.4 million of restricted shares to senior officers. In addition, 2.3 million shares were purchased under the Plan at fair value by senior management of the Company. As of September 30, 2007, the total number of shares available for future grant is approximately 1.1 million shares.

Stock Options Granted by Holdings

Stock options granted under the Plan have an exercise price no less than the fair market value of a share of stock on the date of grant. Tranche A options are subject to ratable vesting over five years and tranche B and C options are “cliff” vested upon the satisfaction of specified distributed internal rate of return (“IRR”) targets. The realized IRR targets will be measured based upon distributions made to shareholders. Since the IRR targets are based on an overall return to Apollo Investment Fund VI, L.P. and co-investors, the specified IRR is considered a market condition and the market condition is incorporated into the grant-date fair value of the award. Achievement of the distributions is a performance condition and it is not incorporated into the grant-date fair value measure. Such IRR targets are effectively dependent upon a capital transaction on a large scale (e.g. Initial Public Offering (“IPO”)). Instead, the performance condition is included in the attribution of the award. Until the IPO becomes probable of occurring, no compensation cost is recognized. Therefore, when it becomes probable compensation cost would be recognized based on the grant-date fair value measure (which incorporates the market condition) whether or not the realized IRR is achieved upon the occurrence of the IPO.

Three tranches of options (“A”, “B” and “C”) were granted to employees at the estimated fair value at the date of issuance, with the following terms:

	Option Tranche
	A	B	C
Exercise price	$10.00	$10.00	$10.00
Vesting	5 years ratable	(1)	(1)
Term of Option	10 years	10 years	10 years

(1)	Tranche B and C vesting is based upon affiliates of Apollo and co-investors achieving specific IRR targets on their investment in the Company.

The fair value of the tranche A options is estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions. Expected volatility is based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.

Expected volatility	32%
Expected term (years)	6.5
Risk-free interest rate	4.7%
Dividend yield	0%

Restricted Shares Granted by Holdings

One-half of the restricted shares “cliff” vest in October 2008 and the remaining restricted shares “cliff” vest in April 2010. Shares were granted at the fair market price of $10 which is the same price paid by affiliates of Apollo and co-investors in connection with the purchase of Domus shares on the date the merger was consummated.

A summary of option and restricted share activity is presented below (number of shares in millions):

	Option Tranche			Restricted Shares
	A	B	C
Outstanding at April 10, 2007	—	—	—	—
Granted	5.6	2.8	2.8	0.4
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at September 30, 2007	5.6	2.8	2.8	0.4

Exercisable at September 30, 2007	—	—	—	—

Weighted average remaining contractual term (years)	9.53	9.53	9.53
Weighted average grant date fair value per share $	4.21			$10.00

As of September 30, 2007, there was $26 million of unrecognized compensation cost related to the remaining vesting period of tranche A options and restricted shares under the Plan. This cost will be recorded in future periods as stock compensation expense over a weighted average period of approximately 4.4 years.

Stock-Based Compensation Expense

The Company recorded the following stock-based compensation expense related to the incentive equity awards granted by the Company and Holdings.

	Successor	Predecessor
	Period from April 10 to September 30, 2007	Period from January, 1 to April 9, 2007	Nine months Ended September 30, 2006
Awards granted by Realogy	$—	$5	$8
Awards granted by former parent	—	—	10
Acceleration of vesting and conversion of former parent awards	—	—	51
Acceleration of vesting of Realogy’s awards	—	56	—
Awards granted by Holdings	3	—	—

Total	$3	$61	$69

10.	RELATED PARTY TRANSACTIONS WITH CENDANT PRIOR TO SEPARATION

Due to Cendant, Net

The following table summarizes related party transactions occurring between the Company and Cendant prior to the date of Separation:

Predecessor
Nine months Ended September 30, 2006
Due to Cendant, beginning balance at January 1, 2006	$440
Corporate related functions	55
Related party agreements	(1)
Income taxes, net	121
Interest earned on net amounts due from/(to) Cendant	(11)
Transfers to Cendant, net	(437)
Assumption of liabilities and forgiveness of intercompany balance	(167)

(440)

Due to Cendant, ending balance at September 30, 2006	$—

Corporate Related Functions

Until the date of Separation, the Company was allocated general corporate overhead expenses from Cendant for corporate-related functions based on either a percentage of the Company’s forecasted revenues or, in the case of the Company Owned Real Estate Brokerage Services segment, based on a percentage of revenues after agent commission expense. General corporate overhead expense allocations include executive management, tax, insurance, accounting, legal and treasury services and certain employee benefits, information technology, telecommunications, call centers and real estate usage. During the nine months ended September 30, 2006, the Company was allocated $24 million of general corporate expenses from Cendant, which are included within the general and administrative expenses line item on the accompanying Condensed Consolidated and Combined Statements of Operations. No general corporate expenses were allocated from Cendant after the Separation as these costs were incurred directly by the Company.

Cendant also incurred certain expenses on behalf of the Company. These expenses, which directly benefited the Company, were allocated to the Company based upon the Company’s actual utilization of the services. Direct allocations included costs associated with information technology, telecommunications, call centers and real estate usage. During the nine months ended September 30, 2006, the Company was allocated $31 million of expenses directly benefiting the Company, which are included within the general and administrative expenses line item on the accompanying Condensed Consolidated and Combined Statements of Operations.

The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Cendant are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had the Company been operating as an independent company.

Income Taxes, net

The Company was included in the consolidated federal and state income tax returns of Cendant through the date of Separation. The net income tax payable to Cendant which was recorded as a component of the due to Cendant, net line item on the Condensed Consolidated Balance Sheets, was forgiven at the date of Separation.

Interest Earned on Net Amounts Due from and to Cendant and Advances to Cendant, net

Prior to Separation, Cendant swept cash from the Company’s bank accounts and the Company maintained certain balances due to or from Cendant. Inclusive of unpaid corporate allocations, the Company had net amounts due from Cendant. Certain of the advances between the Company and Cendant were interest bearing. In connection with the interest bearing activity, the Company recorded net interest income for the nine months ended September 30, 2006 of $11 million.

11.	SEPARATION ADJUSTMENTS AND TRANSACTIONS WITH FORMER PARENT AND SUBSIDIARIES

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

Pursuant to the Separation and Distribution Agreement, upon the distribution of the Company’s common stock to Cendant shareholders, the Company entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with each of Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is responsible for 62.5%. At separation, the amount of liabilities which were assumed by the Company approximated $843 million. This amount was comprised of certain Cendant Corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. The Company also provided a default guarantee related to certain deferred compensation arrangements related to certain current and former senior officers and directors of Cendant, Wyndham Worldwide and Travelport. These arrangements were valued upon the Company’s separation from Cendant with the assistance of a third-party in accordance with FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) and recorded as liabilities on the balance sheet. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The $843 million of liabilities recorded at Separation was comprised of $215 million for contingent litigation settlement liabilities, $390 million for contingent tax liabilities and $238 million for other contingent and corporate liabilities. The majority of the $843 million of liabilities noted above are classified as due to former parent in the Condensed Consolidated Balance Sheet as the Company is indemnifying Cendant for these contingent liabilities and therefore any payments are typically made to the third party through the former parent. At December 31, 2006, the due to former parent balance was $648 million and the balance was $576 million at September 30, 2007.

Rollforwards of the contingent litigation settlement liabilities and contingent tax liabilities are noted below.

Rollforward of Contingent Litigation Settlement Liabilities
Balance at December 31, 2006	$115
Payments related to the settlement of legal matters	(36)
Net increase in settlement liabilities (a)	43

Balance at September 30, 2007	$122

Rollforward of Contingent Tax Liabilities
Balance at December 31, 2006	$372
Net reversal of accruals (a)	(2)

Balance at September 30, 2007	$370

(a)	$41 million of the change in legal settlement liabilities is recorded in purchase accounting as a result of changes in preacquisition legal contingencies and the remaining change is included in former parent legacy costs (benefit), net in the Condensed Consolidated and Combined Statements of Operations.

Transactions with Avis Budget Group and Wyndham Worldwide

Prior to the Company’s Separation from Cendant, we entered into a Transition Services Agreement with Cendant, Wyndham Worldwide and Travelport to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, Cendant agreed to provide us with various services, including services relating to human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable services, telecommunications services and information technology services. In certain cases, services provided by Cendant under the Transition Services Agreement may be provided by one of the separated companies following the date of such company’s separation from Cendant. The Company recorded $3 million and $2 million of expenses, during the period from April 10, 2007 through September 30, 2007 and January 1, 2007 to April 9, 2007, respectively, and $1 million and $1 million of other income, during the period from April 10, 2007 through September 30, 2007 and January 1, 2007 to April 9, 2007, respectively, in the Condensed Consolidated and Combined Statements of Operations related to these services.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of 100% of the common stock of PHH Corporation (“PHH”) to its stockholders. In connection with the spin-off, the Company entered a venture, PHH Home Loans, LLC (“PHH Home Loans”) with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture. The Company entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture. The Company also entered into a marketing agreement with PHH whereby PHH is the recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees and a license agreement with PHH whereby PHH Home Loans was granted a license to use certain of the Company’s real estate brand names. The Company also maintains a relocation agreement with PHH whereby PHH outsourced its employee relocation function to the Company and the Company subleases office space to PHH Home Loans. In connection with these agreements, the Company recorded net revenues, including equity earnings, of $8 million and $2 million during the period from April 10, 2007 through September 30, 2007 and January 1, 2007 to April 9, 2007, respectively. The Company recorded net revenues, including equity earnings, of $9 million for the nine months ended September 30, 2006. The Company received a $4 million dividend distribution from PHH Home Loans in September 2007.

On March 15, 2007, PHH, a publicly traded company announced that it had entered into an Agreement and Plan of Merger, dated as of March 15, 2007, with General Electric Capital Corporation (“General Electric”) (the “PHH Merger”) pursuant to which General Electric will become the sole shareholder of PHH. PHH simultaneously announced that General Electric has entered into an agreement to sell the mortgage operations of PHH to Pearl Mortgage Acquisition 2 L.L.C. (“Pearl Acquisition”), an affiliate of The Blackstone Group, a global private investment and advisory firm.

On March 14, 2007, the Company entered into a Consent and Amendment with PHH and with PHH Home Loans. Under the Consent and Amendment, we agreed, among other things, to the following:

•	We consented to the assignment to Pearl Acquisition of all of PHH’s rights and obligations under the Strategic Relationship Agreement dated as of January 31, 2005, as amended;

•

We also acknowledged that neither the PHH Merger nor the sale of the PHH mortgage business to Pearl Acquisition would constitute an event that would trigger Realogy’s right to terminate the joint venture under the Operating Agreement; and

•	We further agreed to narrow the change in control provisions in the Operating Agreement and the non-competition provisions in the Strategic Relationship Agreement.

In consideration of the foregoing, PHH agreed to pay us a fee for Realogy’s consent to PHH’s assignment of the Strategic Relationship Agreement to Pearl Acquisition. Certain fees payable to us under these other relationships and agreements also were modified under the Consent and Amendment.

The Consent and Amendment is effective immediately prior to the closing of the sale of PHH’s mortgage business to Pearl Acquisition and will terminate and be void upon the termination of the PHH Merger agreement or the termination of the agreement to sell PHH’s mortgage business to Pearl Acquisition. On September 17, 2007, PHH updated its shareholders of record as to the status of its proposed merger and that Pearl Acquisition had encountered financing issues that may prevent the merger from being consummated. PHH reported that on September 26, 2007, its stockholders had approved the merger and the PHH Merger agreement. On November 9, 2007, PHH reiterated in its Form 10-Q for the three months ended September 30, 2007, that the closing of the PHH Merger remains, among other conditions, subject to Pearl Acquisition being ready, willing and able (including with respect to obtaining the necessary financing) to consummate the sale of the PHH mortgage business and that there could be no assurance when or whether the remaining conditions to the completion of the PHH Merger will be satisfied.

Transactions with Affinion Group Holdings, Inc. (an Affiliate of Apollo)

In connection with Cendant’s sale of its former Marketing Services division in October 2005, Cendant received preferred stock with a fair value of $83 million (face value of $125 million) and warrants with a fair value of $3 million in Affinion Group Holdings, Inc. (“Affinion”) as part of the purchase price consideration. At Separation, the Company received the right to 62.5% of the proceeds from Cendant’s investment in Affinion and the value recorded by the Company on August 1, 2006 was $58 million. In January 2007, the Company received from the former parent $66 million, or 62.5%, of cash proceeds related to the former parent’s redemption of a portion of preferred stock investment with a book value of $46 million resulting in a gain of approximately $20 million which is included in former parent legacy costs (benefit), net in the Condensed Consolidated and Combined Statements of Operations. In March 2007, the Company’s former parent transferred 62.5% of the remaining investment in Affinion preferred stock and warrants to the Company, which simultaneously sold such preferred stock and warrants to two stockholders of Affinion who are affiliates of Apollo for $22 million resulting in a gain of $5 million which is included in former parent legacy costs (benefit), net in the Condensed Consolidated and Combined Statements of Operations.

Related Party Transactions

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. Since April 10, 2007, the Company has recognized revenue related to these transactions of less than $1 million in the aggregate.

12.	COMMITMENTS AND CONTINGENCIES

Litigation

In addition to the former parent contingent liability matters disclosed in Note 11, “Separation Adjustments and Transactions with Former Parent and Subsidiaries”, the Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning a dilution in the value of the Century 21® name and goodwill based upon purported changes made to the Century 21® system after the Company acquired it in 1995; (ii) concerning alleged violations of the Real Estate Settlement Procedures Act (“RESPA”) and California’s Unfair Competition Law with respect to whether a product and service provided by a joint venture to which the Company was a party constitutes a settlement service; (iii) contending that the Company purportedly conspired with certain local real estate and mortgage related businesses and individuals in Mississippi who have been alleged to have exaggerated the appraised values on about 90 properties; (iv) contending that the Company may have failed to pay appropriate wages to certain categories of title employees; (v) contending that a group of independent contractor agents working in a particular NRT brokerage office are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision; (vi) contending that a broker and agent’s fiduciary obligations to the consumer exceed the requirements of RESPA with respect to a referral to an affiliated business; and (vii) concerning claims generally against the company owned brokerages for negligence or breach of fiduciary duty in connection with the performance of real estate brokerage or other professional services.

On September 7, 2007, the Court granted summary judgment on the breach of contract claims asserted by plaintiffs in the legacy Cendant Litigation, CSI Investment et. al. vs. Cendant et. al. (“Credentials Litigation”). The Credentials Litigation commenced in February 2000 and is a contingent liability of Cendant that was assigned to Realogy and Wyndham Worldwide Corporation under the Separation Agreement. The summary judgment decision set the liability of Cendant to Credentials at approximately $94 million plus attorneys’ fees. Under the terms of the Separation Agreement, our portion of any actual liability would be 62.5% of the aggregate liability amount including any related fees and costs. Based upon the summary judgment decision, we have increased our reserve for this matter to $62 million. As a result of our acquisition by affiliates of Apollo and the related purchase accounting, the change in reserve resulted in an adjustment to the opening Successor Period balance sheet and did not affect the statement of operations for the third quarter ended September 30, 2007. Shortly following the adverse summary judgment decision, Cendant filed a motion for reconsideration, which is pending. We intend to continue to vigorously defend against the action and to take all steps reasonable and necessary to seek a reversal.

The Company believes that it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur. As such, an adverse outcome from such unresolved proceedings for which claims are awarded in excess of the amounts accrued for could be material to the Company with respect to earnings or cash flows in any given reporting period. However, the Company does not believe that the impact of such unresolved litigation should result in a material liability to the Company in relation to its consolidated and combined financial position or liquidity.

Tax Matters

The Company believes that its accruals for tax liabilities are adequate for all remaining open years, based on its assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. Although the Company believes its recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company’s assessments can involve a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting its assessments are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities. Based on the results of an audit or litigation, a material effect on the Company’s income tax provision, net income (loss) or cash flows in the period or periods for which that determination is made could result.

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain. Accruals for tax contingencies are provided for in accordance with the requirements of FIN 48 and are currently maintained on the Company’s balance sheet.

Under the Tax Sharing Agreement, the Company is responsible for 62.5% of any payments made to the Internal Revenue Service (“IRS”) to settle claims with respect to tax periods ending on or prior to December 31, 2006. The Condensed Consolidated Balance Sheet at September 30, 2007 reflects liabilities to the Company’s former parent of $370 million relating to tax matters for which the Company is potentially liable under the Tax Sharing Agreement.

During the fourth quarter of 2006, Cendant and the IRS have settled the IRS examination for Cendant’s taxable years 1998 through 2002 during which the Company was included in Cendant’s tax returns. The settlement includes the favorable resolution regarding the deductibility of expenses associated with the shareholder class action litigation resulting from the merger with CUC International, Inc. The Company was adequately reserved for this audit cycle and has reflected the results of that examination in these financial statements. The IRS has opened an examination for Cendant’s taxable years 2003 through 2006 during which the Company was included in Cendant’s tax returns. Although the Company and Cendant believe there is appropriate support for the positions taken on its tax returns, the Company and Cendant have recorded liabilities representing the best estimates of the probable loss on certain positions. The Company and Cendant believe that the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. The tax indemnification accruals for Cendant’s tax matters are provided for in accordance with SFAS No. 5, “Accounting for Contingencies.”

$500 Million Letter of Credit

On April 26, 2007, the Company established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement and a letter agreement among the Company, Wyndham Worldwide and Avis Budget Group relating thereto. The Company utilized its synthetic letter of credit to satisfy the obligations to post the standby irrevocable letter of credit. The standby irrevocable letter of credit back-stops the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities under the Separation and Distribution Agreement. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to increase or decrease to reflect the then current estimate of Cendant contingent and other liabilities and will be terminated if (i) the Company’s senior unsecured credit rating is raised to BB by Standard and Poor’s or Ba2 by Moody’s or (ii) the aggregate value of the former parent contingent liabilities falls below $30 million.

Apollo Management Fee Agreement

In connection with the Transactions, Apollo entered into a management fee agreement with the Company which allows Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to the Company from Apollo. The Company will pay Apollo an annual management fee for this service up to the sum of (1) the greater of $15 million and 2.0% of the Company’s annual adjusted EBITDA for the immediately preceding year, plus out of pocket costs and expenses in connection therewith. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, the Company will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its shareholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). The Company will agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement.

Escrow and Trust Deposits

As a service to our customers, we administer escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. These escrow and trust deposits totaled approximately $412 million and $456 million at September 30, 2007 and December 31, 2006, respectively. These escrow and trust deposits are not assets of the Company and, therefore, are excluded from the accompanying Condensed Consolidated Balance Sheets. However, we remain contingently liable for the disposition of these deposits.

Other Matters

As previously disclosed, on December 15, 2006, the Company entered into a letter of agreement with Mr. Henry R. Silverman, Chairman and Chief Executive Officer, regarding our respective obligations with respect to the Separation Benefits (including post-termination consulting obligations and payments related thereto) applicable under his existing employment agreement with the Company. The letter agreement provides for a payment to Mr. Silverman in an amount representing the net value of the Separation Benefits and the consulting payments. That payment is in lieu of his receiving the Separation Benefits and consulting payments during the time periods provided for in the employment agreement.

On March 6, 2007, in accordance with the terms of Mr. Silverman’s employment agreement, the Company’s Compensation Committee determined that the net present value of the Separation Benefits were valued at approximately $54 million, however, the amount of the lump sum cash payment was capped at $50 million as previously agreed. Beginning on the date of a Qualifying Termination, as defined in his employment agreement, Mr. Silverman will perform consulting services under the Consulting Agreement for no additional compensation. During the consulting period, we will provide Mr. Silverman office space with suitable clerical support and appropriate personal security when traveling on Realogy business, as such benefits were not included in the settlement of the Separation Benefits. On March 30, 2007, the $50 million was transferred into a rabbi trust and is included in other current assets in the Condensed Consolidated Balance Sheet as it is payable to Mr. Silverman upon retirement. In April 2007, prior to the consummation of the Merger, the Company expensed $45 million for the Separation Benefits and recognized a prepaid asset of $5 million related to the consulting services, which will be expensed over the consulting period. The $45 million expense is classified as general and administrative expenses in the Condensed Consolidated and Combined Statements of Operations in the predecessor period. See Note 15, “Subsequent Events” for further information.

In June 2007, the Company entered into a sale leaseback arrangement related to the corporate aircraft. The transaction is classified as a capital lease and, therefore, the carrying amount of the capital lease payments is $28 million which is recorded as a liability in the Condensed Consolidated Balance Sheet as of September 30, 2007.

13.	SEGMENT INFORMATION

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income tax provision and minority interest, each of which is presented in the Company’s Condensed Consolidated and Combined Statements of Operations. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues (a)
	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Real Estate Franchise Services	$439	$217	$681
Company Owned Real Estate Brokerage Services	2,566	1,116	3,940
Relocation Services	261	137	379
Title and Settlement Services	194	97	313
Corporate and Other (b)	(177)	(74)	(255)

Total Company	$3,283	$1,493	$5,058

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $177 million for the period April 10, 2007 through September 30, 2007, $74 million for the period January 1, 2007 through April 9, 2007 and $255 million during the nine months ended September 30, 2006. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $29 million for the period April 10, 2007 through September 30, 2007, $14 million for the period January 1, 2007 through April 9, 2007 and $43 million during the nine months ended September 30, 2006 of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes the elimination of transactions between segments.

	EBITDA (a)
	Successor	Predecessor
	Period From April 10 Through September 30, 2007	Period From January 1 Through April 9, 2007	Nine Months Ended September 30, 2006
Real Estate Franchise Services	$296	$122	$478
Company Owned Real Estate Brokerage Services	110	(47)	55
Relocation Services	60	12	82
Title and Settlement Services	20	(4)	37
Corporate and Other (b)	(41)	(76)	(36)

Total Company	445	7	616
Less:
Depreciation and amortization	448	37	107
Interest (income) expense	320	37	5

Income (loss) before income taxes and minority interest	$(323)	$(67)	$504

(a)	Includes $22 million, $6 million, $2 million and $2 million of merger costs, restructuring costs, former parent legacy costs and separation costs, respectively, for the period April 10, 2007 through September 30, 2007, $80 million, $45 million, $2 million and $1 million of merger costs, separation benefits, separation costs and restructuring costs offset by a benefit of $19 million of former parent legacy costs, respectively, for the period January 1, 2007 through April 9, 2007, compared to $65 million, $26 million and $3 million of separation costs, restructuring costs and former parent legacy costs, respectively, for the nine months ended September 30, 2006.
(b)	Includes the elimination of transactions between segments.

Segment assets consisted of:

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Real Estate Franchise Services	$7,212	$1,325
Company Owned Real Estate Brokerage Services	1,079	2,865
Relocation Services	2,650	1,440
Title and Settlement Services	836	253
Corporate and Other	569	785

Total Company	$12,346	$6,668

14.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following consolidating financial information presents the Condensed Consolidating Balance Sheets and Condensed Consolidating Statements of Operations and Cash Flows for: (i) Realogy Corporation (the “Parent”); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; (iv) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (v) the Company on a consolidated basis. The guarantor subsidiaries are comprised of 100% owned entities, and guarantee on an unsecured senior subordinated basis the Senior Subordinated Notes and on an unsecured senior basis the Fixed Rate Senior Notes and Senior Toggle Notes. All guarantees are full and unconditional and are joint and several. There are no restrictions on the ability of the Parent or any guarantors to obtain funds from its subsidiaries by dividend or loan, except for restrictions related to certain of the non-guarantor entities.

As discussed in Note 1, “Basis of Presentation”, the Company is in the process of completing the valuation of the assets and liabilities and, where possible, has estimated their fair values presented in this report. However, given the time and effort required to obtain pertinent information to finalize the balance sheet, then to adjust the Company’s books and records, it is often several quarters before the Company is able to finalize the initial fair value estimates. Accordingly, the Company expects that the initial estimates of fair value and of identified intangible assets could subsequently be revised and the revisions could be material.

Condensed Consolidating Statements of Operations

April 10 Through September 30, 2007

(in millions)

	Successor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$2,531	$2	$—	$2,533
Service revenue	—	333	93	—	426
Franchise fees	—	393	2	(165)	230
Other	—	102	4	(12)	94

Net revenues	—	3,359	101	(177)	3,283

Expenses
Commission and other agent-related costs	—	1,684	—	—	1,684
Operating	—	967	67	(165)	869
Marketing	—	136	1	(12)	125
General and administrative	22	99	7	—	128
Former parent legacy costs (benefit), net	11	(9)	—	—	2
Separation costs	1	1	—	—	2
Restructuring costs	—	6	—	—	6
Merger costs	8	14	—	—	22
Depreciation and amortization	4	443	1	—	448
Interest expense	323	3	—	—	326
Interest income	(3)	(3)	—	—	(6)
Intercompany transactions	19	(19)	—	—	—

Total expenses	385	3,322	76	(177)	3,606
Income (loss) before income taxes and minority interest	(385)	37	25	—	(323)
Provision for income taxes	(148)	18	10	—	(120)
Minority interest, net of tax	—	—	1	—	1
Equity in earnings of subsidiaries	33	14	—	(47)	—

Net income (loss)	$(204)	$33	$14	$(47)	$(204)

Condensed Consolidating Statements of Operations

January 1 Through April 9, 2007

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$1,104	$—	$—	$1,104
Service revenue	—	169	47	—	216
Franchise fees	—	180	—	(74)	106
Other	—	63	4	—	67

Net revenues	—	1,516	51	(74)	1,493

Expenses
Commission and other agent-related costs	—	726	—	—	726
Operating	—	527	36	(74)	489
Marketing	—	84	—	—	84
General and administrative	58	62	3	—	123
Former parent legacy costs (benefit), net	(18)	(1)	—	—	(19)
Separation costs	2	—	—	—	2
Restructuring costs	—	1	—	—	1
Merger costs	34	45	1	—	80
Depreciation and amortization	2	34	1	—	37
Interest expense	40	3	—	—	43
Interest income	(5)	(1)	—	—	(6)
Intercompany transactions	13	(13)	—	—	—

Total expenses	126	1,467	41	(74)	1,560
Income (loss) before income taxes and minority interest	(126)	49	10	—	(67)
Provision for income taxes	(47)	21	3	—	(23)
Minority interest, net of tax	—	—	—	—	—
Equity in earnings of subsidiaries	35	7	—	(42)	—

Net income (loss)	$(44)	$35	$7	$(42)	$(44)

Condensed Combining Statements of Operations

Nine Months Ended September 30, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$3,898	$1	$—	$3,899
Service revenue	—	508	135	—	643
Franchise fees	—	620	—	(255)	365
Other	—	137	14	—	151

Net revenues	—	5,163	150	(255)	5,058
Expenses
Commission and other agent-related costs	—	2,615	—	—	2,615
Operating	(1)	1,515	100	(255)	1,359
Marketing	—	221	1	—	222
General and administrative	6	139	7	—	152
Former parent legacy costs (benefit), net	6	(3)	—	—	3
Separation costs	25	40	—	—	65
Restructuring costs	—	26	—	—	26
Depreciation and amortization	1	105	1	—	107
Interest expense	23	4	—	—	27
Interest income	(6)	(16)	—	—	(22)
Intercompany transactions	26	(26)	—	—	—

Total expenses	80	4,620	109	(255)	4,554
Income (loss) before income taxes and minority interest	(80)	543	41	—	504
Provision for income taxes	(24)	214	15	—	205
Minority interest, net of tax	—	—	1	—	1
Equity in earnings of subsidiaries	354	25	—	(379)	—

Net income (loss)	$298	$354	$25	$(379)	$298

Condensed Consolidating Balance Sheet

As of September 30, 2007

(in millions)

	Successor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$211	$51	$82	$(68)	$276
Trade receivables, net	—	121	28	—	149
Relocation receivables, net	—	(60)	1,082	(2)	1,020
Relocation properties held for sale, net	—	(40)	229	—	189
Deferred income taxes	87	23	—	—	110
Intercompany note receivable	—	162	—	(162)	—
Due from former parent	31	—	—	—	31
Other current assets	65	105	22	—	192

Total current assets	394	362	1,443	(232)	1,967
Property and equipment, net	60	314	3	—	377
Goodwill	—	3,745	2	—	3,747
Trademarks	—	1,345	—	—	1,345
Franchise agreements, net	—	3,950	9	—	3,959
Other intangibles, net	—	549	—	—	549
Other non-current assets	169	113	120	—	402
Investment in subsidiaries	5,508	218	—	(5,726)	—

Total assets	$6,131	$10,596	$1,577	$(5,958)	$12,346

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$8	$133	$58	$(68)	$131
Securitization obligations	—	—	968	—	968
Intercompany note payable	—	—	162	(162)	—
Due to former parent	576	—	—	—	576
Current portion of long term debt	31	—	—	—	31
Accrued expenses and other current liabilities	355	362	44	(2)	759
Intercompany payables	(3,542)	3,429	113	—	—

Total current liabilities	(2,572)	3,924	1,345	(232)	2,465
Long-term debt	6,225	—	—	—	6,225
Deferred income taxes	(59)	1,790	—	—	1,731
Other non-current liabilities	56	57	14	—	127
Intercompany liabilities	683	(683)	—	—	—

Total liabilities	4,333	5,088	1,359	(232)	10,548

Total stockholder’s equity	1,798	5,508	218	(5,726)	1,798

Total liabilities and stockholder’s equity	$6,131	$10,596	$1,577	$(5,958)	$12,346

Condensed Consolidating Balance Sheet

As of December 31, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$300	$62	$78	$(41)	$399
Trade receivables, net	—	110	18	—	128
Relocation receivables, net	—	(12)	988	—	976
Relocation properties held for sale, net	—	(32)	229	—	197
Deferred income taxes	78	28	—	—	106
Due from former parent	120	—	—	—	120
Other current assets	30	116	30	(13)	163

Total current assets	528	272	1,343	(54)	2,089

Property and equipment, net	30	308	4	—	342
Deferred income taxes	157	93	—	—	250
Goodwill	—	3,306	20	—	3,326
Trademarks	—	17	—	—	17
Franchise agreements, net	—	329	—	—	329
Other intangibles, net	—	76	—	—	76
Due from former parent	16	—	—	—	16
Other non-current assets	83	81	59	—	223
Investment in subsidiaries	5,442	188	—	(5,630)	—

Total assets	$6,256	$4,670	$1,426	$(5,684)	$6,668

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13	$163	$33	$(54)	$155
Securitization obligations	—	—	893	—	893
Due to former parent	648	—	—	—	648
Accrued expenses and other current liabilities	83	430	32	—	545
Intercompany payables	494	(761)	267	—	—

Total current liabilities	1,238	(168)	1,225	(54)	2,241
Long-term debt	1,800	—	—	—	1,800
Other non-current liabilities	81	50	13	—	144
Intercompany liabilities	654	(654)	—	—	—

Total liabilities	3,773	(772)	1,238	(54)	4,185

Total stockholders’ equity	2,483	5,442	188	(5,630)	2,483

Total liabilities and stockholders’ equity	$6,256	$4,670	$1,426	$(5,684)	$6,668

Condensed Consolidating Statements of Cash Flows

April 10 Through September 30, 2007

(in millions)

	Successor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(161)	$604	$(225)	$(11)	$207
Investing activities
Property and equipment additions	(4)	(37)	—	—	(41)
Acquisition of Realogy	(6,761)	—	—	—	(6,761)
Net assets acquired (net of cash acquired) and acquisition- related payments	—	(9)	(13)	—	(22)
Investment in unconsolidated entities	—	—	(1)	—	(1)
Sale leaseback proceeds related to corporate aircraft	21	—	—	—	21
Change in restricted cash	—	—	5	—	5
Intercompany capital contribution	—	(50)	—	50	—
Intercompany dividend	—	25	—	(25)	—
Intercompany note receivable	—	(162)	—	162	—
Other, net	—	(4)	5	—	1

Net cash used in investing activities	(6,744)	(237)	(4)	187	(6,798)

Financing activities
Proceeds from new term loan credit facility and issuance of notes	6,219	—	—	—	6,219
Repayment of predecessor term loan facility	(600)	—	—	—	(600)
Payments made for new term loan credit facility	(8)	—	—	—	(8)
Repurchase of 2006 Senior Notes, net of discount	(1,155)	—	—	—	(1,155)
Repayment of prior securitization obligations	—	—	(914)	—	(914)
Proceeds from new securitization obligations	—	—	903	—	903
Net change in securitization obligations	—	—	59	—	59
Debt issuance costs	(149)	(6)	(2)	—	(157)
Investment by affiliates of Apollo and co-investors	1,999	—	—	—	1,999
Other, net	(2)	(6)	—	—	(8)
Intercompany capital contribution	—	—	50	(50)	—
Intercompany dividend	—	—	(29)	29	—
Intercompany note payable	—	—	162	(162)	—
Intercompany transactions	331	(349)	41	(23)	—

Net cash (used in) provided by financing activities	6,635	(361)	270	(206)	6,338

Effect of changes in exchange rates on cash and cash equivalents	—	—	1	—	1

Net (decrease) increase in cash and cash equivalents	(270)	6	42	(30)	(252)
Cash and cash equivalents, beginning of period	481	45	40	(38)	528

Cash and cash equivalents, end of period	$211	$51	$82	$(68)	$276

Condensed Consolidating Statements of Cash Flows

January 1 Through April 9, 2007

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(9)	$5	$109	$2	$107

Investing activities
Property and equipment additions	(6)	(25)	—	—	(31)
Net assets acquired (net of cash acquired) and acquisition- related payments	—	(22)	—	—	(22)
Proceeds from sale of preferred stock and warrants	22	—	—	—	22
Change in restricted cash	—	—	(9)	—	(9)
Other, net	—	—	—	—	—

Net cash provided by (used in) investing activities	16	(47)	(9)	—	(40)

Financing activities
Net change in securitization obligations	—	—	21	—	21
Proceeds from issuances of common stock for equity awards	36	—	—	—	36
Proceeds received from Cendant’s sale of Travelport	5	—	—	—	5
Other, net	3	(3)	—	—	—
Intercompany dividend	—	—	(4)	4	—
Intercompany transactions	130	28	(155)	(3)	—

Net cash provided by (used in) financing activities	174	25	(138)	1	62

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase in cash and cash equivalents	181	(17)	(38)	3	129
Cash and cash equivalents, beginning of period	300	62	78	(41)	399

Cash and cash equivalents, end of period	$481	$45	$40	$(38)	$528

Condensed Combining Statements of Cash Flows

For the Nine Months Ended September 30, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$44	$332	$(160)	$(15)	$201

Investing activities
Property and equipment additions	(22)	(65)	(1)	—	(88)
Net assets acquired (net of cash acquired) and acquisition- related payments	—	(158)	—	—	(158)
Investment in unconsolidated entities	(4)	—	(7)	—	(11)
Change in restricted cash	(2)	—	3	—	1
Intercompany note receivable	—	(2)	—	2	—
Other, net	—	(7)	3	—	(4)

Net cash used in investing activities	(28)	(232)	(2)	2	(260)

Financing activities
Net change in securitization obligations	—	—	136	—	136
Net change in unsecured borrowings	(400)	—	—	—	(400)
Proceeds from borrowings under unsecured credit facilities	2,225	—	—	—	2,225
Payment to Cendant at separation	(2,225)	—	—	—	(2,225)
Change in amounts due from Cendant Corporation	119	(21)	58	1	157
Debt issuance costs	(5)	—	—	—	(5)
Proceeds received from Cendant’s sale of Travelport	1,423	—	—	—	1,423
Intercompany dividend	—	—	(18)	18	—
Intercompany note payable	—	—	2	(2)	—
Other, net	1	(10)	—	—	(9)

Net cash (used in) provided by financing activities	1,138	(31)	178	17	1,302

Effect of changes in exchange rates on cash and cash equivalents	—	—	1	—	1

Net increase in cash and cash equivalents	1,154	69	17	4	1,244
Cash and cash equivalents, beginning of period	—	49	36	(49)	36

Cash and cash equivalents, end of period	$1,154	$118	$53	$(45)	$1,280

15.	SUBSEQUENT EVENTS

2006 Senior Note Purchases

In October 2007, the Company repurchased the remaining $43 million principal amount of outstanding 2006 Senior Notes in privately negotiated transactions. To facilitate the purchases, the Company utilized $33 million of the delayed draw facility and $10 million of cash.

Better Homes and Gardens® License Agreement

On October 8, 2007, the Company announced that it entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith Corporation (“Meredith”). Realogy intends to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between Realogy and Meredith becomes fully operational on July 1, 2008 and is for a 50-year term, with a renewal option for another 50 years at the Company’s option. Meredith will receive ongoing license fees, subject to minimum payment requirements, based upon the royalties that Realogy earns from franchising the Better Homes and Gardens Real Estate brand.

2007 Restructuring Program

During the second quarter of 2007, the Company Owned Real Estate Brokerage Services segment committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. In the third and fourth quarter of 2007, these initiatives were expanded for the Company Owned Real Estate Brokerage Services segment and were implemented at the other business segments. As a result, the total costs expected to be incurred for the Company increased from $10 million at June 30, 2007 to $45 million for 2007, of which $4 million is expected to be non-cash.

Succession Plan

On November 13, 2007, Realogy’s Board of Directors appointed our president, Richard A. Smith, as the Company’s chief executive officer, succeeding Henry R. Silverman, in accordance with the Company’s previously announced succession plan. At the same time, Mr. Silverman was appointed non-executive chairman of the Company’s Board of Directors. As previously agreed, Mr. Silverman also will be engaged as a consultant to the Company.

In connection with Mr. Silverman’s appointment as non-executive chairman of the Company, the Holdings Board of Directors granted Mr. Silverman an option to purchase 5 million shares of Holdings common stock at $10 per share. In general, one half of the grant (the tranche A options) is subject to ratable vesting over five years, one quarter of the grant (tranche B options) is “cliff” vested upon the achievement of a 20% internal rate of return (“IRR”) target and the remaining 25% of the options (the tranche C options) are “cliff” vested upon the achievement of a 25% IRR target. The realized IRR targets are measured based upon distributions made to shareholders.

In connection with the foregoing, on November 13, 2007, the Realogy Board amended and restated its bylaws to provide for a non-executive chairman. Previously, the Realogy bylaws provided that the Chairman also would be the Company’s chief executive officer. On November 13, 2007, the Holdings Board authorized an increase in the number of shares of Holdings common stock reserved for issuance under the Domus Holdings Corp. 2007 Stock Incentive Plan from 15 to 20 million.

In accordance with the terms of Mr. Silverman’s existing employment agreement and the rabbi trust to which he and the Company are parties, on November 14, 2007, the trustee distributed $50 million (less withholding taxes) to Mr. Silverman, representing the net value of separation benefits and consulting payments that he would otherwise have received during the time periods provided for in his employment agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Realogy Corporation:

We have audited the accompanying consolidated and combined balance sheets of Realogy Corporation (the “Company”), as of December 31, 2006 and 2005, and the related consolidated and combined statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated and combined financial statements, prior to its separation from Cendant Corporation (“Cendant”), the Company was comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant. Included in Notes 14 and 15 of the consolidated and combined financial statements is a summary of transactions with related parties. As discussed in Note 15 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 6, 2007 (December 18, 2007 as to Note 21)

REALOGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(In millions except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues
Gross commission income	$4,965	$5,666	$5,197
Service revenue	854	764	707
Franchise fees	472	538	477
Other	201	171	168

Net revenues	6,492	7,139	6,549

Expenses
Commission and other agent-related costs	3,335	3,838	3,494
Operating	1,799	1,642	1,498
Marketing	291	282	265
General and administrative	218	204	177
Former parent legacy costs (benefit), net	(38)	—	—
Separation costs	66	—	—
Restructuring costs	46	6	—
Depreciation and amortization	142	136	120
Interest expense	57	5	4
Interest income	(28)	(12)	(10)

Total expenses	5,888	6,101	5,548

Income before income taxes and minority interest	604	1,038	1,001
Provision for income taxes	237	408	379
Minority interest, net of tax	2	3	4

Net income	$365	$627	$618

See Notes to Consolidated and Combined Financial Statements.

REALOGY CORPORATION

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$399	$36
Trade receivables (net of allowance for doubtful accounts of $16 and $12)	128	112
Relocation receivables and advances	976	774
Relocation properties held for sale, net	197	97
Deferred income taxes	106	47
Due from former parent	120	—
Other current assets	163	94

Total current assets	2,089	1,160
Property and equipment, net	342	304
Deferred income taxes	250	296
Goodwill	3,326	3,156
Franchise agreements, net	329	346
Trademarks and other intangibles, net	93	61
Due from former parent	16	—
Other non-current assets	223	116

Total assets	$6,668	$5,439

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$155	$130
Secured obligations	893	757
Due to Cendant, net	—	440
Due to former parent	648	—
Accrued expenses and other current liabilities	545	492

Total current liabilities	2,241	1,819
Long-term debt	1,800	—
Other non-current liabilities	144	53

Total liabilities	4,185	1,872

Commitments and contingencies (Notes 15 and 16)
Stockholders’ equity:
Parent Company’s net investment	—	3,563
Common stock, $.01 par value—authorized 750.0 shares; 216.2 issued and outstanding shares at December 31, 2006	2	—
Additional paid-in capital	2,384	—
Retained earnings	133	—
Accumulated other comprehensive income	(18)	4
Treasury stock, at cost 0.8 shares at December 31, 2006	(18)	—

Total stockholders’ equity	2,483	3,567

Total liabilities and stockholders’ equity	$6,668	$5,439

See Notes to Consolidated and Combined Financial Statements.

REALOGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2006	2005	2004
Operating Activities
Net income	$365	$627	$618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142	136	120
Deferred income taxes	102	39	31
Separation costs related to employee equity awards	51	—	—
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables, net	(14)	9	7
Relocation receivables and advances	(142)	(117)	(18)
Relocation properties held for sale, net	(122)	(26)	1
Accounts payable, accrued expenses and other current liabilities	(18)	(2)	(21)
Due (to) from former parent	(58)	—	—
Other, net	(61)	(49)	(35)

Net cash provided by operating activities	245	617	703

Investing Activities
Property and equipment additions	(130)	(131)	(87)
Net assets acquired (net of cash acquired) and acquisition-related payments	(168)	(262)	(259)
Investment in unconsolidated entities	(11)	(33)	—
(Increase) decrease in restricted cash	(1)	5	67
Other, net	—	(2)	8

Net cash used in investing activities	(310)	(423)	(271)

Financing Activities
Net change in secured borrowings	121	357	—
Repayment of unsecured borrowings	(1,625)	—	—
Proceeds from unsecured borrowings	3,425	—	—
Repurchase of common stock	(884)	—	—
Proceeds from issuances of common stock for equity awards	46	—	—
Net distribution to Cendant at Separation	(2,183)	—	—
Proceeds received from Cendant’s sale of Travelport	1,436	—	—
Change in amounts due (to) from Cendant	118	(576)	(352)
Dividends paid to Cendant	—	—	(38)
Other, net	(27)	3	(15)

Net cash provided by (used in) financing activities	427	(216)	(405)

Effect of changes in exchange rates on cash and cash equivalents	1	—	—

Net increase (decrease) in cash and cash equivalents	363	(22)	27
Cash and cash equivalents, beginning of period	36	58	31

Cash and cash equivalents, end of period	$399	$36	$58

Supplemental Disclosure of Cash Flow Information
Interest payments	$84	$30	$17
Income tax payments, net	$42	$17	$8

See Notes to Consolidated and Combined Financial Statements.

REALOGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock		Additional Paid-In Capital	Parent Company’s Net Investment	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount					Shares	Amount

Balance at January 1, 2004	—	$—	$—	$2,969	$—	$4	—	$—	$2,973
Comprehensive income:
Net income	—	—	—	618	—	—	—	—
Currency translation adjustment	—	—	—	—	—	3	—	—
Total comprehensive income									621
Dividends paid to Cendant	—	—	—	(38)	—	—	—	—	(38)
Distribution of capital to Cendant	—	—	—	(4)	—	—	—	—	(4)

Balance at December 31, 2004	—	—	—	3,545	—	7	—	—	3,552
Comprehensive income:
Net income	—	—	—	627	—	—	—	—
Currency translation adjustment	—	—	—	—	—	(3)	—	—

Total comprehensive income									624
Distribution of capital to Cendant	—	—	—	(609)	—	—	—	—	(609)

Balance at December 31, 2005	—	—	—	3,563	—	4	—	—	3,567
Comprehensive income:
Net income	—	—	—	232	133	—	—	—
Currency translation adjustment	—	—	—	—	—	1	—	—
Additional minimum pension liability, net of tax	—	—	—	—	—	(1)	—	—
Total comprehensive income									365
Net distribution to Cendant	—	—	—	(2,183)	—	—	—	—	(2,183)
Distribution received from Cendant related to Travelport sale	—	—	—	1,454	—	—	—	—	1,454
Assumption of liabilities and forgiveness of Cendant intercompany balance	—	—	—	174	—	—	—	—	174
Additional minimum pension liability recorded at Separation, net of tax of ($13)	—	—	—	—	—	(22)	—	—	(22)
Transfer of net investment to additional paid-in capital	—	—	3,240	(3,240)	—	—	—	—	—
Guarantees recorded related to the Separation	—	—	(71)	—	—	—	—	—	(71)
Deferred income taxes related to guarantees	—	—	27	—	—	—	—	—	27
Issuance of common stock	250.4	3	(3)	—	—	—	—	—	—
Charge related to Cendant equity award conversion	—	—	11	—	—	—	—	—	11
Repurchases of common stock	(38.2)	(1)	(883)	—	—	—	—	—	(884)
Exercise of stock options	2.0	—	48	—	—	—	—	—	48
Net activity related to equity awards	2.0	—	15	—	—	—	0.8	(18)	(3)

Balance at December 31, 2006	216.2	$2	$2,384	$—	$133	$(18)	0.8	$(18)	$2,483

See Notes to Consolidated and Combined Financial Statements.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions, except per share amounts)

1. Basis of Presentation

Realogy Corporation (“Realogy” or “the Company”), a Delaware corporation, was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (“Cendant”) to separate Cendant into four independent, publicly traded companies—one for each of Cendant’s real estate services, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). On April 24, 2006, Cendant modified its previously announced separation plan to explore the possible sale of the travel distribution services business. On June 30, 2006, Cendant entered into a definitive agreement to sell the travel distribution services business and on August 23, 2006, Cendant completed the sale of Travelport for $4,300 million, subject to final closing adjustments. Pursuant to the plan of separation, Realogy initially received $1,423 million of the proceeds from such sale of Travelport and subsequently recorded additional net proceeds of $31 million. The proceeds recorded are subject to certain post-closing adjustments which have not been finalized. On August 29, 2006, Cendant announced that it had changed its name to Avis Budget Group, Inc.

Prior to July 31, 2006, the assets of the real estate services businesses of Cendant were transferred to Realogy and on July 31, 2006, Cendant distributed all of the shares of the Company’s common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was July 21, 2006 (the “Separation”). The Separation was effective on July 31, 2006. The separation of Wyndham Worldwide from Cendant occurred simultaneously with Realogy’s separation from Cendant.

On December 15, 2006, the Company entered into an Agreement and Plan of Merger with Domus Holdings Corp. (“Domus Holdings”) and Domus Acquisition Corp. which are affiliates of Apollo Management VI, L.P.

Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of common stock of the Company (the “Common Stock”) will be cancelled and will be automatically converted into the right to receive $30 in cash, without interest. In addition, at the effective date of the merger, all outstanding equity awards will become fully vested and will be cancelled and, except as otherwise agreed by a holder and Domus Holdings, converted into the right to receive a cash payment. For restricted stock units, except as otherwise agreed by a holder and Domus Holdings, the cash payment will be equal to the number of units multiplied by $30. For stock options and stock appreciation rights, except as otherwise agreed by a holder and Domus Holdings, the cash payment will be equal to the number of shares or rights underlying the award multiplied by the amount by which $30 exceeds the exercise price.

Domus Holdings has obtained equity and debt financing commitments for the transaction, the aggregate proceeds of which will be sufficient to pay the aggregate merger consideration, repay the then outstanding indebtedness (if it so chooses) and pay all related fees and expenses. Consummation of the merger is not subject to a financing condition, but is subject to various other conditions, including receipt of the affirmative vote of the holders of a majority of the outstanding shares of Realogy, insurance regulatory approvals, and other customary closing conditions. The parties currently expect to close the transaction in early to mid-April 2007, subject to the satisfaction of the foregoing conditions.

The accompanying consolidated and combined financial statements reflect the consolidated operations of Realogy Corporation and its subsidiaries as a separate, stand alone entity subsequent to July 31, 2006, combined with the historical operations of the real estate services businesses which were operated as part of Cendant prior to July 31, 2006. These financial statements include the entities in which Realogy directly or indirectly has a

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

controlling financial interest and various entities in which Realogy has investments recorded under the equity method of accounting. The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

The Company’s combined results of operations, financial position and cash flows for periods prior to July 31, 2006, may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the separation from Cendant.

Certain corporate and general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal and treasury services and certain employee benefits have been allocated for periods prior to the date of Separation by Cendant to the Company based on forecasted revenues or usage. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying Consolidated and Combined Statements of Income may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for the periods presented. Following the separation from Cendant, the Company performs these functions using internal resources or purchased services, certain of which may be provided by Avis Budget Group during a transitional period pursuant to the Transition Services Agreement. Refer to Note 15, Separation Adjustments and Transactions with Former Parent and Subsidiaries, for a description of the Company’s transactions with Avis Budget Group and its affiliates.

In presenting the consolidated and combined financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Business Description

The Company operates in the following business segments:

•	Real Estate Franchise Services—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty® and Coldwell Banker Commercial® brand names.

•

Company Owned Real Estate Brokerage Services—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names.

•

Relocation Services—primarily offers clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services.

•

Title and Settlement Services—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

2. Summary of Significant Accounting Policies

Consolidation Policy

In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), when evaluating an entity for consolidation, the Company first determines whether an entity is within the scope of FIN 46R and if it is deemed to be a variable interest entity (“VIE”). If the entity is considered to be a VIE, the Company determines whether it would be considered the entity’s primary beneficiary. The Company consolidates those VIEs for which it has determined that it is the primary beneficiary. Generally, the Company will consolidate an entity not deemed a VIE upon a determination that its ownership, direct or indirect, exceeds fifty percent of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

Revenue Recognition

Real Estate Franchise Services

The Company franchises its real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. The Company provides operational and administrative services, tools and systems to franchisees, which are designed to assist franchisees in achieving increased revenue and profitability. Such services include national and local advertising programs, listing and agent-recruitment tools, training and volume purchasing discounts through the Company’s preferred vendor program. Franchise revenue principally consists of royalty and marketing fees from the Company’s franchisees. The royalty received is primarily based on a percentage of the franchisee’s commissions and/or gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon close of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and recognized by the Company as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). The Company also earns marketing fees from its franchisees and utilizes such fees to fund advertising campaigns on behalf of its franchisees. In arrangements under which the Company does not serve as an agent in coordinating advertising campaigns, marketing revenues are accrued as the revenue is earned, which occurs as related marketing expenses are incurred. The Company does not recognize revenues or expenses in connection with marketing fees it collects under arrangements in which it functions as an agent on behalf of its franchisees.

Company Owned Real Estate Brokerage Services

As an owner-operator of real estate brokerages, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue on a gross basis upon the closing of a real estate transaction (i.e., purchase or sale of a home), which are referred to as gross commission income. The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and presented as commission and other agent-related costs line item on the accompanying Consolidated and Combined Statements of Income.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Relocation Services

The Company provides relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the corporate client), expense processing, arranging household goods moving services, home-finding and other related services. The Company earns revenues from fees charged to clients for the performance and/or facilitation of these services and recognizes such revenue on a net basis as services are provided, except for instances in which the Company assumes the risk of loss on the sale of a transferring employee’s home. In such cases, revenues are recorded on a gross basis as earned with associated costs recorded within operating expenses. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client; however, as discussed above, in certain instances the Company will assume the risk of loss. When the risk of loss is assumed, the Company records the value of the home on its Consolidated and Combined Balance Sheets within the relocation properties held for sale line item at the lower of cost or net realizable value less estimated direct costs to sell. The difference between the actual purchase price and proceeds received on the sale of the home is recorded within operating expenses on the Company’s Consolidated and Combined Statements of Income and was not material for any period presented. The aggregate selling price of such homes was $610 million, $694 million and $651 million for the year ended December 31, 2006, 2005 and 2004, respectively.

Additionally, the Company generally earns interest income on the funds it advances on behalf of the transferring employee, which is recorded within other revenue (as is the corresponding interest expense on the secured borrowings) in the accompanying Consolidated and Combined Statements of Income as earned until the point of repayment by the client. The Company also earns revenue from real estate brokers, which is recognized at the time its obligations are complete, and revenues from other third-party service providers where the Company earns a referral fee or commission, which is recognized at the time of completion of services.

Title and Settlement Services

The Company provides title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. On January 6, 2006, the Company completed the acquisition of multiple title companies in Texas which provide title and closing services, including title searches, title insurance, homesale escrow and other closing services and adds a wholly-owned underwriter of title insurance to the title and settlement services portfolio. For independent title agents, our underwriter recognizes policy premium revenue on a gross basis (before deduction of agent commission) upon notice of policy issuance from the agent. For affiliated title agents, our underwriter recognizes the incremental policy premium revenue upon the effective date of the title policy as the agent commission revenue is already recognized by the affiliated title agent.

Advertising Expenses

Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within the marketing expense line item on the Company’s Consolidated and Combined Statements of Income, were approximately $241 million, $231 million and $222 million in 2006, 2005 and 2004, respectively.

Income Taxes

The Company’s operations have been included in the consolidated federal tax return of Cendant up to the date of Separation. In addition, the Company has filed consolidated and unitary state income tax returns with

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Cendant in jurisdictions where required or permitted and continued to file with Cendant up to the date of Separation. The income taxes associated with the Company’s inclusion in Cendant’s consolidated federal and state income tax returns are included in the due to Cendant, net line item on the accompanying Consolidated and Combined Balance Sheets. The Company’s provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. These differences are based upon estimated differences between the book and tax basis of the assets and liabilities for the Company as of December 31, 2006 and 2005. Certain tax assets and liabilities of the Company may be adjusted in connection with the finalization of Cendant’s prior years’ income tax returns or as a result of changes related to the Separation. If an adjustment is required it will be recorded to stockholders’ equity.

The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the Company’s provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. However, if the valuation allowance is adjusted in connection with an acquisition, such adjustment is recorded through goodwill rather than the provision for income taxes. The realization of the Company’s deferred tax assets, net of the valuation allowance, is primarily dependant on estimated future taxable income. A change in the Company’s estimate of future taxable income may require an addition or reduction to the valuation allowance.

Cash and Cash Equivalents

The Company considers highly-liquid investments with remaining maturities at date of purchase not exceeding three months to be cash equivalents.

Restricted Cash

Restricted cash primarily relates to amounts specifically designated as collateralization for the repayment of outstanding borrowings under the Company’s secured borrowing facilities. Such amounts approximated $18 million and $19 million at December 31, 2006 and 2005, respectively and were included within the other current assets line item on the Company’s Consolidated and Combined Balance Sheets.

Derivative Instruments

The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities,” as amended (“SFAS 133”), which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is dependent upon whether the derivative has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship.

The Company uses foreign currency forward contracts largely to manage its exposure to changes to foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the British Pound, Canadian dollar, Australian dollar and Euro. In accordance with SFAS 133, the Company has chosen not to elect hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Consolidated and Combined Statements

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

of Income. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

The Company also entered into interest rate derivative contracts to hedge the variability in coupon interest payment cash flows associated with its fixed rate senior notes due in 2011 and 2016 that were priced in October 2006. These hedging instruments were being accounted for in accordance with SFAS 133 as cash flow hedges and the contracts were closed out on October 20, 2006. The immaterial gain on these contracts is being amortized over the life of the senior notes.

Investments

At December 31, 2006 and 2005, the Company had various equity method investments aggregating $63 million and $51 million, respectively, which are primarily recorded within other non-current assets on the accompanying Consolidated and Combined Balance Sheets. Included in such investments is a 49.9% interest in PHH Home Loans, LLC (“PHH Home Loans”), a mortgage origination venture formed in 2005 in connection with Cendant’s spin-off of PHH Corporation (“PHH”) in January 2005. This venture enables the Company to participate in the earnings generated from mortgages originated by customers of its real estate brokerage and relocation businesses. The Company’s maximum exposure to loss with respect to its investment in PHH Home Loans is limited to its $34 million equity investment at December 31, 2006. See Note 15—Separation Adjustments and Transactions with Former Parent and Subsidiaries for a more detailed description of the Company’s relationship with PHH Home Loans.

During 2006, 2005 and 2004, the Company recorded earnings on its equity method investments of $9 million, $4 million and $3 million, respectively, within other revenues on the accompanying Consolidated and Combined Statements of Income.

Property and Equipment

Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization on the Consolidated and Combined Statements of Income, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Useful lives are 30 years for buildings, up to 20 years for leasehold improvements and from 3 to 7 years for furniture, fixtures and equipment.

The Company capitalizes the costs of software developed for internal use in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalization of software developed for internal use commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight-line basis, from 3 to 8 years, when such software is substantially ready for use. The net carrying value of software developed or obtained for internal use was $113 million and $75 million at December 31, 2006 and 2005, respectively.

Impairment of Long-Lived Assets

In connection with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company is required to assess goodwill and other indefinite-lived intangible assets for

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair values. Each of the Company’s reportable segments represents a reporting unit. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Other indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by SFAS No. 142. The Company performs its required annual impairment testing as of October 1st of each year subsequent to completing its annual forecasting process. In performing this test, the Company determines fair value using the present value of expected future cash flows.

The Company evaluates the recoverability of its other long-lived assets, including amortizable intangible assets, if circumstances indicate an impairment may have occurred pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated and Combined Statements of Income. There were no impairments relating to intangible assets or other long-lived assets during 2006, 2005 or 2004.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of accumulated foreign currency translation adjustments and changes in the additional minimum pension liability. The Company does not provide for income taxes for foreign currency translation adjustments related to investments in foreign subsidiaries where the Company intends to reinvest the undistributed earnings indefinitely in those foreign operations.

Stock-Based Compensation

On January 1, 2003, Cendant adopted the fair value method of accounting for stock-based compensation of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and the prospective transition method of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Accordingly, stock-based compensation expense has been recorded for all employee stock awards that were granted or modified subsequent to December 31, 2002. At the time of Separation, Cendant converted a portion of its outstanding equity awards into equity awards of the Company (see Note 13—Stock Based Compensation).

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by APB Opinion No. 25 and by SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective application method under which the provisions of SFAS 123(R) apply to new awards and to awards modified, repurchased, or cancelled after the adoption date. Since the Company previously recognized stock-based compensation expense in accordance with SFAS No. 123, the adoption of SFAS No. 123(R) did not have a material impact on the Company’s results of operations. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock appreciation rights (“SARs”) and options, if granted in the future, on the date of grant which requires certain estimates by

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

management including the expected volatility and expected term of the SAR or option. Management also makes decisions regarding the risk free interest rate used in the model and makes estimates regarding forfeiture rates. Fluctuations in the market that affect these estimates could have an impact on the resulting compensation cost. For non-performance based employee stock awards, the fair value of the compensation cost is recognized on a straight-line basis over the requisite service period of the award. Compensation cost for restricted stock (non-vested stock) is recorded based on its market value on the date of grant and is expensed in the Company’s Consolidated and Combined Statements of Income ratably over the vesting period. The Company expects to issue new shares to satisfy share option exercises.

On November 10, 2005, the FASB issued FASB Staff Position 123(R)-3 (“FSP 123R-3”), “Transition Election Related to Accounting for the Tax Effects of Share-based Payment Awards,” that provides an elective alternative transition method of calculating the pool of excess tax benefits (“simplified method”) available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123(R) (the “APIC Pool”). FSP 123R-3 allows companies that adopt Statement 123(R) to make a one-time election to adopt the simplified method for calculation of the hypothetical APIC pool. Companies had up to one year from the date of adoption of Statement 123(R) to make the one-time election. Until the election to adopt the simplified method is made, companies are required to use the “long-haul” method described in paragraph 81 of SFAS 123(R). The Company had calculated the pool of excess tax benefits utilizing the long-haul method during the interim periods of 2006, however, in the fourth quarter of 2006, the Company elected to utilize the alternative simplified method to calculate the pool of excess tax benefits due to the ongoing simplicity of the calculation and future expected tax benefits of options exercises.

The Company determined that in utilizing the simplified method there was no hypothetical APIC pool available at January 1, 2006 when SFAS 123(R) was adopted and due to the accelerated vesting of the RSUs which occurred in the third quarter of 2006, a tax shortfall resulted which required the company to record an adjustment to tax expense for $5 million. The Company has accounted for the change from the long haul method to the simplified method as a change in accounting principle under SFAS 154, “Accounting for Changes and Error Corrections”. As a result, the effect of electing to use the simplified method was retroactively applied to the first period effected by the change in accounting principle which is the third quarter of 2006. See Note 20—Selected Quarterly Financial Data for the effect of the change in accounting principle on the third quarter of 2006.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 on January 1, 2007, as required. The Company’s adoption of FIN 48 may result in a decrease to stockholders’ equity as of January 1, 2007 of approximately $10 million to $50 million.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company applied this

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

guidance for the year ended December 31, 2006 and such adoption had no impact on the Company’s consolidated and combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires companies to provide expanded information about assets and liabilities measured at fair value, including the effect of fair value measurements on earnings. This statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, but does not expand the use of fair value in any new circumstances.

Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, this standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, a company’s own data). Under this statement, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS 157 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company intends to adopt SFAS 157 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements.

In September 2006, the FASB also issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88, 106, and 132(R).” This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company adopted the provisions of SFAS 158 for the year ended December 31, 2006 and the effect was not significant. See Note 10—Employee Benefit Plans for additional information on the adoption.

In December 2006, the FASB issued Staff Position No. EITF 00-19-2 (“the FSP”), “Accounting for Registration Payment Arrangements”. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately analyzed in accordance with FASB Statements No. 5 “Accounting for Contingencies” and FASB Interpretation No. 14 “Reasonable Estimation of the Amount of A Loss”, in that a liability should be recorded if a payment to investors for failing to fulfill the agreement is probable and its amount can be reasonably estimated. It should be recognized and measured as a separate unit of account from the financial instrument(s) subject to that arrangement. This FSP is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact on its consolidated and combined financial statements for the year ending December 31, 2007.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits an entity to irrevocably elect fair value (“the fair value option”) as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a instrument-by-instrument basis with certain

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

exceptions. The changes in fair value should be recognized in earnings as they occur. An entity would be permitted to elect the fair value option at initial recognition of a financial asset or liability or upon an event that gives rise to new-basis accounting for that item.

SFAS 159 is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. The Company intends to adopt SFAS 159 effective January 1, 2008 and is evaluating the impact of its adoption on the consolidated and combined financial statements.

3. Earnings Per Share

Earnings per share data is not required for any period presented herein pursuant to SFAS No, 128 “Earnings Per Share” because the Company does not have any publicly traded common stock or equivalents.

4. Acquisitions

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Consolidated and Combined Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated and Combined Statements of Income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired (which primarily represent intangible assets) and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations may be subject to revision when the Company receives final information, including appraisals and other analyses. Any revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations. The Company is also in the process of integrating the operations of its acquired businesses and expects to incur costs relating to such integrations. These costs may result from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities. These costs will be recorded in the Company’s Consolidated and Combined Balance Sheets as adjustments to the purchase price or in the Company’s Consolidated and Combined Statements of Income as expenses, as appropriate.

In connection with the Company’s acquisition of real estate brokerage operations, the Company obtains contractual pendings and listings intangible assets, which represent the estimated fair values of homesale transactions that are pending closing or homes listed for sale by the acquired brokerage operations. Pendings and listings intangible assets are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which is generally four to five months.

During 2006, 2005 and 2004, the Company made earnout payments of $18 million, $18 million and $16 million, respectively, in connection with previously acquired businesses.

2006 Acquisitions

Texas American Title Company.    On January 6, 2006, the Company completed the acquisition of multiple title companies in Texas in a single transaction for $33 million in cash, net of cash acquired of $60 million, plus a $10 million (subject to a potential downward adjustment) note payable due in January 2008, and $6 million of assumed liabilities of the seller. These entities provide title and closing services, including title searches, title insurance, homesale escrow and other closing services. This acquisition expands the Company’s agency business into Texas and adds a wholly-owned underwriter of title insurance to the title and settlement services portfolio.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

The allocation of the purchase price resulted in goodwill of $33 million and $39 million of intangibles. Such goodwill was assigned to the Company’s Title and Settlement Services segment and is not expected to be deductible for tax purposes.

During 2006, the Company also acquired 19 real estate brokerage operations through its wholly-owned subsidiary, NRT Incorporated (“NRT”), for $105 million of cash, in the aggregate, which resulted in goodwill (based on the preliminary allocation of the purchase price) of $100 million that was assigned to the Company Owned Real Estate Brokerage Services segment, which is expected to be deductible for tax purposes. These acquisitions also resulted in $8 million of pendings and listings intangible assets. The acquisition of real estate brokerages by NRT is a core part of the Company’s growth strategy.

In addition, the Company acquired one other individually non-significant title agency business during 2006 for an aggregate consideration of $2 million in cash, which resulted in goodwill (based on the preliminary allocation of the purchase price) of $2 million, which is expected to be deductible for tax purposes. The goodwill was assigned to the Company’s Title and Settlement Services segment.

None of the 2006 acquisitions were significant to the Company’s results of operations, financial position or cash flows either individually or in the aggregate. The Company continues to gather information concerning the valuation of certain identified intangible assets and their associated lives in connection with the acquisitions.

2005 Acquisitions

Success Realty, Inc.    On September 15, 2005, the Company acquired Success Realty, Inc., a real estate brokerage, for approximately $98 million in cash. This acquisition resulted in goodwill (based on the preliminary allocation of the purchase price) of $82 million, all of which is expected to be deductible for tax purposes. Such goodwill was assigned to the Company Owned Real Estate Brokerage Services segment. This acquisition also resulted in the recognition of $13 million of other intangible assets.

During 2005, the Company also acquired 31 other real estate brokerage operations through NRT for approximately $139 million of cash, in the aggregate, which resulted in goodwill (based on the preliminary allocation of the purchase price) of $124 million that was assigned to the Company Owned Real Estate Brokerage Services segment, of which $60 million is expected to be deductible for tax purposes. These acquisitions also resulted in the recognition of $13 million of other intangible assets.

In addition, the Company acquired 5 other individually insignificant businesses during 2005, for aggregate consideration of approximately $2 million in cash, which resulted in goodwill of $2 million that was assigned to the Title and Settlement Services segment, $1 million of which is expected to deductible for tax purposes.

None of the 2005 acquisitions were significant to the Company’s results of operations, financial position or cash flows either individually or in the aggregate.

2004 Acquisitions

Sotheby’s International Realty® .    On February 17, 2004, the Company acquired the domestic residential real estate brokerage operations of Sotheby’s International Realty® and obtained the rights to create a Sotheby’s International Realty® franchise system pursuant to an agreement to license the Sotheby’s International Realty® brand in exchange for a license fee to Sotheby’s Holdings, Inc., the former parent of Sotheby’s International

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Realty®. Such license agreement has a 50-year initial term and a 50-year renewal option. The total cash purchase price for these transactions was approximately $100 million. These transactions resulted in goodwill of $51 million, of which $49 million and $2 million was assigned to the Company Owned Real Estate Brokerage Services segment and Real Estate Franchise Services segment, respectively. All of this goodwill is expected to be deductible for tax purposes. These transactions also resulted in the recognition of $50 million of other intangible assets which was assigned to the Real Estate Franchise Services segment. Management believes that this acquisition enhances the Company’s role in the market place as a premier real estate brokerage firm and increases exposure to high net worth families throughout the United States.

During 2004, the Company also acquired 21 other real estate brokerage operations for approximately $115 million of cash, in the aggregate, which resulted in goodwill of approximately $101 million that was assigned to the Company Owned Real Estate Brokerage Services segment, of which $95 million is expected to be deductible for tax purposes. These acquisitions also resulted in the recognition of $13 million of other intangible assets.

In addition, the Company acquired one other insignificant business, during 2004 for consideration of approximately $11 million in cash, which resulted in goodwill of $9 million that was assigned to the Relocation Services segment, none of which is expected to be deductible for tax purposes.

None of the 2004 acquisitions were significant to the Company’s results of operations, financial position or cash flows either individually or in the aggregate.

5. Intangible Assets

Intangible assets consisted of:

	As of December 31, 2006			As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Amortized Intangible Assets
Franchise agreements(a)	$511	$182	$329	$511	$165	$346
License agreement(b)	47	4	43	47	3	44
Pendings and listings(c)	2	2	—	18	13	5
Customer relationships(d)	12	1	11	—	—	—
Other(e)	19	7	12	10	4	6

	$591	$196	$395	$586	$185	$401

Unamortized Intangible Assets
Goodwill	$3,326			$3,156

Trademarks(f)	$17			$6
Title plant shares(g)	10			—

	$27			$6

(a)	Generally amortized over a period of 35 or 40 years.
(b)	Amortized over 50 years (the contractual term of the license agreement).
(c)	Generally amortized over 4 to 5 months (the closing period of the underlying contracts).

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

(d)	Relates to the customer relationships obtained from Texas American Title Company acquired in January 2006, which is amortized over a period of 10 years.
(e)	Generally amortized over periods ranging from 5 to 10 years.
(f)	Relates to the Coldwell Banker® tradename and the Texas American Title Company tradenames in Texas, which are expected to generate future cash flows for an indefinite period of time.
(g)	Relates to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. We expect to generate future cash flows for an indefinite period of time.

The changes in the carrying amount of goodwill are as follows:

	Balance at January 1, 2006	Goodwill Acquired during 2006		Adjustments to Goodwill Acquired prior to 2006		Foreign Exchange	Balance at December 31, 2006

Real Estate Franchise Services	$685	$—		$—		$—	$685
Company Owned Real Estate Brokerage Services	2,400	100	(a)	32	(c)	—	2,532
Relocation Services	50	—		—		3	53
Title and Settlement Services	21	35	(b)	—		—	56

Total Company	$3,156	$135		$32		$3	$3,326

(a)	Relates to the acquisitions of real estate brokerages by NRT
(b)	Relates to the acquisitions of title and appraisal businesses
(c)	Relates to the acquisitions of real estate brokerages made by NRT prior to January 1, 2006, including earnout payments.

Amortization expense relating to all intangible assets is as follows:

	Year Ended December 31,
	2006	2005	2004

Franchise agreements	$17	$17	$17
License agreement	1	1	2
Pendings and listings	14	23	16
Customer relationships	1	—	—
Other	4	1	2

Total(*)	$37	$42	$37

(*)	Included as a component of depreciation and amortization in the Company’s Consolidated and Combined Statements of Income.

Based on the Company’s amortizable intangible assets as of December 31, 2006, the Company expects related amortization expense for the five succeeding fiscal years and thereafter to approximate $21 million, $18 million, $18 million, $17 million, $16 million and $305 million in 2007, 2008, 2009, 2010, 2011 and thereafter, respectively.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

6. Franchising and Marketing Activities

Franchise fee revenue is $472 million, $538 million and $477 million in the accompanying Consolidated and Combined Statements of Income for 2006, 2005 and 2004, respectively. These amounts include initial franchise fees of $8 million, $9 million and $8 million for 2006, 2005 and 2004, respectively, and are net of annual volume incentives of $81 million, $115 million and $104 million, respectively, provided to real estate franchisees. The Company’s real estate franchisees may receive incentives on their royalty payments. Such annual incentives are based upon the amount of commission income earned and paid during a calendar year. Each brand has several different annual incentive schedules currently in effect.

The Company’s wholly-owned real estate brokerage firm, NRT, continues to pay royalties to the Company’s franchise business; however, such amounts are eliminated in consolidation and, therefore, not reflected above. During 2006, 2005 and 2004, NRT paid royalties of $327 million, $369 million and $341 million, respectively, to the Real Estate Franchise Services segment.

Marketing fees are paid by the Company’s real estate franchisees and are calculated based on a specified percentage of gross closed commissions earned on the sale of real estate, subject to certain minimum and maximum payments. Such fees approximated $52 million, $44 million and $52 million in 2006, 2005 and 2004, respectively, and are recorded within the other revenue line item on the accompanying Consolidated and Combined Statements of Income. As provided for in the franchise agreements and generally at the Company’s discretion, all of these fees are to be expended for marketing purposes.

The number of franchised and company owned outlets in operation are as follows:

	As of December 31,
	2006	2005	2004
	(Unaudited)
Franchised:
Century 21®	8,492	7,879	7,222
ERA®	2,943	2,811	2,601
Coldwell Banker®	2,950	2,892	2,769
Coldwell Banker Commercial®	209	163	107
Sotheby’s International Realty®	293	172	22

	14,887	13,917	12,721

Company Owned:
ERA®	29	30	30
Coldwell Banker®	874	943	883
Corcoran®/Other	48	61	59
Sotheby’s International Realty®	53	48	27

	1,004	1,082	999

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

The number of franchised outlets (in the aggregate) changed as follows:

	2006	2005	2004
	(Unaudited)
Franchised:
Beginning balance at January 1	13,917	12,721	11,784
Additions	1,690	1,845	1,574
Terminations	(720)	(649)	(637)

Ending balance at December 31	14,887	13,917	12,721

Company Owned:
Beginning balance at January 1	1,082	999	956
Additions	46	108	82
Closures	(124)	(25)	(39)

Ending balance at December 31	1,004	1,082	999

As of December 31, 2006, there were an insignificant amount of applications awaiting approval for execution of new franchise agreements. Additionally, as of December 31, 2006, there was an insignificant number of franchise agreements pending termination.

In connection with ongoing fees the Company receives from its franchisees pursuant to the franchise agreements, the Company is required to provide certain services, such as training and marketing. In order to assist franchisees in converting to one of the Company’s brands or in franchise expansion, the Company may also, at its discretion, provide development advances to franchisees who are either new or who are expanding their operations. Provided the franchisee meets certain minimum annual revenue thresholds during the term of the development advance, and is in compliance with the terms of the franchise agreement, the amount of the development advance is forgiven annually in equal ratable amounts (typically nine years). Otherwise, related principal is due and payable to the Company. In certain instances, the Company may earn interest on unpaid franchisee development advances, which was not significant during 2006, 2005 or 2004. The amount of such development advances recorded on the Company’s Consolidated and Combined Balance Sheets was $93 million and $76 million at December 31, 2006 and 2005, respectively. These amounts are principally classified within the other non-current assets line item in the Company’s Consolidated and Combined Balance Sheets. During 2006, 2005 and 2004, the Company recorded $10 million, $13 million and $11 million, respectively, of expense related to the forgiveness of these advances. Such amounts are recorded within the operating expense line in the Company’s Consolidated and Combined Statements of Income.

7. Property and Equipment, Net

Property and equipment, net, as of December 31, consisted of:

	2006	2005

Furniture, fixtures and equipment	$319	$297
Capitalized software	251	184
Building and leasehold improvements	192	164
Land	1	1

	763	646
Less: accumulated depreciation and amortization	(421)	(342)

	$342	$304

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

During 2006, 2005 and 2004, the Company recorded depreciation and amortization expense of $105 million, $94 million and $83 million, respectively, related to property and equipment.

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities, as of December 31, consisted of:

	2006	2005

Accrued payroll and related	$89	$130
Accrued volume incentives	58	84
Deferred income	96	72
Other	302	206

	$545	$492

9. Long and Short Term Debt

Revolving Credit and Loan Facilities

On May 26, 2006, the Company entered into a $1,650 million credit facility, which consisted of a $1,050 million five-year revolving credit facility and a $600 million five-year term loan facility, and a $1,325 million interim loan facility which was due in May 2007. The $1,050 million five-year revolving credit facility bears interest at LIBOR plus 35 basis points for borrowings below $525 million, excluding outstanding letters of credit and LIBOR plus 45 basis points for all borrowings, including outstanding letters of credit, when the borrowings, excluding outstanding letters of credit, are greater than $525 million. The revolving credit facility also has an annual facility fee equal to 10 basis points on the $1,050 million facility, whether used or unused. The $600 million five-year term facility and the $1,325 million interim loan facility each bear interest at LIBOR plus 55 basis points.

On July 27, 2006, the Company drew down fully on these facilities with the exception of $750 million under the revolving credit facility. The proceeds received in connection with the $2,225 million of borrowings were immediately transferred to Cendant. Subsequently, the Company recorded an adjustment to the initial $2,225 million transfer to reflect the return of $42 million to the Company. In August 2006, the Company repaid the $300 million outstanding under the revolving credit facility and $100 million of borrowings under the interim loan facility. In October 2006, the Company repaid the remaining amount outstanding under the interim loan facility utilizing the $1,200 million of proceeds from the bond offering discussed below.

The revolving credit and loan facilities include affirmative covenants, including the maintenance of specific financial ratios. These financial covenants consist of a minimum interest coverage ratio of at least 3.0 times as of the measurement date and a maximum leverage ratio not to exceed 3.5 times on the measurement date. The interest coverage ratio is calculated by dividing Consolidated EBITDA (as defined in the credit agreement) by Consolidated Interest Expense (as defined in the credit agreement), which excludes interest expense on Securitization Indebtedness (as defined in the credit agreement) both as measured on a preceding four fiscal quarters basis preceding the measurement date. The leverage ratio is calculated by dividing consolidated total indebtedness (excluding Securitization Indebtedness) as of the measurement date by Consolidated EBITDA as measured on a trailing 12 month basis preceding the measurement date. Negative covenants in the credit facilities include limitations on indebtedness of material subsidiaries; liens; mergers, consolidations, liquidations, dissolutions and sales of substantially all assets; and sale and leasebacks. Events of default in the credit facility

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

include nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross payment default and cross acceleration (in each case, to indebtedness (excluding securitization indebtedness) in excess of $50 million); and a change of control (the definition of which permitted our separation from Cendant). At December 31, 2006, the Company was in compliance with the financial covenants of its revolving credit and loan facilities.

Senior Notes

On October 20, 2006, the Company completed a bond offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S under the Securities Act, for $1,200 million aggregate principal amount of three-, five- and ten-year senior notes. The 2009 Notes of $250 million have an interest rate equal to three-month LIBOR plus 0.70%, payable quarterly. The 2011 Notes of $450 million have a fixed interest rate of 6.15% per annum; and the 2016 Notes of $500 million have a fixed interest rate of 6.50% per annum. Interest on the 2011 Notes and 2016 Notes will be payable semi-annually. The interest rates payable on the Notes will be subject to adjustment from time to time if either of the debt ratings applicable to the Notes is downgraded to a non-investment grade rating.

Under the Registration Rights Agreement dated October 20, 2006 that Realogy entered into with the representatives of the initial purchasers of the Notes, Realogy agreed to make an offer to exchange each series of Notes for substantially similar notes that are registered under the Securities Act of 1933. If the exchange offers are not available or cannot be completed or some holders are not able to participate in the exchange offers for one or more series of Notes, Realogy has agreed to file a shelf registration statement to cover resales of the Notes under the Securities Act. If Realogy does not comply with these obligations within specified time periods, it will be required to pay additional interest on the Notes.

If the pending merger with affiliates of Apollo is consummated and each of the debt ratings on the notes is non-investment grade on any date from the date of the public notice of an arrangement that could result in a change of control until the 60-day period following public announcement of the consummation of the merger, the Company will be required to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest.

On October 20, 2006, the Company applied the net proceeds from this offering and cash and cash equivalents on hand to repay all of the $1,225 million outstanding under the interim loan facility.

Secured Obligations

Apple Ridge Funding LLC

The Company issues secured obligations through Apple Ridge Funding LLC, which is a consolidated bankruptcy remote special purpose entity (“SPE”) that is utilized to securitize certain relocation receivables generated from advancing funds on behalf of clients of the Company’s relocation business. The secured obligations issued by Apple Ridge Funding LLC are collateralized by $746 million of underlying relocation receivables and other related assets as of December 31, 2006, which are serviced by the Company. These assets are not available to pay the Company’s general obligations. These secured obligations represent floating rate notes for which the weighted average interest rate was 5%, 4% and 2% for 2006, 2005 and 2004, respectively. This program is subject to annual renewal and carries a commitment fee.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Kenosia Funding LLC

The Company issues debt through Kenosia Funding, LLC, which is a consolidated bankruptcy remote SPE that is utilized to securitize certain relocation receivables, including relocation properties held for sale. Such secured obligations are collateralized by approximately $314 million of underlying relocation receivables, relocation properties held for sale and other related assets as of December 31, 2006, which are serviced by the Company. The assets of this entity are not available to pay the Company’s general obligations. The secured obligations issued by this entity represent floating rate debt for which the weighted average interest rate was 5% and 4% for 2006 and 2005, respectively. This program is subject to annual renewal and carries a commitment fee.

U.K. Relocation Receivables Funding Limited

During 2005, the Company also began issuing debt through UK Relocation Receivables Funding Limited, which is a consolidated bankruptcy remote SPE that is utilized to securitize relocation receivables in the UK. The facility has a three-year term expiring in September 2008 and carries a commitment fee. The assets of this entity are not available to pay the Company’s general obligations. These secured obligations are collateralized by $130 million of underlying relocation receivables and related assets as of December 31, 2006. The weighted average interest rate on these secured obligations was 5% in 2006 and 2005.

Secured obligations as of December 31, consisted of:

	2006	2005

Apple Ridge Funding LLC	$656	$513
Kenosia Funding LLC	125	109
U.K. Relocation Receivables Funding Limited	112	135

	$893	$757

Certain of the funds the Company receives from the collection or realization of relocation receivables, relocation properties held for sale and related assets must be utilized to repay secured obligations. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s secured obligations are classified as current in the accompanying Consolidated and Combined Balance Sheets as of December 31, 2006 and 2005.

The Company’s secured obligations contain restrictive covenants, including performance triggers linked to the quality of the underlying assets, financial reporting requirements, restrictions on mergers and change of control. The Apple Ridge Funding LLC facility has a requirement that the Company maintain a long-term unsecured debt rating of BB- or better from S&P and Ba3 from Moody’s. In addition, the UK Relocation Receivables Funding Limited facility also requires the Company to generate at least $750 million of net income before depreciation and amortization, interest expense (income), income taxes and minority interest, determined quarterly for the preceding twelve month period. These covenants, if breached and not remedied within a predefined amount of time, could result in an early amortization of the notes and termination of the program. At December 31, 2006, the Company was in compliance with all financial covenants of its secured obligations.

Interest incurred in connection with borrowings under these facilities amounted to $42 million, $24 million and $8 million during 2006, 2005 and 2004, respectively, and is recorded within net revenues in the

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

accompanying Consolidated and Combined Statements of Income as related borrowings are utilized to fund relocation receivables and advances and properties held for sale within the Company’s relocation business where interest is generally earned on such assets.

Short-Term Borrowing Facilities

Within the Company’s Title and Settlement Services and Company Owned Real Estate Brokerage operations, the Company acts as an escrow agent for numerous customers. As an escrow agent, the Company receives money from customers to hold on a short-term basis until certain conditions of the homesale transaction are satisfied. The Company does not have access to these funds for its use. However, because we have such funds concentrated in a few financial institutions, we are able to obtain short-term borrowing facilities that currently provide for borrowings of up to $565 million as of December 31, 2006. We invest such borrowings in high quality short-term liquid investments. Any outstanding borrowings under these facilities are callable by the lenders at any time. These facilities are renewable annually and are not available for general corporate purposes. Net amounts earned under these arrangements approximated $11 million, $9 million and $4 million during 2006, 2005 and 2004, respectively, and are recorded within net revenue in the accompanying Consolidated and Combined Statements of Income. There were no outstanding borrowings under these facilities at December 31, 2006 or 2005. The average amount of short term borrowings outstanding during 2006 and 2005 was approximately $248 million and $318 million, respectively.

Available Capacity

As of December 31, 2006, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements is as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity

Apple Ridge Funding LLC(1)	November 2007	$700	$656	$44
Kenosia Funding LLC(1),(4)	May 2007	125	125	—
U.K. Relocation Receivables Funding Limited(1)	September 2008	196	112	84
Revolving credit facility(2)	May 2011	1,050	—	951
Term loan	May 2011	600	600	—
Senior notes(3)	Various	1,200	1,200	—

		$3,871	$2,693	$1,079

(1)	Capacity is subject to maintaining sufficient assets to collateralize these secured obligations.
(2)	The available capacity under the revolving credit facility is reduced by $99 million of outstanding letters of credit at December 31, 2006. Outstanding letters of credit decreased to approximately $15 million as of January 26, 2007 due to the removal of an $84 million letter of credit as a result of the settlement of a former parent legacy legal matter.
(3)	The senior notes mature in 2009, 2011 and 2016.
(4)	On February 28, 2007, the Company entered into an agreement to amend its Kenosia Funding LLC securitization arrangement to increase the borrowing capacity from $125 million to $175 million.

In October 2006, our senior unsecured notes were rated BBB and Baa2 by Standard & Poor’s (“S&P”) and Moody’s, respectively, with a negative outlook. Under the terms of these notes, if the rating from Moody’s applicable to the notes is decreased to non-investment grade to a rating of Ba1 or below or if the rating from S&P

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

applicable to the notes is decreased to a rating of BB+ or below, the interest rate will be increased by 0.25% per rating level up to a maximum increase of 2.00%, retroactive to the beginning of the current respective interest period. On March 1, 2007, S&P downgraded the rating on these notes to BB+ from BBB and those notes remain on CreditWatch subject to negative implications. As a result, the interest rate on each of the three series of these notes increased by 0.25% retroactive to the beginning of the current respective interest periods.

In December 2006, subsequent to the announcement of the definitive agreement to merge with a subsidiary of Apollo Management VI, L.P., S&P downgraded our long term corporate rating from BBB to BB+. As a result of the increased borrowings that are expected to be incurred to consummate the merger (or as a result of national and/or global economic and political events aside from the merger), it is possible that the rating agencies may further downgrade our debt ratings, which would increase our borrowing costs and therefore could adversely affect our financial results. In addition, it is possible that the rating agencies may downgrade our ratings based upon our results of operations and financial condition. If S&P further downgrades the debt rating applicable to the existing senior unsecured notes, or Moody’s downgrades the debt rating on those notes to below investment grade, the interest rate on those senior notes will be further increased up to a maximum 2.00% increase from their initial interest rate, depending on the extent the ratings are downgraded, as set forth in the existing notes. On March 1, 2007, S&P indicated that if these notes remain a permanent piece of the Company’s capital structure following the pending merger with affiliates of Apollo, the ratings on these notes would be further downgraded to BB. On March 2, 2007, Moody’s indicated that if the pending merger is approved by the Company’s stockholders, Moody’s will lower the ratings on these notes to Ba3. Accordingly, if these downgrades are issued, the interest rate on each of the three series of notes will be increased 1.25% from their initial interest rate (or an additional 100 basis points from the current interest rate) retroactive to the beginning of the then current respective interest period. Any downgrade by either rating agency on our current or future senior unsecured notes, whether or not below investment grade, could increase the pricing of any amounts drawn under our syndicated bank credit facilities—namely, the spread to LIBOR increases as our ratings from either S&P or Moody’s decreases. A downgrade in our credit rating below investment grade could also result in an increase in the amount of collateral required by our letters of credit. A downgrade in our senior unsecured rating below BB from S&P or below Ba3 from Moody’s would trigger a default for our Apple Ridge Funding LLC secured facility. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Debt Maturities

Aggregate maturities of unsecured debt are as follows:

Year	Amount

2007	$—
2008	—
2009	250
2010	—
2011	1,050
Thereafter	500

$1,800

The Company also has secured facilities under which $893 million of debt is issued. These facilities are subject to renewal, which is expected to occur for the foreseeable future.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

10. Employee Benefit Plans

Defined Benefit Pension Plan

To facilitate the separation from Cendant, a new defined benefit pension plan was created which assumed the assets and liabilities of employees of the real estate services businesses of Cendant. At December 31, 2006, the accumulated benefit obligation of this plan was $120 million and the plan assets were $106 million resulting in an unfunded accumulated benefit obligation of $14 million which is recorded in non-current liabilities in the Consolidated and Combined Balance Sheets. The projected benefit obligation of this plan is equal to the accumulated benefit obligation of $120 million as the majority of the employees participating in this plan are no longer accruing benefits. As a result, the adoption of SFAS 158 for this plan had an immaterial impact on the Company’s financial statements. The weighted average assumptions that were used to determine the Company’s benefit obligation and net periodic benefit cost are as follows:

Discount rate	6.15%
Expected long term return on assets	8.25%
Compensation increase	4.50%

The estimated net expense for the period from August 1, 2006 to December 31, 2006 is approximately $1 million and is comprised of interest cost of approximately $3 million, amortization of unrecognized loss of approximately $1 million offset by the expected return on assets of approximately $3 million.

It is the objective of the plan sponsor to maintain an adequate level of diversification to balance market risk, prudently invest to preserve capital and to provide sufficient liquidity under the plan. The assumption used for the expected long-term rate of return on plan assets is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historic real return trends for the various asset classes in the class portfolio are combined with anticipated future market conditions to estimate the real rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class. The following table presents the weighted average actual asset allocation as of December 31, 2006:

Equity securities	63%
Debt securities	34%
Real estate	3%

100%

Other Employee Benefit Plans

The Company also maintains post-retirement heath and welfare plans for certain subsidiaries and a non-qualified pension plan for certain individuals. At December 31, 2006, the related projected benefit obligation for these plans, which was fully accrued on the Company’s Consolidated and Combined Balance Sheets (primarily within other non-current liabilities), was $9 million. The expense recorded by the Company in 2006 was immaterial.

Defined Contribution Savings Plan

The Company sponsors a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plan. The Company’s cost for contributions to this plan was $26 million, $24 million and $22 million during 2006, 2005 and 2004, respectively.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

11. Income Taxes

The income tax provision consists of the following for the year ended December 31:

	2006	2005	2004
Current :
Federal	$112	$320	$281
State	21	48	66
Foreign	2	1	1

	135	369	348

Deferred :
Federal	93	19	52
State	9	18	(20)
Foreign	—	2	(1)

	102	39	31

Provision for income taxes	$237	$408	$379

Pre-tax income for domestic and foreign operations consisted of the following for the year ended December 31:

	2006	2005	2004
Domestic	$597	$1,037	$1,001
Foreign	7	1	—

Pre-tax income	$604	$1,038	$1,001

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Current and non-current deferred income tax assets and liabilities, as of December 31, are comprised of the following:

	2006	2005
Current deferred income tax assets:
Accrued liabilities and deferred income	$121	$41
Provision for doubtful accounts and relocation properties held for sale	11	7
Net operating loss carryforwards	1	5
Change in reserves	—	1
Other	—	1
Valuation allowance(*)	—	(4)

Current deferred income tax assets	133	51

Current deferred income tax liabilities:
Prepaid expenses	27	2
Acquisition and integration-related liabilities	—	2

Current deferred income tax liabilities	27	4

Current net deferred income tax asset	$106	$47

Non-current deferred income tax assets:
Net operating loss carryforwards	$14	$18
Alternative minimum tax credit carryforward	14	28
Accrued liabilities and deferred income	84	97
Depreciation and amortization	121	157
State tax credits	1	2
Comprehensive income	13	—
Provision for doubtful accounts and relocation properties held for sale	5	—
Other	1	1
Valuation allowance(*)	(3)	(7)

Non-current deferred income tax assets	$250	$296

(*)	The valuation allowance of $3 million and $11 million at December 31, 2006 and 2005, respectively, relates to state net operating loss carryforwards. The valuation allowance will be reduced when and if the Company determines that the deferred tax assets are more likely than not to be realized.

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $2 million, which expire in 2024. No provision has been made for U.S. federal deferred income taxes on approximately $6 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2006 since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable. Included in deferred income tax assets as of December 31, 2006 is a deferred tax asset of $59 million of which $5 million is classified as current and $54 million is classified as long term. The deferred tax asset arose as a result of temporary differences related to future contractual payments to be received from a former Cendant subsidiary. The Company expects to utilize this asset as future payments are made under the agreement which is expected to occur over a 15 year period subject to certain conditions.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

The Company’s effective income tax rate differs from the U.S. federal statutory rate as follows for the year ended December 31:

	2006	2005	2004

Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefits	3.1	4.2	3.0
Resolution of a contingent tax liability	(0.8)	—	—
SFAS 123(R) equity-based compensation tax expense	0.7	—	—
Other	1.3	0.1	(0.1)

	39.3%	39.3%	37.9%

The Company believes that its accruals for tax liabilities are adequate for all remaining open years, based on its assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. Although the Company believes its recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company’s assessments can involve a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting its assessments are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities. Based on the results of an audit or litigation, a material effect on our income tax provision, net income or cash flows in the period or periods for which that determination is made could result.

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, “Accounting for Contingencies” and are currently maintained on the Company’s balance sheet.

Under the Tax Sharing Agreement, the Company is responsible for 62.5% of any payments made to the Internal Revenue Service (“IRS”) to settle claims with respect to tax periods ending on or prior to December 31, 2006. Our Consolidated and Combined Balance Sheet at December 31, 2006 reflects liabilities to our former parent of $367 million relating to tax matters for which the Company is potential liability under the Tax Sharing Agreement.

Cendant and the IRS have settled the IRS examination for Cendant’s taxable years 1998 through 2002 during which the Company was included in Cendant’s tax returns. The settlement includes the favorable resolution regarding the deductibility of expenses associated with the shareholder class action litigation resulting from the merger with CUC International, Inc. The Company was adequately reserved for this audit cycle and has reflected the results of that examination in these financial statements. The IRS has opened an examination for Cendant’s taxable years 2003 through 2006 during which the Company was included in Cendant’s tax returns. Although the Company and Cendant believe there is appropriate support for the positions taken on its tax returns, the Company and Cendant have recorded liabilities representing the best estimates of the probable loss on certain positions. The Company and Cendant believe that the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

12. Separation and Restructuring Costs

Separation Costs

The Company incurred separation costs of $66 million for the year ended December 31, 2006. These costs were incurred in connection with the separation from Cendant and relate to the acceleration of certain Cendant employee costs and legal, accounting and other advisory fees. The majority of the separation costs incurred related to a non-cash charge of $40 million for the accelerated vesting of certain Cendant equity awards and a non-cash charge of $11 million for the conversion of Cendant equity awards into Realogy equity awards (See Note 13-Stock Based Compensation for additional information).

2006 Restructuring Program

During the second quarter of 2006, the Company committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The Company recorded restructuring charges of $46 million in 2006, of which $39 million is expected to be paid in cash. As of December 31, 2006, $16 million of these costs have been paid. These charges primarily represent facility consolidation and employee separation costs.

The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total

Restructuring expense	$14	$25	$7	$46
Cash payments and other reductions	(8)	(8)	(7)	(23)

Balance at December 31, 2006	$6	$17	$—	$23

Total restructuring charges are as follows:

	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of December 31, 2006

Real Estate Franchise Services	$—	$2	$(1)	$1
Company Owned Real Estate Brokerage Services	—	39	(19)	20
Relocation Services	—	4	(2)	2
Title and Settlement Services	—	1	(1)	—

	$—	$46	$(23)	$23

2005 Restructuring Program

During the year ended December 31, 2005, the Company recorded $6 million of restructuring charges as a result of restructuring activities undertaken following the PHH spin-off. The restructuring activities were targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The most significant area of cost reduction was the consolidation of processes and offices in the Company’s brokerage business.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total

Restructuring expense	$2	$3	$1	$6
Cash payments and other reductions	(1)	(3)	(1)	(5)

Balance at December 31, 2005	$1	$—	$—	$1

Total restructuring charges were recorded as follows:

	Opening Balance	Expense Recognized	Cash Payments/ Other Reductions	Liability as of December 31, 2005

Real Estate Franchise Services	$—	$—	$—	$—
Company Owned Real Estate Brokerage Services	—	5	(4)	1
Relocation Services	—	—	—	—
Title and Settlement Services	—	1	(1)	—

	$—	$6	$(5)	$1

The $1 million liability at December 31, 2005 was utilized in 2006.

13. Stock-Based Compensation

Incentive Equity Awards Converted From Cendant Awards

Prior to August 1, 2006, all employee equity awards (stock options and restricted stock units (“RSUs”)) were granted by Cendant. At the time of Separation, a portion of Cendant’s outstanding equity awards were converted into equity awards of the Company at a ratio of one share of the Company’s common stock for every four shares of Cendant’s common stock. As a result, the Company issued approximately 2.6 million RSUs and approximately 29.7 million stock options (weighted average exercise price of $29.96) upon completion of the conversion of existing Cendant equity awards into Realogy equity awards on August 1, 2006. As the conversion was considered a modification of an award in accordance with SFAS No. 123(R), the Company compared the fair value of the award immediately prior to separation from Cendant to the fair value immediately after separation to measure the incremental compensation cost. The conversion resulted in an increase in the fair value of the awards and, accordingly, the Company recorded non-cash compensation expense of $11 million in 2006.

In connection with the distributions of the shares of common stock of Realogy and Wyndham Worldwide to Cendant stockholders, on July 31, 2006, the Compensation Committee of Cendant’s Board of Directors approved the acceleration of vesting of all outstanding equity awards. This acceleration took place on August 15, 2006. As a result of the acceleration of the vesting of these awards, the Company recorded additional non-cash compensation expense of $40 million in 2006.

Incentive Equity Awards Granted by the Company

On May 2, 2006, Cendant’s Compensation Committee approved the grant of incentive awards of approximately $70 million to the key employees and senior officers of the Company which until the separation

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

were cash-based awards. As per the grant terms, such awards converted to Company RSUs and stock appreciation rights (“SARs”) on August 1, 2006. The awards vest ratably over a period of four years. However, in accordance with the equity plan the awards vest immediately upon a change of control. The number of RSUs and SARs granted were 2.4 million and 0.8 million, respectively.

On May 2, 2006, Cendant’s Compensation Committee also approved the grant of performance-based incentive awards of approximately $8 million to certain executive officers of Realogy in the form of RSUs and SARs, the terms relating to vesting parameters were approved by the Company’s Compensation Committee on July 26, 2006 and were converted into equity awards relating to Realogy’s common stock on August 1, 2006. The awards vest at the end of a three-year performance period, subject to the attainment of specific performance goals related to the growth of Realogy’s adjusted earnings per share over a period of three years. However, in accordance with the equity plan the awards vest immediately upon a change of control. The number of RSUs and SARs granted were 0.2 million and 0.3 million, respectively.

The Company utilized the Black-Scholes pricing model to estimate the fair value of the SARs on the date of each grant. The Company utilized the historical and implied volatilities of its peer group with similar business models to estimate the Company’s volatility. The estimated holding period for the SARs was determined based upon the simplified method described in SEC Staff Accounting Bulletin No. 107. The contractual term of the SARs is seven years. The following table presents the assumptions used to determine the estimated fair value.

	Time Vested SARs	Performance- based SARs
Expected holding period (years)	4.75	5.00
Risk free interest rate	4.9%	4.9%
Dividend yield	0%	0%
Expected volatility	30%	30%
Weighted average fair value of SARs at date of grant	$9.02	$9.29

The activity related to the Company’s incentive equity awards from the date of Separation to December 31, 2006 consisted of the following:

	SARs		RSUs		Options
	Number of SARs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price	Number of Options(c)	Weighted Average Exercise Price
Balance at August 1, 2006	1.1	$26.10	5.2	$29.98	29.7	$29.96
Vested/exercised(a)	—	—	(2.6)	33.82	(2.1)	22.65
Canceled	—	—	(0.1)	27.09	(1.3)	36.84

Balance at December 31, 2006(b)	1.1	$26.10	2.5	$26.10	26.3	$30.22

(a)	Stock options exercised during the five months ended December 31, 2006 had an intrinsic value of $14 million.
(b)	As of December 31, 2006, the Company’s outstanding “in the money” stock options using the year-end share price of $30.32 (approximately 14.7 million shares) had aggregate intrinsic value of $108 million. Aggregate unrecognized compensation expense related to SARs and RSUs amounted to $65 million as of December 31, 2006, which is expected to be recognized ratably over a weighted average vesting period of 3.19 years.
(c)	Options outstanding as of December 31, 2006 have a weighted average remaining contractual life of 2.33 years and all options are exercisable.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

The table below summarizes information regarding the Company’s outstanding and exercisable stock options as of December 31, 2006:

	Outstanding and Exercisable Options
	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.01 to $10.00	—	—	$—
$10.01 to $20.00	5.9	2.56	15.49
$20.01 to $30.00	5.7	3.03	26.74
$30.01 to $40.00	10.7	2.35	32.63
$40.01 to $50.00	3.1	0.92	49.30
$50.01 to $60.00	0.9	1.08	54.60

	26.3	2.33	$30.22

Stock-Based Compensation Expense

For the 2006 period, prior to the date of Separation, Cendant allocated pre-tax stock-based compensation expense of $10 million ($6 million after tax) to the Company compared to $13 million and $9 million ($8 million and $6 million after tax) for the years ended December 31, 2005 and 2004, respectively. Such compensation expense relates only to the options and RSUs that were granted by Cendant to the Company’s employees subsequent to January 1, 2003. The allocation was based on the estimated number of options and RSUs Cendant believed it would ultimately provide and the underlying vesting period of the award. As previously discussed, Cendant accelerated the vesting of these awards in connection with the separation.

In addition to amounts allocated from Cendant, the Company recorded stock-based compensation expense after separation of $13 million ($8 million after tax) in 2006 related to the incentive equity awards granted by the Company.

14. Related Party Transactions With Cendant Prior to Separation

Distribution of Capital to Cendant

The Company’s relocation business was a subsidiary of PHH through January 31, 2005, the date Cendant completed its spin-off of PHH. In connection with the spin-off, the Company eliminated all intercompany receivables due from PHH through a distribution of capital. Accordingly, the Company recorded a non-cash reduction of $609 million to invested equity in its Consolidated and Combined Balance Sheet. During 2004, the Company distributed $4 million of capital to Cendant, which was recorded as a non-cash reduction of invested equity in its Consolidated and Combined Balance Sheet.

Dividends to Cendant

During 2004, the Company made a cash dividend payment of $38 million to Cendant, which was recorded as a reduction of invested equity in the Company’s Consolidated and Combined Balance Sheet.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Due to Cendant, Net

The following table summarizes related party transactions occurring between the Company and Cendant through the date of Separation including the assumption of certain liabilities:

	Years Ended December 31,
	2006	2005	2004
Due to Cendant, beginning balance	$440	$386	$723
Corporate related functions	55	101	91
Related party agreements	(1)	(3)	(1)
Income taxes, net	121	350	336
Net interest earned on amounts due from (to) Cendant	(11)	(9)	(9)
Transfers to Cendant, net	(430)	(385)	(754)
Assumption of liabilities and forgiveness of intercompany balance	(174)	—	—

	(440)	54	(337)

Due to Cendant, ending balance	$—	$440	$386

The average balances due to Cendant in 2006, 2005 and 2004 were $220 million, $413 million and $555 million, respectively.

Corporate Related Functions

Through the date of separation, the Company was allocated general corporate overhead expenses from Cendant for corporate-related functions based on either a percentage of the Company’s forecasted revenues or, in the case of the Company Owned Real Estate Brokerage Services segment, based on a percentage of revenues after agent commission expense. General corporate overhead expense allocations included executive management, tax, accounting, legal and treasury services, certain employee benefits and real estate usage for common space. During 2006, 2005 and 2004, the Company was allocated $24 million, $38 million and $33 million of general corporate expenses from Cendant, respectively, which are included within the general and administrative expenses line item in the accompanying Consolidated and Combined Statements of Income.

Cendant also incurred certain expenses on behalf of the Company. These expenses, which directly benefited the Company, were allocated to the Company based upon the Company’s actual utilization of the services. Direct allocations included costs associated with insurance, information technology, revenue franchise audit, telecommunications and real estate usage for Company-specific space. During 2006, 2005 and 2004, the Company was allocated $31 million, $63 million and $58 million of expenses directly benefiting the Company, respectively, which are included within the general and administrative expenses line item in the accompanying Consolidated and Combined Statements of Income.

The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Cendant are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had the Company been operating as a separate independent company.

Related Party Agreements

Prior to the separation from Cendant, the Company conducted the following business activities with Cendant and its other subsidiaries: (i) provided employee relocation services, including relocation policy

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

management, household goods moving services and departure and destination real estate related services; (ii) provided commercial real estate brokerage services, such as transaction management, acquisition and disposition services, broker price opinions, renewal due diligence and portfolio review; (iii) provided brokerage and settlement services products and services to employees of Cendant’s other subsidiaries; (iv) utilized corporate travel management services of Cendant’s travel distribution services business; and (v) designated Cendant’s car rental brands, Avis and Budget, as the exclusive primary and secondary suppliers, respectively, of car rental services for the Company’s employees. In connection with these activities, the Company recorded net revenues of $1 million, $3 million and $1 million during 2006, 2005 and 2004, respectively.

Income Taxes, Net

The Company was included in the consolidated federal and state income tax returns of Cendant through the date of Separation. The net income tax payable to Cendant which was recorded as a component of the due to Cendant, net line item in the accompanying Consolidated and Combined Balance Sheets, was forgiven at the date of Separation.

Net Interest Earned on Amounts Due From and to Cendant and Advances to Cendant, Net

Also in the ordinary course of business prior to Separation, Cendant swept cash from the Company’s bank accounts and the Company maintained certain balances due to or from Cendant. Inclusive of unpaid corporate allocations, the Company had net amounts due from Cendant. Certain of the advances between the Company and Cendant were interest bearing. In connection with the interest bearing activity, the Company recorded net interest income of $11 million, $9 million and $9 million during 2006, 2005 and 2004, respectively.

15. Separation Adjustments and Transactions With Former Parent and Subsidiaries

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

Pursuant to the Separation and Distribution Agreement, upon the distribution of the Company’s common stock to Cendant shareholders, the Company entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with each of Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is responsible for 62.5%. At separation, the amount of liabilities which were assumed by the Company approximated $843 million. This amount was comprised of certain Cendant Corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. The Company also provided a default guarantee related to certain deferred compensation arrangements related to certain current and former senior officers and directors of Cendant, Wyndham Worldwide and Travelport. These arrangements, which are discussed in more detail below, have been valued upon the Company’s separation from Cendant with the assistance of a third-party in accordance with FASB Interpretation No. 45 (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and recorded as liabilities on the balance sheet. To the extent such recorded liabilities are in excess or are not

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

At separation, the Company issued the following guarantees:

•

Contingent litigation liabilities    The Company assumed 62.5% of liabilities for certain litigation relating to, arising out of or resulting from certain lawsuits in which Cendant is named as the defendant. The indemnification obligation will continue until the underlying lawsuits are resolved. We will indemnify Cendant to the extent that Cendant is required to make payments related to any of the underlying lawsuits. As the guarantee relates to matters in various stages of litigation, the maximum exposure cannot be quantified. Due to the inherent nature of the litigation process, the timing of payments related to these liabilities could vary considerably and is expected to occur over several years.

•

Contingent tax liabilities    The Company is liable for 62.5% of certain contingent tax liabilities and will pay to Cendant the amount of taxes allocated pursuant to the Tax Sharing Agreement for the payment of certain taxes. This liability will remain outstanding until tax audits related to the 2006 tax year are completed or the statutes of limitations governing the 2006 tax year have passed. The Company’s maximum exposure cannot be quantified as tax regulations are subject to interpretation and the outcome of tax audits or litigation is inherently uncertain. Additionally, the timing of payments related to these liabilities could vary considerably and is expected to occur over several years.

•

Cendant other corporate liabilities    We have assumed 62.5% of corporate liabilities of Cendant including liabilities relating to (i) Cendant’s terminated or divested businesses, (ii) liabilities relating to the Travelport sale, if any, and (iii) generally any actions with respect to the separation plan or the distributions brought by any third party, in each case to the extent incurred by the date of the sale of Travelport. The Company’s maximum exposure to loss cannot be quantified as this guarantee relates primarily to future claims that may be made against Cendant, that have not yet occurred. The Company assessed the probability and amount of potential liability related to this guarantee based on the extent and nature of historical experience.

•

Guarantee related to deferred compensation arrangements    In the event that Cendant, Wyndham Worldwide and/or Travelport are not able to meet certain deferred compensation obligations under specified plans for certain current and former officers and directors because of bankruptcy or insolvency, we have guaranteed such obligations (to the extent relating to amounts deferred in respect of 2005 and earlier). This guarantee will remain outstanding until such deferred compensation balances are distributed to the respective officers and directors. The maximum exposure cannot be quantified as the guarantee, in part, is related to the value of deferred investments as of the date of the requested distribution. Additionally, the timing of payment, if any, related to these liabilities cannot be reasonably predicted because the distribution dates are not fixed.

The $843 million of liabilities recorded at Separation was comprised of $215 million for contingent litigation settlement liabilities, $385 million for contingent tax liabilities and $243 million for other contingent and corporate liabilities. The majority of the $843 million of liabilities noted above have been classified as due to former parent in the Consolidated and Combined Balance Sheet as the Company is indemnifying Cendant for these contingent liabilities and therefore any payments are typically made to the third party through the former parent. At December 31, 2006, the due to former parent balance has been reduced to $648 million primarily as a result of the settlement of contingent litigation matters and the favorable resolution of federal income tax matters associated with Cendant’s 1999 shareholder litigation position regarding the deductibility of expenses associated

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

with the shareholder class action litigation resulting from the merger with CUC. In addition, the due to former parent balance of $648 million includes approximately $40 million of health and welfare claims that were administrated and paid by Avis Budget since separation, for which the Company reimbursed Avis Budget in January 2007.

Rollforwards of the contingent litigation settlement liabilities and contingent tax liabilities are noted below.

Rollforward of Contingent Litigation Settlement Liabilities
Balance at Separation	$215
Payments related to the settlement of legal matters	(68)
Net reversal of accruals(a)	(32)

Balance at December 31, 2006	$115

Rollforward of Contingent Tax Liabilities
Balance at Separation	$385
Net reversal of accruals(a)	(18)

Balance at December 31, 2006	$367

(a)	The net reversal of accruals of contingent litigation liabilities does not include the write-off of a litigation receivable for $11 million related to a favorable net settlement of a litigation matter.

The net reversal of accruals and the amounts noted in footnote (a) above are included in the $38 million benefit in Former parent legacy costs (benefit), net in the Consolidated and Combined Statements of Income.

Transactions with Avis Budget Group and Wyndham Worldwide

Prior to our Separation from Cendant, we entered into a Transition Services Agreement with Cendant, Wyndham Worldwide and Travelport to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, Cendant agreed to provide us with various services, including services relating to human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable services, telecommunications services and information technology services. In certain cases, services provided by Cendant under the Transition Services Agreement may be provided by one of the separated companies following the date of such company’s separation from Cendant. For the period from the date of Separation to December 31, 2006, the Company recorded $6 million of expenses and $1 million of other income in the Consolidated and Combined Statements of Income related to these agreements.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of 100% of the common stock of PHH to its stockholders. In connection with the spin-off, the Company entered a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture, which has a 50-year term and is subject to early termination upon the occurrence of certain events or at the Company’s election at any time after January 31, 2015 by providing two years’ notice to PHH. During the year ended December 31, 2006 the Company invested an additional $3 million in PHH Home Loans. PHH may terminate the venture upon the occurrence of certain events or, at its option, after January 31, 2030. The Company also entered into an agreement with PHH and PHH Home Loans regarding the

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

operation of the venture. Under such agreement, the Company must (i) recommend PHH Home Loans as the exclusive provider of mortgage loans to independent sales associates, employees and customers of the Company’s real estate brokerage and relocation businesses and (ii) sell mortgage origination businesses acquired by the Company’s real estate brokerage business to the PHH Home Loans pursuant to pre-specified pricing parameters. Additionally, the Company maintains a marketing agreement with PHH whereby PHH is the exclusive recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees and a license agreement with PHH whereby PHH Home Loans will be granted a license to use certain of the Company’s real estate brand names. The marketing agreement expires in 2030. The Company also maintains a relocation agreement with PHH whereby PHH outsourced its employee relocation function to the Company and the Company subleases office space to PHH Home Loans. In connection with these agreements, the Company recorded net revenues, including equity earnings, of $12 million and $9 million during the years ended December 31, 2006 and 2005, respectively.

16. Commitments and Contingencies

Commitments

Leases

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2006 are as follows:

Year	Amount

2007	$165
2008	134
2009	106
2010	78
2011	54
Thereafter	83

$620

Commitments under capital leases amounted to $24 million at December 31, 2006. During 2006, 2005 and 2004, the Company incurred total rental expense of $225 million, $196 million and $179 million, respectively.

Purchase Commitments

In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. The purchase commitments made by the Company as of December 31, 2006 are approximately $81 million.

License Fees

The Company is required to pay a minimum licensing fee to Sotheby’s beginning in 2009 through 2054. The Company expects the annual minimum licensing fee to approximate $2 million a year.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Litigation

In addition to the former parent contingent liability matters disclosed in Note 15—Separation Adjustments and Transactions with Former Parent and Subsidiaries, the Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning a dilution in the value of the Century 21® name and goodwill based upon purported changes made to the Century 21® system after the Company acquired it in 1995; (ii) contending that the Company’s written disclosures failed to adequately disclose certain fees charged to consumers; (iii) concerning alleged violations of RESPA and California’s Unfair Competition Law with respect to whether a product and service provided by a joint venture to which the Company was a party constitutes a settlement service; (iv) concerning the Company’s methods of disclosure with respect to certain fees charged for services provided by third parties to title customers; (v) contending that the Company purportedly conspired with certain local real estate and mortgage related businesses and individuals in Mississippi who have been alleged to have exaggerated the appraised values on about 90 properties; (vi) contending that the Company violated its franchise obligations to a particular franchisee based upon NRT’s use of the Coldwell Banker® trademark; (vii) contending that the Company may have failed to pay appropriate wages to certain categories of title employees; and (viii) contending that a group of independent contractor agents working in a particular NRT brokerage office are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision.

The Company believes that it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur. As such, an adverse outcome from such unresolved proceedings for which claims are awarded in excess of the amounts accrued for could be material to the Company with respect to earnings or cash flows in any given reporting period. However, the Company does not believe that the impact of such unresolved litigation should result in a material liability to the Company in relation to its consolidated and combined financial position or liquidity.

Guarantees/Indemnifications

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in derivative contracts and (v) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Guarantees Recorded at Separation

Pursuant to the Separation and Distribution Agreement, upon the distribution of the Company’s common stock to Cendant shareholders, the Company entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with each of Cendant and Wyndham Worldwide. See Note 15—Separation Adjustments and Transactions with Former Parent and Subsidiaries for additional information. In addition, the Separation and Distribution Agreement requires the Company to post a letter of credit or similar security obligation if, as a result of a change of control, recapitalization or other significant extraordinary corporate transaction, the Company were to suffer a downgrade to its senior debt credit rating below BB (as rated by S&P) and below Ba (as rated by Moody’s).

Other Guarantees/Indemnifications

In the normal course of business, the Company coordinates numerous events for its franchisees and thus reserves a number of venues with certain minimum guarantees, such as room rentals at hotels local to the conference center. However, such room rentals are paid by each individual franchisee. If the franchisees do not meet the minimum guarantees, the Company is obligated to fulfill the minimum guaranteed fees. Such guarantees in effect at December 31, 2006 extend into 2010 and the maximum potential amount of future payments that the Company may be required to make under such guarantees is approximately $17 million. The Company would only be required to pay this maximum amount if none of the franchisees conducted their planned events at the reserved venues. Historically, the Company has not been required to make material payments under these guarantees. As of December 31, 2006, the liability recorded by the Company in connection with these guarantees was not significant.

Self-Insurance

At December 31, 2006 and 2005, the Consolidated and Combined Balance Sheets include approximately $58 million and $51 million, respectively, of liabilities relating to (i) self-insured risks for errors and omissions and other legal matters incurred in the ordinary course of business within the Company Owned Real Estate Brokerage Services segment, (ii) for vacant dwellings and household goods in transit within the Relocation Services segment and (iii) premium and claim reserves for our title underwriting business. The Company also maintains self-insurance arrangements relating to health and welfare, workers’ compensation and other benefits provided to the Company’s employees.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

17. Stockholders’ Equity

Accumulated Other Comprehensive Income

The after-tax components of accumulated other comprehensive income are as follows:

	Currency Translation Adjustments(*)	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income/(Loss)

Balance at January 1, 2004	$4	$—	$4
Current period change	3	—	3

Balance at December 31, 2004	7	—	7
Current period change	(3)	—	(3)

Balance at December 31, 2005	4	—	4
Additional minimum pension liability recorded at Separation	—	(22)	(22)
Current period change	1	(1)	—

Balance at December 31, 2006	$5	$(23)	$(18)

(*)	Assets and liabilities of foreign subsidiaries having non-U.S.-dollar functional currencies are translated at exchange rates at the balance sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the statements of income.

Share Repurchase Program

On August 23, 2006, the Company announced that our Board of Directors had authorized a share repurchase program to repurchase up to 48 million shares of our approximately 250 million outstanding shares, or approximately 19% of our outstanding common stock. On August 28, 2006, in furtherance of the share repurchase program, the Company commenced a modified “Dutch Auction” tender offer for up to 32 million shares of our common stock, with the option to purchase an additional 2% of its outstanding shares (or approximately 5 million shares) without extending the offer beyond its expiration date. The offer to purchase shares expired on September 26, 2006 and on October 6, 2006, we completed the tender offer, by purchasing 37 million shares of our common stock at a price of $23.00 per share for a total cost of $851 million. These repurchased shares were retired.

The Company intended to purchase the remaining 11 million shares through open market repurchases and the Company repurchased approximately 1,177,000 of these shares by October 31, 2006 at an average price of $26.71 per share. These repurchased shares were retired. No additional shares have been repurchased since that date and none are contemplated as a result of the merger agreement entered into on December 15, 2006 with affiliates of Apollo Management VI, L.P.

18. Financial Instruments

Risk Management

Following is a description of the Company’s risk management policies.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Foreign Currency Risk

The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and forecasted earnings of foreign subsidiaries. The Company primarily hedges its foreign currency exposure to the British pound, Canadian dollar, Australian dollar and Euro. In accordance with SFAS 133, the Company has chosen not to elect hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Consolidated and Combined Statements of Income. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. The impact of these forward contracts was not material to the Company’s results of operations, cash flows or financial position during 2006, 2005 and 2004.

Interest Rate Risk

At December 31, 2006, the Company has $950 million of fixed rate debt and $850 million of variable rate debt. The fair value of our fixed interest rate debt varies with changes in interest rates. Generally, the fair value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise. At December 31, 2006 the estimated fair value of our fixed rate debt approximated $975 million, which has been determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the estimated fair value of the senior notes is not necessarily indicative of the amount which could be realized in a current market exchange. A 10% decrease in market rates would have a $36 million impact on the fair value of our fixed rate debt.

In the normal course of business, the Company borrows funds under its secured borrowing facilities and utilizes such funds to generate assets on which it generally earns interest income. The Company does not believe it is exposed to significant interest rate risk in connection with these activities as the rate it incurs on such borrowings and the rate it earns on such assets are based on similar variable indices, thereby providing a natural hedge.

Credit Risk and Exposure

The Company is exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

As of December 31, 2006, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties. Concentrations of credit risk associated with receivables are considered minimal due to the Company’s diverse customer base.

Market Risk Exposure

During 2006, 2005 and 2004, the Company generated 24%, 27% and 27%, respectively, of its net revenues from transactions in the state of California.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Fair Value

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of cash and cash equivalents, restricted cash, relocation receivables and advances, trade receivables, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts and estimated fair values of all other financial instruments at December 31, are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Secured obligations	$893	$893	$757	$757
Term loan	600	600	—	—
Senior notes	1,200	1,225	—	—

19. Segment Information

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for secured assets and obligations), income taxes and minority interest, each of which is presented in the Company’s Consolidated and Combined Statements of Income. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

Year Ended December 31, 2006

	Real Estate Franchise Services	Company Owned Real Estate Brokerage Services	Relocation Services	Title and Settlement Services	Corporate and Other(b)	Total

Net revenues(a)	$879	$5,022	$509	$409	$(327)	$6,492
EBITDA	613	25	103	45	(11)	775
Depreciation and amortization	24	88	16	12	2	142
Segment assets	1,325	2,865	1,440	253	785	6,668
Capital expenditures	6	61	21	15	27	130

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Year Ended December 31, 2005

	Real Estate Franchise Services	Company Owned Real Estate Brokerage Services	Relocation Services	Title and Settlement Services	Corporate and Other(b)	Total

Net revenues(a)	$988	$5,723	$495	$316	$(383)	$7,139
EBITDA	740	250	124	53	—	1,167
Depreciation and amortization	24	88	19	5	—	136
Segment assets	1,449	2,767	1,179	131	(87)	5,439
Capital expenditures	10	85	23	13	—	131

Year Ended December 31, 2004

	Real Estate Franchise Services	Company Owned Real Estate Brokerage Services	Relocation Services	Title and Settlement Services	Corporate and Other(b)	Total

Net revenues(a)	$904	$5,242	$455	$303	$(355)	$6,549
EBITDA	666	263	126	62	(2)	1,115
Depreciation and amortization	23	74	19	4	—	120
Segment assets	1,533	2,453	998	106	(75)	5,015
Capital expenditures	7	54	15	11	—	87

(a)	Transactions between segments are recorded at fair value and eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include $327 million, $369 million and $341 million of intercompany royalties paid by the Company Owned Real Estate Brokerage Services segment during 2006, 2005 and 2004, respectively. Such amounts are eliminated through the Corporate and Other column. Revenues for the Real Estate Franchise Services segment include $0 million, $14 million and $14 million of intercompany royalties paid by the Title and Settlement Services segment during 2006, 2005 and 2004, respectively. Such amounts are also eliminated through the Corporate and Other column. Revenues for the Relocation Services segment include $55 million, $57 million and $49 million of intercompany referral fees paid by the Company Owned Real Estate Brokerage Services segment during 2006, 2005 and 2004, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes the elimination of transactions between segments.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

Provided below is a reconciliation of EBITDA to net income.

	Years Ended December 31,
	2006	2005	2004

EBITDA	$775	$1,167	$1,115
Less: Depreciation and amortization	142	136	120
Interest expense/(income), net	29	(7)	(6)

Income before income taxes and minority interest	604	1,038	1,001
Provision for income taxes	237	408	379
Minority interest, net of tax	2	3	4

Net income	$365	$627	$618

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
2006
Net revenues	$6,411	$81	$6,492
Total assets	6,475	193	6,668
Net property and equipment	339	3	342
2005
Net revenues	$7,066	$73	$7,139
Total assets	5,218	221	5,439
Net property and equipment	300	4	304
2004
Net revenues	$6,488	$61	$6,549
Total assets	4,816	199	5,015
Net property and equipment	237	4	241

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

20. Selected Quarterly Financial Data (Unaudited)

Provided below is selected unaudited quarterly financial data for 2006 and 2005.

	2006
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$194	$254	$233	$198
Company Owned Real Estate Brokerage Services	1,102	1,501	1,337	1,082
Relocation Services	107	130	142	130
Title and Settlement Services	91	113	109	96
Other(a)	(72)	(96)	(87)	(72)

	$1,422	$1,902	$1,734	$1,434

EBITDA
Real Estate Franchise Services	$131	$189	$158	$135
Company Owned Real Estate Brokerage Services	(36)	63	28	(30)
Relocation Services	15	34	33	21
Title and Settlement Services	7	15	14	9
Other	—	(5)	(31)	25

	117	296	202	160
Less: Depreciation and amortization	36	34	36	36
Interest expense/(income), net	(5)	(5)	14	25

Income before income taxes and minority interest(b)(c)	$86	$267	$152	$99

Net income	$54	$163	$82 (d)	$66

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	Includes separation costs of $6 million, $57 million and $3 million in the second, third and fourth quarters, respectively, and former parent legacy costs of $3 million in the third quarter offset by a benefit of $41 million in the fourth quarter.
(c)	Includes restructuring charges of $12 million, $14 million and $20 million in the second, third and fourth quarters, respectively.
(d)	As described in Note 2—Summary of Significant Accounting Policies, the Company accounted for the change from the long haul method to the simplified method to calculate the pool of excess tax benefits as a change in accounting principle under SFAS 154. As a result, the effect of electing to use the simplified method was retroactively applied to the first period affected by the change in accounting principle which was the third quarter of 2006. The effect on the third quarter of 2006 was to reduce net income by $5 million as a result of additional tax expense.

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

	2005
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$193	$280	$286	$229
Company Owned Real Estate Brokerage Services	1,113	1,655	1,667	1,288
Relocation Services	105	134	140	116
Title and Settlement Services	65	87	93	71
Other(a)	(77)	(110)	(111)	(85)

	$1,399	$2,046	$2,075	$1,619

EBITDA
Real Estate Franchise Services	$136	$215	$219	$170
Company Owned Real Estate Brokerage Services	(8)	116	123	19
Relocation Services	20	40	42	22
Title and Settlement Services	5	19	21	8
Other	1	—	—	(1)

	154	390	405	218
Less: Depreciation and amortization	30	31	34	41
Interest expense/(income), net	1	(2)	(4)	(2)

Income before income taxes and minority interest(b)	$123	$361	$375	$179

Net income	$73	$218	$227	$109

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	Includes restructuring charges of $4 million, $1 million and $1 million in the first, second and third quarters, respectively.

21. Guarantor/Non-Guarantor Supplemental Financial Information

The following consolidating financial information presents the Condensed Consolidating Balance Sheets and Condensed Consolidating Statements of Operations and Cash Flows for: (i) Realogy Corporation (the “Parent”); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; (iv) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (v) the Company on a consolidated basis. The guarantor subsidiaries are comprised of 100% owned entities, and guarantee on an unsecured senior subordinated basis the Senior Subordinated Notes and on an unsecured senior basis the Fixed Rate Senior Notes and Senior Toggle Notes. All guarantees are full and unconditional and are joint and several. There are no restrictions on the ability of the Parent or any guarantors to obtain funds from its subsidiaries by dividend or loan, except for restrictions related to certain of the non-guarantor entities.

Condensed Consolidating and Combining Statement of Income

Year Ended December 31, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$4,964	$1	$—	$4,965
Service revenue	—	670	184	—	854
Franchise fees	—	799	—	(327)	472
Other	—	181	20	—	201

Net revenues	—	6,614	205	(327)	6,492

Expenses
Commission and other agent-related costs	—	3,335	—	—	3,335
Operating	—	1,988	138	(327)	1,799
Marketing	—	290	1	—	291
General and administrative	19	190	9	—	218
Former parent legacy costs (benefit), net	(35)	(3)	—	—	(38)
Separation costs	26	40	—	—	66
Restructuring costs	—	46	—	—	46
Depreciation and amortization	2	139	1	—	142
Interest expense	52	5	—	—	57
Interest income	(10)	(18)	—	—	(28)
Intercompany transactions	36	(36)	—	—	—

Total expenses	90	5,976	149	(327)	5,888

Income (loss) before income taxes and minority interest	(90)	638	56	—	604
Provision for income taxes	(36)	249	24	—	237
Minority interest, net of tax	—	—	2	—	2
Equity in earnings of subsidiaries	419	30	—	(449)	—

Net income (loss)	$365	$419	$30	$(449)	$365

Condensed Combining Statement of Income

Year Ended December 31, 2005

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$5,665	$1	$—	$5,666
Service revenue	—	673	91	—	764
Franchise fees	—	921	—	(383)	538
Other	—	158	13	—	171

Net revenues	—	7,417	105	(383)	7,139

Expenses
Commission and other agent-related costs	—	3,838	—	—	3,838
Operating	—	1,963	62	(383)	1,642
Marketing	—	281	1	—	282
General and administrative	1	194	9	—	204
Restructuring costs	—	6	—	—	6
Depreciation and amortization	—	135	1	—	136
Interest expense	—	5	—	—	5
Interest income	—	(12)	—	—	(12)
Intercompany transactions	24	(24)	—	—	—

Total expenses	25	6,386	73	(383)	6,101

Income (loss) before income taxes and minority interest	(25)	1,031	32	—	1,038
Provision for income taxes	(10)	405	13	—	408
Minority interest, net of tax	—	—	3	—	3
Equity in earnings of subsidiaries	642	16	—	(658)	—

Net income (loss)	$627	$642	$16	$(658)	$627

Condensed Combining Statement of Income

Year Ended December 31, 2004

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$5,197	$—	$—	$5,197
Service revenue	—	623	84	—	707
Franchise fees	—	832	—	(355)	477
Other	—	154	14	—	168

Net revenues	—	6,806	98	(355)	6,549
Expenses
Commission and other agent-related costs	—	3,494	—	—	3,494
Operating	—	1,796	57	(355)	1,498
Marketing	—	264	1	—	265
General and administrative	2	155	20	—	177
Depreciation and amortization	—	119	1	—	120
Interest expense	—	4	—	—	4
Interest income	—	(10)	—	—	(10)
Intercompany transactions	—	—	—	—	—

Total expenses	2	5,822	79	(355)	5,548

Income (loss) before income taxes and minority interest	(2)	984	19	—	1,001
Provision for income taxes	(1)	371	9	—	379
Minority interest, net of tax	—	—	4	—	4
Equity in earnings of subsidiaries	619	6	—	(625)	—

Net income (loss)	$618	$619	$6	$(625)	$618

Condensed Consolidating Balance Sheet

As of December 31, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$300	$62	$78	$(41)	$399
Trade receivables, net	—	110	18	—	128
Relocation receivables and advances	—	(12)	988	—	976
Relocation properties held for sale, net	—	(32)	229	—	197
Deferred income taxes	78	28	—	—	106
Due from former parent	120	—	—	—	120
Other current assets	30	116	17	—	163
Intercompany receivable	—	—	13	(13)	—

Total current assets	528	272	1,343	(54)	2,089

Property and equipment, net	30	308	4	—	342
Deferred income taxes	157	93	—	—	250
Goodwill	—	3,306	20	—	3,326
Franchise agreements, net	—	329	—	—	329
Trademarks and other intangibles, net	—	93	—	—	93
Due from former parent	16	—	—	—	16
Other non-current assets	83	81	59	—	223
Investment in subsidiaries	5,442	188	—	(5,630)	—

Total assets	$6,256	$4,670	$1,426	$(5,684)	$6,668

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$13	$150	$33	$(41)	$155
Secured obligations	—	—	893	—	893
Due to former parent	648	—	—	—	648
Accrued expenses and other current liabilities	83	430	32	—	545
Intercompany payables	494	(748)	267	(13)	—

Total current liabilities	1,238	(168)	1,225	(54)	2,241

Long-term debt	1,800	—	—	—	1,800
Other non-current liabilities	81	50	13	—	144
Intercompany liabilities	654	(654)	—	—	—

Total liabilities	3,773	(772)	1,238	(54)	4,185

Total stockholders’ equity	2,483	5,442	188	(5,630)	2,483

Total liabilities and stockholders’ equity	$6,256	$4,670	$1,426	$(5,684)	$6,668

Condensed Combining Balance Sheet

As of December 31, 2005

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$49	$36	$(49)	$36
Trade receivables, net	—	91	21	—	112
Relocation receivables and advances	—	13	761	—	774
Relocation properties held for sale, net	—	(13)	110	—	97
Deferred income taxes	—	47	—	—	47
Other current assets	—	76	18	—	94
Intercompany receivable	—	—	50	(50)	—

Total current assets	—	263	996	(99)	1,160

Property and equipment, net	—	300	4	—	304
Deferred income taxes	—	295	1	—	296
Goodwill	—	3,139	17	—	3,156
Franchise agreements, net	—	346	—	—	346
Trademarks and other intangibles, net	—	61	—	—	61
Other non-current assets	—	67	49	—	116
Investment in subsidiaries	4,223	180	—	(4,403)	—

Total assets	$4,223	$4,651	$1,067	$(4,502)	$5,439

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$144	$35	$(49)	$130
Secured obligations	—	—	757	—	757
Due to Cendant, net	18	369	53	—	440
Accrued expenses and other current liabilities	—	454	38	—	492
Intercompany payables	—	50	—	(50)	—

Total current liabilities	18	1,017	883	(99)	1,819
Other non-current liabilities	—	49	4	—	53
Intercompany liabilities	638	(638)	—	—	—

Total liabilities	656	428	887	(99)	1,872

Total stockholders’ equity	3,567	4,223	180	(4,403)	3,567

Total liabilities and stockholders’ equity	$4,223	$4,651	$1,067	$(4,502)	$5,439

Condensed Consolidating and Combining Statement of Cash Flows

For the Year Ended December 31, 2006

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(6)	$572	$(302)	$(19)	$245
Investing activities
Property and equipment additions	(26)	(103)	(1)	—	(130)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	(168)	—	—	(168)
Investment in unconsolidated entities	(4)	—	(7)	—	(11)
(Increase) decrease in restricted cash	(2)	—	1	—	(1)
Other, net	—	(8)	8	—	—

Net cash provided by (used in) investing activities	(32)	(279)	1	—	(310)

Financing activities
Net change in secured borrowings	—	—	121	—	121
Repayment of unsecured borrowings	(1,625)	—	—	—	(1,625)
Proceeds from unsecured borrowings	3,425	—	—	—	3,425
Repurchase of common stock	(884)	—	—	—	(884)
Proceeds from issuances of common stock for equity awards	46	—	—	—	46
Net distribution to Cendant at separation	(2,183)	—	—	—	(2,183)
Proceeds received from Cendant’s sale of Travelport	1,436	—	—	—	1,436
Change in amounts due (to) from Cendant Corporation	136	(189)	171	—	118
Intercompany dividend	—	—	(27)	27	—
Intercompany transactions	—	(77)	77	—	—
Other, net	(13)	(14)	—	—	(27)

Net cash provided by (used in) financing activities	338	(280)	342	27	427

Effect of changes in exchange rates on cash and cash equivalents	—	—	1	—	1

Net increase in cash and cash equivalents	300	13	42	8	363
Cash and cash equivalents, beginning of period	—	49	36	(49)	36

Cash and cash equivalents, end of period	$300	$62	$78	$(41)	$399

Condensed Combining Statement of Cash Flows

For the Year Ended December 31, 2005

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(15)	$781	$(127)	$(22)	$617

Investing activities
Property and equipment additions	—	(130)	(1)	—	(131)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	(262)	—	—	(262)
Investment in unconsolidated entities	—	(1)	(32)	—	(33)
(Increase) decrease in restricted cash	—	—	5	—	5
Intercompany note receivable	—	1	—	(1)	—
Other, net	—	—	(2)	—	(2)

Net cash used in investing activities	—	(392)	(30)	(1)	(423)

Financing activities
Net change in secured borrowings	—	—	357	—	357
Change in amounts due (to) from Cendant Corporation	15	(456)	(134)	(1)	(576)
Intercompany dividend	—	—	(11)	11	—
Intercompany note payable	—	—	(1)	1	—
Intercompany transactions	—	61	(61)	—	—
Other, net	—	(17)	20	—	3

Net cash provided by (used in) financing activities	15	(412)	170	11	(216)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	(23)	13	(12)	(22)
Cash and cash equivalents, beginning of period	—	72	23	(37)	58

Cash and cash equivalents, end of period	$—	$49	$36	$(49)	$36

Condensed Combining Statement of Cash Flows

For the Year ended December 31, 2004

(in millions)

	Predecessor
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(1)	$688	$24	$(8)	$703

Investing activities
Property and equipment additions	—	(86)	(1)	—	(87)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	(259)	—	—	(259)
(Increase) decrease in restricted cash	—	42	25	—	67
Intercompany note receivable	—	6	—	(6)	—
Other, net	—	9	(1)	—	8

Net cash provided by (used in) investing activities	—	(288)	23	(6)	(271)

Financing activities
Change in amounts due (to) from Cendant Corporation	1	(313)	(39)	(1)	(352)
Dividends paid to Cendant	—	(38)	(2)	2	(38)
Intercompany note payable	—	—	(6)	6	—
Intercompany transactions	—	(21)	21	—	—
Other, net	—	(15)	—	—	(15)

Net cash provided by (used in) financing activities	1	(387)	(26)	7	(405)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	13	21	(7)	27
Cash and cash equivalents, beginning of period	—	59	2	(30)	31

Cash and cash equivalents, end of period	$—	$72	$23	$(37)	$58

REALOGY CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all amounts are in millions, except per share amounts)

22. Subsequent Events

In connection with Cendant’s sale of its former Marketing Services division in October 2005, Cendant received preferred stock with a carrying value of $83 million (face value of $125 million) and warrants with a carrying value of $3 million in Affinion Group Holdings, Inc. (“Affinion”, an affiliate of Apollo) as part of the purchase price consideration. At Separation, the Company received the right to 62.5% of the proceeds from Cendant’s investment in Affinion and the book value of the investment recorded by the Company on August 1, 2006 was $58 million. In January 2007, the Company received $66 million of cash proceeds related to the redemption of a portion of preferred stock investment with a book value of $46 million resulting in a gain of approximately $20 million.

On February 28, 2007, the Company entered into an agreement to amend its Kenosia Funding LLC securitization arrangement to increase the borrowing capacity from $125 million to $175 million.

As previously disclosed, on December 15, 2006, the Company entered into a letter agreement with Mr. Silverman regarding our respective obligations with respect to the Separation Benefits (including post- termination consulting obligations and payments related thereto) applicable under his existing employment agreement with us, which is described elsewhere in the Annual Report on Form 10-K for the year ended December 31, 2006 under “Item 11—Executive Compensation—Employment Agreements and Other Arrangements.” Pursuant to this letter agreement, Realogy was relieved from a contractual obligation to deposit the lump sum amount referred to below into a rabbi trust within 15 days following the occurrence of a Potential Change in Control (e.g. the execution of the merger agreement with Apollo affiliates). Rather, this amount will be deposited into a rabbi trust no later than the consummation of a change in control. The letter agreement provides for a payment to Mr. Silverman in an amount representing the net value of the Separation Benefits and the consulting payments. That payment is in lieu of his receiving the Separation Benefits and consulting payments during the time periods provided for in the employment agreement.

On March 6, 2007, in accordance with the terms of Mr. Silverman’s employment agreement, our Compensation Committee determined that the net present value of the Separation Benefits were valued at approximately $54 million, however, the amount of the lump sum cash payment will be capped at $50 million as previously agreed.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed July 31, 2006).

2.2	Letter Agreement dated August 23, 2006 relating to the Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed August 23, 2006).

2.3	Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp., Domus Acquisition Corp. and Realogy Corporation (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed December 18, 2006).

3.1	Amended and Restated Certificate of Incorporation of Realogy Corporation (Incorporated by reference to Exhibit 3.1 to Realogy Corporation’s Current Report on Form 8-K filed April 16, 2007).

3.2*	Amended and Restated Bylaws of Realogy Corporation dated as of November 13, 2007.

4.1*	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 10.50% Senior Notes due 2014 (the “10.50% Senior Notes Indenture”).

4.2*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 10.50% Senior Notes Indenture.

4.3*	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 10.50% Senior Notes Indenture.

4.4*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 10.50% Senior Notes Indenture.

4.5*	Indenture dated as of April 10, 2007 by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 11.00%/11.75% Senior Toggle Notes due 2014 (the “11.00%/11.75% Senior Toggle Notes Indenture”).

4.6*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.7*	Supplemental Indenture No. 2 dated as of June 29, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.8*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.9*	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee governing the 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes Indenture”).

4.10*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.11*	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.12*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.13*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 10.50% Senior Notes due 2014.

4.14*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 11.00%/11.75% Senior Toggle Notes due 2014.

Exhibit	Description
4.15*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 12.375% Senior Subordinated Notes due 2015.

4.16*	Form of 10.50% Senior Notes due 2014 (included in the Indenture filed as Exhibit 4.1 to this Registration Statement.)

4.17*	Form of 11.00%/11.75% Senior Toggle Notes due 2014 (included in the Indenture filed as Exhibit 4.5 to this Registration Statement.)

4.18*	Form of 12.375% Senior Subordinated Notes due 2015 (included in the Indenture filed as Exhibit 4.9 to this Registration Statement.)

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Tax Sharing Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 28, 2006 (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Current Report on Form 8-K dated July 31, 2006).

10.2	Transition Services Agreement among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Current Report on Form 8-K dated July 31, 2006).

10.3*	Credit Agreement dated as of April 10, 2007, by and among Realogy Corporation, Domus Intermediate Holdings Corp., the Lenders party thereto, JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank plc.

10.4*	Guarantee and Collateral Agreement dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.5	Employment Agreement dated as of July 31, 2006 between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.6	Letter Agreement dated December 19, 2006, between Realogy and Henry R. Silverman amending Employment Agreement between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3(a) to Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.7*	Term Sheet dated November 13, 2007, among Domus Holdings Corp., Domus Intermediate Holdings Corp., Realogy Corporation and Henry R. Silverman.

10.8*	Option Agreement dated as of November 13, 2007, between Domus Holdings Corp. and Henry R. Silverman.

10.9*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Richard A. Smith.

10.10*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Anthony E. Hull.

10.11*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Alexander E. Perriello.

10.12*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Bruce G. Zipf.

10.13*	Domus Holdings Corp. 2007 Stock Incentive Plan, as amended and restated as of November 13, 2007.

Exhibit	Description
10.14*	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto.

10.15*	Form of Restricted Stock Agreement between Domus Holdings Corp. and the Purchaser party thereto.

10.16*	Form of Management Investor Rights Agreement among Domus Holdings Corp., Apollo Investment Fund VI, L.P., Domus Investment Holdings, LLC and the Holders party thereto (including the named executive officers of Realogy Corporation.)

10.17	Officer Deferred Compensation Plan (Incorporated by reference to Exhibit 10.8 to Amendment No. 2 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.18	Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC dated as of January 31, 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.1 to the Cendant Corporation Current Report on Form 8-K filed February 4, 2005).

10.19	Amendment Number 1 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of April 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.20	Amendment Number 2 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of March 31, 2006, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.21	Strategic Relationship Agreement, dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, Cendant Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.2 to the Cendant Corporation Current Report on Form 8-K filed February 4, 2005).

10.22	Amendment Number 1 to the Strategic Relationship Agreement, dated May 2005 by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.11(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.23	Consent and Amendment dated as of March 14, 2007, between Realogy Real Estate Services Group, LLC (formerly Cendant Real Estate Services Group, LLC), Realogy Real Estate Services Venture Partner, Inc. PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation, TM Acquisition Corp., Coldwell Banker Real Estate Corporation, Sotheby’s International Realty Affiliates, Inc., ERA Franchise Systems, Inc. Century 21 Real Estate LLC and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.1 to PHH Corporation, Current Report on Form 8-K filed March 20, 2007).

10.24	Trademark License Agreement, dated as of February 17, 2004, among SPTC, Inc., Sotheby’s Holdings, Inc., Cendant Corporation and Monticello Licensee Corporation (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.25	Amendment No. 1 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware, LLC (as assignee of SPTC, Inc.), Sotheby’s Holdings, Inc., Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(a) to Registration Statement on Form 10 (File No. 001-32852)).

10.26	Amendment No. 2 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware, LLC (as assignee of SPTC, Inc.), Sotheby’s Holdings, Inc., Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

Exhibit	Description
10.27	Consent of SPTC Delaware, LLC, Sotheby’s Holdings, Inc. and Sotheby’s International Realty License Corporation (Incorporated by reference to Exhibit 10.12(c) to Amendment No. 5 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.28	Joinder Agreement dated as of January 1, 2005, between SPTC Delaware, LLC, Sotheby’s Holdings, Inc., Sotheby’s, and Cendant Corporation and Sotheby’s International Realty Licensee Corporation (Incorporated by reference to Exhibit 10.14(d) to Realogy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.29	Lease, dated as of December 29, 2000, between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.30	First Amendment of Lease, dated October 16, 2001, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.31	Second Amendment to Lease, dated as of June 7, 2002, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.32	Third Amendment to Lease, dated as of April 28, 2003, by and between DB Real Estate One Campus Drive, L.P. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(c) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.33	Office Building Lease, dated as of August 29, 2003, between MV Plaza, Inc. and Cendant Corporation (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.34	Agreement of Lease, dated as of August 11, 1997, between MMP Realty, LLC and HFS Mobility Services, Inc. (Incorporated by reference to Exhibit 10.15 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.35	First Amendment to Agreement of Lease, dated as of November 4, 2004, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.36	Second Amendment to Agreement of Lease, dated as of April 18, 2005, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.37*	Sixth Omnibus Amendment Agreement and Consent, dated as of June 6, 2007, among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC, Realogy Corporation, The Bank of New York, the conduit purchasers, committed purchasers, managing Agents and Calyon New York Branch.

10.38*	Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007, between Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar.

10.39*	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007 among Apple Ridge Funding LLC, Cartus Corporation, the conduit purchasers, committed purchases and managing agents party thereto and Calyon New York Branch, as administrative and lead arranger.

10.40*	Amended and Restated CRC Purchase Agreement dated as of June 27, 2007 by and between Cartus Corporation and Cartus Relocation Corporation.

Exhibit	Description
10.41*	Amended and Restated Receivables Purchase Agreement dated as of June 27, 2007 by and between Cartus Relocation Corporation and Kenosia Funding, LLC.

10.42*	Amended and Restated Fee Receivables Purchase Agreement dated as of June 27, 2007 by and between Cartus Corporation and Kenosia Funding, LLC.

10.43*	Amended and Restated Servicing Agreement dated as of June 27, 2007 by and between Cartus Corporation, Cartus Relocation Corporation, Kenosia Funding, LLC, and The Bank of New York, as trustee.

10.44*	Amended and Restated Indenture dated as of June 27, 2007 by and between Kenosia Funding, LLC, as issuer, and The Bank of New York, as trustee.

10.45*	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007, among Kenosia Funding, LLC, Cartus Corporation, Cartus Relocation Corporation, the commercial paper conduits from time to time party thereto, the financial Institutions from time to time party thereto, the persons from time to time party thereto as managing agents and Calyon New York Branch, as administrative agent and lead arranger.

10.46*	Amended and Restated Performance Guaranty, dated as of April 10, 2007, by Realogy in favor of Cartus Relocation Corporation and Kenosia Funding LLC.

10.47*	Kenosia Subordinated Note, dated April 10, 2007, by Kenosia Funding LLC in favor of Cartus Corporation.

10.48**	Deed of Amendment, dated December 14, 2007 among Calyon S.A. London Branch, as lender, funding agent, calculation agent, administrative agent and arranger, UK Relocation Receivables Funding Limited, Realogy Corporation, Cartus Limited, Cartus Services Limited and Cartus Funding Limited.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1**	Subsidiaries of Realogy Corporation.

23.1**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Deloitte & Touche, LLP.

24.1*	Power of Attorney of Directors and Officers of the registrants (included on signature pages hereto).

25.1**	Form T-1 of (with respect to the 10.50% Senior Notes Indenture).

25.2**	Form T-1 of (with respect to the 11.00%/11.75% Senior Toggle Notes Indenture).

25.3**	Form T-1 of (with respect to the 12.375% Senior Subordinated Notes Indenture).

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers.

99.4**	Form of Letter to Clients.

*	Filed herewith.
**	To be filed by amendment.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, New Jersey, on the 18th of December, 2007.

REALOGY CORPORATION

By:	/s/ RICHARD A. SMITH
Name:	Richard A. Smith
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, and each of them, such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 424(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ HENRY R. SILVERMAN Henry R. Silverman	Chairman of the Board	December 18, 2007

/s/ RICHARD A. SMITH Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2007

/s/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2007

/s/ MARC E. BECKER Marc E. Becker	Director	December 18, 2007

Scott Kleinman	Director

/s/ M. ALI RASHID M. Ali Rashid	Director	December 18, 2007

/s/ GRENVILLE TURNER Grenville Turner	Director	December 18, 2007

Lukas Kolff	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, New Jersey, on the 18th of December, 2007.1

C21 TM LLC
CGRN, INC.
ERA GENERAL AGENCY CORPORATION ERA GENERAL AGENCY OF NEW JERSEY, INC.
FEDSTATE STRATEGIC CONSULTING, INCORPORATED

By:	/s/ RICHARD A. SMITH
Name:	Richard A. Smith
Title:	President

REALOGY FRANCHISE GROUP LLC
REALOGY OPERATIONS LLC
REALOGY SERVICES VENTURE PARTNER LLC
REALOGY SERVICES GROUP LLC

By:	/s/ RICHARD A. SMITH
Name:	Richard A. Smith
Title:	President and Chief Executive Officer

TEXAS AMERICAN TITLE COMPANY OF AUSTIN

By:	/s/ RON BURNS
Name:	Ron Burns
Title:	President

BURNET TITLE HOLDING LLC

By:	/s/ RONALD H. ENGELS, JR.
Name:	Ronald H. Engels, Jr.
Title:	President

BURROW ESCROW SERVICES, INC.
EQUITY TITLE COMPANY
FIRST CALIFORNIA ESCROW CORPORATION
GUARDIAN HOLDING COMPANY
WEST COAST ESCROW CLOSING CO.
MID-STATE ESCROW CORPORATION
TRG SERVICES, ESCROW, INC.
SUMMIT ESCROW

By:	/s/ E. NEIL GULLEY
Name:	E. Neil Gulley
Title:	President

GUARDIAN TITLE COMPANY

By:	/s/ E. NEIL GULLEY
Name:	E. Neil Gulley
Title:	President and Chief Executive Officer

TITLE RESOURCES INCORPORATED

By:	/s/ ALFRED F. JACKSON, III
Name:	Alfred F. Jackson, III
Title:	President

CARTUS CORPORATION
CARTUS PARTNER CORPORATION

By:	/s/ KEVIN KELLEHER
Name:	Kevin Kelleher
Title:	President and Chief Executive Officer

AMERICAN TITLE COMPANY OF HOUSTON SOUTH LAND TITLE CO., INC.
SOUTH-LAND TITLE OF MONTGOMERY COUNTY, INC.

By:	/s/ KIM SOBIESKI
Name:	Kim Sobieski
Title:	President

REALOGY GLOBAL SERVICES LLC
ONCOR INTERNATIONAL LLC

By:	/s/ ALEXANDER E. PERRIELLO III
Name:	Alexander E. Perriello III
Title:	President

ERA FRANCHISE SYSTEMS LLC

By:	/s/ BRENDA W. CASSERLY
Name:	Brenda W. Casserly
Title:	President and Chief Executive Officer

REALOGY LICENSING LLC

By:	/s/ DAVID J. WEAVING
Name:	David J. Weaving
Title:	President

NRT MID-ATLANTIC TITLE SERVICES, LLC

By:	/s/ DEREK MASSEY
Name:	Derek Massey
Title:	President

JACK GAUGHEN LLC
ALPHA REFERRAL NETWORK LLC
NRT MISSOURI REFERRAL NETWORK LLC
ASSOCIATED CLIENT REFERRAL LLC
REAL ESTATE REFERRALS LLC
REAL ESTATE REFERRAL LLC
CORCORAN GROUP—BROOKLYN LANDMARK, LLC
NRT ARIZONA REFERRAL LLC
CAREER DEVELOPMENT CENTER, LLC
NRT ARIZONA COMMERCIAL LLC
NRT ARIZONA EXITO LLC
NRT LLC
REFERRAL ASSOCIATES OF FLORIDA LCC
REFERRAL ASSOCIATES OF NEW ENGLAND LCC
BURGDORFF LLC
BURGDORFF REFERRAL ASSOCIATES LLC
BURNET REALTY LLC
HOME REFERRAL NETWORK LLC
NRT ARIZONA LLC
NRT COLORADO LLC
COLDWELL BANKER COMMERCIAL PACIFIC PROPERTIES LLC
NRT HAWAII REFERRAL, LLC
NRT MID-ATLANTIC LLC
NRT TEXAS LLC
NRT UTAH LLC
REAL ESTATE SERVICES OF PENNSYLVANIA LLC
REAL ESTATE SERVICES LLC
COLORADO COMMERCIAL, LLC
NRT TEXAS REAL ESTATE SERVICES LLC
COLDWELL BANKER PACIFIC PROPERTIES LLC
NRT MISSOURI LLC
COLDWELL BANKER RESIDENTIAL REAL ESTATE LLC
NRT COLUMBUS LLC
NRT PITTSBURGH LLC
COLDWELL BANKER REAL ESTATE SERVICES LLC

By:	/s/ BRUCE ZIPF
Name:	Bruce Zipf
Title:	President and Chief Executive Officer

ASSOCIATES INVESTMENTS
ASSOCIATES REALTY NETWORK ASSOCIATES REALTY, INC.
BATJAC REAL ESTATE CORP.
BOB TENDLER REAL ESTATE, INC.
BURGDORFF REFERRAL ASSOCIATES, INC.
BURNET REALTY, INC.
COLDWELL BANKER REAL ESTATE SERVICES, INC.
COLDWELL BANKER RESIDENTIAL BROKERAGE COMPANY
COLDWELL BANKER RESIDENTIAL REAL ESTATE SERVICES OF WISCONSIN, INC.
COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK
COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK, INC.
COOK-PONY FARM REAL ESTATE, INC.
COTTON REAL ESTATE, INC.
DEWOLFE REALTY AFFILIATES
DEWOLFE RELOCATION SERVICES, INC.
DOUGLAS AND JEAN BURGDORFF, INC.
FLORIDA’S PREFERRED SCHOOL OF REAL ESTATE, INC.
FRED SANDS SCHOOL OF REAL ESTATE
HILLSHIRE HOUSE, INCORPORATED
J.W. RIKER—NORTHERN R.I., INC.
NRT COMMERCIAL LLC
NRT COMMERCIAL OHIO INCORPORATED
NRT COMMERCIAL UTAH LLC
NRT INSURANCE AGENCY, INC.
NRT MISSOURI REFERRAL NETWORK, INC.
NRT MISSOURI, INC.
NRT NEW YORK LLC
NRT RELOCATION LLC
NRT THE CONDO STORE LLC
PACESETTER NEVADA, INC.
PACIFIC PROPERTIES REFERRALS, INC.
REAL ESTATE REFERRAL, INC.
REFERRAL NETWORK INC.
REFERRAL NETWORK LLC
REFERRAL NETWORK, LLC
SOTHEBY’S INTERNATIONAL REALTY, INC.
SOTHEBY’S INTERNATIONAL REALTY REFERRAL COMPANY, LLC
ST. JOE REAL ESTATE SERVICES, INC.
THE CORCORAN GROUP EASTSIDE, INC.
THE DEWOLFE COMPANIES, INC.
THE DEWOLFE COMPANY, INC.
THE FOUR STAR CORP.
THE MILLER GROUP, INC.
THE SUNSHINE GROUP, LTD.

TRUST OF NEW ENGLAND, INC.
VALLEY OF CALIFORNIA, INC.
WILLIAM ORANGE REALTY, INC.

By:	/s/ BRUCE ZIPF
Name:	Bruce Zipf
Title:	President and Chief Executive Officer

ADVANTAGE TITLE & INSURANCE, LLC
GRAND TITLE, LLC
GULF SOUTH SETTLEMENT SERVICES, LLC
HICKORY TITLE, LLC
LEGEND TITLE LLC
LINCOLN SETTLEMENT SERVICES, LLC
PACIFIC ACCESS HOLDING COMPANY, LLC
PATRIOT SETTLEMENT SERVICES, LLC
ROCKY MOUNTAIN SETTLEMENT SERVICES, LLC
SHELTER TITLE LLC
TBR SETTLEMENT SERVICES, LLC
EQUITY TITLE MESSENGER SERVICE HOLDING LLC
GUARDIAN TITLE AGENCY, LLC
MID-EXCHANGE LLC
NRT SETTLEMENT SERVICES OF TEXAS LLC
APEX REAL ESTATE INFORMATION SERVICES, LLC
TITLE RESOURCE GROUP AFFILIATES HOLDINGS LLC
TITLE RESOURCE GROUP SERVICES LLC
BURNET TITLE OF OHIO, LLC
NRT SUNSHINE INC.
TEXAS AMERICAN DISSOLUTION, INC.
WEST COAST ESCROW COMPANY

By:	/s/ DONALD J. CASEY
Name:	Donald J. Casey
Title:	President

BURNET TITLE LLC
FRANCHISE SETTLEMENT SERVICES LLC
KEYSTONE CLOSING SERVICES LLC
NATIONAL COORDINATION ALLIANCE LLC
SECURED LAND TRANSFERS LLC
TITLE RESOURCE GROUP HOLDINGS LLC
MARKET STREET SETTLEMENT GROUP LLC
TITLE RESOURCE GROUP LLC
SCRANTON ABSTRACT, LLC

By:	/s/ DONALD J. CASEY
Name:	Donald J. Casey
Title:	President and Chief Executive Officer

APEX REAL ESTATE INFORMATION SERVICES, LLP, by its partners

TITLE RESOURCE GROUP SERVICES LLC

By:	/s/ DONALD J. CASEY
Name:	Donald J. Casey
Title:	President

TITLE RESOURCE GROUP LLC

By:	/s/ DONALD J. CASEY
Name:	Donald J. Casey
Title:	President and Chief Executive Officer

ST. JOE TITLE SERVICES LLC

By:	/s/ ELLIOT ROSE
Name:	Elliot Rose
Title:	President

CB TM LLC
CDRE TM LLC
ERA TM LLC
SOTHEBY’S INTERNATIONAL REALTY LICENSEE LLC

By:	/s/ GREG MACRES
Name:	Greg Macres
Title:	President and Chief Executive Officer

PROCESSING SOLUTIONS LLC
ATCOH HOLDING COMPANY
TAW HOLDING INC.
TEXAS AMERICAN TITLE COMPANY

By:	/s/ HERB L. WILLLIAMS
Name:	Herb L. Williams
Title:	President

COLDWELL BANKER LLC

By:	/s/ JAMES R. GILLESPIE
Name:	James R. Gillespie
Title:	President and Chief Executive Officer

COLDWELL BANKER REAL ESTATE LLC

By:	/s/ JAMES R. GILLESPIE
Name:	James R. Gillespie
Title:	Chief Executive Officer

FSA MEMBERSHIP SERVICES, LLC

By:	/s/ JAMES R. GILLESPIE
Name:	James R. Gillespie
Title:	Manager

SOTHEBY’S INTERNATIONAL REALTY AFFILIATES LLC

By:	/s/ MICHAEL R. GOOD
Name:	Michael R. Good
Title:	President and Chief Executive Officer

NRT SETTLEMENT SERVICES OF MISSOURI LLC

By:	/s/ NANCY J. LORUSSO
Name:	Nancy J. LoRusso
Title:	President

BETTER HOMES AND GARDENS REAL ESTATE LLC
BETTER HOMES AND GARDENS REAL ESTATE LICENSEE LLC

By:	/s/ SHERRY CHRIS
Name:	Sherry Chris
Title:	President and Chief Executive Officer

CENTURY 21 REAL ESTATE LLC

By:	/s/ THOMAS KUNZ
Name:	Thomas Kunz
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, and each of them, such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 424(b) under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ ERIC BARNES Eric Barnes	(2)	December 17, 2007

/s/ RON BURNS Ron Burns	(3)	December 18, 2007

/s/ DONALD J. CASEY Donald J. Casey	(4)	December 18, 2007

/s/ BRENDA W. CASSERLY Brenda W. Casserly	(5)	December 18, 2007

/s/ SHERRY CHRIS Sherry Chris	(6)	December 18, 2007

/s/ NANCY CLOSSON Nancy Closson	(7)	December 18, 2007

/s/ RONALD H. ENGLES, JR. Ronald H. Engles, Jr.	(8)	December 18, 2007

/s/ JAMES R. GILLESPIE James R. Gillespie	(9)	December 18, 2007

/s/ MICHAEL R. GOOD Michael R. Good	(10)	December 18, 2007

/s/ KEVIN R. GREENE Kevin R. Greene	(11)	December 18, 2007

/s/ E. NEIL GULLEY E. Neil Gulley	(12)	December 18, 2007

Signature	Title	Date

/s/ BRAD HORNER Brad Horner	(13)	December 18, 2007

/s/ ANTHONY E. HULL Anthony E. Hull	(14)	December 18, 2007

/s/ MEL HUSNEY Mel Husney	(15)	December 18, 2007

/s/ ALBERT F. JACKSON, III Albert F. Jackson, III	(16)	December 18, 2007

/s/ KEVIN J. KELLEHER Kevin J. Kelleher	(17)	December 18, 2007

/s/ THOMAS KUNZ Thomas Kunz	(18)	December 18, 2007

/s/ NANCY J. LORUSSO Nancy J. LoRusso	(19)	December 18 , 2007

/s/ GREG MACRES Greg Macres	(20)	December 18, 2007

/s/ GARY K. MANGUM Gary K. Mangum	(21)	December 18, 2007

/s/ DEREK MASSEY Derek Massey	(22)	December 18, 2007

/s/ ANDREW G. NAPURANO Andrew G. Napurano	(23)	December 18, 2007

/s/ ALEXANDER E. PERRIELLO III Alexander E. Perriello III	(24)	December 18, 2007

/s/ THOMAS N. RISPOLI Thomas N. Rispoli	(25)	December 18, 2007

/s/ PAM ROBERSON Pam Roberson	(26)	December 18 , 2007

/s/ ELLIOT ROSE Elliot Rose	(27)	December 18, 2007

Signature	Title	Date

/s/ LINDA SEARLE-TAYLOR Linda Searle-Taylor	(28)	December 14, 2007

/s/ RICHARD A. SMITH Richard A. Smith	(29)	December 18, 2007

/s/ KIM SOBIESKI Kim Sobieski	(30)	December 18, 2007

/s/ HILRY S. STROUP Hilry S. Stroup	(31)	December 18, 2007

/s/ DAN CHRISTENSEN Dan Christensen	(32)	December 18, 2007

/s/ CLARK TOOLE Clark Toole	(33)	December 18 , 2007

/s/ BERNADETTE TUCKER Bernadette Tucker	(34)	December 18, 2007

/s/ MARILYN J. WASSER Marilyn J. Wasser	(35)	December 18, 2007

/s/ DAVID J. WEAVING David J. Weaving	(36)	December 18, 2007

/s/ HERB L. WILLIAMS Herb L. Williams	(37)	December 18, 2007

/s/ TONY WONG Tony Wong	(38)	December 18, 2007

/s/ WILLIAM YAHN William Yahn	(39)	December 18, 2007

/s/ BRUCE ZIPF Bruce Zipf	(40)	December 18, 2007

[1]

Each entity listed below is a single member limited liability company managed by its sole member and does not have a board of directors or similar body. A separate signature page of each sole member is included elsewhere in this Registration Statement.

Realogy Global Services LLC is managed by their sole member, Realogy Franchise Group LLC.

Jack Gaughen LLC, Associated Client Referral LLC and Real Estate Referrals LLC are managed by their sole member, NRT Mid-Atlantic LLC.

Alpha Referral Network LLC and NRT Missouri Referral Network LLC are managed by their sole member, Coldwell Banker Residential Referral Network.

Coldwell Banker Pacific Properties LLC is managed by its sole member, Coldwell Banker Real Estate Services, Inc.

NRT Missouri LLC and Coldwell Banker Residential Real Estate LLC are managed by their sole member, Coldwell Banker Residential Brokerage LLC.

NRT Columbus LLC, NRT Pittsburgh LLC and Coldwell Banker Real Estate Services LLC are managed by their sole member, Coldwell Banker Residential Real Estate LLC.

Real Estate Referral LLC is managed by its sole member, Hillshire House, Incorporated. Corcoran Group—Brooklyn Landmark, LLC is managed by its sole member, NRT New York LLC.

NRT Arizona Referral LLC, Career Development Center, LLC, NRT Arizona Commercial LLC and NRT Arizona Exito LLC are managed by their sole member, NRT Arizona LLC.

Referral Associates of Florida LLC is managed by its sole member, St. Joe Real Estate Services, Inc.

Referral Associates of New England LLC is managed by its sole member, DeWolfe Relocation Services, Inc.

Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Home Referral Network LLC, NRT Arizona LLC, NRT Colorado LLC, Coldwell Banker Commercial Pacific Properties LLC, NRT Hawaii Referral, LLC, NRT Mid-Atlantic LLC, NRT Texas LLC, NRT Utah LLC, Real Estate Services of Pennsylvania LLC and Real Estate Services LLC are managed by their sole member, NRT LLC.

Colorado Commercial, LLC is managed by its sole member, NRT Colorado LLC.

NRT Texas Real Estate Services LLC is managed by its sole member, NRT Texas LLC.

ERA Franchise Systems LLC, NRT LLC, Better Homes and Gardens Real Estate LLC, Better Homes and Gardens Real Estate Licensee LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC, Century 21 Real Estate LLC, Realogy Global Services LLC, Realogy Franchise Group LLC, C21 TM LLC, Sotheby’s International Realty Affiliates LLC, Coldwell Banker LLC, CB TM LLC, CDRE TM LLC, ERA TM LLC, Sotheby’s International Realty Licensee, Realogy Licensing LLC and LLC Title Resource Group LLC are managed by their sole member, Realogy Services Group LLC.

Realogy Global Services LLC is managed by its sole member, Realogy Corporation.

NRT Mid-Atlantic Title Services, LLC, St. Joe Title Services LLC, Processing Solutions LLC, Equity Title Messenger Service Holding LLC, Guardian Title Agency, LLC, Mid-Exchange LLC, NRT Settlement Services of Texas LLC, Burnet Title LLC, Franchise Settlement Services LLC, Keystone Closing Services LLC, National Coordination Alliance LLC, Secured Land Transfers LLC, Title Resource Group Holdings LLC and NRT Settlement Services of Missouri LLC are managed by their sole member, Title Resource Group LLC.

Advantage Title & Insurance, LLC, Grand Title, LLC, Gulf South Settlement Services, LLC, Hickory Title, LLC, Legend Title LLC, Lincoln Settlement Services, LLC, Pacific Access Holding Company, LLC, Patriot Settlement Services, LLC, Rocky Mountain Settlement Services, LLC, Shelter Title LLC and TBR Settlement Services, LLC are managed by their sole member, Title Resource Group Affiliates Holdings LLC.

Apex Real Estate Information Services, Inc. is managed by its sole member, APEX Real Estate Information Services, LLP.

Title Resource Group Affiliates Holdings LLC and Market Street Settlement Group LLC are managed by their sole member, Title Resource Group Holdings LLC.

Title Resource Group Services LLC is managed by its sole member, St. Joe Title Services LLC.

Burnet Title of Ohio, LLC is managed by its sole member, Burnet Title Holding LLC. Coldwell Banker Real Estate LLC is managed by its sole member, Coldwell Banker LLC.

[2]	Eric Barnes has signed this Registration Statement as Senior Vice President and Chief Financial Officer of Cartus Partner Corporation.

[3]	Ron Burns has signed this Registration Statement as President and Director of Texas American Title Company of Austin.

[4]

Donald J. Casey has signed this Registration Statement as President (principal executive officer) of the following entities: Advantage Title & Insurance, LLC, APEX Real Estate Information Services, LLC, APEX Real Estate Information Services, LLP, Burnet Title of Ohio, LLC, Equity Title Messenger Service Holding LLC, Grand Title, LLC, Guardian Title Agency, LLC, Gulf South Settlement Services, LLC, Hickory Title, LLC, Legend Title LLC, Lincoln Settlement Services, LLC, Mid-Exchange LLC, NRT Settlement Services of Texas LLC, Pacific Access Holding Company, LLC, Patriot Settlement Services, LLC, Rocky Mountain Settlement Services, LLC, Shelter Title LLC, TBR Settlement Services, LLC, Title Resource Group Affiliates Holdings LLC and Title Resource Group Services LLC. Donald J. Casey has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of the following entities: Burnet Title LLC, Franchise Settlement Services LLC, Keystone Closing Services LLC, Market Street Settlement Group LLC, National Coordination Alliance LLC, Secured Land Transfers LLC, Title Resource Group Holdings LLC and Title Resource Group LLC. Donald J. Casey has signed this Registration Statement as President of NRT Sunshine Inc. and Texas American Dissolution, Inc. and as President and Director of West Coast Escrow Company and as President and Chief Executive Officer of Scranton Abstract, LLC and as Director of Title Resources Incorporated, TRG Services, Escrow, Inc., Summit Escrow, TAW Holding Inc., Texas American Title Company, American Title Company of Houston, South Land Title Co., Inc. and South-Land Title of Montgomery County, Inc.

[5]	Brenda W. Casserly has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of ERA Franchise Systems LLC.

[6]

Sherry Chris has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of Better Homes and Gardens Real Estate LLC and Better Homes and Gardens Real Estate Licensee LLC.

[7]	Nancy Closson has signed this Registration Statement as Director of Summit Escrow.

[8]	Ronald H. Engels, Jr. has signed this Registration Statement as President and Chief Manager of Burnet Title Holding LLC.

[9]

James R. Gillespie has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of Coldwell Banker LLC and Coldwell Banker Real Estate LLC, and as Manager of FSA Membership Services, LLC.

[10]

Michael R. Good has signed this Registration Statement as as President and Chief Executive Officer (principal executive officer) of Sotheby’s International Realty Affiliates LLC and as Manager of FSA Membership Services, LLC.

[11]

Kevin R. Greene has signed this Registration Statement as Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer) of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Real Estate LLC, Colorado Commercial, LLC, Corcoran Group—Brooklyn Landmark, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona Exito LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT Pittsburgh LLC, NRT Texas LLC, NRT Texas Real Estate Services LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Real Estate Services of Pennsylvania LLC, Referral Associates of Florida LLC and Referral Associates of New England LLC. Kevin R. Greene has signed this Registration Statement as Senior Vice President and Chief Financial Officer of Referral Network, LCC, NRT Relocation LLC, Florida’s Preferred School of Real Estate, Inc., Sotheby’s International Realty Referral Company, LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT New York LLC, NRT The Condo Store LLC, Referral Network LLC, Associates Investments, Associates Realty Network, Associates Realty, Inc., Batjac Real Estate Corp., Bob Tendler Real Estate, Inc., Burgdorff Referral Associates, Inc., Burnet Realty, Inc., Coldwell Banker Real Estate Services, Inc., Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Real Estate Services of

Wisconsin, Inc., Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Cook-Pony Farm Real Estate, Inc., Cotton Real Estate, Inc., DeWolfe Realty Affiliates, DeWolfe Relocation Services, Inc., Douglas and Jean Burgdorff, Inc., Fred Sands School of Real Estate, Hillshire House, Incorporated, J.W. Riker—Northern R.I., Inc., NRT Commercial Ohio Incorporated, NRT Missouri Referral Network, Inc., NRT Missouri, Inc., Pacesetter Nevada, Inc., Pacific Properties Referrals, Inc., Real Estate Referral, Inc., Referral Network Inc., Sotheby's International Realty, Inc., St. Joe Real Estate Services, Inc., The Corcoran Group Eastside, Inc., The DeWolfe Companies, Inc., The DeWolfe Company, Inc., The Four Star Corp., The Miller Group, Inc., The Sunshine Group, Ltd., Trust of New England, Inc., Valley of California, Inc. and William Orange Realty, Inc.

[12]

E. Neil Gulley has signed this Registration Statement as President Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Mid-State Escrow Corporation, Summit Escrow, TRG Services, Escrow, Inc. and West Coast Escrow Closing Co. and as President and Chief Executive Officer of Guardian Title Company.

[13]	Brad Horner has signed this Registration Statement as Manager of NRT The Condo Store LLC

[14]

Anthony E. Hull has signed this Registration Statement as Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer) of the following entities: Cartus Corporation CB TM LLC, CDRE TM LLC, ERA TM LLC, FedState Strategic Consulting, Incorporated, NRT Insurance Agency, Inc., Sotheby’s International Realty Licensee LLC, C21 TM LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC and Realogy Services Group LLC. Anthony E. Hull has signed this Registration Statement as Director of FedState Strategic Consulting, Incorporated.

[15]	Mel Husney has signed this Registration Statement as Manager of NRT The Condo Store LLC.

[16]

Albert F. Jackson, III has signed this Registration Statement as Director of American Title Company of Houston, ATCOH Holding Company, South Land Title Co., Inc., South-Land Title of Montgomery County, Inc., TAW Holding Inc., Texas American Title Company and Texas American Title Company of Austin and as President of Title Resources Incorporated.

[17]	Kevin J. Kelleher has signed this Registration Statement as President and Chief Executive Officer of Cartus Corporation and Cartus Partner Corporation.

[18]	Thomas Kunz has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of Century 21 Real Estate LLC.

[19]	Nancy J. LoRusso has signed this Registration Statement as President (principal executive officer) of NRT Settlement Services of Missouri LLC.

[20]	Greg Macres has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of CB TM LLC, CDRE TM LLC, ERA TM LLC and Sotheby’s International Realty.

[21]	Gary K. Mangum has signed this Registration Statement as Manager of NRT Commercial Utah LLC.

[22]	Derek Massey has signed this Registration Statement as President (principal executive officer) of NRT Mid-Atlantic Title Services, LLC.

[23]

Andrew G. Napurano has signed this Registration Statement as Chief Financial Officer and Chief Administrative Officer (principal financial officer and principal accounting officer) of the following entities: Realogy Global Services LLC, ERA Franchise Systems LLC, Realogy Licensing LLC, Coldwell Banker LLC, Coldwell Banker Real Estate LLC, Sotheby's International Realty Affiliates LLC, Realogy Franchise Group LLC, Realogy Global Services LLC, Better Homes and Gardens Real Estate LLC, Better Homes and Gardens Real Estate Licensee LLC, Century 21 Real Estate LLC, CGRN, Inc., ERA General Agency Corporation, ERA General Agency of New Jersey, Inc. and Oncor International LLC.

[24]

Alexander E. Perriello III has signed this Registration Statement as President (principal executive officer) of Realogy Global Services LLC. Alexander E. Perriello, III has signed this Registration Statement as President of Oncor International LLC and as Manager of FSA Membership Services, LLC.

[25]

Thomas N. Rispoli has signed this Registration Statement as Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer) of the following entities: Advantage Title & Insurance, LLC, APEX Real Estate Information Services, LLC, APEX Real Estate Information Services, LLP, Burnet Title LLC, Burnet Title of Ohio, LLC, Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Grand Title, LLC, Guardian Title Agency, LLC, Gulf South Settlement Services, LLC, Hickory Title, LLC, Keystone Closing Services LLC, Legend Title LLC, Lincoln Settlement Services, LLC, Market Street Settlement Group LLC, Mid-Exchange LLC, National Coordination Alliance LLC, NRT Mid-Atlantic Title Services, LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Pacific Access Holding Company, LLC, Patriot Settlement Services, LLC, Processing Solutions LLC, Rocky Mountain Settlement Services, LLC, Secured Land Transfers LLC, Shelter Title LLC, St. Joe Title Services LLC, TBR Settlement Services, LLC, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC Title Resource Group Services LLC, Burnet Title Holding LLC, Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company, Mid-State Escrow Corporation, NRT Sunshine Inc., Scranton Abstract, LLC, Summit Escrow, TAW Holding Inc., Texas American Dissolution, Inc., Texas American Title Company, Texas American Title Company of Austin, Title Resources Incorporated, TRG Services, Escrow, Inc., West Coast Escrow Closing Co. and West Coast Escrow Company and as Senior Vice President, Chief Financial Officer and Director of American Title Company of Houston, ATCOH Holding Company, South Land Title Co., Inc. and South-Land Title of Montgomery County, Inc.

[26]	Pam Roberson has signed this Registration Statement as a director of Texas American Title Company.

[27]	Elliott Rose has signed this Registration Statement as President (principal executive officer) of St. Joe Title Services LLC.

[28]	Linda Searle-Taylor has signed this Registration Statement as Manager of NRT The Condo Store LLC.

[29]

Richard A. Smith has signed this Registration Statement as President (principal executive officer) of C21 TM LLC and President and Chief Executive Officer (principal executive officer) of Realogy Franchise Group LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC and Realogy Services Group LLC. Richard A. Smith has signed this Registration Statement as Director of Associates Investments, Associates Realty Network, Associates Realty, Inc., Batjac Real Estate Corp., Bob Tendler Real Estate, Inc., Burgdorff Referral Associates, Inc., Burnet Realty, Inc., Burrow Escrow Services, Inc., Cartus Partner Corporation, CGRN, Inc., Coldwell Banker Real Estate Services, Inc., Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Real Estate Services of Wisconsin, Inc., Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Cook-Pony Farm Real Estate, Inc., Cotton Real Estate, Inc., DeWolfe Realty Affiliates, DeWolfe Relocation Services, Inc., Douglas and Jean Burgdorff, Inc., Equity Title Company, First California Escrow Corporation, Fred Sands School of Real Estate, Guardian Holding Company, Guardian Title Company, Hillshire House, Incorporated, J.W. Riker—Northern R.I., Inc., Mid-State Escrow Corporation, NRT Commercial Ohio Incorporated, NRT Insurance Agency, Inc., NRT Missouri Referral Network, Inc., NRT Missouri, Inc., NRT Sunshine Inc., Oncor International LLC, Pacesetter Nevada, Inc., Pacific Properties Referrals, Inc., Real Estate Referral, Inc., Referral Network Inc., Sotheby’s International Realty, Inc., St. Joe Real Estate Services, Inc., Texas American Dissolution, Inc., The Corcoran Group Eastside, Inc., The DeWolfe Companies, Inc., The DeWolfe Company, Inc., The Four Star Corp., The Miller Group, Inc., The Sunshine Group, Ltd., TRG Services, Escrow, Inc., Trust of New England, Inc., Valley of California, Inc., West Coast Escrow Closing Co., West Coast Escrow Company and William Orange Realty, Inc and as Manager of Florida’s Preferred School of Real Estate, Inc., NRT Commercial Utah LLC, NRT Commercial LLC, NRT New York LLC, NRT Relocation LLC, NRT The Condo Store LLC, Referral Network LLC, Scranton Abstract, LLC and Sotheby’s International Realty Referral Company, LLC and as President and Director of

CGRN, Inc., ERA General Agency Corporation, ERA General Agency of New Jersey, Inc. and FedState Strategic Consulting, Incorporated.

[30]

Kim Sobieski has signed this Registration Statement as President and Director of American Title Company of Houston, South Land Title Co., Inc. and South-Land Title of Montgomery County, Inc and as Director of TAW Holding Inc., Texas American Title Company and ATCOH Holding Company.

[31]	Hilry Stroup has signed this Registration Statement as Director of Texas American Title Company of Austin and TAW Holding Inc.

[32]	Dan Chistensen has signed this Registration Statement as Manager of NRT Commercial Utah LLC.

[33]	Clark Toole has signed this Registration Statement as Manager of NRT Commercial LLC, NRT The Condo Store LLC and Referral Network, LLC.

[34]	Bernadette Tucker has signed this Registration Statement as Manager of Referral Network, LLC.

[35]

Marilyn J. Wasser has signed this Registration Statement as Director of Title Resources Incorporated, TRG Services, Escrow, Inc., TAW Holding Inc., Texas American Title Company, American Title Company of Houston, South Land Title Co., Inc., South-Land Title of Montgomery County, Inc., Cartus Corporation, ATCOH Holding Company, Mid-State Escrow Corporation, NRT Insurance Agency, Inc., Associates Investments, Associates Realty Network, Associates Realty, Inc., Batjac Real Estate Corp., Bob Tendler Real Estate, Inc., Burgdorff Referral Associates, Inc., Burnet Realty, Inc., Coldwell Banker Real Estate Services, Inc., Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Real Estate Services of Wisconsin, Inc., Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Cook-Pony Farm Real Estate, Inc., Cotton Real Estate, Inc., DeWolfe Realty Affiliates, DeWolfe Relocation Services, Inc., Douglas and Jean Burgdorff, Inc., Fred Sands School of Real Estate, Hillshire House, Incorporated, J.W. Riker—Northern R.I., Inc., NRT Commercial Ohio Incorporated, NRT Missouri Referral Network, Inc., NRT Missouri, Inc., Oncor International LLC, Pacesetter Nevada, Inc., Pacific Properties Referrals, Inc., Real Estate Referral, Inc., Referral Network Inc., Sotheby's International Realty, Inc., St. Joe Real Estate Services, Inc., The Corcoran Group Eastside, Inc., The DeWolfe Companies, Inc., The DeWolfe Company, Inc., The Four Star Corp., The Miller Group, Inc., The Sunshine Group, Ltd., Trust of New England, Inc., Valley of California, Inc., William Orange Realty, Inc., NRT Sunshine Inc., Texas American Dissolution, Inc., Cartus Partner Corporation, CGRN, Inc., ERA General Agency Corporation, ERA General Agency of New Jersey, Inc. and Texas American Title Company of Austin and Manager of Referral Network, LLC, NRT Relocation LLC, Florida’s Preferred School of Real Estate, Inc., Sotheby’s International Realty Referral Company, LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT New York LLC, NRT The Condo Store LLC and Referral Network LLC.

[36]

David J. Weaving has signed this Registration Statement as President (principal executive officer) of Realogy Licensing LLC and as Director of TAW Holding Inc., Texas American Title Company, ATCOH Holding Company, American Title Company of Houston, South Land Title Co., Inc., South-Land Title of Montgomery County, Inc. and Texas American Title Company of Austin.

[37]

Herb L. Williams has signed this Registration Statement as President (principal executive officer) of Processing Solutions LLC and as President and Director of TAW Holding Inc., Texas American Title Company and ATCOH Holding Company and as Director of Title Resources Incorporated, American Title Company of Houston, South Land Title Co., Inc., South-Land Title of Montgomery County, Inc. and Texas American Title Company of Austin.

[38]	Tony Wong has signed this Registration Statement as Director of Cartus Corporation.

[39]	William Yahn has signed this Registration Statement as Manager of NRT New York LLC.

[40]

Bruce Zipf has signed this Registration Statement as President and Chief Executive Officer (principal executive officer) of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell

Banker Real Estate Services LLC, Coldwell Banker Residential Real Estate LLC, Colorado Commercial, LLC, Corcoran Group—Brooklyn Landmark, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona Exito LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT Pittsburgh LLC, NRT Texas LLC, NRT Texas Real Estate Services LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Real Estate Services of Pennsylvania LLC, Referral Associates of Florida LLC and Referral Associates of New England LLC, Associates Investments, Associates Realty Network, Associates Realty, Inc., Batjac Real Estate Corp., Bob Tendler Real Estate, Inc., Burgdorff Referral Associates, Inc., Burnet Realty, Inc., Coldwell Banker Real Estate Services, Inc., Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Real Estate Services of Wisconsin, Inc., Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Cook-Pony Farm Real Estate, Inc., Cotton Real Estate, Inc., DeWolfe Realty Affiliates, DeWolfe Relocation Services, Inc., Douglas and Jean Burgdorff, Inc., Florida’s Preferred School of Real Estate, Inc., Fred Sands School of Real Estate, Hillshire House, Incorporated, J.W. Riker—Northern R.I., Inc., NRT Commercial LLC, NRT Commercial Ohio Incorporated, NRT Commercial Utah LLC, NRT Insurance Agency, Inc., NRT Missouri Referral Network, Inc., NRT Missouri, Inc., NRT New York LLC, NRT Relocation LLC, NRT The Condo Store LLC, Pacesetter Nevada, Inc., Pacific Properties Referrals, Inc., Real Estate Referral, Inc., Referral Network Inc., Referral Network, LLC, Referral Network LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby's International Realty, Inc., St. Joe Real Estate Services, Inc., The Corcoran Group Eastside, Inc., The DeWolfe Companies, Inc., The DeWolfe Company, Inc., The Four Star Corp., The Miller Group, Inc., The Sunshine Group, Ltd., Trust of New England, Inc., Valley of California, Inc. and William Orange Realty, Inc.

Exhibit Index

Exhibit	Description
2.1	Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed July 31, 2006).

2.2	Letter Agreement dated August 23, 2006 relating to the Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed August 23, 2006).

2.3	Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp., Domus Acquisition Corp. and Realogy Corporation (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed December 18, 2006).

3.1	Amended and Restated Certificate of Incorporation of Realogy Corporation (Incorporated by reference to Exhibit 3.1 to Realogy Corporation’s Current Report on Form 8-K filed April 16, 2007).

3.2*	Amended and Restated Bylaws of Realogy Corporation dated as of November 13, 2007.

4.1*	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 10.50% Senior Notes due 2014 (the “10.50% Senior Notes Indenture”).

4.2*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 10.50% Senior Notes Indenture.

4.3*	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 10.50% Senior Notes Indenture.

4.4*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 10.50% Senior Notes Indenture.

4.5*	Indenture dated as of April 10, 2007 by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 11.00%/11.75% Senior Toggle Notes due 2014 (the “11.00%/11.75% Senior Toggle Notes Indenture”).

4.6*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.7*	Supplemental Indenture No. 2 dated as of June 29, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.8*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 11.00%/11.75% Senior Toggle Notes Indenture.

4.9*	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee governing the 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes Indenture”).

4.10*	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.11*	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.12*	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 12.375% Senior Subordinated Notes Indenture.

4.13*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 10.50% Senior Notes due 2014.

4.14*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 11.00%/11.75% Senior Toggle Notes due 2014.

4.15*	Registration Rights Agreement dated as of April 10, 2007, by and among Realogy Corporation, the subsidiaries of Realogy Corporation parties thereto, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Barclays Capital Inc. and Calyon Securities (USA) Inc. relating to the 12.375% Senior Subordinated Notes due 2015.

Exhibit	Description
4.16*	Form of 10.50% Senior Notes due 2014 (included in the Indenture filed as Exhibit 4.1 to this Registration Statement.)

4.17*	Form of 11.00%/11.75% Senior Toggle Notes due 2014 (included in the Indenture filed as Exhibit 4.5 to this Registration Statement.)

4.18*	Form of 12.375% Senior Subordinated Notes due 2015 (included in the Indenture filed as Exhibit 4.9 to this Registration Statement.)

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Tax Sharing Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 28, 2006 (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Current Report on Form 8-K dated July 31, 2006).

10.2	Transition Services Agreement among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Current Report on Form 8-K dated July 31, 2006).

10.3*	Credit Agreement dated as of April 10, 2007, by and among Realogy Corporation, Domus Intermediate Holdings Corp., the Lenders party thereto, JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank plc.

10.4*	Guarantee and Collateral Agreement dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.5	Employment Agreement dated as of July 31, 2006 between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.6	Letter Agreement dated December 19, 2006, between Realogy and Henry R. Silverman amending Employment Agreement between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3(a) to Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.7*	Term Sheet dated November 13, 2007, among Domus Holdings Corp., Domus Intermediate Holdings Corp., Realogy Corporation and Henry R. Silverman.

10.8*	Option Agreement dated as of November 13, 2007, between Domus Holdings Corp. and Henry R. Silverman.

10.9*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Richard A. Smith.

10.10*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Anthony E. Hull.

10.11*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Alexander E. Perriello.

10.12*	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Bruce G. Zipf.

10.13*	Domus Holdings Corp. 2007 Stock Incentive Plan, as amended and restated as of November 13, 2007.

10.14*	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto.

10.15*	Form of Restricted Stock Agreement between Domus Holdings Corp. and the Purchaser party thereto.

10.16*	Form of Management Investor Rights Agreement among Domus Holdings Corp., Apollo Investment Fund VI, L.P., Domus Investment Holdings, LLC and the Holders party thereto (including the named executive officers of Realogy Corporation.)

10.17	Officer Deferred Compensation Plan (Incorporated by reference to Exhibit 10.8 to Amendment No. 2 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

Exhibit	Description

10.18	Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC dated as of January 31, 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.1 to the Cendant Corporation Current Report on Form 8-K filed February 4, 2005).

10.19	Amendment Number 1 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of April 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.20	Amendment Number 2 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of March 31, 2006, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.21	Strategic Relationship Agreement, dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, Cendant Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.2 to the Cendant Corporation Current Report on Form 8-K filed February 4, 2005).

10.22	Amendment Number 1 to the Strategic Relationship Agreement, dated May 2005 by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.11(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.23	Consent and Amendment dated as of March 14, 2007, between Realogy Real Estate Services Group, LLC (formerly Cendant Real Estate Services Group, LLC), Realogy Real Estate Services Venture Partner, Inc. PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation, TM Acquisition Corp., Coldwell Banker Real Estate Corporation, Sotheby’s International Realty Affiliates, Inc., ERA Franchise Systems, Inc. Century 21 Real Estate LLC and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.1 to PHH Corporation, Current Report on Form 8-K filed March 20, 2007).

10.24	Trademark License Agreement, dated as of February 17, 2004, among SPTC, Inc., Sotheby’s Holdings, Inc., Cendant Corporation and Monticello Licensee Corporation (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.25	Amendment No. 1 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware, LLC (as assignee of SPTC, Inc.), Sotheby’s Holdings, Inc., Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(a) to Registration Statement on Form 10 (File No. 001-32852)).

10.26	Amendment No. 2 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware, LLC (as assignee of SPTC, Inc.), Sotheby’s Holdings, Inc., Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.27	Consent of SPTC Delaware, LLC, Sotheby’s Holdings, Inc. and Sotheby’s International Realty License Corporation (Incorporated by reference to Exhibit 10.12(c) to Amendment No. 5 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.28	Joinder Agreement dated as of January 1, 2005, between SPTC Delaware, LLC, Sotheby’s Holdings, Inc., Sotheby’s, and Cendant Corporation and Sotheby’s International Realty Licensee Corporation (Incorporated by reference to Exhibit 10.14(d) to Realogy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

Exhibit	Description

10.29	Lease, dated as of December 29, 2000, between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.30	First Amendment of Lease, dated October 16, 2001, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.31	Second Amendment to Lease, dated as of June 7, 2002, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.32	Third Amendment to Lease, dated as of April 28, 2003, by and between DB Real Estate One Campus Drive, L.P. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(c) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.33	Office Building Lease, dated as of August 29, 2003, between MV Plaza, Inc. and Cendant Corporation (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.34	Agreement of Lease, dated as of August 11, 1997, between MMP Realty, LLC and HFS Mobility Services, Inc. (Incorporated by reference to Exhibit 10.15 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.35	First Amendment to Agreement of Lease, dated as of November 4, 2004, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.36	Second Amendment to Agreement of Lease, dated as of April 18, 2005, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.37*	Sixth Omnibus Amendment Agreement and Consent, dated as of June 6, 2007, among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC, Realogy Corporation, The Bank of New York, the conduit purchasers, committed purchasers, managing Agents and Calyon New York Branch.

10.38*	Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007, between Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar.

10.39*	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007 among Apple Ridge Funding LLC, Cartus Corporation, the conduit purchasers, committed purchases and managing agents party thereto and Calyon New York Branch, as administrative and lead arranger.

10.40*	Amended and Restated CRC Purchase Agreement dated as of June 27, 2007 by and between Cartus Corporation and Cartus Relocation Corporation.

10.41*	Amended and Restated Receivables Purchase Agreement dated as of June 27, 2007 by and between Cartus Relocation Corporation and Kenosia Funding, LLC.

10.42*	Amended and Restated Fee Receivables Purchase Agreement dated as of June 27, 2007 by and between Cartus Corporation and Kenosia Funding, LLC.

10.43*	Amended and Restated Servicing Agreement dated as of June 27, 2007 by and between Cartus Corporation, Cartus Relocation Corporation, Kenosia Funding, LLC, and The Bank of New York, as trustee.

Exhibit	Description
10.44*	Amended and Restated Indenture dated as of June 27, 2007 by and between Kenosia Funding, LLC, as issuer, and The Bank of New York, as trustee.

10.45*	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007, among Kenosia Funding, LLC, Cartus Corporation, Cartus Relocation Corporation, the commercial paper conduits from time to time party thereto, the financial Institutions from time to time party thereto, the persons from time to time party thereto as managing agents and Calyon New York Branch, as administrative agent and lead arranger.

10.46*	Amended and Restated Performance Guaranty, dated as of April 10, 2007, by Realogy in favor of Cartus Relocation Corporation and Kenosia Funding LLC.

10.47*	Kenosia Subordinated Note, dated April 10, 2007, by Kenosia Funding LLC in favor of Cartus Corporation.

10.48**	Deed of Amendment, dated December 14, 2007 among Calyon S.A. London Branch, as lender, funding agent, calculation agent, administrative agent and arranger, UK Relocation Receivables Funding Limited, Realogy Corporation, Cartus Limited, Cartus Services Limited and Cartus Funding Limited.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1**	Subsidiaries of Realogy Corporation.

23.1**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Deloitte & Touche, LLP.

24.1*	Power of Attorney of Directors and Officers of the registrants (included on signature pages hereto).

25.1**	Form T-1 of (with respect to the 10.50% Senior Notes Indenture).

25.2**	Form T-1 of (with respect to the 11.00%/11.75% Senior Toggle Notes Indenture).

25.3**	Form T-1 of (with respect to the 12.375% Senior Subordinated Notes Indenture).

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers.

99.4**	Form of Letter to Clients.

*	Filed herewith.
**	To be filed by amendment.